   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM 10/A
                                 PRE-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES

                     PURSUANT TO SECTION 12(B) OR 12(G) OF
                      THE SECURITIES EXCHANGE ACT OF 1934
                             ---------------------

                              JCC HOLDING COMPANY

               (Exact name of registrant as specified in charter)

           DELAWARE                 62-1650470
 (State or other jurisdiction    (I.R.S. Employer
              of                  Identification
incorporation or organization)         No.)

   512 SOUTH PETERS STREET            70130
    NEW ORLEANS, LOUISIANA          (Zip code)
    (Address of principal
      executive offices)

                                 (504) 533-6000

              (Registrant's telephone number, including area code)
                            ------------------------

         COPIES OF NOTICES AND OTHER COMMUNICATIONS SHOULD BE SENT TO:

                              FREDERICK W. BURFORD
                                   PRESIDENT
                              JCC HOLDING COMPANY
                            512 SOUTH PETERS STREET
                          NEW ORLEANS, LOUISIANA 70130
                                 (504) 533-6000

      (Name, Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrants' Agent for Service)
                            ------------------------

                              MICHAEL R. MCALEVEY
                               ALSTON & BIRD LLP
                               ONE ATLANTA CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000
                            ------------------------

       Securities to be registered pursuant to Section 12(b) of the Act:

             TITLE OF EACH CLASS                        NAME OF EACH EXCHANGE ON WHICH
             TO BE SO REGISTERED                        EACH CLASS IS TO BE REGISTERED
----------------------------------------------  ----------------------------------------------
Class A Common Stock, par value $0.01 per
  share.......................................           The American Stock Exchange

    Securities to be registered pursuant to Section 12(g) of the Act: None

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    A THIRD AMENDED JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE, AS MODIFIED THROUGH SEPTEMBER 3, 1998 (THE "PLAN OF REORGANIZATION"), OF HARRAH'S JAZZ COMPANY, HARRAH'S JAZZ FINANCE CORP. AND HARRAH'S NEW ORLEANS INVESTMENT COMPANY HAS BEEN FILED WITH THE UNITED STATES BANKRUPTCY COURT FOR THE EASTERN DISTRICT OF LOUISIANA. AS OF THE DATE ON WHICH THIS FORM 10/A REGISTRATION STATEMENT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, THE PLAN OF REORGANIZATION HAD NOT BEEN CONFIRMED AND THE PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY HAD NOT BECOME EFFECTIVE. THERE CAN BE NO ASSURANCE THAT THE PLAN OF REORGANIZATION WILL BECOME EFFECTIVE OR AS TO THE TIMING THEREOF.

    THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM 10/A HAS BEEN PREPARED ON A PROSPECTIVE BASIS ON THE ASSUMPTION THAT, AMONG OTHER THINGS, THE PLAN OF REORGANIZATION AND THE TRANSACTIONS CONTEMPLATED THEREBY WILL BE CONSUMMATED AS CONTEMPLATED BY SUCH PLAN OF REORGANIZATION. BECAUSE THERE CAN BE NO ASSURANCE AS TO SUCH MATTERS, THE REGISTRANT WILL AMEND THIS PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM 10/A TO THE EXTENT NECESSARY TO REFLECT ANY MATERIAL CHANGES TO THE INFORMATION CONTAINED HEREIN THAT MAY RESULT FROM ANY AMENDMENT OF OR CHANGE TO SUCH PLAN OF REORGANIZATION.

                            ------------------------

ITEMS 1 AND 3. BUSINESS AND PROPERTIES.

                                  THE COMPANY

    JCC Holding Company ("JCC Holding" or the "Registrant") conducts its business through its wholly-owned subsidiaries, Jazz Casino Company, L.L.C., a Louisiana limited liability company ("JCC" and, together with JCC Holding, the "JCC Entities"), JCC Development Company, L.L.C., a Louisiana limited liability company ("JCC Development"), CP Development, L.L.C., a Louisiana limited liability company ("CP Development"), and FP Development, L.L.C., a Louisiana limited liability company ("FP Development" and, together with JCC Development and CP Development, the "Development Entities" and, together with the JCC Entities, the "Company"). JCC Holding was incorporated on August 20, 1996 under Delaware law. Currently, JCC Holding's principal executive offices are located at 512 South Peters Street, New Orleans, Louisiana 70130, and its telephone number is (504) 533-6000.

DEVELOPMENT PLANS

    Under the Plan of Reorganization, except for certain real property which will vest in CP Development and FP Development, all of the assets of Harrah's Jazz Company, a Louisiana general partnership ("HJC"), will vest in JCC on the date that the Plan of Reorganization is consummated (the "Effective Date"), which is expected to occur at the end of October 1998. The Company expects that HJC will assign to JCC in accordance with Louisiana law and the agreement of the parties thereto an amended and renegotiated casino operating contract, which will give JCC the right to operate a land-based casino in Orleans Parish, Louisiana (the "Casino"), and expects to succeed to HJC's interest in a long-term lease for the site in New Orleans, Louisiana (the "City"), designated by law for the Casino's development. JCC intends to develop, own and operate the Casino. The Casino will be located in downtown New Orleans at the foot of Canal and Poydras Streets on the site of the City's former convention center (the "Rivergate").

    The Casino is scheduled to open and commence operations 12 months after the Effective Date and is expected to include 100,000 square feet of net gaming space, a 250-seat buffet, two parking garages, an underground tunnel between the Casino and the parking garages (the "Poydras Tunnel Area") and approximately 15,000 square feet of multi-function, special event and meeting-room space on the first floor of the premises (collectively, the "Initial Casino Facilities").

    Concurrent with construction of the Initial Casino Facilities, approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the premises is expected to be constructed to the point at which the shell of the structure is complete and the space is suitable for tenant build-out ("Second Floor Shell Construction," and together with the Initial Casino Facilities, the "Casino Construction"). A group consisting of representatives of the Rivergate Development Corporation (the "RDC"), JCC Development and JCC will develop a master plan for the initial build-out and leasing of the second floor for non-gaming uses (the "Master Plan"). See "--Material Agreements--Second Floor Sublease--Master Plan." The Master Plan is intended to establish, among other things, (i) leasing guidelines regarding rent, termination rights and termination fees, tenant improvements and concessions, permissible uses and brokerage fees, (ii) an initial capital improvement budget, and (iii) an initial operating budget for the first year of second-floor operation. JCC intends to lease the second floor to JCC Development and JCC Development intends to manage and lease the second floor development in a manner consistent with the Master Plan. JCC will be entitled to convert any portion of the second floor in the future to gaming use, subject to the approval of the Louisiana Gaming Control Board (the "LGCB") and certain rights of the RDC. See "--Regulation." The LGCB will have approval rights over the Master Plan based upon the terms of the Louisiana Economic Development and Gaming Corporation Act and the Louisiana Gaming Control Act (collectively, the "Gaming Act"). The LGCB will also have the authority to approve all subleases and uses on the second floor to ensure that such use is consistent with the Gaming Act and the rules and regulations promulgated thereunder (the "Rules and Regulations"). Subject to the approval of the Master Plan by the LGCB, entering into tenant leases and obtaining the necessary funding, the build-out of non-gaming tenant improvements on the second floor of the Casino beyond the Second Floor Shell Construction is targeted to be completed following completion of the Second Floor Shell Construction. The Second Floor Shell Construction is scheduled to be completed substantially concurrently with the completion of the Initial Casino Facilities. The Company has not obtained the funding necessary to complete the build out of non-gaming tenant improvements on the second floor of the Casino beyond the Second Floor Shell Construction. See "--Risk Factors--Ability to Develop the Development Properties."

    The completion and opening of the Casino is subject to, among other things, receipt of the appropriate regulatory approvals, compliance with gaming laws, rules and regulations, and the completion of certain suitability determinations by the State with respect to various individuals and entities, including employees and vendors. See "--Regulation."

    Under the Plan of Reorganization, title to the real property owned by HJC at 3 Canal Place in New Orleans, adjacent to the Canal Place shopping center (the "3CP Property"), will vest in CP Development, and title to the real property owned by HJC on Fulton and Poydras Streets in New Orleans, adjacent to the Casino parking facilities (the "Fulton Property"), will vest in FP Development. CP Development and FP Development will be wholly-owned by JCC Holding. JCC, JCC Development, CP Development and FP Development expect to enter into a development services agreement with Harrah's Operating Company, Inc. ("HOCI"), a wholly-owned subsidiary of Harrah's Entertainment, Inc. ("HET"), pursuant to which HOCI or an affiliate will provide certain development services with respect to the second floor of the Casino, the 3CP Property and the Fulton Property. See "--Material Agreements--Development Services Agreement." The Company currently intends that CP Development and FP Development will develop the properties, possibly with the assistance of a third party developer, for entertainment uses supportive of the Casino. The Company has not obtained financing to fund the development of either the 3CP Property or Fulton Property. See "--Risk Factors--Ability to Develop the Development Properties."

RECENT REORGANIZATION

    HJC is a Louisiana general partnership comprised of (i) Harrah's New Orleans Investment Company ("HNOIC"), an indirect wholly-owned subsidiary of HET, (ii) New Orleans/Louisiana Development Corporation ("NOLDC") and (iii) Grand Palais Casino, Inc. ("Grand Palais" and, collectively with HNOIC and NOLDC, the "Partners"). HJC was formed on November 29, 1993 for the purposes of developing, owning and operating a casino at the Rivergate site. HJC entered into a contract (the "Casino Operating Contract") with the Louisiana Economic Development and Gaming Corporation ("LEDGC") to develop and operate the casino at the Rivergate site and entered into a lease with the City and the RDC for the Rivergate site (the "Ground Lease"). HJC, the RDC and the City also entered into a development agreement which governed the design, development and construction of the casino and certain related facilities (the "General Development Agreement") and an open access program and open access plans adopted thereunder regarding hiring goals and programs (collectively, the "Open Access Program and Plans"). HJC engaged Harrah's New Orleans Management Company (the "Manager"), an indirect wholly-owned subsidiary of HET, to manage the operations of the casino.

    On November 16, 1994, HJC closed a series of transactions to finance development of a casino at the Rivergate site (the "Initial Financing"), including (i) a $170 million equity contribution by the Partners which consisted of cash, fixed assets and project development expenses incurred by the Partners,
(ii) the sale of $435 million of 14 1/4% First Mortgage Notes due 2001 with Contingent Interest (the "Old Bonds"), and (iii) bank credit facilities providing for loans of up to $175 million aggregate principal amount (the "Old Bank Credit Facilities"). In addition, at the time of the Initial Financing, HJC anticipated that approximately $72 million of cash would be available from cash flow generated by the operations of a casino (the "Basin Street Casino") to be operated by HJC for approximately one year in the City's Municipal Auditorium on a temporary basis until a casino at the Rivergate site was completed.

    In January 1995, HJC began construction of a casino at the Rivergate site and on May 1, 1995, the Basin Street Casino opened with approximately 76,000 square feet of net gaming space, 3,046 slot machines and approximately 85 table games. The Basin Street Casino was managed by the Manager and was open 24 hours a day, seven days a week, except for approximately 65 hours from May 9 to May 11, 1995, when HJC was forced to close the Basin Street Casino because of flooding in the New Orleans area.

    HJC had originally projected that the Basin Street Casino would have gross gaming revenues of approximately $395 million per year, or an average of approximately $33 million per month. Instead, gross gaming revenues from the Basin Street Casino for the months of May, June and July 1995 were $11.2 million, $13.2 million and $14.8 million, respectively, and HJC suffered net losses of $15.2 million, $14.0 million and $14.2 million, respectively, in those three months. In an attempt to reduce such losses, in August 1995, HJC reduced the work force in the Basin Street Casino by approximately 15%. HJC also reduced the number of its slot machines in the Basin Street Casino from 3,046 to 2,150. Gross gaming revenues were not adversely affected by these changes. Gross revenues for August, September and October 1995 were $13.3 million, $12.0 million and $14.4 million, respectively. Operating results did not improve, however. HJC posted net losses in August, September and October 1995 of $13.5 million, $12.3 million and $12.0 million, respectively.

    By November 1995, all of the Partners' equity contribution and substantially all of the proceeds from the offering of the Old Bonds had been depleted. Construction of the casino at the Rivergate site was approximately 60% complete and, as a result of design modifications and project cost overruns, including the addition of hard cost contingencies, the approved project budget for the casino at the Rivergate site and the Basin Street Casino had increased from the original amount of $815.0 million to $823.5 million; however, the actual cost of constructing the casino at the Rivergate site as originally designed would likely have exceeded this amount. In addition, as discussed above, the Basin Street Casino had suffered significant operating losses in every month of operation.

    During a meeting on November 19, 1995, Bankers Trust Company ("BTCo"), acting as agent for the lending banks under the Old Bank Credit Facilities, informed HNOIC, the partner of HJC responsible for financing matters under HJC's partnership agreement, that the lending banks would not disburse funds to HJC under the terms of the Old Bank Credit Facilities. BTCo advised HNOIC that after reviewing certain financial information of HJC, including HJC's forecasts of reduced gross gaming revenues for the casino at the Rivergate site, it believed that there was a material adverse change in the financial prospects of HJC under the Old Bank Credit Facilities. Subsequently, HNOIC advised Grand Palais and NOLDC of such developments. Faced with an absence of funding because of BTCo's action, on November 21, 1995, HJC decided to close the Basin Street Casino and suspend construction of the casino at the Rivergate site. HJC also decided to file for bankruptcy protection. On November 21, 1995, BTCo declared the Old Bank Credit Facilities in default, accelerated the maturity of and terminated the bank loans, and withdrew $157 million of the cash on deposit in the banks' cash collateral account at the collateral agent under the Old Bank Credit Facilities.

    On November 22, 1995 (the "Petition Date"), HJC and Harrah's Jazz Finance Corp. ("Finance Corp."), its wholly-owned subsidiary, filed voluntary petitions for relief under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code"), ceased operations of the Basin Street Casino and, on or about the same date, suspended construction of the casino at the Rivergate site. HJC, Finance Corp., HNOIC and HET (collectively, the "Proponents") filed a plan of reorganization and related disclosure statement with the Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court") on April 3, 1996. As a result of, among other things, ongoing negotiations with the City, the State and other parties, the Proponents amended the plan of reorganization several times during the reorganization process. The Third Amended Joint Plan of Reorganization, As Modified Through September 3, 1998 (the "Plan of Reorganization") is filed as an exhibit hereto.

    The effectiveness of the Plan of Reorganization is conditioned upon, among other things, the execution and delivery of a modified casino operating contract and all necessary approvals, if any, from the State of Louisiana (the "State"). Although the LGCB approved a modified casino operating contract on April 29, 1997, the State took the position that the State legislature must also give its approval, which the State legislature has failed to do. On March 16, 1998 the State Attorney General issued an opinion that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract. On March 20, 1998, the LGCB approved an amended and renegotiated Casino Operating Contract among HJC, JCC and the State, by and through the LGCB (the "Amended and Renegotiated Casino Operating Contract"), subject to, among other conditions, the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC or JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. See "--Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law." The LGCB's approval of the Amended and Renegotiated Casino Operating Contract will not become final, and the contract cannot be executed, until, among other things, the LGCB makes a determination that certain of the owners and operators of the Casino and officers and directors thereof are suitable under applicable rules and regulations, and until certain regulatory rulings and approvals are received. See "--Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Suitability of JCC and Affiliated Persons" and "--Regulation--Louisiana Gaming Act."

    The Plan of Reorganization will become effective if (i) the Plan of Reorganization receives the necessary affirmative votes from HJC's creditors and/or otherwise meets the requirements of Section 1129 of the Bankruptcy Code,
(ii) it is confirmed by the Bankruptcy Court, and (iii) certain conditions precedent to the effectiveness of the Plan of Reorganization are satisfied or waived. Following a hearing on the adequacy of the disclosure statement held on September 3, 1998, the disclosure statement was approved and a confirmation hearing on the Plan of Reorganization is scheduled for October 13, 1998. Many of the conditions precedent to the effectiveness of the Plan of Reorganization are outside the control of the Company. These conditions precedent pose a material risk that the Plan of Reorganization may not be consummated.

    Under the Plan of Reorganization all the assets of HJC, except for the 3CP Property and Fulton Property, will vest in JCC on the Effective Date. Title to the 3CP Property and Fulton Property will vest in CP Development and FP Development, respectively. The Plan of Reorganization provides that, for federal income tax purposes, the vesting of assets in JCC, CP Development and FP Development will be deemed to have occurred as a deemed exchange of the Old Bonds by the holders of Old Bonds ("Bondholders") for such assets, and a deemed exchange by the Bondholders of such assets for the Class A Common Stock (as defined herein), the New Notes (as defined herein) and the New Contingent Notes (as defined herein). Pursuant to the Plan of Reorganization, the outstanding capital stock of JCC Holding on the Effective Date will consist of shares of Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock and the Unclassified Common Stock (as defined herein), the "Common Stock"). Pursuant to the Plan of Reorganization, Harrah's Crescent City Investment Company, a Nevada corporation, and an indirect wholly-owned subsidiary of HET ("HCCIC") will purchase shares of Class B Common Stock in consideration of, among other things, an equity investment (the "New Equity Investment") in an amount equal to the difference between $75 million and the outstanding principal amount of debtor-in-possession financing that has been provided to HJC by HET or its affiliates, which will be converted to equity and contributed to JCC Holding on the Effective Date. Upon, and subject to, the occurrence of the Effective Date, the claim of HET or its affiliates to any interest which has theretofore accrued on the debtor-in-possession financing provided to HJC prior to the Effective Date will be cancelled. The Class B Common Stock issued to HCCIC on account of the New Equity Investment and other consideration will be 49.9% of the Common Stock issued on the Effective Date. Under certain settlement agreements contemplated under the Plan of Reorganization, HCCIC will transfer from its distribution (i) options to purchase a number of shares of Class B Common Stock constituting in the aggregate up to 3.0% of the Common Stock issued on the Effective Date to the shareholders of NOLDC, (ii) options to purchase a number of shares of Class B Common Stock constituting in the aggregate up to 1.5% of the Common Stock issued on the Effective Date to First National Bank of Commerce (together with its successors and assigns, "FNBC"), and (iii) a number of its shares constituting 3.5% of the Common Stock issued on the Effective Date to senior secured bondholders of Grand Palais. Also pursuant to the Plan of Reorganization, shares of Class A Common Stock which constitute 37.1% of the Common Stock issued on the Effective Date will be distributed on a pro rata basis to the Bondholders, and shares of the Class A Common Stock which constitute 13% of the Common Stock issued on the Effective Date will be issued to a disbursing agent for the benefit of Bondholders who consent to releases as provided in the Plan of Reorganization. HCCIC will contribute a number of its shares equal to 2% of the Common Stock issued on the Effective Date to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan of Reorganization. In addition, the Bondholders will receive their pro rata share of (i) $187.5 million in aggregate principal amount of Senior Subordinated Notes with Contingent Payments due 2009 of JCC (the "New Notes"), and (ii) Senior Subordinated Contingent Notes due 2009 of JCC (the "New Contingent Notes" and, together with the New Notes, the "Notes"). See "--Material Agreements--Indentures."

    Also in connection with the Plan of Reorganization, JCC expects to enter into (i) a $60 million term loan (the "A Term Loan") from a syndicate of lenders led by BTCo (the "Bank Lenders"), (ii) a $151.5 million term loan from the Bank Lenders (the "B Term Loan" and, together with the A Term Loan, the "Term Loans"), (iii) a credit facility pursuant to which HET has agreed to make available up to $22.5 million of subordinated indebtedness (the "Junior Subordinated Credit Facility"), the proceeds from the issuance of the Convertible Junior Subordinated Debentures (as defined herein) and the New Equity Investment. In connection with the Plan of Reorganization, JCC expects to issue to BTCo (and certain other banks which may elect to purchase a number of Convertible Junior Subordinated Debentures of JCC pursuant to the Plan of Reorganization), Salomon Smith Barney ("Salomon"), Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and BT Alex. Brown Incorporated approximately $27 million aggregate principal amount of Convertible Junior Subordinated Debentures of JCC (the "Convertible Junior Subordinated Debentures"). JCC also expects to have up to $25 million available for working capital purposes under a working capital line of credit (the "Working Capital Facility" and, together with the Term Loans, the "Bank Loans"). See "--Material Agreements--Bank Loans" and "--Convertible Junior Subordinated Debentures." The availability of the Term Loans and the Working Capital Facility is a condition precedent to the Effective Date of the Plan of Reorganization. The Proponents of the Plan of Reorganization are presently in negotiations to obtain such financing. No binding agreement, however, has been entered into with respect to either the Term Loans or the Working Capital Facility. There can be no assurance that the Company will be able to obtain such financing. In addition, the Plan of Reorganization is expected to effect amendments to the Ground Lease, the General Development Agreement and other contracts and plans, including the Open Access Program and Plans. See "--Material Agreements." The lease among HJC, the City and the RDC for the Basin Street Casino (the "Basin Street Casino Lease") has already been terminated. See "--Material Agreements--Basin Street Casino Lease Termination Agreement." Also in connection with the Plan of Reorganization, HCCIC will receive warrants (the "HET Warrant") entitling it to purchase additional shares of Common Stock such that HCCIC would be entitled to own up to 50.0% of the then outstanding shares of Common Stock, subject to certain adjustments. See "--Material Agreements--HET Warrant."

THE CASINO

    When HJC filed for bankruptcy in November 1995, construction at the Rivergate site stopped. At the time construction stopped, the Casino was approximately 60% complete. The building shell, including the structural steel, exterior walls and roof was approximately 76% complete, and the building interior, including the mechanical and electrical systems and interior finishes, was approximately 35% complete. Construction resumed on March 11, 1996 for the limited purpose of enclosing the structure, which was completed on or about September 6, 1996. While construction was suspended, the structure at the Rivergate site incurred approximately $5.0 million of damage from exposure to moisture and humidity.

    As redesigned pursuant to the Plan of Reorganization, the Casino will contain five themed areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court, The Court of the Mansion and The Court of Good Fortune. The remaining space will be used for additional gaming activities, a food service area, casino support facilities, and multi-function, special event and meeting-room space. To maintain operational efficiency and a dynamic atmosphere, the Casino will be designed so that individual gaming areas can be opened or closed to patrons depending on volume. The second floor of the Casino will be initially developed for non-gaming uses. Parking for between 400 and 500 cars and approximately 145,000 square feet of back-of-house and support areas will be provided underneath the main gaming floor. Across Poydras Street and connected to the Casino by the Poydras Tunnel Area will be a newly constructed parking facility which will contain approximately 1,550 parking spaces. Under the Plan of Reorganization and the Amended and Renegotiated Casino Operating Contract, the Basin Street Casino will not re-open.

    JCC Development intends to sublease and manage the second floor development in a manner consistent with the Master Plan. JCC may convert any portion of the second floor in the future to gaming use, subject to approval of the LGCB and the Amended and Renegotiated Casino Operating Contract. If, however, such conversion were to reduce the sublease revenue payable to the RDC, JCC would be required to compensate the RDC for such reduction. See "--Material Agreements--Second Floor Sublease--Rent."

    The Proponents have reached an agreement with Centex Landis Construction Co., Inc. ("Centex"), the primary contractor for the Casino prior to the filing of HJC's bankruptcy petition, with respect to full-scale construction of the Casino in accordance with the modified design for the Casino and the revised opening schedule (the "Centex Settlement Agreement"). Negotiations to revise the Centex Settlement Agreement to accommodate the construction schedule currently contemplated by the Plan of Reorganization, the Amended and Renegotiated Casino Operating Contract and the Amended Ground Lease (as defined herein) are in process. There can be no assurance that an agreement on acceptable modifications to the Centex Settlement Agreement can be reached between Centex and the Company.

    The Proponents also reached an agreement with Broadmoor, a Louisiana general partnership and the primary contractor for the Casino's parking facilities, with respect to construction of the Casino's parking facilities (the "Broadmoor Settlement Agreement"). The Broadmoor Settlement Agreement provided that if the Effective Date did not occur by July 31, 1997 (which it did not), Broadmoor would have the right to have its contract deemed rejected and to pursue its proof of claim, a right Broadmoor has not exercised. On September 22, 1998, the Bankruptcy Court approved the terms of an amended settlement agreement with Broadmoor, and authorized HJC to execute that agreement. HJC and Broadmoor are finalizing the terms and conditions of the amended settlement agreement, and HJC expects to execute an amended agreement shortly. On September 22, 1998, the Bankruptcy Court also authorized HJC to re-commence construction on the Casino's parking facilities at this time.

    HJC has approximately 3,000 slot machines in inventory. Up to 1,000 of these owned machines may not meet customer expectations and could require replacement. JCC intends to evaluate the extent to which the owned machines will meet customer expectations upon opening of the Casino, whether such machines will need to be replaced, and the options available to replace such machines.

    The Initial Casino Facilities are scheduled to open and commence operations approximately 12 months following the Effective Date (the "Opening Date"). The Second Floor Shell Construction is scheduled to be completed substantially concurrently with the opening of the Initial Casino Facilities.

    Subject to the approval of the LGCB, all games typically available in Las Vegas casinos except sports betting will be permitted at the Casino. Under existing law, the Casino will be open 24 hours per day, every day of the year and will extend credit, with no loss or wagering limits. See "--Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty of Recent Regulation and Interpretation of Gaming Act" and "--Regulation."

MARKETING STRATEGY

    JCC's marketing strategy will be designed to attract primarily a broad "middle market" of casino patrons. JCC does not intend to seek those casino patrons who are most interested in discounts, but does expect to have a program designed to attract both domestic and international premium gaming customers. JCC expects to use marketing material emphasizing the Casino as a total entertainment experience as well as New Orleans' unique music, food, history, architecture and spirit. Additionally, under the terms of the Amended Ground Lease (as defined herein), JCC will agree to pay the City $1 million per year for the purpose of marketing and promoting the Casino as a part of the City's destination marketing program pursuant to the guidelines therein. See "--Material Agreements--Amended Ground Lease--Term, Fees and Impositions."

DESCRIPTION OF THE MANAGER

    JCC expects to engage the Manager to manage and develop operations of the Casino. The Manager is an indirect wholly-owned subsidiary of HET and was formed in May 1993 for the purpose of acting as the manager of the casino at the Rivergate site. The Manager is responsible for and has authority over, among other things: hiring, supervising and establishing labor policies with respect to employees working in the Casino; gaming and entertainment policies and operations including security and internal control procedures; advertising and public relations and promotion; Casino-level accounting, budgeting, financial and treasury functions; maintaining, renovating and improving the Casino; performing certain system services generally performed at casinos owned or managed by HET or its affiliates; and performing certain other functions identified by JCC and agreed to by the Manager.

    HET's casino business commenced operations more than 60 years ago and, through its operating subsidiaries and other affiliates, HET currently operates casino entertainment facilities in eleven states and Sydney, Australia. Such facilities include: casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada and Atlantic City, New Jersey; riverboat or dockside casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana, North Kansas City and St. Louis, Missouri, and East Chicago, Indiana; casinos on Indian lands near Phoenix, Arizona, Seattle, Washington, Cherokee, North Carolina and Topeka, Kansas; and a land-based casino in Sydney, Australia. On July 23, 1998, HET announced that it would withdraw from management of the Indian casino near Seattle, Washington before the end of 1998. As of July 1, 1998, HET, through its operating subsidiaries and other affiliates, operated a total of approximately 1,102,000 square feet of casino space, 27,100 slot machines, 1,187 table games, 9,017 hotel rooms or suites, approximately 165,200 square feet of convention space, 76 restaurants, nine showrooms and four cabarets.

COMPETITION

    Since the time the land-based Casino project was originally proposed in the early 1990s, considerable competition has developed which may have an adverse impact on the Casino's profitability. The Company believes that the Casino will face significant competition on a national, regional and local scale from gaming operations in Mississippi and, on a regional and local scale, from gaming operations in the State.

The Company believes that the Casino will also compete for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Because of the large number of casinos competing on both the local and national levels and the continued development of other gaming markets, the attraction of a land-based casino in New Orleans has decreased. In addition, negative publicity associated with the Company's bankruptcy may have an adverse impact on the Casino's ability to compete.

    The Gaming Act prohibits JCC from offering seated restaurant facilities with table food service for patrons of the Casino. Although the Gaming Act permits the Casino to offer limited cafeteria style food services for employees and patrons, no food may be given away or subsidized within the Casino by JCC or any licensee, and seating may not exceed 250 persons. The LGCB may, by Rule or Regulation, allow JCC to enter into contracts with local restaurants and vendors to provide food services at the Casino. JCC is also prohibited from offering lodging in the Casino, or engaging in any practice or entering into any business relationship to give any hotel, whether or not affiliated with JCC, any advantage or preference not available to any similarly situated hotels. Unlike the Casino, the vast majority of the Casino's competitors operate without restrictions on lodging, food and beverage services, and entertainment. The Company believes that the ability to provide such amenities is a considerable competitive advantage for the Casino's competitors. See "--Risk Factors--Limits on Restaurants, Lodging, Retail Operations and Entertainment" and "--Competition."

    MISSISSIPPI. JCC will compete on a national, regional and local scale for visitors with existing gaming facilities in Mississippi. The Mississippi Gulf Coast has emerged as a major gaming destination. There are currently 11 dockside casinos operating in the Mississippi Gulf Coast which are within 100 miles of New Orleans, and significant enlargements to many of these facilities are underway or have been announced. Such enlargements include significant expansions of hotel space, and additions of retail, convention space and golf courses. Plans to build additional new dockside casinos in the Mississippi Gulf Coast have been announced and a substantial number of applications to operate casinos in Mississippi have been filed with the Mississippi Gaming Commission. In addition, in early 1999 Mirage Resorts Inc. is scheduled to open Beau Rivage, an 1,800 room hotel, resort and dockside casino in Biloxi that will be larger than any hotel in New Orleans. Approximately $600 million is expected to be spent to develop Beau Rivage and due to its projected size, amenities and ownership, it is anticipated to provide significant competition to the Casino. The Mississippi enabling legislation allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in these facilities. In addition, unlike the Casino, gaming facilities in Mississippi operate without restrictions on lodging, food and beverage services, and entertainment, and several of such facilities have recently expanded to enhance such services. See "--Risk Factors-- Competition" and "--Limits on Restaurants, Lodging, Retail Operations and Entertainment."

    LOUISIANA. On a regional and local scale, JCC will compete with gaming operations in Louisiana. In Louisiana, 13 riverboats are operating, including one riverboat in Orleans Parish, two other riverboats in the New Orleans metropolitan area, two riverboats in Baton Rouge, four riverboats in Lake Charles in western Louisiana and four dockside casinos in Shreveport/Bossier City in northern Louisiana. One license to conduct riverboat gaming in the State has not yet been awarded, however, the award of such license has been deferred pending the results of an LGCB study on the effects of gaming in Louisiana. The Louisiana Riverboat Economic Development and Gaming Control Act (the "Riverboat Act") presently does not impose wagering or loss limits and permits all forms of gaming with the exception of sports betting. Although the Riverboat Act permits only dockside gaming at the facilities in the Shreveport area, the Riverboat Act has been administered so as to allow riverboats to refrain from cruising under certain circumstances. Riverboats that remain moored under such circumstances are permitted to allow unlimited ingress and egress of customers. There can be no assurance that the Riverboat Act will not be amended to permit unlimited dockside gaming or to increase the number of permitted riverboats. JCC will also compete with land-based gaming facilities in central Louisiana on Native American land. The Tunica-

Biloxi, Chitimacha and Coushatta Indian tribes have each opened a casino near the towns of Marksville, Charenton and Kinder, respectively. Each casino is located more than 105 miles from New Orleans.

    NATIONAL AND INTERNATIONAL COMPETITION. JCC will compete for patrons on a national and international scale with large casino hotel facilities located in Las Vegas, Nevada and Atlantic City, New Jersey. Several new facilities have recently opened in Las Vegas and certain existing facilities in Las Vegas and Atlantic City have undergone major expansions. This construction and expansion increased the number of hotel rooms and gaming positions in the Las Vegas and Atlantic City markets and created several attractions which have enhanced the appeal of those cities as tourist destinations. To a lesser degree, JCC will also compete for international patrons with casinos in other parts of the world.

    OTHER VENUES. Additional regional competition may be generated from land-based or dockside casino facilities to be located in states which do not currently allow casino gaming activities including Alabama and Texas. Bills seeking to legalize gaming were introduced in both of these states in the past. Although these bills were not enacted, similar bills may be introduced in future legislative sessions.

    OTHER FORMS OF LEGAL WAGERING. JCC will compete for local customers with other forms of legal wagering, including racetracks and off-track betting ("OTB") parlors. In addition, under Louisiana law, certain parishes (including Orleans Parish) presently permit restaurants, taverns, hotels and licensed clubs to operate up to three video draw poker devices ("VDPs") per location, qualifying truck stops may operate up to 50 VDPs per location, and racetracks and OTB parlors may operate an unlimited number of VDPs per location. Louisiana law, however, limits VDP wagering and jackpots. Other forms of wagering, including charitable gaming and a state lottery, will provide additional local competition. Further, in 1997, the State legislature authorized the use of slot machines at race tracks located in three parishes in the State (but not Orleans Parish), subject to a 15,000 square foot limitation. The authorization for this bill was subject to a referendum in each of the parishes where the race tracks are located to approve such use of slot machines. The voters in two of the three parishes approved the use of slot machines at the race tracks located in those parishes. The authorization for this bill remains subject to further legislative action on the fees and taxes to be imposed on such slot machines. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature. If slot machines are ultimately permitted at race tracks in the two parishes that approved such use of slot machines, the Casino would compete for patrons with slot machines at such race tracks.

LEASE OF RIVERGATE SITE

    JCC expects to enter into an amended sublease for the Rivergate site and certain related property with the RDC and with the City, as intervenor, (the "Amended Ground Lease"). See "--Material Agreements--Amended Ground Lease."

ENVIRONMENTAL MATTERS

    Subject to all of its rights and defenses at law and equity, JCC may be subject to various federal, state and local laws, ordinances and regulations that impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous or toxic substances or wastes (the "Cleanup Laws"), and may be subject to other laws, ordinances and regulations that govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous or toxic wastes. Pursuant to certain of such Cleanup Laws, current and past owners and "operators" of real estate (including lessees) may be liable for the costs of removal or remediation of certain hazardous substances on, in or about such properties. Removal of such hazardous substances, in turn, may expose JCC to potential responsibility for contamination at off-site locations. The liability imposed by such laws is often joint and several, and without regard to whether the owner/operator knew of, or was responsible for, the presence of such hazardous substances. In addition, the presence of such substances, or the failure to properly remediate such substances, may adversely affect the owner/operator's ability to borrow using such real estate as collateral.

    JCC will own and lease a number of properties, some of which were formerly owned or leased by companies with operations that involved or may have involved the use of hazardous substances. Some of the buildings on property owned or leased by JCC contain asbestos. Asbestos abatement costs incurred by HJC in connection with the construction of the Casino were approximately $3.7 million. Asbestos abatement costs incurred by HJC in connection with the renovation of the City's Municipal Auditorium were approximately $590,000. Asbestos and lead-based paint abatement costs in connection with the Municipal Auditorium restoration project were approximately $30,000. The Ground Lease requires HJC to indemnify the RDC and the City for environmental liabilities with respect to causes of action arising after the site mobilization or asbestos removal or abatement, other than those caused by RDC or the City or their agents or employees, or by third parties, and to assume responsibility for any environmental cleanup on or under the Casino, regardless of when the environmental contamination occurred, unless known by various City departments and not disclosed to HJC. The Amended Ground Lease contains substantially the same obligations, which become applicable on the Effective Date.

    The removal and disposal of polychlorinated biphenyl ("PCB") at the Rivergate site has been completed. In connection with that removal, HJC incurred costs of $973,000. However, by separate indemnity agreements, the City has agreed to indemnify HJC and JCC from and against the cost of removing PCBs at the Rivergate site, which costs have been credited to future rents.

    The Company does not anticipate that future expenditures for compliance with environmental laws and regulations will have a material adverse effect on the Company. No assurances can be given, however, that such matters, or that compliance with environmental laws and regulations that may be enacted in the future, will not have a material adverse effect on the Company. See "--Risk Factors--Environmental Matters."

EMPLOYEES

    As of the Effective Date, the Company's only employees will be Frederick W. Burford and L. Camille Fowler. JCC, through the Manager, will recruit and train employees to operate the Casino. To the extent permitted by law and contract, JCC and JCC Development, in their hiring directed toward the opening of the Casino and as practicable thereafter, will give priority to consideration of the former employees of the Basin Street Casino in an evaluation of the candidate qualifications. See "--Risk Factors--Lack of Experienced Personnel," "--Amended Open Access Program and Plans," "--Material Agreements-- Amended GDA" and "--Amended Management Agreement." The Casino's executive staff will be comprised of employees of the Manager and JCC.

TITLE INSURANCE

    JCC intends on or about the Effective Date to obtain title insurance policies from First American Title Insurance Company ("First American") for each of (i) the premises underlying the Casino to be leased by JCC pursuant to the Amended Ground Lease and the related leased property (the "Casino Premises"),
(ii) the 3CP Property and (iii) the Fulton Property. With respect to each of the foregoing, such policies will consist of lenders' title insurance policies for the benefit of HET and HOCI as Minimum Payment Guarantors (as defined herein), the Bank Lenders and the holders of the Notes and owners' title insurance policies for the benefit of JCC, CP Development and FP Development, respectively.

    The owners' title insurance policy with respect to the Casino Premises will provide coverage in the amount of $527.5 million. The lenders' title insurance policy with respect to the Casino Premises will provide coverage equal to (i) $100 million in favor of HET and HOCI the Minimum Payment Guarantors, (ii) the total amount of indebtedness under the Bank Loans in favor of the Administrative Agent (as defined herein), and (iii) the aggregate principal amount of the Notes in favor of the Trustee (as defined herein).

    By endorsement, the title policies will provide that the computation of loss or damage under such policies with respect to the Casino Premises will be measured by the use or uses to which the land and improvements are put at the time of loss, or, if not then in use, as intended to be used pursuant to the Amended Ground Lease. Actual loss has been generally construed to mean the diminution in value of an insured mortgage resulting from an insured title defect, not to exceed the value of the mortgagor's estate or interest in the land and improvements. There has been no judicial construction of the endorsement providing that such loss will be measured by the intended or actual use of the mortgaged property. Actual loss will be determined either by voluntary agreement with the title insurer or judicially. Due to uncertainty regarding the method for valuing any loss and depending upon the nature and extent of an insured title defect and its effect upon the use of the land and improvements, and because a significant portion of the funds will not be used for improvements and changes in the value of the land and improvements, the amount of any recovery for such other title losses under the lenders' title policies with respect to the Casino Premises cannot be predicted and there can be no assurance that any recovery as a result of such title loss will not be in an amount substantially less than (i) $100 million in the case of HET and HOCI as Minimum Payment guarantors, (ii) the total amount of indebtedness under the Bank Loans in the case of the Administrative Agent, and (iii) the aggregate principal amount of the Notes in the case of the Trustee. The owners' and lenders' title insurance policies with respect to each of the 3CP Property and the Fulton Property will provide coverage equal to the estimated fair market value of such property. It is currently anticipated that the 3CP Property will be insured for $4 million and that the Fulton Property will be insured for $14 million.

    The title insurance policies with respect to the Casino Premises will be, and the title insurance policies with respect to each of the 3CP Property and the Fulton Property may be, reinsured through various title insurance companies throughout the United States. The ability to successfully recover under the policies is dependent on the creditworthiness of the title company and its reinsurers at the time of the claim and the existence and validity of any defenses that the title insurers and its reinsurers may have. There can be no assurance that the title insurers will be able to fulfill their financial obligations under the title insurance policies. See "--Risk Factors--Title Insurance." For a description of certain claims that have been made challenging HJC's title to the site for the Casino and related real estate, see Item 8. "Legal Proceedings-- McCall Litigation."

    In December 1996, HJC and First American reached agreement on the terms of a settlement agreement providing for the issuance of new blanket owner's and lender's title insurance policies for the Casino Premises, the 3CP Property and the Fulton Property (the "First American Settlement Agreement"), the form of which the Bankruptcy Court subsequently approved on January 21, 1997. Bankruptcy Court approval of the First American Settlement Agreement was appealed by Messrs. Harry McCall, Henry McCall and Thomas Tucker to the Civil District Court for the Parish of Orleans. The appeal is now pending. The McCall Settlement Agreement (as defined herein) contemplates that this appeal will be withdrawn. See "--Risk Factors--Title Insurance" and "Item 8. Legal Proceedings--McCall Litigation." If the First American Settlement Agreement becomes effective, it will resolve certain of the parties' claims against each other, cause the cancellation of the existing owner's title insurance policy and provide for the issuance of new title insurance to JCC and its lenders at reduced "re-issue" rates. HJC is currently discussing the scope and terms of the exceptions and endorsements to the new title insurance policies with respect to the Casino Premises, and the separate title insurance policies insuring the interests in the 3CP Property and the Fulton Property (which are covered by the existing owner's title insurance policy) that will be transferred to CP Development and FP Development, respectively, on the Effective Date.

                                  RISK FACTORS

    PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS REGISTRATION STATEMENT BEFORE MAKING AN INVESTMENT IN THE CLASS A COMMON STOCK. THIS REGISTRATION STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. DISCUSSIONS CONTAINING SUCH FORWARD-LOOKING STATEMENTS MAY BE FOUND IN THE MATERIAL SET FORTH UNDER "ITEMS 1 AND 3. BUSINESS AND PROPERTIES," "ITEM 2. FINANCIAL INFORMATION," AND "ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA," AS WELL AS WITHIN THE REGISTRATION STATEMENT GENERALLY. IN ADDITION, WHEN USED IN THIS REGISTRATION STATEMENT, THE WORDS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS," "ESTIMATES," "SCHEDULED," "CONTEMPLATED," "LIKELY," "TARGETS," "FORECASTED" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT THE EXPECTATIONS IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT ANY FORWARD-LOOKING STATEMENTS WILL PROVE TO BE CORRECT. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS. ACTUAL RESULTS IN THE FUTURE COULD DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF THE "RISK FACTORS" SET FORTH BELOW AND THE MATTERS SET FORTH IN THE REGISTRATION STATEMENT GENERALLY. THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS THAT MAY BE MADE TO REFLECT ANY FUTURE EVENTS OR CIRCUMSTANCES. THE COMPANY CAUTIONS THE READER, HOWEVER, THAT THIS LIST OF RISK FACTORS MAY NOT BE EXHAUSTIVE.

UNCERTAINTY REGARDING GAMING REGULATION AND FUTURE CHANGES TO THE LAW

    UNCERTAINTY OF AND IMPACT OF FUTURE LEGISLATION. Because legalized gaming is a relatively new industry in the State of Louisiana, there has been significant attention by the State legislature over the past few years to gaming related bills dealing with a wide range of subjects that could impact the Casino project. At various times, bills have been introduced to, among other things, constitutionally and/or legislatively repeal all forms of gaming (including the land-based casino), increase taxes on casinos, limit credit that may be extended by casinos and limit days and hours of operations. There is no assurance that future legislation will not be enacted by the State legislature that would impose obligations, restrictions or costs that could interfere with JCC's casino operations, cause JCC to violate agreements to which it is a party or otherwise have a material adverse effect on the Company.

    In the spring of 1996, a special session of the State legislature was convened to consider, among other things, certain legislation proposed by the Governor that impacted the gaming industry and, in certain instances, had material adverse impacts on HJC. One such law called for a parish-by-parish referenda during the November 5, 1996 election (the "Local Option Election") to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming and in Orleans Parish, the land-based casino, should be permitted to operate in the parish. The local option bill purported to provide that in the event voters in Orleans Parish voted not to allow the operation of land-based casino gaming in that parish, the "operation of land based casino gaming existing in the parish shall be discontinued." On November 5, 1996, voters in Orleans Parish elected by approximately a two-to-one margin to permit land-based casino gaming in that parish. At the same time, voters in Orleans Parish elected to authorize both riverboat gaming and video poker gaming in Orleans Parish. There can be no assurance, however, that similar legislation will not be enacted in the future that could lead to the suspension or cessation of gaming operations at the Casino. Although voters in Orleans Parish voted to permit land-based casino gaming in that parish, the law providing for the Local Option Election had a material adverse effect on HJC even prior to voter action by impairing HJC's ability to obtain financing for the Plan of Reorganization and by increasing costs related to the Plan of Reorganization.

    The Amended and Renegotiated Casino Operating Contract has been negotiated based on the current terms of the Gaming Act. There can be no assurance that the State will not amend or repeal the Gaming Act. Bills and resolutions to repeal the authorization for a land-based casino or to instruct or urge the LGCB not to execute the Amended and Restated Casino Operating Contract were introduced in the State House of Representatives and the State Senate during 1998. Although none of the bills or resolutions relating to the Casino has been enacted, there can be no assurance that the State will not subsequently enact new legislation that modifies or revokes JCC's right to conduct gaming activities or otherwise materially adversely affects the Company's business and operations, including legislation increasing competition by authorizing additional riverboats or other forms of gaming or authorizing dockside gaming or other land-based casinos in Orleans Parish or elsewhere in the State. In 1997, the State legislature authorized the use of slot machines at race tracks in three parishes in the State (but not Orleans Parish) subject to a referendum in each such parish to approve such use of slot machines. Two parishes approved the use of slot machines at race tracks, but the State legislature's authorization is subject to further legislative action on fees and taxes. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature. There can be no assurance that these authorizations if enacted will not negatively impact JCC should slot machines ultimately be permitted at these race tracks. See "--Competition--Other Forms of Legal Wagering."

    Additionally, two bills were pre-filed in the State House of Representatives for consideration during the State legislature's 1999 regular session which begins March 1999. If passed, the first bill would repeal the Gaming Act in its entirety and the second would amend the Gaming Act to broaden the food service restrictions applicable to the Casino and all parts of any connecting structure or building. See "--Limits on Restaurants, Lodging, Retail Operations and Entertainment." There can be no assurance that the Company will be successful in preventing such legislative changes or that the Company will be able to recover damages as a result thereof. The repeal of the Gaming Act would have a material adverse effect on the Company, and other legislative changes that affect the Company's business and operations could have a material adverse effect on the Company.

    UNCERTAINTY REGARDING REGULATION AND INTERPRETATION OF THE GAMING ACT. In May 1996, a bill was enacted by the State legislature that, among other things, transferred regulatory authority over the Casino from the LEDGC to the LGCB and provided that the LGCB would have the assistance of the State Police. See "--Regulation--Louisiana Gaming Act--LGCB." Although the existing Rules and Regulations promulgated by LEDGC remain in force and effect at this time, the LGCB is empowered to repeal such Rules and Regulations and to promulgate its own Rules and Regulations. This law also authorizes the State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with gaming laws and regulations. The Company and the Manager have little operational or other experience with the LGCB or the State Police and the regulatory framework established by the State legislature in 1996. JCC has been advised that the LGCB intends to promulgate a number of its own Rules and Regulations after the Effective Date. There is no assurance that the adoption of new Rules and Regulations or the repeal of existing Rules and Regulations will not impose obligations, restrictions or costs that could interfere with JCC's casino operations, cause JCC to violate agreements to which it is a party or that otherwise have a material adverse effect on the Company. There is also no assurance that the interpretation and implementation of the Gaming Act and the Rules and Regulations by the LGCB and the State Police will not impose obligations, restrictions or costs that could interfere with JCC's casino operations, that could cause JCC to violate agreements to which it is a party or that could otherwise have a material adverse effect on the Company.

    In addition, state laws generally requiring riverboats to sail in accordance with their schedules and safety conditions are frequently unenforced. Another law enacted as a result of the special session of the State legislature in the spring of 1996, among other things, purports to retroactively amend the Gaming
Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Riverboat Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the operator of the Casino of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish will not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the operator of the Casino and the State or any of its political subdivisions (including the LGCB), the operator of the Casino must continue to make all payments to the State and any of its political subdivisions (including the LGCB) as required by law during the pendency of such litigation, and that any failure to make the required payments will render the operator of the Casino unsuitable. See "--Regulation --Louisiana Gaming Act." The failure of the riverboats to sail in accordance with their schedules and/or governmental inaction which results in the operation of another land-based casino in Orleans Parish could have a material adverse effect on the Company. The Company's remedies and the limitations thereon if a riverboat conducts dockside gaming in material violation of the Riverboat Act or the Gaming Act are also addressed in the Amended and Renegotiated Casino Operating Contract. See "--Limited Remedies For Additional Land-Based Casinos" and "--Material Agreements--Amended and Renegotiated Casino Operating Contract."

    The interpretation of certain provisions of the Gaming Act, and the authority of the LGCB thereunder, has also been the subject of multiple lawsuits. The Gaming Act provides that the LGCB has the right, but is not required, to set aside or renegotiate the provisions of a casino operating contract if the casino operator is voluntarily or involuntarily placed in bankruptcy, receivership, convservatorship or similar status. A law enacted during the State legislature's special session in spring in 1996 purports to authorize the Governor by executive order, subject to legislative approval, or the State Legislature by act or resolution, to set aside or order renegotiation or revocation of a casino operating contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship, or some similar status.

    On March 16, 1998, the State Attorney General issued an opinion that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract. On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to the rendition of a final, non-appealable judgment of the State Supreme Court that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC and JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature.

    On March 18, 1998, two separate petitions were filed seeking a declaratory judgment and injunctive relief to preclude the LGCB from executing a casino operating contract without the approval of the State legislature. In a lawsuit captioned Jordan vs. Louisiana Gaming Control Board and Murphy J. Foster (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge) ("Jordan"), the plaintiff, a Louisiana State Senator, sought a declaratory judgment and injunctive relief seeking, among other things, to preclude the LGCB from executing a casino operating contract without the approval of the State legislature. In a lawsuit captioned Bean vs. Louisiana Gaming Control Board and Rivergate Development Corporation (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge) ("Bean"), the plaintiff, also a member of the State Senate, sought declaratory and injunctive relief seeking, among other things, to preclude the LGCB from entering into a casino operating contract with JCC without the approval of the State legislature. HJC and the Bondholders Committee filed separate petitions of intervention in that litigation.

    The two cases were consolidated and HJC intervened in the Bean litigation and the Bondholders Committee intervened in both the Bean and Jordan litigations. After a trial, the district court on April 9, 1998, entered judgment rejecting the plaintiffs' claims and declaring, among other things, that the LGCB has the independent authority to renegotiate and execute a casino operating contract without seeking gubernatorial or legislative approval. In reaching its decision, the district court made a number of written findings of fact and conclusions of law, including the conclusion that insofar as the provisions of La. R.S. 27:224(D) and La. R.S. 27:224(E) subject the acts of the LGCB or the governor to legislative approval or authorize the State legislature to take executive action, those provisions are unconstitutional as violative of
Article II, Section 2 of the Louisiana Constitution, which establishes the principle of separation of powers between the branches of government in Louisiana.

    The consolidated cases were heard by the First Circuit Court of Appeal which issued a decision on April 22, 1998, affirming in part and reversing in part the judgment of the district court. The court of appeal affirmed the district court's determination that the LGCB had the authority independently to renegotiate the casino operating contract, but reversed what it perceived to be the district court's conclusion that the State legislature had no right to participate in the process of renegotiating the casino operating contract of a casino operator in bankruptcy and concluded the State legislature may set aside or order the LGCB to renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy.

    The parties filed applications for various writs for review in the Louisiana Supreme Court, which were subsequently granted and on May 15, 1998 the Louisiana Supreme Court issued a decision affirming in part and reversing in part the judgment of the court of appeal. The opinion of the Louisiana Supreme Court affirmed the court of appeal's determination that the LGCB has the independent authority to renegotiate and execute the casino operating contract without seeking gubernatorial or legislative approval, and reversed that portion of the court of appeal's decision that purported to interpret La. R.S. 27:224(D) to grant the State legislature the power to set aside or order the LGCB to renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy on the basis that such holdings by the court of appeal and the district court were impermissible advisory opinions. The decision of the Louisiana Supreme Court has since become final and non-appealable.

    Although the consolidated suits were decided favorably for HJC, the suits adversely affected HJC by delaying HJC's ability to consummate the Plan of Reorganization and by increasing costs related to the Plan of Reorganization. There can be no assurance that additional litigation will not be filed challenging the authority of the LGCB and its actions. Any such litigation could have a material adverse effect on the Company. Additionally, since the Louisiana Supreme Court reversed the portion of the Court of Appeal's decision that purported to interpret La. R.S. 27:224(D) on the basis that such holdings by the Court of Appeal and the District Court were impermissible advisory opinions, the State legislature's power to set aside or order the LGCB to renegotiate the provisions of a casino operating contact of a casino operator in bankruptcy has not been judicially determined. If the State legislature is determined to have and/or attempts to exercise such power, it could have a material adverse effect on the Company.

    REGULATORY ENFORCEMENT ACTIONS. The ownership and operation of the Casino is subject to pervasive regulation by the LGCB and the State Police under the Gaming Act and the Rules and Regulations. The LGCB is empowered to sanction JCC and all persons that hold permits, licenses or are required to be found suitable, for violations of the Gaming Act and the Rules and Regulations. Failure of JCC and its employees, JCC Holding or the Manager to comply with the Gaming Act, the Rules and Regulations or regulatory requirements in the Amended and Renegotiated Casino Operating Contract could have a material adverse effect on the Company, including the imposition of fines, the suspension of rights granted by the Amended and Renegotiated Casino Operating Contract and, under certain circumstances, the revocation or termination of the Amended and Renegotiated Casino Operating Contract. See "-- Regulation--Louisiana Gaming Act" and "--Material Agreements--Amended and Renegotiated Casino Operating Contract."

    SUITABILITY OF JCC AND AFFILIATED PERSONS. JCC cannot operate the Casino unless and until certain persons required to be found suitable are found suitable by the LGCB. Such persons include, without limitation, JCC, JCC Holding, the Manager and certain members, officers and directors of such companies. See "--Regulation--Louisiana Gaming Act." Although HJC, the Manager and certain of their respective partners, shareholders, officers and directors were previously found suitable after extensive background investigations by LEDGC (the regulatory body that previously maintained jurisdiction over the Casino), the LGCB (and its investigatory arm, the State Police) has not issued any suitability findings. The suitability process has commenced and the Chairman of the LGCB has stated that the process is targeted to conclude in October of 1998. There can be no assurance that the State Police will complete its investigations and that the LGCB will find all such entities and persons suitable in a timely fashion or that such findings will be issued. Failure to timely receive all required suitability findings could have a material adverse effect on the Company.

    JCC, JCC Holding and the Manager and all other persons and entities required to be found suitable, once found suitable, have an ongoing obligation to maintain their suitability throughout the term of the Amended and Renegotiated Casino Operating Contract. The failure of such entities and persons to maintain their suitability could result in a finding of unsuitability of JCC or the Manager and in the revocation of the Amended and Renegotiated Casino Operating Contract. The suitability of JCC and the Manager may be adversely affected by persons associated with them and their respective affiliates, over whom JCC and the Manager have no control. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract," and "--Regulation--Louisiana Gaming Act." A finding that JCC or the Manager is unsuitable, and the revocation of the Amended and Renegotiated Casino Operating Contract would have a material adverse effect on the Company.

    Furthermore, the Gaming Act, the Rules and Regulations, and the Amended and Renegotiated Casino Operating Contract impose certain suitability requirements with respect to the holders of Notes and holders of equity in JCC and its affiliates, including JCC Holding. To the extent that any holder of Notes or Common Stock is required to be suitable and fails to be so found, such holder may be required to divest such Notes or Common Stock at substantially below-the-market prices for such securities. To the extent such holder fails to divest, JCC Holding will have the right to redeem the Common Stock and JCC will have the right to redeem the Notes, and prior to such redemption, such holder will forfeit all benefits of ownership. See "--Repurchase of Class A Common Stock Relating to Gaming Matters" and "Item 11. Description of Registrant's Securities to be Registered--Redemption Provisions." Any failure to obtain required qualifications or approvals may, by virtue of requirements imposed on JCC or JCC Holding, subject such holders to certain requirements, limitations or prohibitions, including a requirement that such holders liquidate their Notes or Common Stock at a time or at a cost that is otherwise unfavorable for such holders. There can be no assurance that the Gaming Act will not be interpreted, that additional Rules and Regulations will not be implemented or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding securities of JCC or JCC Holding, including the Common Stock and the Notes, or cause such holders to liquidate such securities at a time or at a cost that is otherwise unfavorable for such holders. See "--Regulation--Louisiana Gaming Act."

    LICENSING AND PERMITTING OF EMPLOYEES AND VENDORS. Under the Gaming Act and the Rules and Regulations, employees of JCC are required to obtain certain licenses and permits from the LGCB and the State Police before they may commence employment at the Casino. Such licensing and permitting requires the submission of an application, the payment of related fees and appropriate investigation by the regulatory authorities. See "--Regulation--Louisiana Gaming Act." There can be no assurances that such licenses or permits will be obtained. Failure to obtain the licenses and/or permits for employees of JCC necessary to operate the Casino on a timely basis could have a material adverse effect on the Company.

    Under the Gaming Act and the Rules and Regulations, certain manufacturers, distributors and suppliers of gaming devices, junkets, goods or services to the Casino, as well as any person furnishing services or property to JCC in exchange for payments based on earnings, profits or receipts from gaming operations, and other persons deemed necessary by the LGCB, may be required to obtain a license or permit from the LGCB or the State Police in order to conduct business with JCC. See "--Regulation-- Louisiana Gaming Act." There can be no assurance that such licenses or permits will be obtained by such vendors. The failure of any such vendors to obtain any required licenses or permits on a timely basis could have a material adverse effect on the Company.

    STATE IMMUNITY FOR BREACH OF CONTRACT. The Company expects that the Amended and Renegotiated Casino Operating Contract will create certain material rights in JCC with respect to the Casino. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract." Under the Amended and Renegotiated Casino Operating Contract, the Company expects that JCC will be entitled to bring an action to compel specific performance or any other remedy permitted or provided by law in the event the LGCB breaches the contract and fails to cure such breach. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract--Exclusive Contract." In the spring of 1996, however, a special session of the State legislature enacted a bill that purports to amend the Gaming Act to provide the State and all of its subdivisions (including the LGCB) with immunity from suit and liability for any action or failure to act on the part of the State or any of its political subdivisions (including the LGCB). See "--Regulation--Louisiana Gaming Act." There can be no assurance that in the event JCC seeks to enforce its rights under the Amended and Renegotiated Casino Operating Contact, that a court would allow the suit to proceed. Failure of the LGCB to comply with the Amended and Renegotiated Casino Operating Contract could have a material adverse effect on the Company, which effect would be exacerbated if a court applied the immunity statute and precluded JCC from seeking recourse in a judicial forum.

    POSSIBLE FEDERAL LEGISLATION. In August 1996, the President signed into law a bill that creates a federal commission to examine the rapid growth of the gambling industry and its impact on American society. The law creates a nine-member National Gambling Impact and Policy Commission (the "National Commission") to study the economic and social impact of gaming and report its findings to Congress and the President. The National Commission is required by the enabling legislation to issue a report containing its findings and conclusions, together with recommendations of the National Commission for legislation and administrative actions, within two years after the date on which it held its first meeting, which occurred on June 20, 1997. Any recommendations which may be made by the National Commission could result in the enactment of new laws or the adoption of new regulations which could adversely impact the gaming industry in general and the Company in particular. The Company is unable at this time to determine what recommendations, if any, the National Commission will make, or the ultimate disposition of any recommendations the National Commission may make.

POLITICAL ENVIRONMENT

    The development and construction of the Casino has been and will continue to be, and the operation of the Casino may be, affected by the State and local political environments, both of which are uncertain. There is considerable opposition to gaming among a segment of the population in Louisiana. The enactment and implementation of gaming legislation in Louisiana and the development of the Casino have been the subject of lawsuits, claims and delays brought about by various anti-gaming and preservationist groups and competitors of the Casino. To date, these lawsuits and claims, as well as contract negotiations with State and City governmental entities, have significantly delayed development of the Casino. See "--Litigation" and "Item 8. Legal Proceedings." Additional lawsuits and the uncertain political environment may result in further delays, all of which could have a material adverse effect on the Company.

    The State and City have used, and may in the future use, the additional governmental approvals required to be obtained by JCC to develop, construct and open the Casino as an opportunity to request additional funds and other obligations from JCC and thereby create funding shortfalls and/or delay the development and opening of the Casino. No assurance can be given that the State and the City governments will not seek to raise additional funds from or impose additional obligations on JCC or the Casino or that these factors will not have a material adverse effect on the Company. See "--Taxation."

    The Company is subject to being adversely affected by all of the foregoing problems or investigations which directly affect its operations and it is also subject to being adversely affected by investigations or disputes which may only tangentially relate to the construction or operation of the Casino but which cause those who are opposed to the Casino in particular or gaming in general to increase their opposition. For example, on August 8, 1997, HJC was served with a subpoena by the Committee on Rules and Administration of the United States Senate which was investigating the contest of the election of Mary Landrieu to the United States Senate and the role, if any, that gaming interests may have played in her election. HJC complied with the subpoena and HJC representatives testified before the Committee during September 1997. Although the Committee has completed its investigation into the contested election, it has not yet issued a report, and the Company cannot presently assess the degree to which this investigation had or may have an impact on the Company.

NON-RENEWAL OF MINIMUM PAYMENT GUARANTY

    Under the terms of the Amended and Renegotiated Casino Operating Contract, JCC is required to obtain a guaranty in favor of the State by and through the LGCB of the $100 million annual payment due to the State under the Amended and Renegotiated Casino Operating Contract (the "Minimum Payment Guaranty") to assure payment of such minimum payment. JCC expects to enter into an agreement (the "HET/JCC Agreement") with HET and its wholly-owned subsidiary, HOCI, pursuant to which HET and HOCI will provide an initial Minimum Payment Guaranty, subject to renewal, early termination or expiration in accordance with the terms of the HET/JCC Agreement (HET and HOCI or any successor or substitute party providing a Minimum Payment Guaranty are referred to herein as the "Minimum Payment Guarantors"). See "--Material Agreements--Amended and Renegotiated Casino Operating Contract" and "HET/JCC Agreement."

    By entering into the HET/JCC Agreement and providing an initial Minimum Payment Guaranty, HET and HOCI are not obligated to provide a Minimum Payment Guaranty for each fiscal year of the entire term of the Amended and Renegotiated Casino Operating Contract, but rather have proposed only to provide it for the period and on terms and conditions specified in the HET/JCC Agreement. See "--Material Agreements--HET/JCC Agreement." HET and HOCI have expressly informed JCC, the State, the LGCB and the City, among others, that they have not agreed to renew a Minimum Payment Guaranty beyond March 31, 2004, or in any prior year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew by the express terms of the HET/JCC Agreement. HET and HOCI have informed HJC, Finance Corp., HNOIC (collectively, the "Debtors"), JCC, the State, the LGCB and the City, among others, that any decision HET and HOCI make concerning whether to renew any Minimum Payment Guaranty or the HET/JCC Agreement will be made in their sole discretion, and have informed JCC and the Debtors that such decision will be made acting only in HET's and HOCI's best interests. Various agreements expected to be executed on the Effective Date will require JCC Holding, JCC, the State, LGCB and the City to acknowledge that (i) HET and HOCI are not obligated to and have not given any assurances to the Debtors, JCC, the State, the LGCB or the City, among others, that they will renew the HET/JCC Agreement beyond March 31, 2004, or renew any Minimum Payment Guaranty for any earlier COC Fiscal Year (as defined herein) in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew under the express terms of the HET/JCC Agreement, (ii) HET and HOCI have the right to make any such renewal decision in their sole discretion, and (iii) HET and HOCI need not consider the interests of any other parties in making any such renewal decision, notwithstanding that HET and HOCI are involved in a number of capacities in respect of JCC and JCC Holding. Upon termination of the HET/JCC Agreement on March 31, 2004 or at any earlier time pursuant to the terms of the HET/JCC Agreement, JCC will be required to obtain a substitute guarantor to provide a Minimum Payment Guaranty or the Casino will be unable to remain open under the terms of the Amended and Renegotiated Casino Operating Contract. Such substitute guarantor may or may not be HET and/or HOCI and there can be no assurance that JCC will be able to locate a substitute guarantor on satisfactory terms. See "Material Agreements--HET/JCC Agreement." A failure by JCC to cause to be provided a Minimum Payment Guaranty before the first day of a new COC Fiscal Year would result in a termination (with no cure period) of the Amended and Renegotiated Casino Operating Contract. Consequently, JCC's failure to locate a substitute guarantor on satisfactory terms in accordance with the Amended and Renegotiated Casino Operating Contract would have a material adverse effect on the Company.

LACK OF PROFITABILITY

    In connection with the Initial Financing, HJC projected that revenues for the 12 months that the Basin Street Casino was scheduled to operate would be approximately $395 million, or an average of approximately $33 million per month, and that revenues for the first 12 months of operations of HJC's casino at the Rivergate site would be approximately $618 million. The actual results of the Basin Street Casino proved to be significantly less than HJC's projections for the Basin Street Casino. Gross revenues for the Basin Street Casino's six full months of operations averaged approximately $13.2 million per month and, for those six months, the Basin Street Casino posted significant negative operating cash flows, and net losses in every month, averaging approximately $13.5 million per month. See "Item 2. Financial Information--Management's Discussion and Analysis of Financial Conditions and Results of Operations--Results of Operations." As evidenced by the results of the Basin Street Casino, the success of land based gaming in a market which has never supported significant land based gaming operations, such as New Orleans, cannot be accurately predicted. The number of visitors to a casino in a new gaming jurisdiction and their propensity to wager cannot be predicted with any degree of certainty.

    Further, even if the Casino's construction is completed in accordance with the Company's construction schedule and budget, the Company expects that it will sustain substantial net losses in the first two years of operation of the Casino. There can be no assurance that JCC will ever be able to operate the Casino in a profitable manner or generate positive net earnings. See "--Minimal Operating History," "--Limitations on Working Capital," "--Limits on Restaurants, Lodging, Retail Operations and Entertainment," "--Competition" and "--Leverage and Ability to Meet Fixed Charge and Other Payment Obligations."

LEVERAGE AND ABILITY TO MEET FIXED CHARGES AND OTHER PAYMENT OBLIGATIONS

    Upon the Effective Date of the Plan of Reorganization, JCC's total long-term indebtedness will be approximately $284.1 million. Through the opening of the Casino, JCC is expected to borrow $22.5 million under the Junior Subordinated Credit Facility and an additional $141.5 million under the Term Loans. In addition, JCC will have $25 million of availability under the Working Capital Facility. Upon the opening of the Casino, JCC's total long-term indebtedness is expected to be approximately $448.1 million. JCC will also have payment obligations to the RDC, a public benefit corporation formed for the purpose of subleasing the site on which the Casino will be located, and the LGCB. Upon the opening of the Casino, JCC will have an annual payment obligation to the LGCB of the greater of $100 million and a percentage of gross gaming revenues. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract." In addition, upon the opening of the Initial Casino Facilities, JCC will have an annual minimum rent payment obligation of $14.2 million, $1.9 million of other general annual payments under the Amended Ground Lease and will be required under the Amended Ground Lease to make significant payments into a marketing fund and a capital replacement fund for refurbishments to the Casino. See "--Material Agreements--Amended Ground Lease."

    In addition, the Company's total long-term indebtedness may increase if fixed interest on the New Notes is paid in kind, if interest on the Convertible Junior Subordinated Debentures is paid in kind, if payments are made by the Completion Guarantors (as defined herein) under the Completion Guarantees (as defined herein), or if the Company obtains financing to fund the build-out of the non-gaming tenant improvements on the second floor of the Casino beyond the Second Floor Shell Construction or the development of the 3CP Property or Fulton Property. See "--Ability to Commence Operations as Scheduled," "--Availability of Financing For the Development Properties," "--Material Agreements-- Indentures," "--Convertible Junior Subordinated Debentures" and "--Amended Completion Loan Agreement."

    There is no assurance that the Casino will achieve the level of gaming activity and operating cash flow necessary to satisfy JCC's obligations under the Notes, the Convertible Junior Subordinated Debentures, the Term Loans, the Junior Subordinated Credit Facility, any additional indebtedness the Company may incur, and JCC's obligations to the RDC, the LGCB and the City and its related subdivisions. Future operating results are subject to significant business, economic, regulatory, political and competitive uncertainties and contingencies, many of which are outside JCC's control. While JCC expects that operating cash flow will be sufficient to cover expenses, including interest costs, JCC may be required to reduce or delay planned capital expenditures, sell assets, restructure debt or raise additional equity to meet principal repayment and other obligations in later years. There is no assurance that any of these alternatives could be effected on satisfactory terms, if at all, because of, among other things, the special purpose nature of the Casino. Alternative financings could impair the Casino's competitive position and reduce its cash flow. See "Item 2. Financial Information--Management's Discussion and Analysis of Financial Condition and Results of Operations."

AVAILABILITY OF WORKING CAPITAL

    HET and HOCI (collectively, the "Completion Guarantors") have agreed to fund JCC's working capital shortfalls until the Termination of Construction Date (as defined herein) and have agreed to guarantee that, at such time, JCC will have available for working capital $5 million of cash and the Working Capital Facility Maximum Amount (as defined herein) of availability for immediate drawdown(s) under the Working Capital Facility. See "--Material Agreements--Completion Guarantees" and "--Amended Completion Loan Agreement." Upon the Termination of Construction Date, the Completion Guarantors' obligation to fund JCC's working capital shortfalls will cease and JCC's sources of working capital will be limited to the $5 million of cash, availability under the Working Capital Facility and any cash flow from operations in excess of its fixed charges and other payment obligations. See "--Leverage and Ability to Meet Fixed Charges and Other Payment Obligations." The Bank Loans require a portion, or in some instances all, of the cash flow of the Company from operations in excess of fixed charges and other payment obligations to be allocated to repayment of the Bank Loans. See "--Material Agreements--Bank Loans." There can be no assurance that the above sources of working capital will be sufficient for JCC to operate the Casino and, if such sources are not sufficient, there can be no assurance that JCC will be able to obtain new sources of working capital on satisfactory terms, if at all. The inability to obtain sufficient working capital would have a material adverse effect on the Company.

COMPLETION GUARANTEES

    Pursuant to separate completion guarantees (the "Completion Guarantees") in favor of each of (i) the RDC and the City, (ii) the LGCB, (iii) the holders of the Notes, and (iv) the Bank Lenders (collectively, the "Beneficiaries"), the Completion Guarantors have agreed to guarantee the Completion Obligations (as defined herein), the Carry Obligations (as defined herein) and the Preservation Obligations (as defined herein). See "--Material Agreements--Completion Guarantees." The Completion Guarantees are subject to a number of important exceptions and qualifications. The Completion Guarantors' obligation to complete the Casino does not take effect until and unless JCC fails or neglects to complete any phase of the Casino, fails in any other manner to prosecute with diligence and continuity the Completion Obligations, fails timely to pay any of the Carry Obligations, or files or has filed against it a petition for bankruptcy or similar relief. In addition, the Completion Guarantors' obligations under the Completion Guarantees are suspended during the pendency of any Force Majeure events. In general, "Force Majeure" events are defined as: (a) strikes, lockouts, labor disputes, inability to procure materials (for which there is no suitable substitute or alternative that can be timely obtained on reasonable commercial terms), failure of power; (b) material and adverse changes in governmental requirements applicable to the construction of the Casino first effective after the Effective Date and after the submission and approval of the design, and any material and adverse changes after the Effective Date in the orders of any governmental authority having jurisdiction over a party, the project area, or the development (not including stop work orders due to a building, safety or other code violation); (c) material and adverse changes in governmental requirements first effective after the Effective Date; (d) breach by the LGCB of the Amended and Renegotiated Casino Operating Contract (not caused or created by the Company, the Completion Guarantors or any affiliate of a Completion Guarantor); (e) acts of God, tornadoes, hurricanes, floods, sinkholes, fires and other casualties, landslides, earthquakes, epidemics, quarantine, pestilence, abnormal inclement weather; (f) acts of a public enemy, acts of war, terrorism, effects of nuclear radiation, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency, or national or international calamities; (g) any judgment, directive, ruling or order that substantially restrains or substantially interferes with completion of Casino Construction. A suspension for a Force Majeure event may not extend beyond 18 months from the date JCC knew or should have known of such Force Majeure event, except that if the items in (b) through (g) above or a national or general strike render performance impossible during such 18 months, the suspension will continue until such time as performance is no longer impossible.

    The Completion Guarantees terminate upon the occurrence of any of the following: (i) the termination of the Amended Ground Lease or the Amended GDA (as defined herein) other than as a result of a breach by JCC, (ii) casino gaming operations are no longer permitted to be conducted at the Casino or are modified, restricted or limited in a manner that materially diminishes the benefits afforded to JCC or the gaming activities permitted to be conducted at the Casino pursuant to the Gaming Act by reason of a change of law or the enactment of a new law or by reason of JCC's rights under the Amended and Renegotiated Casino Operating Contract having been terminated in any material respect, other than as a result of a breach by JCC or the Completion Guarantors; provided that, upon the occurrence of any of the events described in this clause
(ii) prior to the Termination of Construction Date, the Completion Guarantors are nevertheless obligated to complete the parking area and bus staging area for the Casino plus commercial space at the street level (collectively, the "Poydras Street Support Facility"), the Poydras Tunnel Area, exterior site and street work, and certain improvements which may be required under the Amended Ground Lease; (iii) only as to the Carry Obligations but not as to the Completion Obligations, a Force Majeure shall have continued for more than one year from the receipt of a notice from any of the Beneficiaries to the Completion Guarantors that the Completion Guarantors' obligation to complete the Casino has taken effect, notwithstanding the Completion Guarantors' actual and continuous best efforts to remove such Force Majeure; provided, however, that the Completion Guarantors will remain liable for all Carry Obligations that actually come due through the expiration of such one year period to the extent not satisfied by JCC; and, provided further, that the Completion Guarantors will have used their best efforts to remove such Force Majeure within such one year period; or (iv) as to the Carry Obligations, as of and upon the Termination of Construction Date and as to the Completion Obligations upon the date on which all such payments or satisfactory provisions for all such payments have been made, all lien periods with respect to the Casino Construction have expired and no liens or privileges arising from the furnishing of labor, materials, supplies or equipment for the Casino Construction affecting or purporting to affect the Casino remain of record in Orleans Parish. See "--Material Agreements--Completion Guarantees." JCC expects to obtain a surety bond (the "Surety Bond") from a surety for the benefit of the Beneficiaries for construction of the Casino Construction. The Completion Guarantees are not for the benefit of, and may not be enforced by, holders of equity of JCC Holding, including holders of Class A Common Stock. Nevertheless, if the Completion Guarantors are required to perform under the Completion Guarantees and such performance is suspended as the result of a Force Majeure event, such suspension could significantly delay the completion and opening of the Casino. The failure to complete and open the Casino on schedule would have a material adverse effect on the Company.

ABILITY TO COMMENCE OPERATIONS AS SCHEDULED

    DEVELOPMENT AND CONSTRUCTION. Construction projects, such as the Casino, can entail significant development and construction risks including, but not limited to, labor disputes, shortages of material and skilled labor, weather interference, unforeseen engineering problems, environmental problems (including asbestos, PCB, lead and waste removal), geological problems (including those resulting from construction activities below sea level), construction, demolition, excavation, zoning or equipment problems and unanticipated cost increases, any of which could give rise to delays or cost overruns. Adverse developments in any of these areas could delay the project or increase its cost, or both. Since HJC's bankruptcy filing, the Company has materially increased its estimate of the cost to complete construction of the Casino Construction, primarily as a result of (i) increases in general construction costs in the region, (ii) physical deterioration of the partially-completed Casino structure and parking lot structures, (iii) the need to redesign the Casino's interior due to the dedication of the second floor of the Casino building to non-gaming uses and by other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, and (iv) the need to upgrade the interior of the Casino in order to compete effectively with casinos in the Mississippi Gulf Coast.

    JCC intends to complete construction of the Casino Construction utilizing an accelerated construction schedule which includes the use of multiple shifts, early ordering of materials, fast tracking, and a seven-day work week (when feasible). An accelerated construction schedule may cause actual construction costs to exceed budgeted amounts. If the costs of developing, constructing, equipping and opening the Casino exceed the proceeds from the Term Loans, the Junior Subordinated Credit Facility, the Convertible Junior Subordinated Debentures and the New Equity Contribution, JCC could be forced to draw upon the Completion Guarantees, which are subject to important qualifications and exceptions in the event certain Force Majeure or termination events occur. See "Material Agreements--Completion Guarantees." In addition, drawings on the Completion Guarantees would have the effect of increasing the Company's outstanding indebtedness. See "--Material Agreements--Completion Guarantees" and "--Amended Completion Loan Agreement."

    The anticipated costs and opening date for the Casino are based on budgets, conceptual design documents and schedule estimates prepared by JCC with the assistance of contractors. The final amounts would be subject to modification based upon the occurrence of certain events, such as certain design change orders and costs associated with certain types of construction delays, including, in certain cases, Force Majeure events. There is no assurance that the Casino will commence operations on schedule or that construction costs for the Casino will not exceed budgeted amounts. Failure to complete the Casino on budget or on schedule would have a material adverse effect on the Company. Depending on the cause of any delay, a failure to complete construction of the Casino Construction within 12 months after the Effective Date may constitute an event of default under the Amended and Renegotiated Casino Operating Contract and constitute a "deemed opening" resulting in liability for the minimum daily payment due under the Amended and Renegotiated Casino Operating Contract. See "--Material Agreements-- Amended and Renegotiated Casino Operating Contract." Any such event of default would have a material adverse effect on the Company.

    CONSTRUCTION OBLIGATIONS, PERMITS AND APPROVALS. An amended General Development Agreement (the "Amended GDA") to be entered into among JCC, the RDC and the City, as intervenor, and to be effective upon the Effective Date, targets December 31, 1999 or 12 months after the Effective Date, subject to extension for Force Majeure, as the date JCC will complete the Casino Construction and open the Initial Casino Facilities. Under the Amended GDA, failure to complete the Casino Construction within the required time (subject to Force Majeure) will result in liquidated damages of (i) $2,500 per day for the first 30 day period after the completion deadline set forth in the Amended GDA,
(ii) $5,000 per day for the second 30 day period thereafter, (iii) $7,500 per day for the third 30 day period thereafter, and (iv) $10,000 per day for each day thereafter during which the Casino Construction is not complete. See "--Material Agreements--Amended GDA." Failure to complete the Casino Construction by June 30, 2000 and/or failure to diligently proceed with construction of the Casino (subject to a 30 day cure period) would each constitute an event of default under the Amended Ground Lease. See "--Cross Defaults," "--Political Environment," "--Uncertainty Regarding Gaming Regulations and Future Changes to the Law," "--Litigation," "--Applicability of Public Works Act," "--Material Agreements--Amended GDA," "--Amended Ground Lease," and "--Amended and Renegotiated Casino Operating Contract." Difficulties in obtaining any of the requisite licenses, permits (including building permits), allocations and authorizations from regulatory authorities could increase the cost of, or delay the construction or opening of the Casino or otherwise affect its design and could oblige JCC to make the payments referred to above under the Amended GDA. Furthermore, there is no assurance that the necessary approvals or permits will be obtained to permit the construction or occupancy of the Casino. See "--Political Environment."

    ZONING AND LAND USE. The Proponents have obtained certain conditional use approvals from the City for the Casino and the parking facilities for the Casino. Certain of such approvals, however, are subject to further review and additional approvals may be required. Although JCC expects to obtain all required conditional use approvals for the Casino and its operations, no assurances can be given that JCC will receive the required approvals. The failure to obtain required approvals could have a material adverse effect on the Company. See "--Uncertain Political Environment."

    Because the Casino does not comply with all requirements of the City's zoning ordinance (the "Zoning Ordinance"), the Proponents have requested and received a number of waivers from the City Council. Some uncertainty exists, however, as to the City Council's authority to grant such waivers. In addition, the Zoning Ordinance may be subject to differing interpretations and, depending upon the interpretation, certain required waivers may not be requested or granted. Accordingly, no assurances can be given that the Casino will comply with the Zoning Ordinance in all material respects. Failure to comply with the Zoning Ordinance could delay or prevent the construction or opening of the Casino or cause the Casino to cease operations once opened and therefore would have a material adverse effect on the Company.

ABILITY TO DEVELOP THE DEVELOPMENT PROPERTIES

    Subject to, among other things, the approval of the Master Plan, entering into tenant leases and obtaining the necessary financing, the build-out of the non-gaming tenant improvements on the second floor of the Casino beyond the Second Floor Shell Construction (together with the 3CP Property and the Fulton Property, the "Development Properties") is targeted to be completed following completion of the Second Floor Shell Construction. Subject to, among other things, obtaining the necessary financing, the 3CP Property and Fulton Property are potentially available for development for entertainment uses supportive of the Casino. The Company, however, has not made any plans for disposition or development of such properties. There can be no assurance that the Company will be able to obtain the necessary financing and satisfy the other conditions to development of the Development Properties. The failure to develop the Development Properties could have a material adverse effect on the Company.

CONDITIONS TO DISBURSEMENT UNDER BANK LOANS

    JCC expects to enter into the Bank Loans to finance development of the Casino and to provide working capital. The $10 million Tranche A-1 (as defined herein) and $30 million Tranche A-3 (as defined herein) of the A Term Loan and the $30 million Tranche B-1 (as defined herein) of the B Term Loan will fund on the Effective Date. The $20 million Tranche A-2 (as defined herein) of the A Term Loan and the $121.5 million Tranche B-2 (as defined herein) of the B Term Loan will be funded as required for construction of the Casino. The failure of the Bank Lenders under Tranche A-2 or Tranche B-2 to disburse funds will not terminate the Completion Guarantors' obligations under the Completion Guarantees nor will such failure constitute a Force Majeure thereunder. The Bank Loans will provide that after the Effective Date, prior to each disbursement of funds, the following conditions, among others, must be met: (i) there exists no default under the Completion Guarantees or the HET Loan Guaranty (as defined herein) or under the Bank Loans with respect to payments thereunder or due to the occurrence of bankruptcy or insolvency events, and (ii) that all representations under the HET Loan Guaranty remain true and correct in all material respects. If such conditions are unable to be met, JCC would be deprived of its primary source of construction and working capital financing. There can be no assurance that such conditions will be able to be met for the duration of the Bank Loans, and the inability of JCC to obtain funds under the Bank Loans would have a material adverse effect on the Company. See "--Material Agreements--Bank Loans."

CERTAIN LIMITATIONS ON CORPORATE CONTROL

    Prior to the Transition Date (as defined herein), except upon the occurrence of certain events, and after the requisite gaming regulatory agencies have made the necessary suitability determinations, the board of directors of JCC Holding will consist of six directors, with three directors elected by the holders of Class A Common Stock ("Class A Directors") and three directors elected by the holders of shares of Class B Common Stock ("Class B Directors"). See "Item 11. Description of Registrant's Securities to be Registered--Board of Directors." With the exception of certain significant transactions, the Class B Directors, as members of the Gaming Committee of the board of directors, will generally supervise the day-to-day activities of the Company. See "Item 11. Description of Registrant's Securities to be Registered--Committees of the Board." Prior to the Transition Date, HET has agreed to own 51% of the outstanding shares of Class B Common Stock (but HET may own such lesser percentage as may be approved by the Class A Directors and the Class B Directors). See "Item 11. Description of Registrant's Securities to be Registered--Common Stock." Consequently, prior to the Transition Date, it is likely that HET will be able to elect all of the directors who will exercise day-to-day control over the Company. Also, if the HET Warrant is exercised in its entirety, HET and its subsidiaries could own up to 50.0% of the then outstanding shares of Common Stock, subject to certain adjustments. See "--Material Agreements--HET Warrant." In addition, JCC has engaged the Manager, an indirect wholly-owned subsidiary of HET, to manage the operations of the Casino. See "--Material Agreements--Amended Management Agreement." As a result of HET's ability to elect the Class B Directors and the engagement of the Manager to operate the Casino, the ability of holders of Class A Common Stock to influence the day-to-day operations of the Company may be limited.

DEPENDENCE OF VALUES ON ESTIMATES OF FUTURE PERFORMANCE

    The Company's pro forma unaudited condensed consolidated financial statements have been prepared in accordance with the requirements of AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). SOP 90-7 requires a determination of the Company's reorganization value, which is the estimated fair value of the reorganized entity as a going concern at the time it emerges from bankruptcy. The Company's estimate of its reorganization value was based on a number of assumptions, including the assumptions upon which the Company's estimates of future operating results are based. The valuation necessarily assumes that the Company will achieve the estimates of future operating results in all material respects. If these results are not achieved, the resulting values could be materially different. See "Item 13. Financial Statements and Supplementary Data-- Unaudited Pro Forma Condensed Consolidated Financial Information."

LACK OF HISTORICAL FINANCIAL INFORMATION FOR THE COMPANY

    Prior to the Effective Date, the Company has not (i) conducted any operations, (ii) generated any revenues or (iii) issued any capital stock. Accordingly, separate financial statements and other disclosures with respect to the Company are omitted as such separate financial statements and other disclosure are not deemed material. The Company expects that upon the Effective Date of the Plan of Reorganization, JCC will succeed to all of the assets of HJC except the 3CP Property and Fulton Property which will vest in CP Development and FP Development, respectively. Therefore the historical financial statements included herein are the historical financial statements of HJC. The historical financial statements of HJC, however, do not purport to represent what the financial position or results of operations of the Company would have been if the Plan of Reorganization had in fact been consummated on the dates indicated or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. Due to, among other things, the application of "Fresh Start" reporting on the Effective

Date, the future financial position and results of operations of the Company is expected to be materially different from the financial position and results of operations of HJC. There can be no assurance, however, that the future financial position and results of operations of the Company will be materially different from the financial position and results of operations of HJC. See "Item 2. Financial Information--Management's Discussion and Anaylsis of Financial Condition and Results of Operations--Fresh Start Reporting."

LIMITS ON RESTAURANTS, LODGING, RETAIL OPERATIONS AND ENTERTAINMENT

    The Gaming Act and the Rules and Regulations prohibit JCC from directly offering seated restaurant facilities with table food service for patrons of the Casino. The Gaming Act and the Rules and Regulations do permit JCC to offer limited cafeteria style food services for employees and patrons, although no food may be given away or subsidized within the Casino by JCC or any licensee, and seating may not exceed 250 persons. The Gaming Act and the Rules and Regulations also permit JCC, under certain circumstances, to contract with local restaurant owners to provide food at designated areas within the Casino. The Gaming Act and the Rules and Regulations do not prohibit JCC from serving liquor and other alcoholic beverages to patrons. JCC is also prohibited from offering lodging in the Casino, or engaging in any practice or entering into any business relationships to give any hotel, whether or not affiliated with JCC, any advantage or preference not available to any similarly situated hotels. See "--Regulation--Louisiana Gaming Act." In addition, the Second Floor Sublease (as defined herein) prohibits facilities, the principal business purpose of which is a restaurant, on the second floor of the Casino. See "--Material Agreements--Second Floor Sublease." Further, a bill was pre-filed in the State House of Representatives for consideration during the State legislature's 1999 regular session which would amend the Gaming Act to broaden the food service restrictions applicable to the Casino to all parts of any connecting structure or building. Neither JCC, the Manager nor HET has operated a land-based casino of the size of the Casino without associated hotel and full-service food operations. Unlike the Casino, the vast majority of the Casino's competitors operate without restrictions on lodging, food and beverage services, and entertainment, and the Company believes that the ability to provide such amenities is a considerable competitive advantage for the Casino's competitors. See "--The Company--Competition." There is no assurance that JCC and the Manager will be able to operate and manage the Casino on a profitable basis without such amenities.

COMPETITION

    The gaming industry is characterized by intense competition among companies which, in many instances, have greater resources than will JCC. Additionally, since the time the land-based Casino project was originally proposed in the early 1990s, considerable competition has developed which may have an adverse impact upon the Casino's profitability. The Company believes that the Casino will face significant competition on a national, regional and local scale from gaming operations in Mississippi and, on a regional and local scale, from gaming operations in Louisiana. The Company believes that the Casino will also compete for patrons on a national and international scale with large casino hotel facilities in Las Vegas, Nevada and Atlantic City, New Jersey. Because of the large number of casinos competing on both the local and national levels and the continued development of other gaming markets, the attraction of a land-based casino in New Orleans has decreased. In addition, negative publicity associated with the Company's bankruptcy may have an adverse impact on the Casino's ability to compete. Further, unlike the Casino, the vast majority of the Casino's competitors operate without restrictions on lodging, food and beverage services, and entertainment. The Company believes that the ability to provide such amenities is a considerable competitive advantage for the Casino's competitors. See "Limits on Restaurants, Lodging, Retail Operations and Entertainment" and "--The Company--Competition."

    MISSISSIPPI. JCC will compete for visitors on a national, regional and local scale with existing gaming facilities in Mississippi. The Mississippi Gulf Coast has recently emerged as a major gaming destination.

There are currently 11 dockside casinos operating in the Mississippi Gulf Coast which are within 100 miles of New Orleans, and significant enlargements to many of these facilities are underway or have been announced. Such enlargements include significant expansions of hotel space, and additions of retail convention space and golf courses. Plans to build additional new dockside casinos in the Mississippi Gulf Coast have been announced, a substantial number of applications to operate casinos in Mississippi have been filed with the Mississippi Gaming Commission. In addition, in early 1999 Mirage Resorts Inc. is scheduled to open Beau Rivage, an 1,800 room hotel, resort and dockside casino in Biloxi that will be larger than any hotel in New Orleans. Approximately $600 million is expected to be spent to develop Beau Rivage and due to its projected size, amenities and ownership, is anticipated to provide significant competition to the Casino. The Mississippi enabling legislation allows dockside gaming and does not limit the number of casinos or the square feet of gaming space in these facilities. In addition, unlike the Casino, gaming facilities in Mississippi operate without restrictions on lodging, food and beverage services, and entertainment, and several of such facilities have recently expanded to enhance such services. See "--The Company--Competition."

    LOUISIANA. On a regional and local scale, JCC will compete with gaming operations in Louisiana. In Louisiana, thirteen riverboats are operating, including one riverboat in Orleans Parish, two other riverboats in the New Orleans metropolitan area, two riverboats in Baton Rouge, four riverboats in Lake Charles in western Louisiana and four dockside casinos in Shreveport/Bossier City in northern Louisiana. One license to conduct riverboat gaming in the State has not yet been awarded, however, the award of such license has been deferred pending the results of an LGCB study on the effects of gaming in Louisiana. The Riverboat Act does not impose wagering or loss limits and permits all forms of gaming with the exception of sports betting. Although the Riverboat Act permits only dockside gaming at the facilities in the Shreveport area, the Riverboat Act has been administered so as to allow riverboats to refrain from cruising under certain circumstances. Riverboats that remain moored under such circumstances are permitted to allow unlimited ingress and egress of customers. There can be no assurance that the Riverboat Act will not be amended to permit unlimited dockside gaming or to increase the number of permitted riverboats. JCC will also compete with land-based gaming facilities in central Louisiana on Native American land. The Tunica-Biloxi, Chitimacha and Coushatta Indian tribes have each opened a casino near the towns of Marksville, Charenton and Kinder, respectively. Each casino is located more than 105 miles from New Orleans.

    NATIONAL AND INTERNATIONAL COMPETITION. JCC will also compete nationally with established and proposed casino hotel operations in Las Vegas, Nevada and Atlantic City, New Jersey. Several new facilities have opened in Las Vegas and certain existing facilities in Las Vegas and Atlantic City have undergone major expansions. This construction and expansion increased the number of hotel rooms and gaming positions in the Las Vegas and Atlantic City markets and created several attractions which have enhanced the appeal of those cities as tourist destinations. To a lesser degree, JCC will also compete for international patrons with casinos in other parts of the world.

    OTHER VENUES. Additional regional competition may be generated from land-based or dockside casino facilities to be located in states which do not currently allow casino gaming activities including Alabama and Texas. Bills seeking to legalize gaming were introduced in both of these states in the past. Although these bills were not enacted, similar bills may be introduced in future legislative sessions.

    OTHER FORMS OF LEGAL WAGERING. JCC will compete for local customers with other forms of legal wagering, including OTB parlors. In addition, under Louisiana law, certain parishes (including Orleans Parish) presently permit restaurants, taverns, hotels and licensed clubs to operate up to three VDPs per location, qualifying truck stops may operate up to 50 VDPs per location, and racetracks and OTB parlors may operate an unlimited number of VDPs per location. Louisiana law, however, limits VDP wagering and jackpots. Other forms of wagering, including charitable gaming and a state lottery, will provide additional local competition. Further, in 1997, the State legislature authorized the use of slot machines at race tracks located in three parishes in the State (but not Orleans Parish), subject to a 15,000 square foot limitation. The authorization for this bill was subject to a referendum in each of the parishes where the race tracks are located to approve such use of slot machines. The voters in two of the three parishes approved the use of slot machines at the race tracks located in those parishes. The authorization for this bill remains subject to further legislative action on the fees and taxes to be imposed on such slot machines. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature. If slot machines are ultimately permitted at race tracks in the two parishes that approved such use of slot machines, the Casino would compete for patrons with slot machines at such race tracks.

    In the Company's opinion, its principal competitors will be the gaming facilities located on the Mississippi Gulf Coast as well as the riverboats located in Orleans Parish and in the New Orleans metropolitan area, with the riverboats in other areas of the State and the casinos operated by Indian tribes affording less significant competition.

LIMITED REMEDIES FOR ADDITIONAL LAND-BASED CASINOS

    The Gaming Act presently restricts land-based casino gaming to the Rivergate site. However, there can be no assurance that the State will not enact legislation to permit competing land-based casinos at other sites or in parishes other than Orleans Parish, including other parishes in the New Orleans metropolitan area, the operation of which could have a material adverse effect on JCC's operations. As to Orleans Parish, the Gaming Act provides that, if at any time while the Amended and Restated Casino Operating Contract is in effect, a "land-based casino gaming establishment" in addition to the Casino is authorized to operate in Orleans Parish, JCC would be relieved of the obligation to remit to the LGCB the compensation required under the provisions of the Amended and Renegotiated Casino Operating Contract (but such obligation may resume pursuant to the terms of the Amended and Renegotiated Casino Operating Contract). The Gaming Act further provides that, among other things, gaming operations upon riverboats in accordance with the Riverboat Act shall not constitute the authorization of additional land-based casino gaming operations which relieves the casino gaming operator of payment of compensation to the LGCB. However, state laws generally requiring riverboats to sail in accordance with their schedules and safety conditions are frequently unenforced.

    Under the Amended and Renegotiated Casino Operating Contract, if the State or the LGCB permits any riverboat to conduct dockside gaming in material violation of the Riverboat Act or the Gaming Act after notice from JCC and an opportunity to cure, JCC will be entitled to seek specific performance by the LGCB and/or the State under the exclusivity provisions of the Amended and Renegotiated Casino Operating Contract and/or mandamus against the LGCB or any other appropriate governmental authority not to permit such violations. JCC's obligation to pay the Gross Gaming Revenue Share Payments (as defined herein) will continue during the pendency of any judicial action through final non-appealable judgment and at all times thereafter will not relieve JCC of the obligation to pay the Gross Gaming Revenue Share Payments even if the court finds that the LGCB permitted a riverboat to conduct dockside gaming. This circumstance could have a material adverse effect on JCC's operations. The Amended and Renegotiated Casino Operating Contract further limits the remedies available to JCC in the event that a Permitted Riverboat (as defined herein) in Orleans Parish violates a Permitted Amendment (as defined herein) to the Gaming Act. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract--Exclusive Contract." The Amended and Renegotiated Casino Operating Contract contemplates a possible change in the Gaming Act to allow only one Permitted Riverboat on Lake Pontchartain in Orleans Parish to conduct dockside gaming subject to, among other things, certain restaurant and hotel limitations on such Permitted Riverboat. If LGCB allows a violation of the Permitted Amendment to occur by a Permitted Riverboat, JCC may seek relief in the court by way of specific performance and/or mandamus but is not relieved of its obligation to pay the Gross Gaming Revenue Share Payments. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract."

    In addition, a state law enacted in 1996 purports to, among other things, retroactively amend the Gaming Act: (i) to provide that the conduct of gaming operations upon riverboats in accordance with the provisions of the Riverboat Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the operator of the Casino of the obligation to pay compensation to the LGCB in accordance with the Amended and Restated Casino Operating Contract; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish will not relieve the operator of the Casino of the obligation to pay compensation to the LGCB in accordance with the Amended and Restated Casino Operating Contract. This law also purports to provide that in the event of litigation between the operator of the Casino and the LGCB or the State or any of its political subdivisions, the operator of the Casino must continue to make all payments to the LGCB and to the State and any of its political subdivisions as required by law and the Amended and Restated Casino Operating Contract during the pendency of such litigation, and that any failure to make the required payments will render the operator of the Casino unsuitable. See "--Regulation--Louisiana Gaming Act." There is no assurance that JCC will not face the prospect of competing against dockside riverboat gaming operations in Orleans Parish without being relieved of its obligation to remit to the LGCB the compensation required under the Amended and Renegotiated Casino Operating Contract, a circumstance that could have a material adverse effect on JCC's operations. See "--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty Regarding Regulation and Interpretation of the Gaming Act" and "--The Company-- Competition."

UNCERTAINTY REGARDING PRE-OPENING DATE RENT

    HJC has been making rent payments to the City and RDC at a rate of $736,000 per month. See "--Material Agreements--Amended Ground Lease--Terms, Fees and Impositions." The City and RDC contend that HJC is required to pay rent at an escalated rate from November 1, 1997 through the opening of the Casino, as a result of the delay in consummating an HJC plan of reorganization and the resulting delay in opening the Casino. The Company believes there is no legal basis for such contention. The City and RDC have not waived any claim to payment of escalated rent, and have requested that HJC and JCC make specified payments to the City and RDC in lieu of the escalated rent. The City, RDC and HJC are currently negotiating these and related issues. There can be no assurance that such negotiations will not result in additional payments to the City which could have a material adverse effect on the Casino's profitability.

MINIMAL OPERATING HISTORY

    Although HJC and the Manager were involved in construction of the Casino and operated the Basin Street Casino for approximately six months, JCC has no operating history and has never been involved in constructing or operating a casino. Although certain of JCC Holding's expected board members and certain officers of the Manager have experience operating casinos, none of these individuals have operated a land-based casino of the size of the Casino without associated hotel and full-service food operations. JCC will rely on the Manager to manage the Casino and will grant it a significant degree of independence in operating matters, including day-to-day financial control. See "Material Agreements--Amended Management Agreement." There can be no assurance that JCC and the Manager can operate the Casino on a profitable basis.

CROSS DEFAULTS

    Certain events of default under the Amended and Renegotiated Casino Operating Contract, the Amended Ground Lease, the Amended Management Agreement (as defined herein), the indentures for the New Notes and New Contingent Notes (the "Indentures") or the Bank Loans will constitute an event of default under certain of the other of such agreements (subject, in certain circumstances, to the cure periods set forth in such agreements). For example, a default under the Amended Management Agreement results in cross defaults under the Amended and Renegotiated Casino Operating Contract and the Amended Ground Lease, and a default under the Amended GDA or the revocation or termination of the Amended and Renegotiated Casino Operating Contract results in a cross default under the Amended Ground Lease. The occurrence of an event of default under any of such agreements and the effect of any resulting cross-defaults would have a material adverse effect on the Company.

NO PRIOR MARKET FOR THE CLASS A COMMON STOCK

    JCC Holding will use its best efforts to cause the Class A Common Stock to be listed on The American Stock Exchange upon the Effective Date, or to be listed on such other national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System as it deems appropriate. There can be no assurance that JCC Holding will be successful in causing the Class A Common Stock to be so listed or quoted.

    The shares of Class A Common Stock are an issue of new securities, have no established trading market and may not be widely distributed. There can be no assurance that a trading market for the Class A Common Stock will develop. If a trading market does develop, the prices of the Class A Common Stock may be volatile and liquidity may be limited. If a market for the Class A Common Stock does not develop, holders of Class A Common Stock may be unable to resell the Class A Common Stock for an extended period of time, if at all. Future trading prices of the Class A Common Stock will depend upon many factors, including, among other things, JCC's operating results, competitive factors, prevailing interest rates and the markets for similar securities which are subject to various pressures.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

    Pursuant to the Plan of Reorganization, JCC Holding has agreed that, (i) upon the request of any holder of shares of Class A Common Stock who is reasonably required by law to register public resales of such shares, JCC Holding will file with the SEC and cause to become effective as soon as practicable after the Effective Date a registration statement relating to such public resales, and (ii) upon the request of HCCIC (which request may not be made until the second anniversary of the opening of the Casino), JCC Holding will file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement relating to all shares of Class B Common Stock held by HCCIC, HET and HET's subsidiaries (provided, however, that prior to the Transition Date, HET and/or its subsidiaries are required to own at least 51% of the outstanding shares of Class B Common Stock, unless a lesser percentage is approved by the Class A Directors and the Class B Directors). See "Item 11. Description of Registrant's Securities to be Registered--Common Stock" and "--Agreements with Certain Stockholders." Such shares of Class B Common Stock convert to shares of Class A Common Stock if they are transferred to entities other than former Partners of HJC, their affiliates and FNBC. See "Item 11. Description Registrant's Securities to be Registered--Common Stock." In addition, the Convertible Junior Subordinated Debentures will be convertible at the option of the holders, in whole or in part, at any time after October 1, 2002, into Class A Common Stock at a conversion price of $25.00. See "--Material Agreements--Convertible Junior Subordinated Indentures." Sales of or offers to sell a substantial number of shares of Class A Common Stock, or the perception by investors, investment professionals and securities analysis of the possibility of such sales, could adversely affect the market for and prevailing prices with respect to the Class A Common Stock.

RELIANCE ON SINGLE MARKET

    Because JCC has no present intention to have operations other than the Casino and will be dependent upon visitors to New Orleans and New Orleans area residents, a downturn in the local or regional economy, a decline in tourism in New Orleans, a decline in the New Orleans gaming market or an increase in competition could have a material adverse effect on the Company. In addition, a reduction or cessation of activities at the Casino due to flooding, severe weather, natural disaster or otherwise could have a material adverse effect on the Company.

UNCERTAINTY REGARDING TAX TREATMENT OF THE NOTES AND THE CONVERTIBLE JUNIOR
  SUBORDINATED DEBENTURES

    The Notes and the Convertible Junior Subordinated Debentures will have legal and other economic terms typically associated with indebtedness and have been intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC intends to treat the Notes and the Convertible Junior Subordinated Debentures as debt for federal income tax purposes, and the discussion herein assumes such treatment. Nevertheless, the Internal Revenue Service ("IRS") may assert that, because all payments on the New Contingent Notes (and certain payments on the New Notes) are contingent upon future positive cash flows being generated by JCC, the New Contingent Notes (or, possibly, both series of Notes) should be classified as equity, rather than debt, for federal income tax purposes. In addition, it is possible that the IRS may assert that the Convertible Junior Subordinated Debentures should be classified as equity because of the debentures' conversion, redemption and other features. Moreover, even if the Convertible Junior Subordinated Debentures are treated as debt for federal income tax purposes, amendments made to the Internal Revenue Code of 1986, as amended, in 1997 may prohibit JCC Holding from deducting interest payments made thereon due to the debentures' conversion and redemption features. It is unclear whether the debentures will qualify for a transition rule or "grandfather" exception to these amendments. There can be no assurance that the IRS will not challenge the characterization of the Notes or the Convertible Junior Subordinated Debentures as debt or that a court would not sustain such a challenge. If it were determined that any such instrument constitutes equity for federal income tax purposes, or if JCC Holding is prohibited from deducting interest paid on the Convertible Junior Subordinated Debentures due to the amendments to the Internal Revenue Code of 1986, as amended, such a recharacterization or treatment, as the case may be, would result in the loss of substantial interest deductions and other tax benefits for JCC. The loss of such deductions and other tax benefits could have a material adverse effect on the Company.

TAXATION

    Gaming companies are typically subject to significant taxes and fees, both of which are subject to increases at any time. Federal and state legislatures have from time to time considered imposing federal and additional state taxes on all gaming establishments. Any material increase in taxes, or the imposition of any additional taxes or fees on JCC, could have a material adverse effect on the Company.

    The City currently imposes a 5% "amusement" tax on the gross receipts representing admission charges to, among other things, "any game of skill and chance as well as all mechanical devices operated for pleasure or skill where a fee is charged for admission or entrance or for the purpose of playing them or whether there is any charge whatever for them or in connection with them either directly or indirectly." "Admission" is broadly defined to include "all amounts paid for admission, season tickets, refreshments, service and merchandise" and "any charge or fee for the purpose of self-participation in any amusement activity." The City Attorney opined that, as applied to riverboat gaming, riverboat cruises are "excursions" subject to the amusement tax and that admission charges include all activities within the riverboat, including money spent on wagers. To the Company's knowledge, the City has not levied or collected the amusement tax on money spent on wagers on riverboats. In addition, the City Attorney subsequently issued an opinion that the amusement tax may not legally be levied on gaming revenues derived from the Casino because these revenues do not constitute taxable "admission." Opinions of the City Attorney are not binding on the City or any other person. There can be no assurance that the City will not attempt to levy the tax on the operations of the Casino, and the Company cannot predict, if this tax were to be so levied, whether it would be levied on wagers, gaming revenues or some other measure. The Amended Ground Lease will provide that, in the event a court of competent jurisdiction in a final non-appealable judgment determines that the amusement tax is applicable to JCC's receipts (other than from special events), JCC is entitled to set off the amount of the amusement tax collected and remitted (other than with respect to special events) against substantially all payments required to be made under the Amended

Ground Lease. However, there can be no assurance that the amount of the tax, if successfully levied, would not exceed the amount of such offset. If the amusement tax were to be successfully imposed on wagers at the Casino, JCC could be unable to make payments on its indebtedness, which could have a material adverse effect on the Company.

TITLE INSURANCE

    JCC intends on or about the Effective Date to obtain title insurance policies from First American for each of (i) the premises underlying the Casino Premises, (ii) the 3CP Property and (iii) the Fulton Property. With respect to each of the foregoing, such policies will consist of lenders' title insurance policies for the benefit of HET and HOCI as Minimum Payment Guarantors, the Bank Lenders and the holders of the Notes and owners' title insurance policy for the benefit of JCC, CP Development and FP Development, respectively.

    The owners' title insurance policy with respect to the Casino Premises will provide coverage in the amount of $527.5 million. The lenders' title insurance policy with respect to the Casino Premises will provide coverage equal to (i) $100 million in favor of HET and HOCI as Minimum Payment Guarantors, (ii) the total amount of indebtedness under the Bank Loans in favor of the Administrative Agent, and (iii) the aggregate principal amount of the Notes in favor of the Trustee.

    By endorsement, the title policies with respect to the Casino Premises will provide that the computation of loss or damage compensable under such policies will be measured by the use or uses to which the land and improvements are put at the time of loss, or, if not then in use, as intended to be used pursuant to the Amended Ground Lease. Actual loss has been generally construed to mean the diminution in value of an insured mortgage resulting from an insured title defect, not to exceed the value of the mortgagor's estate or interest in the land and improvements. There has been no judicial construction of the endorsement providing that such loss will be measured by the intended or actual use of the mortgaged property. Actual loss will be determined either by voluntary agreement with the title insurer or judicially. Due to uncertainty regarding the method for valuing any loss and depending upon the nature and extent of an insured title defect and its effect upon the use of the land and improvements, and because a significant portion of the funds will not be used for improvements and changes in the value of the land and improvements, the amount of any recovery for such other title losses under the lenders' title policies with respect to the Casino Premises cannot be predicted and there can be no assurance that any recovery as a result of such title loss will not be in an amount substantially less than (i) $100 million in the case of HET and HOCI as Minimum Payment Guarantors, (ii) the total amount of indebtedness under the Bank Loans in the case of the Administrative Agent, and (iii) the aggregate principal amount of the Notes in the case of the Trustee. The owners' and lenders' title insurance policies with respect to each of the 3CP Property and the Fulton Property will provide coverage equal to the estimated fair market value of such property. It is currently anticipated that the 3CP Property will be insured for $4 million and that the Fulton Property will be insured for $14 million.

    The title insurance policies with respect to the Casino Premises will be, and the title insurance policies with respect to each of the 3CP Property and the Fulton Property may be, reinsured through various title insurance companies throughout the United States. The ability to successfully recover under the policies is dependent on the creditworthiness of the title company and its reinsurers at the time of the claim and the existence and validity of any defenses that the title insurers and its reinsurers may have. There can be no assurance that the title insurers will be able to fulfill their financial obligations under the title insurance policies. See "--The Company--Title Insurance" and "Item 8. Legal Proceedings."

    In December 1996, HJC and First American entered into the First American Settlement Agreement providing for, among other things, the issuance of new blanket owner's and lender's title insurance policies for the Casino Premises, and the 3CP Property and the Fulton Property. Bankruptcy Court approval of the First American Settlement Agreement was appealed by Messrs. Harry McCall, Henry McCall and Thomas

Tucker to the Civil District Court for the Parish of Orleans. This appeal is now pending. The McCall Settlement Agreement contemplates that this appeal will be withdrawn. If the First American Settlement Agreement becomes effective, it will resolve certain of the parties' claims against each other, cause the cancellation of the existing owner's title insurance policy and provide for the issuance of new title insurance to JCC and its lenders at reduced "re-issue" rates. See "--The Company--Title Insurance." HJC is currently discussing the scope and terms of the exceptions and endorsements to the new title insurance policies with respect to the Casino Premises, and the separate title insurance policies insuring the interests in the 3CP Property and the Fulton Property (covered by the existing owner's title insurance policy) that will be transferred to CP Development and FP Development, respectively, on the Effective Date. There can be no assurance that the First American Settlement Agreement will become effective, that the parties will reach agreement regarding the terms of the exceptions and endorsements to the new title insurance policies with respect to the Casino Premises or that separate title insurance policies insuring the real property to be transferred to CP Development or FP Development will be issued, and the failure of any of the foregoing to occur could have a material adverse effect on the Company.

APPLICABILITY OF PUBLIC WORKS ACT

    Certain groups of business owners, including contractors, have claimed that the State's Public Works Act, which requires competitive bidding on public works contracts, should apply to HJC's contracts in connection with the construction of the Casino (the "Casino Contracts"). Although such groups have previously threatened to litigate their claims, the Company has no knowledge that any such litigation is pending. The Company believes that the Casino Contracts are not governed by the Public Works Act and are not subject to its bidding requirements. If the Public Works Act were to apply to the Casino Contracts, the Public Works Act would nullify any Casino Contracts which are not made in compliance with the bidding requirements thereof. Such nullification would result in construction delay and potential damage claims from contractors and may have a material adverse effect on the Company. Although the State Attorney General has opined that the Public Works Act did not apply to the Casino Contracts, opinions of the State Attorney General are not binding on the State or any other person and no assurances can be given that such contracts are not subject to the Public Works Act or that litigation concerning the applicability of that act to the Casino Contracts will not cause material delays in the construction of the Casino or otherwise adversely affect the Company.

ENVIRONMENTAL MATTERS

    JCC expects to own and lease certain properties, some of which were formerly owned or leased by companies with operations that involved or may have involved the use of hazardous substances or wastes and which could subject JCC to liability for the cleanup of such hazardous substances or wastes or may adversely affect the owner/operator's ability to borrow in the future using the real estate as collateral. In addition to all of its rights under the Bankruptcy Code as successor to HJC under the Plan of Reorganization, JCC expects to obtain certain indemnifications for past activities, operations or occurrences at such properties that it believes will be sufficient to cover the costs of any potential liability related thereto. At the present time, the Company does not anticipate that such liability or conditions will have a material adverse effect on the Company. However, no assurances can be given that such matters will not have a material adverse effect on the Company. See "--The Company--Environmental Matters."

RESTRICTIVE COVENANTS

    The Amended Ground Lease and the Amended and Renegotiated Casino Operating Contract will limit the amount of secured indebtedness JCC may incur and from whom such indebtedness may be obtained without consent. These restrictions could limit JCC's ability to effect future financings or otherwise restrict JCC's activities. The Company's operating and financing options will be subject to covenants contained in the Indentures, the Bank Loans, related collateral documents, and agreements with the LGCB and the RDC, which covenants include, among others, restrictions on restricted payments, the granting of liens, the incurrence of additional indebtedness, the payment of management fees, subsidiary dividend restrictions, asset sales, transactions with affiliates, mergers and consolidations. See "--Material Agreements--Indentures," "--Bank Loans," "--Amended Ground Lease," and "--Amended and Renegotiated Casino Operating Contract."

CONFLICTS OF INTEREST

    Under the Amended Management Agreement, the Manager, a wholly-owned subsidiary of HET, will be exclusively responsible for supervising and managing the Casino. However, HET has also , through its operating subsidiaries and other affiliates, developed and currently operates dockside casinos in Vicksburg and Tunica, Mississippi and Shreveport, Louisiana and HET may develop other casinos that may compete with the Casino (collectively, the "Competing Casinos"). Due to the Competing Casinos' proximity to the Casino, they will compete directly with the Casino for patrons. HET, through its operating subsidiaries, also operates casinos in the five major Nevada and New Jersey gaming markets and such casinos will also compete with the Casino on a national basis.

    In addition, Colin V. Reed, Executive Vice President and Chief Executive Officer of HET, is presently the sole director as well as Chairman of the Board of JCC Holding. On the Effective Date, if the requisite gaming regulatory agencies have made the necessary determinations, Colin V. Reed is expected to be a Class B Director and Chairman of the Board of JCC Holding. Currently, Frederick W. Burford, a paid consultant to HET, is the President of JCC Holding, JCC, JCC Development, CP Development and FP Development. As of the Effective Date of the Plan of Reorganization, Frederick W. Burford is expected to continue to serve as the President of JCC Holding, JCC, JCC Development, CP Development and FP Development, but is expected to cease to be a paid consultant to HET. Additionally, L. Camille Fowler, the Vice President-Finance, Treasurer and Secretary of JCC Holding, JCC, JCC Development, CP Development and FP Development is also the Director of Finance, Vice President, Secretary and Treasurer of the Manager. As of the Effective Date of the Plan of Reorganization, L. Camille Fowler is expected to continue to serve as the Vice President-Finance, Treasurer and Secretary of JCC Holding, JCC, JCC Development, CP Development and FP Development but is expected to cease to serve as the Director of Finance, Vice President, Secretary and Treasurer of the Manager. See "Item 5. Directors and Executive Officers." Sometime after the Effective Date, if the requisite gaming regulatory agencies have made the necessary determinations, one or two other officers of HET are expected to be Class B Directors of JCC Holding. As a result of HET's ownership of the Competing Casinos, and the fact that these HET officers hold or are expected to hold such positions with JCC Holding, a conflict of interest may be deemed to exist by reason of such persons' access to information and business opportunities possibly useful to any or all of the Competing Casinos. No specific procedures have been devised for resolving conflicts of interest confronting, or which may confront the Company.

REPURCHASE OF CLASS A COMMON STOCK RELATING TO GAMING MATTERS

    The Gaming Act, the Rules and Regulations thereunder, and the Amended and Renegotiated Casino Operating Contract impose certain suitability requirements with respect to the holding of any securities of JCC Holding and JCC. To the extent any holder of such securities fails to satisfy such requirements, such holder may be required to obtain certain qualifications or approvals from the LGCB to continue to hold such securities. Any failure to obtain such qualifications or approvals may, by virtue of requirements imposed on JCC, subject such securityholders to certain requirements, limitations or prohibitions, including a requirement that such securityholders liquidate their securities at a time or at a cost that is otherwise unfavorable for such securityholders. There can be no assurance that the Gaming Act will not be interpreted, that additional rules and regulations will not be implemented, or that new legislation will not be enacted to impose additional restrictions on, or otherwise prohibit, certain persons from holding the Class A Common Stock, or cause such securityholders to liquidate their Class A Common Stock at a time or at a cost that is otherwise unfavorable for such securityholders. See "--Uncertainty Regarding Gaming Regulation and Future Changes to the Law," "--Regulation--Louisiana Gaming Act" and "--Material Agreements--Amended and Renegotiated Casino Operating Contract." The Certificate of Incorporation of JCC Holding provides that the shares of Class A Common Stock may, under certain circumstances, be redeemed by JCC Holding if JCC Holding, or certain affiliates thereof, believes such action is required to prevent the loss or impairment of a material gaming license of JCC or such affiliate. See "Item 11. Description of Registrant's Securities to be Registered--Redemption Provisions."

CERTAIN BANKRUPTCY CONSIDERATIONS

    The RDC leases the Rivergate site from the City pursuant to a lease agreement with the City (the "City Lease"). JCC expects the RDC to sublease the site to JCC pursuant to the Amended Ground Lease. The commencement of a bankruptcy case by or against the City or RDC could adversely affect JCC's rights under the Amended Ground Lease, if the City and/or the RDC should elect to "reject" the City Lease and/ or the Amended Ground Lease under Section 365(a) of the Bankruptcy Code. Under Section 365(h) of the Bankruptcy Code, a lessee may elect either to treat the rejected lease as terminated or to remain in possession. In the event of the City's bankruptcy, the RDC is obligated under the Amended Ground Lease to assert a right under Section 365(h) to remain in possession to protect the Company's rights and the securityholders' interest in the premises. If the RDC does assert such right, JCC's right to remain in possession should be unaffected by the City's bankruptcy. Some courts have held that Section 365(h) does not provide continuing possessory rights to a sublessee when the lessee-sublessor rejects its master lease with its lessor. Thus, if the City Lease or the Amended Ground Lease was terminated as between the City and RDC as a result of such rejection by the RDC, JCC might lose its rights under the Amended Ground Lease. JCC's loss of its rights under the Amended Ground Lease would have a material adverse effect on the Company.

LACK OF EXPERIENCED PERSONNEL

    A shortage of skilled and licensed labor exists in the gaming industry, which may make it more difficult and expensive to attract and retain qualified employees. While JCC believes that it will be able to attract and train qualified individuals to staff the Casino, there is no assurance that it will be able to do so. In addition, the Gaming Act requires that at least 50% of the individuals employed at the Casino be Louisiana residents for at least one year prior to employment. The Amended Ground Lease requires that not less than 55% of the employees of JCC and JCC Development live and reside in Orleans Parish (subject to reduction to comply with applicable law). The minimum percentage of JCC and JCC Development employees that are required under the Amended Ground Lease to be Orleans Parish residents will increase by 2% on the anniversary of the Opening Date until the residency requirement reaches 65% (subject to reduction to comply with applicable law). JCC has agreed to use its best efforts to maximize hiring in Orleans Parish with the goal being that 80% of employees of JCC and JCC Development, in the aggregate, live and reside in Orleans Parish. There is no assurance that JCC will be able to hire qualified individuals satisfying these criteria. If JCC is able to hire qualified individuals satisfying these criteria, the cost of hiring such individuals could be significantly higher than if JCC was not required to hire individuals satisfying such criteria. If JCC does not satisfy these criteria and does not pursue curative actions, it is possible that the default could result in revocation of the Amended Ground Lease. See "--Material Agreements--Amended Ground Lease--Residency Requirements" and "--Risk Factors-- Cross Defaults."

AMENDED OPEN ACCESS PROGRAM AND PLANS

    The Amended GDA and the Amended Ground Lease will obligate JCC to comply with a revised and updated open access program and will require JCC to adopt amended and restated open access plans pursuant thereto (collectively, the "Amended Open Access Program and Plans") to facilitate participation by minorities, women, and disadvantaged persons and business enterprises in developing, constructing and operating the Casino. The Amended Open Access Program and Plans are expected to contain various provisions which permit the City's Mayor and the City Council to impose penalties on JCC if it fails to comply with the provisions of the Amended Open Access Program and Plans. These penalties include fines, a default under the Amended Ground Lease under certain circumstances and the right of the City's Mayor to request a review of hiring and contracting practices. Imposition of the fines could have a material adverse effect on the Company. In addition, JCC is required to indemnify the City and the RDC against certain damage awards arising out of lawsuits related to the Amended Open Access Program and Plans. See "Material Agreements--Amended GDA."

    Although an amended open access program establishing minority hiring goals for the construction and operation of the Casino, was submitted to the City and the RDC on December 18, 1997, this program has not yet been approved. In addition, the provisions of the amended and restated open access plans are being negotiated by the parties and have not yet been submitted to the City and the RDC for approval. The Amended Open Access Program and Plans may establish goals for the employment of minorities at the Casino in a proportion greater than the population of the State. Under the Gaming Act, JCC is required, as nearly as practicable, to employ minorities in proportions consistent with the population of the State. JCC interprets these provisions in a manner that would not prohibit JCC from employing a workforce with a percentage of minorities in excess of the percentage of minorities of the population of the State. There can be no assurance that the Gaming Act or the Amended and Renegotiated Casino Operating Contract will be applied in a manner which permits compliance with the Amended Open Access Program and Plans. If such provisions were not applied in such a manner, there may be a conflict between the Gaming Act, the Amended and Renegotiated Casino Operating Contract and the Amended Open Access Program and Plans since the percentage minority population of the State may be less than the percentage minority hiring goals under the Amended Open Access Program and Plans. JCC intends to comply with the Amended Open Access Program and Plans unless they are found to be preempted by the Gaming Act. If the conflict discussed above exists and JCC nevertheless complies with the minority hiring goal under the Amended Open Access Program and Plans, JCC may be in violation of the Gaming Act and the provisions of the Amended and Renegotiated Casino Operating Contract. Such a violation could result in a material adverse effect on the Company.

YEAR 2000 RISKS

    The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been stored as two digits rather than four (e.g., "98" for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

    The Company has not yet fully evaluated its state of readiness with respect to Year 2000 problems, the costs that may be incurred to address any Year 2000 issues which may arise or the effect on the Company of any Year 2000 issue which may arise. The Company will not be able to fully evaluate its readiness until after the occurrence of the Effective Date, the completion of a material portion of the construction of the Casino (specifically, the installation of computer hardware and software in the Casino) and the negotiation and execution of contracts with significant suppliers.

    It is anticipated that JCC and the Manager will enter into a side letter agreement pursuant to which the Manager is expected to agree to be responsible for assuring that certain to be agreed upon computer systems used in the operation of the Casino will appropriately interpret the year 2000 and beyond. It is expected that the slot management system for the Casino will be licensed from a third party. The Company has no information on the status of the compliance of the slot management or any other system licensed from a third party or in equipment owned by JCC or otherwise on which the operation of the Casino may depend, and will not be able to obtain such information until the relevant contracts are negotiated and executed.

    Because the business activities of JCC Holding, JCC Development, CP Development and FP Development, will be limited, and because many of the business activities of JCC Development, CP Development and FP Development likely will not commence until after January 1, 2000, the Company is not presently aware of the existence of any material Year 2000 compliance risks with respect to those entities.

    Should the Company and/or its significant suppliers fail to timely identify, address and correct material Year 2000 issues, such failure could have a material adverse impact on the Company's ability to operate. In addition, if corrections made by such suppliers to address Year 2000 issues are incompatible with the Company's systems, the Year 2000 issue could have a material adverse impact on the Company's ability to operate. The Company does not currently have contingency plans designed to minimize the impact of a Year 2000 problem, but expects to develop plans following the Effective Date. There can be no assurance, however, that such plans will be successful. The impact on the Company's operating results of the Company's and/or its significant suppliers' failure to timely address and correct material Year 2000 issues and of any contingency plans to be designed to address such issues cannot be determined at this time.

DIVIDEND POLICY

    JCC Holding does not intend to pay cash dividends on the Common Stock, including the Class A Common Stock, in the foreseeable future. Further, pursuant to the terms of the Bank Loans, for as long as there are amounts outstanding under the Bank Loans no dividends will be paid. See "--Material Agreements--Bank Loans." In addition, the terms of the Indentures prohibit payment of cash dividends unless certain conditions are met, including the condition that no dividend shall be paid unless JCC has paid the maximum contingent payments with respect to the New Notes and the New Contingent Notes for certain periods of time. See "--Material Agreements--Indentures." The payment of cash dividends, if any, will be made only from assets legally available for that purpose, and will depend on JCC Holding's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the board of directors of JCC Holding.

    Certain institutional investors may only invest in dividend-paying equity securities or may operate under other restrictions which prohibit or limit their ability to invest in the Class A Common Stock.

                              MATERIAL AGREEMENTS

    The following discussion summarizes the material terms of certain material agreements to which the Company is a party, but this summary does not purport to be complete and is qualified in its entirety by reference to the relevant agreements, which are filed as exhibits to this Registration Statement. Readers are urged to obtain and review such agreements.

BANK LOANS

    JCC is seeking to obtain a construction financing commitment from the Bank Lenders to provide JCC with up to $211.5 million under the Term Loans and up to $25 million under the Working Capital Facility. The Term Loans and the Working Capital Facility will be a single combined credit facility. Although the following is a summary of the expected terms of the Bank Loans, there can be no assurance that JCC will be able to enter into a credit agreement (the "Credit Agreement") for the Bank Loans with the Bank Lenders on the terms described herein.

    The A Term Loan is expected to be approximately a six and one-half year term loan, the B Term Loan is expected to be approximately a seven year term loan and the Working Capital Facility is expected to be a $25 million revolving line of credit for a period of approximately seven years. There is no assurance, however, that JCC will be able to obtain the Bank Loans on these terms.

    The A Term Loan will consist of a $60 million term loan which generally will rank senior to all existing and future indebtedness of JCC except certain obligations of JCC under the HET/JCC Agreement. The A Term Loan will consist of three tranches: (i) a $10 million tranche ("Tranche A-1"); a $20 million tranche ("Tranche A-2"); and (iii) a $30 million tranche ("Tranche A-3"). The B Term Loan will consist of two tranches: (i) a $30 million tranche ("Tranche B-1"); and (ii) a $121.5 million tranche ("Tranche B-2"). The Working Capital Facility will provide JCC with up to $25 million of availability to meet short-term working capital requirements, including up to $10 million of availability for letters of credit. The Bank Loans will be secured on a second priority basis (junior only to a lien securing certain obligations of JCC under the HET/ JCC Agreement) and will be subject to certain internal priorities among the Term Loan and Working Capital Facility as more fully described herein.

    The interest rate on Tranche A-1 and Tranche A-3 is LIBOR plus 1.0%. The interest rate on Tranche A-2 is equal to the sum of (i) LIBOR plus 2.5%, plus, if applicable, (ii) any increase, not to exceed 1.0%, in the applicable interest rate charged under HET's existing senior bank credit facility (the "HET interest rate") above the HET interest rate in effect on the Effective Date. The interest rate on Tranche B-1 is LIBOR plus 2.5%. The interest rate on Tranche B-2 is equal to (i) to the extent the aggregate principal amount of such loans so outstanding at any time exceeds $10 million, the sum of (a) LIBOR plus 2.5% plus, if applicable, (b) any increase, not to exceed 1.0%, in the applicable HET interest rate above the HET interest rate in effect on the Effective Date and
(ii) in the case of the first $10 million of Tranche B-2 at any time outstanding, the rate will be the applicable HET interest rate. The interest rate on the Working Capital Facility is (i) so long as the Carry Obligations under the Completion Guarantees remain guaranteed pursuant to the terms of such Completion Guarantees and in accordance with the terms thereof (with the first date upon which such Carry Obligations are no longer so guaranteed being herein called the "Carry Obligation Termination Date"), at the applicable HET interest rate and (ii) at all times from and after the Carry Obligation Termination Date, at a rate equal to the sum of (a) LIBOR plus 2.50%, plus, if applicable, (b) any increase, not to exceed 1.0%, in the HET interest rate above the HET interest rate in effect on the Effective Date. All of the immediately preceding interest rates are per annum. Notwithstanding the above, default interest rates will apply to past due amounts under the Bank Loans.

    The combined amortization required under Tranche A-1 and Tranche A-2 is quarterly installments of principal, commencing July 31, 2000, in the amount of $400,000 per year, with a $27.8 million lump sum payment due at maturity. The amortization required under Tranche A-3 is quarterly installments of principal, commencing December 31, 1999, in the amount of $4 million the first year, $6 million the second and third years and $7.0 million the fourth and fifth years, with no lump sum payment due at maturity. The amortization required under the B Term Loan is quarterly installments of principal, commencing July 31, 2000, in the amount of $6.0 million the first year, $10.0 million the second, third, fourth and fifth years, and $8.5 million the sixth year, with a $97.0 million lump sum payment due at maturity. All scheduled amortization and other payments made in respect of the Bank Loans (excluding payments pursuant to any payment guarantees or put agreements) will first be allocated to the A Term Loan and Tranche B-1 and, only after the A Term Loan and Tranche B-1 have been repaid in full, to Tranche B-2 and the Working Capital Facility. The Bank Loans require all excess cash flow of JCC to first be allocated to repayment of Tranche A-1 and Tranche A-2 on a pro rata basis. After Tranche A-1 and Tranche A-2 are repaid, mandatory prepayments resulting from application of excess cash flow and other proceeds (excluding scheduled amortization) include (i) if any principal amortization has been deferred (as set forth in the subsequent paragraph), 75% of excess cash flow and certain additional proceeds will be applied first to Tranche B-1 and second to Tranche A-3 to the extent of the total of all such deferred principal amortization, and (ii) thereafter, 50% of excess cash flow and certain additional proceeds will be applied pro rata to Tranche A-3, Tranche B-1 and Tranche B-2 until an agreed threshold amount (determined based on projected cash flow) for the respective fiscal year has been so applied. At such time as an aggregate amount equal to the agreed threshold amount has been so applied in any fiscal year, excess cash flow and other mandatory prepayments will be applied first to Tranche B-1, second to Tranche A-3 and third to Tranche B-2.

    The scheduled quarterly amortization payments under the Term Loans will be deferred for any of the first six semi-annual interest payment periods if (i) Fixed Interest (as defined herein) on the New Notes is paid in kind for the period ending prior to such quarterly amortization date, (ii) the Manager has deferred Base Fees (as defined herein) for the corresponding interest payment period, (iii) the Manager has deferred Incentive Fees (as defined herein) for the corresponding interest payment periods, and (iv) HET and HOCI have deferred their fees under the HET/JCC Agreement. Starting with the fourth year after the Effective Date, if Consolidated EBITDA (as defined herein) for JCC is not in excess of $28.5 million for the 12 months ending one month prior to each semi-annual interest payment date, amortization under the Term Loans will be deferred.

    HET and HOCI will provide a payment guarantee or a "put" agreement with respect to Tranche A-2, Tranche B-2 and the Working Capital Facility (collectively, the "HET Loan Guaranty"); provided, however, that any payments by HET or HOCI under the Completion Guarantees will be made pursuant to the Completion Guarantees. In exchange for providing the HET Loan Guaranty, BTCo will pay to HET an annual credit support fee (the "BTCo Credit Support Fee") equal to 2%, and JCC will pay to HET an annual credit support fee (the "JCC Credit Support Fee") equal to 0.75%, of the average aggregate principal amount of loans and/or stated amount of letters of credit outstanding from time to time under Tranche A-2, Tranche B-2 and the Working Capital Facility (in the case of Tranche B-2, only to the extent of the aggregate outstanding principal amount thereof from time to time is in excess of $10 million); provided, however, that
(i) HET will not receive credit support fees based on amounts outstanding, or stated amounts of letters of credit relating to project costs of the Casino, under the Working Capital Facility until the Carry Obligations of HET and HOCI under the Completion Guarantees have terminated, (ii) the BTCo Credit Support Fee will be payable only to the extent such fee is actually received by BTCo from JCC as interest under Tranche A-2, Tranche B-2 and the Working Capital Facility, and so long as HET and HOCI are not in default under the HET Loan Guaranty, (iii) for any time period in which the applicable HET interest rate increases by more than 1.0% per annum above the HET interest rate in effect on the Effective Date, the BTCo Credit Support Fee will decrease by .01% for each such .01% increase in the applicable HET interest rate (in excess of 1.0% over the HET interest rate in effect on the Effective Date) until such BTCo Credit Support Fee is reduced to zero, (iv) for any time period in which the applicable HET interest rate decreases below the HET interest rate in effect on the Effective Date, the BTCo Credit Support Fee will increase by .01% for each such
 .01% decrease in the applicable HET interest rate (below the HET interest rate in effect on the Effective Date), and (v) for any time period in which the applicable HET interest rate increases by more than .25% per annum above the applicable HET interest rate in effect on the Effective Date, the JCC Credit Support Fee will decrease by .01% for each such .01% increase in the applicable HET interest rate (in excess of .25% over the applicable HET interest rate in effect on the Effective Date) until the JCC Credit Support Fee is reduced to zero. To the extent the applicable HET interest rate increases up to 1%, the .75% JCC credit support fee is reduced down to zero. The net effect of JCC's payment of the credit support fee combined with the applicable interest rate for Tranche A-2, Tranche B-2 and the Working Capital Facility is that JCC would pay in credit support fees and interest a sum equal to LIBOR plus 3.25% which could increase to LIBOR plus 3.50% if the HET applicable rate increases by more than .75% up to 1.00%. Also in consideration of the HET Loan Guaranty, HCCIC will receive the HET Warrant. See "--HET Warrant."

    The $10 million Tranche A-1, the $30 million Tranche A-3 and the $30 million Tranche B-1 will be funded on the Effective Date. The $121.5 million Tranche B-2 and the $20 million Tranche A-2 will be funded as required for the construction of the Casino with Tranche B-2 to be drawn prior to Tranche A-2. The $22.5 million Junior Subordinated Credit Facility will be funded prior to Tranche A-2. If any amount of Tranche B-2 remains undrawn upon completion of the construction of the Casino, it will be drawn to pay down Tranche A-1. The failure of the lenders under Tranche A-2 or Tranche B-2 to disburse funds will not terminate the Completion Guarantors' obligations under the Completion Guarantees.

    The Bank Loans will be secured by liens on substantially all of the assets of JCC (excluding the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Gaming Revenue Share Payments), JCC Holding, JCC Development, CP Development and FP Development (junior only to a lien securing certain obligations of JCC under the HET/JCC Agreement). Within the Bank Loans, the A Term Loan and related Senior Permitted Refinancings (as defined herein) will be senior to the Working Capital Facility; the Working Capital Facility and related Senior Permitted Refinancings will be senior to the B Term Loan. The B Term Loan and the Senior Subordinated Permitted Refinancings (as defined herein) will be PARI PASSU with the New Notes and the New Contingent Notes. The "Senior Permitted Refinancings" include any refinancings of the A Term Loan and the Working Capital Facility which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness are refinanced and/or (y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof. The "Senior Subordinated Permitted Refinancings" include any refinancings of the B Term Loan which do not increase the principal amount of indebtedness outstanding and available thereunder (except to the extent (x) accrued and unpaid interest and/or other amounts owing with respect to the refinanced indebtedness are financed and/or (y) of the fees and expenses incurred in connection with the refinanced indebtedness) or decrease the weighted-average maturity thereof.

    Drawings under the Bank Loans are subject to the following conditions, among others, (i) that there exists no default under the Bank Loans with respect to payments thereunder or certain bankruptcy or insolvency events or under the Completion Guarantees or the HET Loan Guaranty at the time of each draw, and
(ii) that all representations under the HET Loan Guaranty remain true and correct in all material respects at the time of each draw.

    The Bank Loans contain affirmative covenants with respect to, among other things, the maintenance of certain leverage ratios, coverage ratios and levels of tangible net worth, limitations on indebtedness, changes in JCC's business, the sale of all or substantially all of JCC's assets, mergers, acquisitions, reorganizations and recapitalizations, liens, guarantees, the payment of management fees, dividends and other distribution, investments, debt prepayments, sale-leasebacks, capital expenditures, lease expenditures and transactions with affiliates, and financial reporting.

JUNIOR SUBORDINATED CREDIT FACILITY

    On the Effective Date, JCC will enter into the Junior Subordinated Credit Facility pursuant to which HET has agreed to make available up to $22.5 million of subordinated indebtedness to fund project costs to the extent that such costs exceed amounts available under the Term Loans (excluding Tranche A-1 and Tranche A-3), the proceeds from the sale of the Convertible Junior Subordinated Debentures and the Harrah's New Equity Investment. The Junior Subordinated Credit Facility will be applied to project costs prior to amounts under Tranche A-1 and Tranche A-3, will be unsecured, and amounts outstanding thereunder will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Notes, the New Contingent Notes, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The terms of the Junior Subordinated Credit Facility will be no less favorable to JCC than the terms of the obligation of JCC to repay amounts advanced by the Completion Guarantors under the Completion Guarantees and the Amended Completion Loan Agreement. See "--Amended Completion Loan Agreement."

CONVERTIBLE JUNIOR SUBORDINATED DEBENTURES

    On the Effective Date, the Company will issue to (i) BTCo and any other bank which elects to be treated as a participating bank under the Plan of Reorganization (collectively, the "Participating Banks") approximately $11.637 million aggregate principal amount of the Convertible Junior Subordinated Debentures, and (ii) Salomon, DLJ and BT Alex. Brown Incorporated (collectively, the "Underwriters") approximately $15 million aggregate principal amount of the Convertible Junior Subordinated Debentures. The aggregate principal amount of Convertible Junior Subordinated Debentures may increase if banks in addition to BTCo elect to become Participating Banks and under a certain settlement agreement with FNBC pursuant to the Plan of Reorganization.

    The Convertible Junior Subordinated Debentures will be due six months following the scheduled maturity of the New Notes. The Convertible Junior Subordinated Debentures will bear interest at a rate of 8% per annum payable semi-annually in cash; provided, however, that JCC will have the option of paying the interest on the Convertible Junior Subordinated Debentures, in whole or in part, in kind rather than in cash (i) at any time during the first five full years following the issuance of the Convertible Junior Subordinated Debentures, and (ii) at any time thereafter during any Semiannual Period (as defined herein) which was immediately preceded by a Semiannual Period in which no contingent interest was paid on the New Notes and New Contingent Notes. See "--Indentures."

    The Convertible Junior Subordinated Debentures will be unsecured obligations of JCC and will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Term Loans, the New Notes, the New Contingent Notes, the Working Capital Facility, Senior Permitted Refinancings and Senior Subordinated Permitted Refinancings. The Convertible Junior Subordinated Debentures will be convertible at the option of the holders, in whole or in part, at any time after October 1, 2002, into Common Stock of JCC Holding at a conversion price of $25.00 per share (the "Conversion Price"), subject to dilution and other appropriate adjustments. The Convertible Junior Subordinated Debentures will be redeemable at the option of the Company (i) at any time at par plus accrued interest in cash, or (ii) at any time during the 12 months prior to the maturity of the Convertible Junior Subordinated Debentures, at par, in whole or in part, in shares of Common Stock at the Conversion Price if the Conversion Price per share is greater than the Current Market Price per share. The "Current Market Price" of the Common Stock on any trading day will be the volume-weighted average of the closing trading or bid price of the Common Stock for the 10 consecutive trading days preceding such date. Upon the request of the initial recipients of the Convertible Junior Subordinated Debentures in an amount no less than $5.0 million, which request may be made only once and may not be made prior to October 1, 2002, JCC will promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter, a registration statement on the appropriate form relating to the Convertible Junior Subordinated Debentures or the Common Stock issued upon conversion of the Convertible Junior Subordinated Debentures.

INDENTURES

    In connection with the Plan of Reorganization, JCC will issue (i) $187.5 million aggregate principal amount of New Notes maturing in 2009 pursuant to an indenture, dated as of the Effective Date, by and among JCC, as obligor, JCC Holding, JCC Development, CP Development and FP Development, as guarantors, and Norwest Bank Minnesota, National Association, as trustee (the "Trustee"), and
(ii) New Contingent Notes pursuant to an indenture, dated as of the Effective Date, by and among JCC, as obligor, JCC Holding, JCC Development, CP Development and FP Development, as guarantors, and the Trustee. See "--The Company--Recent Reorganization."

    Fixed interest on the New Notes accrues at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the fourth and fifth years and increasing to 8% per annum after the first five years ("Fixed Interest") and is payable semiannually in arrears on each six-month and one year anniversary of the Effective Date (each a "Semiannual Period"). Interest on the New Notes begins to accrue on the Effective Date. JCC will have the option to pay the first six semi-annual payments of Fixed Interest on the New Notes in kind rather than in cash; provided, however, that JCC must pay the first four semi-annual payments of Fixed-Interest in kind if Tranche A-1 and/or Tranche A-2 is outstanding when such payments are due. JCC will have the option to pay the fifth and sixth semi-annual payments of Fixed Interest in kind and may be required to do so by the Credit Agreement under certain circumstances; provided, however, that JCC may not pay the fifth and sixth semi-annual payments of Fixed Interest in kind if (i) Tranches A-1 and A-2 have been fully repaid,
(ii) there are no outstanding drawings under the Working Capital Facility, other than letters of credit as permitted pursuant to the Credit Agreement, and (iii) JCC has accumulated cash availability of at least $20 million.

    If Consolidated EBITDA for JCC is less than $28.5 million for the 12 months ending one month prior to each semi-annual interest payment date starting with the fourth year after the Effective Date, Fixed Interest on the New Notes must be paid in kind. Payments of Fixed Interest not made in kind are payable in cash.

    Contingent payments with respect to the New Notes, to the extent they are due and owing, are payable on each semi-annual interest payment date in an aggregate amount equal to 75% of the Contingent Payment Measurement Amount (as defined herein) in excess of $65 million and less than $85 million, calculated on an annual basis. "Contingent Payment Measurement Amount" means an amount equal to (a) JCC's Consolidated EBITDA plus (b) an amount equal to the aggregate cash distribution to JCC Holding from CP Development and FP Development. If the Contingent Payment Measurement Amount for any year is less than $65 million, no contingent payments in respect of the New Notes will be paid for such year. Contingent payments with respect to the New Contingent Notes, to the extent they are due and owing, are payable on each interest payment date in an aggregate amount equal to 75% of the Contingent Payment Measurement Amount in excess of $85 million and less than $109,425,380, calculated on an annual basis. If the Contingent Payment Measurement Amount for any year is less than $85 million, no contingent payments in respect of the New Contingent Notes will be paid for such year. If, and to the extent that, the Contingent Payment Measurement Amount results for any year is less than the amount required to cause the maximum contingent payments for such year to become due, such payments will never be made. The aggregate amount of contingent payments payable in any Semiannual Period will be reduced pro rata for reductions in the outstanding principal amount of New Notes or New Contingent Notes prior to the close of business on the record date immediately preceding such payment of contingent payments. "Consolidated EBITDA" means, with respect to any person, for any period, the consolidated net income of such person for such period adjusted (A) to add thereto (to the extent deducted from net revenues in determining consolidated net income), without duplication, the sum of (i) income tax expense

(whether or not payable during such period) of such person and its consolidated subsidiaries, (ii) consolidated depreciation and amortization expense, (iii) consolidated fixed charges, (iv) aggregate contingent interest payments, whether paid or accrued, (v) amortization expense with respect to deferred refinancing fees, (iv) preopening expenses, (vii) any extraordinary loss reflected in the calculation of consolidated net income, (viii) other non-cash charges, and (ix) solely for the purposes of calculating contingent payments under the Notes, if any, and the Incentive Fee, if any, the proceeds, if any, from the exercise of the HET Warrant, and (B) to subtract therefrom any extraordinary gain reflected in the calculation of consolidated net income.

    The New Notes and the New Contingent Notes will be secured on an equal and ratable basis, junior to the liens securing certain obligations of JCC Holding, JCC, JCC Development, CP Development and FP Development under the HET/JCC Agreement, the A Term Loan, the Working Capital Facility and the Senior Permitted Refinancings, and pari passu with the liens securing the B Term Loan and the Senior Subordinated Permitted Refinancings. The liens will be secured by substantially all of the assets of JCC (excluding the Amended and Renegotiated Casino Operating Contract, the Casino's bankroll and the Gross Revenue Share Payments (as defined herein)), JCC Holding, JCC Development, CP Development and FP Development (the priority of which is described above). Certain of the collateral will be subject to release in accordance with the applicable security documents and the Indentures. With the exception of the Term Loans, the Working Capital Facility, Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings, and certain special purpose indebtedness, any other indebtedness for borrowed money of JCC must be subordinated to the Notes. The Notes also contain provisions such that, in the event of a payment default or bankruptcy, the holders will be made whole for any accelerated maturity (which, with respect to the New Contingent Notes, will consist solely of contingent payments that are due but have not yet been paid), accrued and unpaid interest, all Fixed Interest and contingent payments in respect of future periods and any other costs and expenses; provided, however, that the amount of future contingent payments under the Notes will be subordinated in right of payment to certain obligations of JCC under the HET/JCC Agreement, the Bank Loans, the Senior Permitted Refinancings and the Senior Subordinated Permitted Refinancings.

    JCC Holding, JCC Development, CP Development and FP Development irrevocably and unconditionally guarantee to each holder of New Notes the payment of principal, premium, if any, and interest on the New Notes. JCC Holding, CP Development and FP Development irrevocably and unconditionally guarantee to each holder of New Contingent Notes the payment of contingent payments in respect of the New Contingent Notes.

    Upon a change in the manager of the Casino or other similar events, each holder of the New Notes will have the right, at such holder's option, to require JCC to purchase such holder's New Notes at 101% of the principal amount thereof plus accrued and unpaid interest. Due to the highly leveraged nature of JCC, JCC may not have sufficient financing to purchase the New Notes and satisfy other obligations which may become due upon such an event. The New Notes and the New Contingent Notes will not be redeemable or subject to mandatory prepayment prior to maturity. The New Notes and New Contingent Notes are subject to redemption based on gaming regulatory considerations.

    The Indentures will each contain certain restrictions on, among other things, change of control, restricted payments, liens, incurrence of additional indebtedness, payment of management fees, subsidiary dividend restrictions, asset sales, transactions with affiliates, mergers and consolidations.

HET WARRANT

    In consideration of the HET Loan Guaranty, HCCIC will receive, among other things, the HET Warrant entitling it to purchase additional shares of JCC Holding Common Stock such that, upon exercise of the HET Warrant in its entirety, HET and its affiliates, including HCCIC, would own in the aggregate 50.0% of the then outstanding shares of Common Stock, subject to certain adjustments. The number of shares issuable upon exercise of the HET Warrant will be calculated and/or adjusted as necessary to reflect, among other things, the transfer of shares upon exercise of the options held by FNBC and the NOLDC shareholders to purchase Common Stock from HET or its affiliates and the issuance of shares of Common Stock upon conversion of any of the Convertible Junior Subordinated Debentures. The HET Warrant will be exercisable at any time after the Transition Date until the sixth anniversary of the Opening Date, in whole or in part at a price of $15.00 per share of Common Stock. HET and its affiliates will not be permitted to exercise the HET Warrant with respect to that number of shares which would cause HET and its affiliates to own more than 50.0% of the Common Stock until such time as such exercise would not cause HET and its affiliates to own more than 50.0% of the then outstanding shares of Common Stock. If at any time after the Transition Date the closing bid price of the Common Stock has exceeded $20.00 per share for 60 consecutive trading days, JCC Holding's board of directors may elect to give written notice to HCCIC of an election to redeem 75% of the warrants at $0.05 per warrant unless HCCIC exercises the warrants within forty-five days after the date of such notice. If (i) an election to redeem warrants is made by JCC Holding, and (ii) HCCIC exercises warrants with respect to that number of shares which at the time of exercise would cause HET and its affiliates to own in the aggregate 50.0% of the then outstanding shares of Common Stock, then none of the then existing warrants which were called for redemption shall be redeemed.

AMENDED GDA

    JCC expects to enter into the Amended GDA, to be effective upon execution and delivery by the parties thereto and the occurrence of the Effective Date, with the RDC, and with the City as intervenor. The Amended GDA sets forth the obligations of the parties and the procedures to be followed relating to the design, development and construction of the Casino and certain related facilities (the "Casino Development"). The Amended GDA imposes responsibility on JCC for the location, identification and condition of all utilities serving the Casino Development and obligates JCC to provide certain traffic signalization and intersection improvements as a part of the cost of the project. No other transportation or roadway improvements will be required of JCC and the RDC. The Amended GDA also obligates JCC to reimburse the RDC for reasonable fees and expenses of the RDC commencing on the date as of which the Amended GDA is executed and delivered by the parties and the Effective Date has occurred, for the services of the project manager and his or her staff. Project manager and staff reimbursement amounts vary depending on the status of construction and certain other timing conditions.

    The Amended GDA establishes scheduling parameters for the construction and completion of the Casino Development. The Amended GDA contains the RDC's approval and acceptance of the commencement and completion schedule set forth therein for the recommencement and completion of construction. The Amended GDA provides for additional schedules, including a working development schedule, a development schedule and a construction schedule, as the design documents for each component and phase of the Casino Construction are prepared and approved and as construction planning evolves, and updated versions thereof as necessary.

    If JCC fails to complete the Casino Construction and open the Casino for business on or before the earlier of December 31, 1999 or 12 months after the Effective Date, subject to extension for Force Majeure, JCC will be required to pay as liquidated damages to the RDC the sum of (i) $2,500 per day for the first 30 day period after such completion deadline, (ii) $5,000 per day for the second 30 day period thereafter, (iii) $7,500 per day for the third 30 day period thereafter, and (iv) $10,000 per day for each day thereafter during which the Casino Construction is not complete. Failure to complete the Casino Construction by June 30, 2000, subject to extension for Force Majeure, will be an event of default under the Amended Ground Lease.

    The Amended GDA also grants certain approval rights to the RDC with respect to the selection of architects, contractors and other consultants. Under the Amended GDA, JCC is responsible for applying for and obtaining all necessary permits, licenses, approvals, consents and other government authorizations

(collectively "Permits"). Provided the RDC has approved the construction documents for a component or phase of the Casino Development, and provided there is no outstanding event of default under the Amended Ground Lease, the RDC is obligated to issue and deliver to JCC a notice to proceed for each component or phase of the Casino Development within ten days following its approval of the construction documents for such component or phase of the Casino Development. Work by JCC on that component or phase of the Casino Development must then commence within 14 days after JCC's receipt of both the notice to proceed and the required Permits, but in no event will commencement of work on the Casino Construction be required sooner than the Site Reactivation Date. For purposes of the Amended GDA, the "Site Reactivation Date" means the first day after the execution of the Amended GDA and the occurrence of the Effective Date when personnel and/or equipment first enter the development for the purpose of preparing the property for construction of the improvements required by the Amended GDA; provided, however, preliminary or preparatory work will not be considered site reactivation activities. The Site Reactivation Date will be no later than 30 days after the execution of the Amended GDA and the occurrence of the Effective Date.

    Under the Amended GDA, JCC is obligated to take reasonable precautions to protect from damage and preserve all adjacent public and private properties from damage caused by the construction, as well as restore and repair any properties damaged by the work. If JCC fails to perform the repair or restoration, the RDC may do so and recover the cost and expense incurred from JCC.

    Except as otherwise permitted by the Amended GDA, JCC must obtain or cause its general contractors to obtain performance and payment bonds with qualified corporate sureties for the full value of the contract for the construction of each component or phase of the Casino Development before commencing construction of such component or phase of the Casino Development. The initial construction bonds executed by HJC and certain qualified corporate sureties in late 1994 (as modified, the "Initial Bonds") were submitted to the City and the RDC on December 18, 1997 as exhibits to and as part of the Amended GDA. JCC expects that the Initial Bonds will remain in effect (notwithstanding changes in the scope of work bonded thereunder, including, without limitation, any increase in the amount of the bonded obligations) and does not anticipate the negotiation of any new or additional bonds. JCC is currently negotiating a supplement to the Initial Bonds requiring, among other things, that (i) the sureties thereunder acknowledge and consent to changes in the scope of work bonded thereunder, including, without limitation, any change in the amount of the bonded obligations, and the succession of JCC to the rights and obligations of HJC under the Initial Bonds, (ii) the parties reaffirm that the Initial Bonds (as so supplemented) remain in full force and effect and (iii) JCC be added as an additional obligee under the Initial Bonds (as so supplemented).

    Subject to certain limitations, JCC is permitted to make minor changes in the work up to a specified amount without RDC approval. All other changes require the RDC's prior approval.

    The Amended GDA requires JCC to obtain financing as described in the Plan of Reorganization. The Amended GDA obligates the Completion Guarantors to provide a completion guarantee in favor of the RDC and the City and in connection therewith, JCC will cause the Surety Bond to be issued by a company and in a form acceptable to the City Council. The amount of the Surety Bond is subject to the approval of RDC's project manager and will be determined as of the date of delivery of such Surety Bond, but will not be less than the remaining hard construction costs of the Casino Construction, which generally comprise the costs and expenses of developing, designing and constructing the Casino (excluding financing costs, legal fees and pre-opening and related marketing or advertising expenses). Pursuant to the completion guarantee, if JCC fails to complete the Casino Construction, the Completion Guarantors, subject to a number of important exceptions and qualifications, are obligated to complete the Casino Construction. See "--Completion Guarantees." Forms of the Surety Bond and such completion guarantee were submitted to the City and the RDC for approval in connection with the December 18, 1997 submission of the Amended Ground Lease and Amended GDA.

    The Amended GDA will terminate upon the earlier of (i) the last of the final completion dates of all components and phases of the Casino or (ii) the termination of the Amended Ground Lease, whether by default or otherwise. If the Amended GDA is terminated upon termination of the Amended Ground Lease as a result of the occurrence of an event of default by JCC thereunder, the RDC may, under certain circumstances, have the work completed, repaired or replaced at the expense of JCC.

    The Amended GDA and the Amended Ground Lease obligate JCC to comply with the Amended Open Access Program and Plans. See "--Risk Factors--Amended Open Access Program and Plans."

AMENDED GROUND LEASE

    TERM; RENT AND ADDITIONAL CHARGES. JCC expects to enter into the Amended Ground Lease for the Rivergate site with the RDC and the City, as intervenor, to be effective on the date the Amended Ground Lease is executed and delivered by the parties and the Effective Date has occurred. The Amended Ground Lease will have an initial term of 30 years plus the amount of time between April 27, 1993 and the Effective Date, and three consecutive ten-year renewal options. The Amended Ground Lease entitles JCC to possess the Rivergate site and obligates JCC to construct, build and operate the Casino, the support facilities, and the other improvements in accordance with the terms of the Amended Ground Lease and the Amended GDA.

    The RDC and the City have been paid $736,000 per month since January 1, 1997 as pre-opening day rent (the "Pre-Opening Date Rent"). See "--Risk Factors--Uncertainty Regarding Pre-Opening Day Rent." HJC initially deposited $2,208,000 in escrow to secure this rental obligation through May 31, 1997, all of which has been paid to the RDC and the City. The Pre-Opening Date Rent has been paid to the RDC and the City each month thereafter through and including August 1998. Under the Amended Ground Lease, the Pre-Opening Date Rent will continue to be paid until the Opening Date, although the RDC, the City and HJC remain in negotiations as to whether any additional amounts will be required. Notwithstanding, under the Amended Ground Lease if the Opening Date has not occurred by October 31, 1999, beginning on November 1, 1999, the Pre-Opening Date Rent will increase to an amount equal to the monthly Amended Ground Lease Minimum Payments (as defined herein).

    The Amended Ground Lease provides that the minimum of all: (i) Rent (as defined herein) payments; (ii) Gross Gaming Payments (as defined herein), (iii) Audubon Payments (as defined herein), (iv) Gross Non-Gaming Payments (as defined herein) (collectively, the "Amended Ground Lease Minimum Payments"), must equal $12.5 million per year to be payable in monthly installments. Beginning on the first quarter following the first anniversary of the Opening Date, JCC is obligated to pay to the RDC an aggregate of $500,000 in four equal quarterly installments. JCC is also obligated to pay to the RDC rent ("Rent") of $5 million per year for each of the first five years after the Opening Date. On the fifth anniversary of the Opening Date and on each fifth anniversary thereafter during the term of the Amended Ground Lease, the Rent will be increased by $2.5 million provided, however, that if the increase would cause the yearly Rent to exceed 3% of gross gaming revenue for the fiscal year immediately preceding the rental adjustment date, the yearly Rent for the five year period commencing with such rental adjustment date will be the greater of: (a) the yearly Rent for the preceding fiscal year; or (b) 3% of gross gaming revenue for the preceding fiscal year. The Rent is payable monthly in advance as part of the Amended Ground Lease Minimum Payments. Commencing on the Opening Date, JCC is obligated to make gross gaming payments ("Gross Gaming Payments") to the RDC equal to the amount by which the Gross Gaming Percentage Amount exceeds the Rent for that fiscal year. The "Gross Gaming Percentage Amount" in any fiscal year is determined as follows: $100,000 plus (a) 3.0% of gross gaming revenues for increments of gross gaming revenues from $0 to $350 million; (b) 3.5% of gross gaming revenue for increments of gross gaming revenue from $350 million to $375 million; and (c) a percentage of gross gaming revenue starting at 4.0% for increments of gross gaming revenue above $375 million and increasing by five-tenths of 1% for each additional $25 million of gross gaming revenue up a maximum of 8%. A portion of the Gross Gaming Payments is payable monthly in advance as part of the Amended Ground

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
Lease Minimum Payment. In addition, commencing with the month in which gross gaming revenue for a given fiscal year exceeds $350 million, JCC is obligated to pay additional Gross Gaming Payments then due for such month and for each month thereafter.

    JCC will also be obligated to pay additional sums pursuant to the Amended Ground Lease, including but not limited to: (i) an annual contribution of $2 million throughout the lease term, including any extensions, to be allocated by the City Council to the Orleans Parish School Board (the "School Board Payment"), with the first payment to be made within six months of opening the Casino and subsequent payments to occur on each anniversary thereof; (ii) an annual contribution of $200,000, payable monthly as part of the Amended Ground Lease Minimum Payments, to be allocated to the Audubon Park Commission, for and on behalf of the City (the "Audubon Payment"); (iii) in each of the first two years after the opening of the Casino, the sum of $875,000; and (iv) an annual payment to the RDC of $1.7 million, payable in monthly installments as part of the Amended Ground Lease Minimum Payments, plus 6% of all gross non-gaming revenues in excess of approximately $28.33 million payable commencing with the month (and for each month thereafter) in which gross non-gaming revenue exceeds $28.33 million ("Gross Non-Gaming Payments"). Gross non-gaming revenue includes, among other things, revenue derived from parking, the sale of food, beverages, services and merchandise, income from non-gaming-related tenants, operation of any business or enterprise owned by JCC or its affiliates and operated on the Casino Development, and income received by JCC from the use of any trade name of JCC or HET in connection with the Casino in the greater New Orleans area. Gross non-gaming revenue does not include any revenue derived from sales (other than sales by JCC or its affiliates) within the premises covered by the Second Floor Sublease (as defined herein). Under the Amended Ground Lease, JCC also waives any right to credits or offsets against Rent arising prior to the date the Amended Ground Lease is executed and delivered by the parties and the Effective Date has occurred, including any credit for renovation work at the Basin Street Casino conducted by HJC.

    Commencing on the Opening Date, JCC will be required to pay to the City a payment (the "City Payments") in the amount of $1.25 million for each fiscal year during the term of the Amended Ground Lease in which JCC receives gross gaming revenue in the amount of $350 million or more. The City Payments are payable in monthly installments in the amount of $104,167 each. On the Effective Date the City will release and return undrawn the letter of credit in the amount of $1.5 million issued by BTCo in favor of the City securing the payment of City Payments. No such security will thereafter be required with respect to the City Payments.

    The RDC will have, at any time during the term of the Amended Ground Lease, a one-time right, with the prior written consent of the City Council and upon 30 days prior written notice to JCC specifying the RDC's exercise of its right (the "MAR Exercise Notice") to receive a payment of additional rent (the "MAR Payment") equal to 4.99% of the amount, if any (the "Net Market Appreciation"), by which the weighted average closing trading price of the Common Stock issued by JCC Holding in connection with the Plan of Reorganization over the 20 days of trading immediately prior to delivery of the MAR Exercise Notice times the number of outstanding shares of such Common Stock, is greater than $320 million. Upon JCC's payment of the MAR Payment to the RDC, the RDC will have no further right to receive the 4.99% contingent payments described above or any additional market appreciation payments.

    JCC is also required to make: (i) contingent payments to the RDC equal to 4.99% of certain sums dividended or distributed by JCC to the stockholders of JCC Holding, (ii) in the event that JCC pays a Termination Fee (as defined herein) to the Manager, JCC must pay to the RDC an amount equal to 2.5% of such fee; and (iii) if the City adopts parking programs for certain neighborhoods adjacent to the Casino, $60,000 for the first year of Casino operations to administer such programs, payable within 30 days after Opening Date. If JCC fails to pay, when due, any of the payments under the Amended Ground Lease, JCC could be forced to pay the outstanding balance plus interest thereon from the due date of the payment to the delivery date of the payment at a default rate equal to the greater of: (a) the prime rate quoted by Citibank, N.A., plus 4% per annum; or (b) 14% per annum. Furthermore, JCC may be required to pay certain additional default penalties if any default by JCC results in the termination of the Amended Ground Lease.

    Commencing on the execution date of the Amended Ground Lease and on each anniversary of the execution date of the Amended Ground Lease thereafter during the term of the Amended Ground Lease, JCC will contribute $1 million to the destination marketing program of the City for the joint benefit of the City and JCC in order to promote New Orleans and the Casino as destinations. The City, upon receipt of such annual contributions, will promptly transfer said funds directly to the entity or agency that the City is utilizing during that year for the majority of the tourism marketing conducted by or on behalf of the City. JCC will exercise control, with certain exceptions, over the spending of such $1 million annual contribution. If at the end of the first year after the execution date of the Amended Ground Lease or the end of any year thereafter ending on an anniversary of the execution date, JCC fails to designate the content for any portion of its destination marketing, such portion of the destination marketing for such year will thereafter not be subject to JCC's control. The City will cause the entity undertaking the destination marketing for the City to designate $1 million of such entity's budget on an annual basis, which budget is presently funded through designated tax revenues, for use in a destination marketing plan which will include promotion of the Casino. With respect to such $1 million of marketing expenditure, the City will exercise control over the content of said destination marketing. No person will be considered a third party beneficiary of the agreement by JCC to contribute $1 million annually to the destination marketing program of the City. Failure of JCC to contribute annually as provided above within 15 days after receipt of notice of such failure is an event of default under the Amended Ground Lease.

    The City will agree, under the Amended Ground Lease, to take all necessary actions to move the Joan of Arc statue to a location other than the Rivergate site promptly after the execution date of the Amended Ground Lease and the Effective Date. JCC will make a payment to the City to assist in the relocation as provided in the City's conditional use ordinance for the Casino.

    GRANT OF SERVITUDE RIGHTS. Under the Amended Ground Lease a portion of the parking facility premises leased from the RDC by HJC will be surrendered to the City and the RDC and certain access rights over such portion of the parking facilities surrendered to the City will be retained. In addition to such access rights, the City and the RDC will grant JCC certain servitude rights in portions of the employee and bus parking facility premises pursuant to the Amended Ground Lease. JCC will be required to maintain the servitude areas granted pursuant to the Amended Ground Lease.

    DEFAULT; TERMINATION. The occurrence of an event of default by JCC under the Amended Ground Lease could result in injunctive relief, fines, acceleration of rent, or termination of the Amended Ground Lease, subject to the rights of leasehold mortgagees. An event of default under the Amended Ground Lease by JCC includes (subject, in certain circumstances, to cure), among other things: (i) the failure to make the payments described above; (ii) the making of an assignment for the benefit of creditors or the filing of a bankruptcy petition;
(iii) the unauthorized sale, assignment, pledge, mortgage or transfer of the Amended Ground Lease or interest in JCC; (iv) the failure to comply with certain material terms of the Amended Ground Lease, the Second Floor Sublease or the Amended GDA; (v) the amendment of the Amended Management Agreement in a manner that materially and adversely affects any interests of the RDC or, under certain circumstances, the termination thereof; (vi) the hiring of a casino manager/operator without the approval and prior written consent of the RDC;
(vii) the revocation or termination of the Amended and Renegotiated Casino Operating Contract; (viii) the failure to comply with a final non-appealable judgment establishing a violation of the Amended Open Access Program; (ix) the failure continually to operate the Casino in accordance with the terms of the Amended Ground Lease; (x) the failure to commence the Casino Construction within the time periods set forth in the Amended GDA (subject to Force Majeure and certain cure rights under the completion guarantee for the benefit of the RDC and the City); and (xi) the failure of the Casino Construction to have been completed by June 30, 2000 (subject to Force Majeure). Additionally, if the initial term of the Amended and Renegotiated Casino Operating Contract expires prior to the expiration of the initial term of the Amended Ground Lease or the

Amended and Renegotiated Casino Operating Contract is not renewed or extended following due application, then JCC and the RDC each have the right to terminate the Amended Ground Lease and upon such termination the parties thereto will have no further rights or obligations thereunder. If the RDC or JCC elects not to terminate the Amended Ground Lease in such circumstance, JCC is obligated to pay only the Rent, Impositions, School Board Payments, and contingent payments (or the MAR Payment, if applicable) and JCC shall be excused from complying with all obligations of the Amended Ground Lease which directly or indirectly require operation of the development for casino gaming operations until such time as a casino operating contract is re-acquired by JCC.

    CHANGE OF USE. The Amended Ground Lease provides that if: (i) a change of law or the enactment of a new law causes the prohibition, modification, restriction, or limitation of gaming operations at the Rivergate site in a manner which materially diminishes the benefits afforded JCC or the gaming activities permitted to be conducted at the Casino in the manner contemplated by current law; or (ii) the term of the Amended and Renegotiated Casino Operating Contract is limited, or cannot be extended following its expiration because of statutory restrictions in the Gaming Act, then JCC and the RDC will renegotiate the terms of the Amended Ground Lease in order to establish the highest and best use permitted by then-current law or, alternatively, in the case of (ii), JCC will have the right to terminate the Amended Ground Lease. In such event, JCC and the RDC will negotiate to establish a new rent and other additional charges payable under a revised ground lease. If the parties are unable to agree on the new rent and additional charges, the Amended Ground Lease imposes an appraisal procedure to resolve the dispute.

    LIMITATION OF WARRANTIES BY THE RDC AND THE CITY. In the Amended Ground Lease, the City and the RDC represent and warrant that the City is the owner of the Rivergate site subject to certain exceptions and that the City and the RDC bind themselves to maintain JCC in actual possession of the Rivergate site. The City and the RDC will have no liability, however, if either (i) the laws permitting the operation of the Casino are repealed or modified or (ii) a court of competent jurisdiction determines that the law permitting the operation of the Casino is unconstitutional, illegal, or unenforceable. Additionally, if one or more of the following should occur: (a) a determination that the Amended Ground Lease is invalid, illegal, void, or unenforceable by a court of competent jurisdiction; (b) the RDC is unable to grant and convey the leasehold rights provided for under the Amended Ground Lease; (c) a determination or declaration that the RDC does not have the right, power, and authority to enter into the Amended Ground Lease; (d) the RDC does not have clear title to the Rivergate site which would materially interfere with or prevent the construction and operation of the Casino; or (e) the RDC is unable to maintain JCC in actual possession of the Rivergate site, and, in any of such events, a final, non-appealable judgment is rendered on the issue of possession, then the Amended Ground Lease will terminate and the liability of the City and the RDC to JCC will be (i) limited to JCC's actual damages (specifically excluding consequential damages, such as loss of future profits), (ii) reduced by collateral source payments, and (iii) limited to future proceeds received by the City or the RDC from the sale, lease, or other disposition of the Rivergate site for 10 years from the date of such occurrence, or such lesser time as remains under the Amended Ground Lease. The Amended Ground Lease obligates the RDC to use reasonable best efforts to maintain the validity of the Amended Ground Lease, to maintain JCC's actual possession, and to perfect the City's good and merchantable title. The Amended Ground Lease further provides that if the Amended Ground Lease is terminated due to the failure of the RDC and the City to maintain JCC in possession of the leased premises and JCC elects to seek damages against the RDC or the City, JCC may relinquish the right it would otherwise have to re-lease the Rivergate site if the City and the RDC regain the ability to lease such site.

    INDEMNIFICATION. JCC is required to indemnify the RDC and the City against all liabilities arising out of or relating to, among other things: (i) the ownership, possession and use of the leased premises or any improvements thereon; (ii) the operation or management of the Casino Development; (iii) noncompliance by JCC with any terms of the Amended Ground Lease, the Amended GDA or the Second Floor Sublease; or (iv) noncompliance by JCC Development with any terms of the Second Floor Sublease. JCC's obligation to indemnify will not apply: (a) to liabilities caused by the intentional acts or omissions or the sole

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negligence of the RDC or the City, or their respective employees, agents, or contractors; or (b) where the RDC or the City or their respective employees, agents or contractors are liable with third parties other than JCC, its employees, agents or contractors. In addition, JCC has also agreed to indemnify the RDC or the City for environmental liabilities with respect to causes of action arising after the possession date, other than those caused by third parties, and to assume responsibility for the cleanup of certain environmental contamination arising prior to the possession date.

    LIMITATIONS ON SECURED INDEBTEDNESS. After substantial completion of all components and all phases of the development as required by the Amended GDA, JCC may encumber its leasehold interest only after first obtaining the RDC's consent. The RDC's consent is not required if the lender is a "suitable lender" and the financing secured by such encumbrance satisfies certain objective criteria described in the Amended Ground Lease. For purposes of any subsequent financings, HET and entities controlled by, under common control with, or controlling HET will be suitable lenders. Under the Amended Ground Lease, the meaning of "suitable lender" is substantially similar to the definition of "suitable lender" in the Amended and Renegotiated Casino Operating Contract. See "--Amended and Renegotiated Casino Operating Contract--Financing." Any leasehold mortgages to be delivered in connection with the financing contemplated by the Plan of Reorganization are required to be consistent with the leasehold mortgages provisions of the Amended Ground Lease. HET and HOCI will each be treated as a suitable lender as to any loan made pursuant to the HET/JCC Agreement, the Amended and Restated Completion Loan documents (as defined herein), the Amended and Restated Construction Lien Indemnity Obligation Agreement (as defined herein), the HET Loan Guaranty, the indemnity by HET or HOCI to the provider of the Surety Bond, and the Junior Subordinated Credit Facility; provided that such treatment will not allow HET or HOCI to have any additional or longer cure period than is provided to leasehold mortgagees pursuant to the Amended Ground Lease. See "--Amended and Renegotiated Casino Operating Contract--Financing" and "Terms, Fees and Impositions."

    LOAN DEFAULT RENT. If as a result of a default by JCC on an obligation owed to a leasehold mortgagee, the Amended Ground Lease is transferred to a new tenant, then: (i) the aggregate amount of Rent, Gross Gaming Payments, Gross Non-Gaming Payments and the Second Floor Sublease rent for each full or partial fiscal year after such transfer must be at least 80% of the amounts paid with respect to the same period for the immediately preceding full or corresponding year (but no less than the Amended Ground Lease Minimum Payments), and (ii) all Rent increases must be suspended. These adjustments will no longer apply as soon as the aggregate amount of the payments for a full or partial fiscal year exceed 80% of the aggregate amount of the payments made with respect to the immediately preceding full or corresponding partial fiscal year.

    RESTRICTIONS ON ASSIGNMENT AND SUBLEASING. The Amended Ground Lease may not be assigned, sold or transferred, nor may JCC enter into a sublease or any space lease of any portion of the leased premises, without the prior written consent of the RDC and the City, which may be conditioned on, among other things, the proposed assignee's satisfaction of certain qualifications regarding net worth, gaming experience, and other matters and, in the case of a sublessee, qualifications regarding the type of business contemplated and the size of space and term of sublease, provided, however, that the RDC has consented to and approved the terms of the Second Floor Sublease, and space leases in accordance with such Second Floor Sublease and the Master Plan will not require the prior written approval or consent of the RDC. See "--Second Floor Sublease--Master Plan." These restrictions do not apply to leasehold mortgagees under certain specified circumstances. The Amended Ground Lease provides that either the RDC or the City Council may, for any reason, refuse to consent or financially condition any assignment, sale or transfer of JCC's interest in the Amended Ground Lease, the Second Floor Sublease or the Amended Management Agreement to any entity (including a subsidiary or affiliate thereof) that has previously operated a licensed gaming establishment (including a riverboat) within Orleans Parish.

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
    RESTRICTIONS ON MANAGEMENT AND OPERATING CONTRACTS. The Amended Ground Lease prohibits JCC from entering into any management or operating contract with any person without the prior written consent of the RDC and the City.

    RESTRICTIONS ON EQUITY TRANSFERS. The Amended Ground Lease prohibits certain types of transfers of equity interests in JCC and certain affiliated entities without the prior written consent of the RDC; provided, however, that the RDC is limited to seeking an injunction against transferees' participation in management. Certain transfers of membership interests in JCC result in the obligation of such entity effectuating such transfer to pay RDC 2.5% of the profit realized by such entity from such transfer; provided that no such transfer payment will be due in the case of any transfer of Class A Common Stock or other publicly traded common stock of JCC Holding issued pursuant to the Plan of Reorganization.

    NON-COMPETE PROVISIONS. The Amended Ground Lease prohibits JCC, JCC Holding, and certain affiliated entities from operating another land-based casino in the State or within 200 miles of the Casino Development during the term of the Amended Ground Lease without the prior written consent of the RDC.

    LIMITATION ON USES OF DEVELOPMENT REVENUES. JCC and JCC Development are prohibited from using revenues generated at the Casino Development to subsidize persons or entities that will compete unfairly with the businesses located in Orleans Parish, such as restaurants, hotels or other commercial enterprises and is also prohibited from operating any form of ground transportation, except shuttle buses for both customers and employees, to the metropolitan New Orleans area. Notwithstanding the foregoing, JCC is permitted to (i) offer shuttle bus service to and from the Casino for employees and shuttle bus service to and from the Casino and hotels for its customers except in areas where the operation of buses is prohibited by City traffic ordinances of general application in effect as of the execution date of a certain agreement with the City; (ii) offer food service at the Casino to the extent permitted under State law in effect as of the execution of the Amended Ground Lease; (iii) permit live entertainment on the first floor of the Casino; (iv) permit exterior signs on the leased premises in appropriate locations, sizes, numbers and appearance identifying performers;
(v) permit charges for boxing or other specialty events not normally conducted by businesses in the immediate vicinity of the Casino, as more particularly agreed to in the conditional use application, subject to the application of any special event charges in accordance with the Amended Ground Lease; (vi) permit retail space on the first floor of the Casino in an area not to exceed 5,000 square feet; and (vii) permit tenants of the premises subject to the Second Floor Sublease to occupy and use such premises for the purposes permitted by the Second Floor Sublease.

    RESIDENCY REQUIREMENTS. The Amended Ground Lease requires that not less than 55% of the employees of JCC and JCC Development live and reside in Orleans Parish (subject to reduction to comply with applicable law). The minimum percentage of JCC and JCC Development employees that are Orleans Parish residents will increase by 2% on the anniversary of the Opening Date until the residency requirement reaches 65% (subject to reduction to comply with applicable law). JCC agrees to use its best efforts to maximize hiring in Orleans Parish with the goal being that 80% of employees of JCC and JCC Development, in the aggregate, live and reside in Orleans Parish.

    AMENDED MANAGEMENT AGREEMENT. The Amended Ground Lease requires JCC to implement and abide by the terms of the Amended Management Agreement. Further, JCC may not amend the Amended Management Agreement in a manner that materially and adversely affects the interest of the RDC without the prior written consent of the RDC and the New Orleans City Council. JCC must give the RDC at least six months advance notice of any termination of the Amended Management Agreement. Amendment of the Amended Management Agreement in a manner that materially and adversely affects any interest of the RDC, or the hiring or retaining of a casino manager/operator without the prior written consent of the RDC constitutes an event of default under the Amended Ground Lease.

    TRANSITION AND MANAGER SUBORDINATION AGREEMENT. In the event the Amended Management Agreement is terminated, JCC is required to submit a written plan providing for the continuous operation of the

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
Casino without material interruption, including but not limited to provisions for the transition of control of the development and of the funds in the house bank maintained at the Casino (the "House Bank") and the capital replacement fund described below. In connection with any termination of the Amended Ground Lease due to JCC's default, JCC is required to pay the RDC the sum of $5 million (subject to annual increases in the Consumer Price Index) to be used to facilitate the transition of the Casino to a new trade name, service mark, or other identification, unless the RDC has received Rent and other payments totaling at least $25 million (subject to annual increases in the Consumer Price Index) during the previous 12 month period. In the event of early termination of the Amended Ground Lease, the RDC also has the option to lease from JCC owned or leased gaming equipment at fair market rent and on customary terms.

    The Manager, the RDC and the City have negotiated a subordination agreement (the "Manager Subordination Agreement (RDC/City)") providing for the subordination of fees owing by JCC to the Manager pursuant to the Amended Management Agreement to the prior payment in full of all Rent and other payments due the City and the RDC under the Amended Ground Lease. In addition, the Manager Subordination Agreement (RDC/City) provides that, during the Transition Period (as defined herein), the Manager will, among other things, undertake to remove (and, under certain circumstances, replace) certain property and marks owned by the Manager from the Casino, the improvements or other property, as the case may be. For purposes of the Manager Subordination Agreement (RDC/City), the "Transition Period" generally refers to a forty-five day period beginning on the date on which (i) the RDC or its receiver is placed in ownership or possession of the development or (ii) an event of default has occurred and not been cured under the Amended Ground Lease as a result of the termination of the Amended Management Agreement and, with respect to either of the foregoing, (A) the Manager terminates the Amended Management Agreement or fails to give proper notice of such termination or (B) the RDC is unable, for any reason, to use certain marks owned by the Manager.

    LIMITATIONS ON ALTERATIONS TO CASINO DEVELOPMENT. The Amended Ground Lease prohibits JCC from making any alteration to the Casino Development other than non-structural alterations without the prior written approval of the RDC and the City. Approval of the City is not necessary for non-structural alterations except to the extent required by applicable laws and regulations. Further, the consent of the RDC is required if the total costs of the non-structural alterations exceeds $250,000, provided that the RDC may not unreasonably withhold its consent. JCC is not required to seek the consent of the City or the RDC to a non-structural alteration costing less than $250,000, but JCC is required to give the RDC copies of the as built plans and specifications on completion of the nonstructural alterations if any such plans or specifications have been prepared for JCC.

    PROVISIONS REGARDING CASUALTY LOSS. The Amended Ground Lease requires all insurance proceeds in excess of $500,000 payable following a casualty loss at the Casino to be paid to an insurance trustee, who will disburse the funds to pay for the cost of restoring the Casino, subject to specific procedures and approvals set forth in the Amended Ground Lease. If the insurance proceeds are insufficient to pay for the restoration of the Casino, JCC is obligated to complete the work at its own expense. No destruction of, or damage to, the Casino or any portion thereof will permit JCC to terminate the Amended Ground Lease, nor will such circumstances give rise to a rent abatement, except under certain circumstances during the last five years of the term of the Amended Ground Lease.

    PROVISIONS REGARDING CONDEMNATION. If there is a taking by eminent domain or condemnation of the entirety of the Casino Development, or of so much thereof that it would be imprudent or unreasonable to continue Casino operations even after making all reasonable repairs and restorations (a "Major Condemnation") the Amended Ground Lease will terminate. Thereupon, no party to the Amended Ground Lease will have any further claims against the other parties thereto, and each party to the Amended Ground Lease may seek to recover (unless the City or its agencies are the condemnor) compensation from the condemning authority, subject to the right of the leasehold mortgagees to be paid in full if such Major Condemnation occurs during the first ten years of the Amended Ground Lease and thereafter to be paid in accordance with a declining scale. If a Major Condemnation occurs by the City or its agencies, JCC has

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
the right to receive compensation from the condemning authority subject to the right of leasehold mortgagees to be paid in full. If any taking or condemnation other than a Major Condemnation occurs, the Amended Ground Lease will remain in full force and effect, the Rent and additional charges payable thereunder may be adjusted, and JCC will be obligated to restore the Casino as early as possible to its prior condition. The proceeds of any condemnation award will be held by an escrow agent selected by JCC and the RDC, to be disbursed in the manner set forth in the Amended Ground Lease. If the amount of the condemnation award or awards is insufficient to pay for restoring the Casino, JCC is obligated to complete the restoration work at its own expense.

    CAPITAL REPLACEMENT FUND. The Amended Ground Lease requires JCC to establish and make monthly deposits into a capital replacement fund. Beginning on the first full calendar month after the Opening Date of the Casino, JCC is required to fund monthly payments into the capital replacement fund in an aggregate amount equal to $3 million for the first 12 months following the Opening Date, $4 million for the second 12 months following the Opening Date, and $5 million for the third 12 months following the Opening Date. For each successive 12 month period thereafter, JCC is required to contribute to the capital replacement fund 2.0% of Gross Gaming Revenue and Gross Non-Gaming Revenue. The Amended Ground Lease specifies the purposes for which sums in the capital replacement fund may be used and sets forth rules for carrying forward, retaining, withdrawing from and replenishing the capital replacement fund, as well as the use of such funds upon the termination of the Amended Ground Lease. The capital replacement fund referred to above is the same as that required pursuant to the Amended Management Agreement and the Amended and Restated Casino Operating Contract and is not meant to duplicate the capital replacement obligations of JCC under the Amended Management Agreement and the Amended and Restated Casino Operating Contract. See "--Amended and Renegotiated Casino Operating Contract--Capital Replacement Fund" and "Amended Management Agreement--Capital Replacement Fund."

    SAVINGS AND RETIREMENT PLAN. Subject to restrictions under applicable law and any changes therein that may from time to time be elected by JCC, JCC Development or the Manager, employees of the Casino premises will be given the opportunity to participate in a JCC savings and retirement plan (the "JCC S&RP") no less favorable than the savings and retirement plan of HET and its affiliates in effect on the Effective Date (the "Harrah's S&RP"), as thereafter substituted or amended, or if the Manager or an HET affiliate is no longer the Casino manager, on terms no less favorable than the savings and retirement plan of the successor entity, as may be approved by the City and the RDC. Changes or modifications to the JCC S&RP will not be a default under the Amended Ground Lease or in any way actionable by the City or RDC as long as such modified JCC S&RP is no less favorable than the Harrah's S&RP or the savings and retirement plan of any such approved successor entity, as may be applicable, and is not discriminatory against JCC's employees.

    DISPOSITION OF EXCESS PROCEEDS FOLLOWING FORECLOSURE. The Amended Ground Lease provides that a mortgagee who forecloses upon the Casino Development and subsequently receives proceeds from the sale of the Casino property in excess of the unpaid indebtedness plus costs shall pay 50% of such excess proceeds to the RDC, subject to any rights of JCC to such excess proceeds. The RDC and the City acknowledge and agree in the Amended Ground Lease that the Bank Lenders, the holders of the New Notes, the New Contingent Notes, the Junior Subordinated Credit Facility and the Convertible Junior Subordinated Debentures have not received excess proceeds in connection with the transactions contemplated by the Plan of Reorganization and the RDC is entitled to no additional compensation under the Amended Ground Lease in connection therewith.

    AMENDED OPEN ACCESS PROGRAM. As additional consideration for the Amended Ground Lease, JCC is obligated to comply with the terms of the Amended Open Access Program and Plans and agrees to use the efforts specified therein and all due diligence to achieve the goals and objectives and to satisfy the commitments stated in the Amended Open Access Program and Plans under the penalties stated therein. JCC covenants to require the Manager to comply with the Amended Open Access Program in all hiring,

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employment and contracting decisions. See "--Amended GDA" and "--Risk
Factors--Open Access Program and Plans."

    IMPOSITIONS; AMUSEMENT TAX. JCC will be required, commencing on the Opening Date and throughout the term of the Amended Ground Lease, to pay or cause to be paid, on a timely basis, any other non-discriminatory tax, duty, charge, fee or payment imposed by any governmental, quasi-governmental or public authority, utility or entity which arises in connection with the ownership, use, occupancy or possession of the Casino Development (collectively, "Impositions"). The Amended Ground Lease further requires JCC voluntarily to pay ad valorem taxes to the City in the event that any local and special state legislation is subsequently enacted which relieves JCC of its obligation to pay the tax.

    The City imposes an amusement tax on certain receipts. The Amended Ground Lease also provides that JCC will be obligated to collect and remit to the City an amusement tax only with respect to certain special events and that the amusement tax need not be collected or remitted with respect to wagers or gross gaming revenues. If, however, a court determines in a final non-appealable judgment that the amusement tax is applicable to JCC's receipts other than receipts from special events, JCC may set off the amount of the amusement tax collected against future Rents, future Gross Gaming Payments and future Gross Non-Gaming Payments. See "--Risk Factors--Taxation."

AMENDED AND RENEGOTIATED CASINO OPERATING CONTRACT

    Pursuant to the Casino Operating Contract, which commenced on July 15, 1994, the LEDGC granted HJC the right to conduct gaming operations at the Casino. Under the Plan of Reorganization, the Company expects that all of HJC's right, title and interest in and to the Casino Operating Contract will revest in HJC on the Effective Date, which Casino Operating Contract will then be modified by the Amended and Renegotiated Casino Operating Contract and assigned to JCC in accordance with applicable State law and the agreement of the parties thereto. Although the following is a summary of the expected terms of the Amended and Renegotiated Casino Operating Contract, which was approved by the LGCB on March 20, 1998, the LGCB has not yet executed the Amended and Renegotiated Casino Operating Contract. Consequently, there can be no assurance that JCC will be able to enter into the Amended and Renegotiated Casino Operating Contract on the terms described herein. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Laws."

    TERM, FEES AND IMPOSITIONS. Pursuant to the Amended and Renegotiated Casino Operating Contract, JCC will have the right to conduct gaming operations at the Casino. Under the Amended and Renegotiated Casino Operating Contract, the Casino is required to be located at the site of the former Rivergate Convention Center. The Amended and Renegotiated Casino Operating Contract is revocable in accordance with the terms thereof. The term of the Amended and Renegotiated Casino Operating Contract will be 20 years from July 1994 with one automatic ten year renewal option.

    Under the Casino Operating Contract, HJC paid the LEDGC an initial payment of $125 million (the "Initial Payment") in installments as well as 25% of the gross gaming revenues from the Basin Street Casino during the period that it operated. During the operation of the Basin Street Casino HJC overpaid the LEDGC approximately $4.8 million and is, therefore, entitled to a credit or return of this amount from the LEDGC. Under the Amended and Renegotiated Casino Operating Contract, JCC will be entitled to an offset of $4,812,477 against payments owed to the LGCB during the second fiscal year of the Casino's operations to take into account such overpayments by HJC to LEDGC.

    Under the Amended and Renegotiated Casino Operating Contract, JCC is required to pay to the State, by and through the LGCB, an amount equal to the greater of (i) $100 million or (ii) the sum of the following percentages of gross gaming revenue from the Casino in a fiscal year: (A) 18.5% of gross gaming revenue up to and including $600 million; plus (B) 20% of gross gaming revenue in excess of $600 million up to and including $700 million; plus (C) 22% of the gross gaming revenue in excess of $700 million up to and including $800 million; plus (D) 24% of gross gaming revenue in excess of $800 million up to and including $900; plus 25% of gross gaming revenue in excess of $900 million (the "Gross Gaming Revenue

Share Payments"). JCC will be required to make a daily payment to the LGCB equal to $100 million divided by 365 days with an end of year settling up, if any, of Gross Gaming Revenue Share Payments in excess of $100 million.

    Any unpaid portion due to the State in any one COC Fiscal Year (including any short COC Fiscal Year for the period immediately following opening of the Casino) in which (x) JCC ceases operations other than for an Excusable Temporary Cessation of Operations (as defined herein), (y) an event of default occurs causing termination of the Amended Ground Lease, or (z) an event of default occurs under the Amended and Renegotiated Casino Operating Contract as a result of failure to pay Gross Gaming Revenue Share Payments (the "Minimum Payments") will be guaranteed by a Minimum Payment Guaranty. For purposes of JCC's Minimum Payment obligations, the Amended and Renegotiated Casino Operating Contract uses a fiscal year beginning April 1 (a "COC Fiscal Year"). A failure by JCC to cause to be provided a Minimum Payment Guaranty before the first day of a new COC Fiscal Year will result in a termination of the Amended and Renegotiated Casino Operating Contract with no cure period.

    For the partial COC Fiscal Year of operation ending March 31, 2000 and, subject to the terms and conditions set forth in the HET/JCC Agreement, for the four subsequent full COC Fiscal Years, HET and HOCI have proposed to provide a Minimum Payment Guaranty. See "--HET/JCC Agreement." The obligations of JCC, HET and HOCI under the HET/JCC Agreement will be secured by a first priority lien on substantially all the assets of JCC Holding, JCC, CP Development and FP Development (excluding the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments). Pursuant to the terms of the HET/JCC Agreement, commencing with the COC Fiscal Year beginning April 1, 2001, JCC may terminate the HET/JCC Agreement by providing notice of its intent to terminate to HET and HOCI. If JCC elects to terminate the HET/JCC Agreement for the COC Fiscal Year beginning April 1, 2001, JCC will be required to pay a termination fee of $1.0 million to HET. For a termination in the COC Fiscal Years beginning April 1, 2002 and April 1, 2003, no such fee will be payable. A Minimum Payment Guaranty will guarantee JCC's obligations to pay the Minimum Payments only for the duration of the COC Fiscal Year during which JCC (i) abandons operations of the Casino, (ii) fails to make daily payments to the LGCB, or (iii) files for bankruptcy and ceases casino operations (each a "Minimum Payment Default"). A Minimum Payment Guaranty will not secure any obligations during, or otherwise apply to, any subsequent COC Fiscal Year. In the event a non-renewal condition under the HET/JCC Agreement has occurred or upon termination of the HET/JCC Agreement on March 31, 2004, JCC will be required to secure a substitute guarantor acceptable to the LGCB to provide a Minimum Payment Guaranty. Such guarantor may or may not be HET, HOCI or any affiliate thereof. In the Amended and Renegotiated Casino Operating Contract, the State and the LGCB will acknowledge that HET and HOCI have no legal obligation or duty, express or implied, to provide a Minimum Payment Guaranty (i) for any COC Fiscal Year following a fiscal year in which a Minimum Payment Default occurs or any other non-renewal condition under the HET/JCC Agreement occurs, (ii) for any COC Fiscal Year after March 31, 2004, or (iii) if the HET/JCC Agreement has otherwise terminated pursuant to its terms.

    Under the Amended and Renegotiated Casino Operating Contract, the State will own that portion of the daily collections from gaming operations equal to the amount of the daily payment. JCC is prohibited from entering into any contract or other agreement that permits or purports to permit JCC or any other person to claim a right or interest in or to the Gross Gaming Revenue Share Payments, which include the daily payments. The daily payments are required to be deposited directly into a State account by the next business day after collection.

    Under the Amended and Renegotiated Casino Operating Contract, subject to certain regulatory approvals, JCC is permitted to grant to one or more leasehold mortgagees a security interest in the funds owned by JCC if the instrument granting the security interest provides that the security instrument does not extend to the State's ownership interest in the Gross Gaming Revenue Share Payments, including the daily payments. The leasehold mortgagee is required to acknowledge that its mortgage does not extend to the State's ownership interests in the Gross Gaming Revenue Share Payments.

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
    If JCC fails to pay as and when due any amount due the State under the Amended and Renegotiated Casino Operating Contract, in addition to other consequences of default, the amount past due bears interest at a default interest rate equal to the greater of the prime rate of Citibank N.A. or its successor plus 5% or 15% per annum.

    EXCLUSIVE CONTRACT. The Amended and Renegotiated Casino Operating Contract is exclusive in Orleans Parish. The Amended and Renegotiated Casino Operating Contract provides that if another land-based casino is authorized to operate in Orleans Parish during the term of the Amended and Renegotiated Casino Operating Contract, JCC is afforded certain specified relief described below, however, JCC is not relieved of the obligation to pay additional charges or to perform its non-monetary obligations under the Amended and Renegotiated Casino Operating Contract, including construction and operation of the Casino.

    The Amended and Renegotiated Casino Operating Contract provides that if (i) there are material violations of the exclusivity provisions by (a) a change in State law (adopted by statute, regulation or rule) from that in effect January 1, 1997 permitting any game or gaming device at another land-based facility in the Parish of New Orleans (not otherwise legal and offered for play under existing law at such facility) or permitting riverboats (other than a Permitted Riverboat) to conduct gaming beyond the scope permitted by statute in effect January 1, 1997, (b) a failure by the State to enforce the State law regarding land-based gaming (other than riverboat dockside issues), or (c) permitting riverboats to conduct gaming if the riverboats do not meet the requirements of La.R.S. 27:44(4) and 27:44(23) (c) and (d), as those statutes are in effect January 1, 1997, or (d) Indian gaming, and (ii) which material violations continue after notice from JCC and 60 days opportunity to cure by the LGCB or the State, and (iii) a court of competent jurisdiction renders a final non-appealable judgment holding that such material violations did occur and were not timely cured within 60 days after receipt by the LGCB of notice from JCC, JCC will be relieved of the obligation to make the Gross Gaming Revenue Share Payments from the date of such final non-appealable judgment, subject to the additional cure provisions described below, and JCC will be entitled to an offset against future obligations to the LGCB and/or the State with respect to any amounts paid to the LGCB and/or the State during the judicially determined period of any such violation. During the judicial action referred to above, JCC is required to continue to pay the Gross Gaming Revenue Share Payments while the action is pursued to a final non-appealable judgment, with a reservation of all JCC's legal rights.

    With respect to clause (a) of the immediately preceding paragraph, a change in State law which would cause a violation of the exclusivity provisions of the Amended and Restated Casino Operating Contract will not include a "Permitted Amendment." A "Permitted Amendment" is a change in State law authorizing one or more licensed riverboats to remain dockside and conduct dockside gaming beyond the scope of permitted by statute as in effect January 1, 1997; provided that, with respect to Orleans Parish, such authorization must be limited to one licensed riverboat at any time (a "Permitted Riverboat") which must be located on Lake Pontchartrain in Orleans Parish, and provided, further, that the (A) the Permitted Riverboat's gaming area must not exceed 30,000 square feet in the aggregate; (B) the owner or operator of the Permitted Riverboat may not participate directly or indirectly in the ownership, construction, operation or subsidization of any hotel of a size exceeding 399 guest rooms within a distance of one mile from the berthing area of a Permitted Riverboat; and (C) the Permitted Riverboat may not maintain or offer for patron or public use on the vessel and at its terminal, berthing area and any hotel referred to above, more than 8,000 square feet of restaurant facilities in the aggregate (exclusive of food preparation and handling areas).

    Notwithstanding the terms of any final non-appealable judgment rendered by the court in any action brought pursuant to the procedures described in the immediately preceding paragraph, the LGCB and the State will have 24 months from the date that any such final non-appealable judgment is rendered to cure the material violation and to file a declaratory judgment action seeking a declaration from a court of competent jurisdiction confirming that the cure has, in fact, been made and the date and duration of any one or more periods of cure. If the LGCB and the State obtain such declaration, the Gross Gaming

Revenue Share Payments will be paid to the State for all periods during the course of the litigation that the court determines by final judgment were periods of "cure."

    The Amended and Renegotiated Casino Operating Contract also provides: (a) that the State will covenant that it will not permit riverboats (any vessel meeting the requirements of La.R.S. 27:44(4) and 27:44(23)(a-e), as those statutes are in effect on the date of the Amended and Renegotiated Casino Operating Contract) to conduct illegal dockside gaming (provided that it will not include such gaming if the riverboat conducts sailing or cruising materially in accordance with the requirements of La.R.S. 27:65(B)(1) in effect as of January 1, 1997, and (b) that if there are any material violations of the covenant which continue after notice from JCC and 60 days opportunity to cure by the LGCB or the State, and (c) that if a court of competent jurisdiction renders a judgment (subject to applicable appellate rights) holding that material violations did occur and were not timely cured within 60 days after receipt by the LGCB of notice from JCC, JCC will be entitled to seek only (i) specific performance by the LGCB and/or the State of the obligations contained in the covenant and/or (ii) mandamus against the LGCB or the appropriate governmental authority. Notwithstanding the relief from the Gross Gaming Revenue Share Payments set forth in the Gaming Act, no monetary remedy is authorized under the Amended and Renegotiated Casino Operating Contract. During the pendency of any such judicial action seeking specific performance and/or mandamus, through final non-appealable judgment, JCC will not be relieved of its obligation to pay the Gross Gaming Revenue Share Payments. The finding of the violation complained of in such action will not at that time or at any time thereafter relieve JCC from its obligation to pay the Gross Gaming Revenue Share Payments.

    The Amended and Renegotiated Casino Operating Contract provides that JCC will not initiate any action for judicial relief concerning any exclusivity violations until the expiration of 18 months after the Opening Date, although the notice and cure provisions regarding both parties will be in force during such eighteen month period and subsequent years. In no event will JCC be restricted during such eighteen month period from asserting any exclusivity violations as a defense or in any other procedural manner required under the circumstances properly to seek relief as described above in response to any action initiated by LGCB: (a) to terminate the Amended and Renegotiated Casino Operating Contract; or (b) to challenge the financial suitability of JCC caused substantially by the exclusivity violation asserted as a defense thereto; all subject to the clarification that the provisions contained in this sentence are not intended to apply to routine operational regulatory interactions between the parties.

    RULES AND REGULATIONS. Under the Amended and Renegotiated Casino Operating Contract, JCC acknowledges and consents to the LGCB's rule and regulation making authority.

    CASINO MANAGER. Under the Amended and Renegotiated Casino Operating Contract, JCC cannot amend the casino management contract between JCC and the Manager or enter into a new casino management contract without the LGCB's approval. The acts and omissions of the Manager are deemed to be the acts and omissions of JCC for purposes of the Amended and Renegotiated Casino Operating Contract.

    FINANCIAL STABILITY. Under the Amended and Renegotiated Casino Operating Contract, JCC must remain financially stable. JCC is deemed to be financially stable if JCC: (i) maintains an adequate casino bankroll; (ii) has the ability to satisfy its operating expenses; (iii) has the ability to pay its debts that will mature or otherwise become due and payable during the next 12 month period; and (iv) has made all required payments to the capital replacement fund. If, at any time, JCC is unable to demonstrate that it is financially stable, JCC will have a specified time period after notice of a financial stability default from the LGCB to cure such default. During the existence of a financial stability default, the LGCB may impose orders or regulatory conditions, necessary to protect the public interest, including the appointment of a fiscal agent.

    SUITABILITY. Under the Amended and Renegotiated Casino Operating Contract, JCC and the Manager are required to remain "suitable" (as that term is defined in the Gaming Act), which requires findings with respect to certain equity and debt holders as well as certain officers and directors of JCC, the

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Manager and their affiliates. See "--Regulation--Louisiana Gaming Act." The LGCB
may terminate the Amended and Renegotiated Casino Operating Contract if the LGCB determines that JCC or the Manager is not suitable. If the LGCB determines that JCC or a holder of a debt or equity interest in JCC or any of their respective affiliates is not suitable, the LGCB must provide notice of this determination to JCC. If JCC pursues certain remedial actions designed to insulate itself from the unsuitable person, it may protect itself against regulatory action if certain requirements are met. The safe harbor requirements obligate JCC or its affiliates to take immediate good faith action to cause the unsuitable person to dispose of the person's interest in JCC or its affiliates and, pending the disposition, JCC or its affiliates, as the case may be, must ensure that the unsuitable person: (i) does not receive dividends or interest on the securities of JCC or its affiliates; (ii) does not exercise, directly or indirectly, including through a trustee or nominee, any right conferred by the securities of JCC or its affiliates; (iii) does not receive any remuneration from JCC or its affiliates; (iv) does not receive any economic benefit from JCC or its affiliates; and (v) subject to the disposition requirements, does not continue in an ownership or economic interest in JCC or its affiliates or remain as a manager, officer, director, partner, employee, consultant or agent of JCC or its affiliates. This safe harbor does not apply if JCC or its affiliates, as the case may be (a) had actual or constructive knowledge or should have had knowledge of the facts that are the basis of the regulatory action and failed to take appropriate action; (b) is so tainted by the unsuitable person to affect the suitability of JCC or its affiliates; or (c) cannot meet the suitability standards contained in the Gaming Act and the Rules and Regulations.

    Under the Amended and Renegotiated Casino Operating Contract, JCC is required to advance the LGCB up to $3.5 million to reimburse the LGCB for its actual personnel costs (to include LGCB, State Police and Attorney General personnel and contract staff appropriate to the suitability process) that are incurred in connection with the suitability findings necessary for the execution of the Amended and Renegotiated Casino Operating Contract and the opening of the Casino (the "Initial Costs"). HJC will be required to pay $500,000 of this amount prior to the Effective Date and JCC will be required to advance $3 million on or before the Effective Date. Six months after the Effective Date, the LGCB will provide JCC with a full accounting of amounts spent to date and projections of anticipated additional Initial Costs. The LGCB also may notify JCC that the Initial Costs have exceeded the $3.5 million advanced to the LGCB, in which case JCC may be required by the LGCB and/or State to pay such additional amounts within 15 days of demand. There can be no assurance that the Initial Costs will not exceed $3.5 million, and in the event that the Initial Costs do exceed $3.5 million, it is likely that the LGCB and/or State will require JCC to pay such additional amounts to them.

    DAYS AND HOURS OF OPERATION. With certain limited exceptions, the Amended and Renegotiated Casino Operating Contract requires JCC to operate the Casino 24 hours a day, seven days a week.

    TIMETABLES AND OUTSIDE DATES. Under the Amended and Renegotiated Casino Operating Contract, JCC has a duty to complete the Casino Construction within 12 months of the Effective Date, adjusted for Force Majeure events, but only for the number of days due to such Force Majeure events and only to the extent that such Force Majeure events actually delay the completion of the Casino Construction.

    RESTAURANT, LODGING AND RETAIL RESTRICTIONS. The Amended and Renegotiated Casino Operating Contract incorporates the restrictions in the Gaming Act prohibiting certain restaurant, lodging and retail operations, subject to the LGCB's rule making powers with respect to leasing space to third-party restaurateurs and venders. See "--Risk Factors--Limits on Restaurants, Lodging, Retail Operations and Entertainment."

    CAPITAL REPLACEMENT FUND. The Amended and Renegotiated Casino Operating Contract obligates JCC to maintain a capital replacement fund. The capital replacement fund is the same as that required pursuant to the Amended Ground Lease and Amended Management Agreement and is not meant to duplicate the capital replacement fund obligations under the Amended Ground Lease and Amended Management Agreement. See "--Amended Ground Lease--Capital Replacement Fund" and "Management Agreement--Capital Replacement Fund."

    OTHER COVENANTS AND CONDITIONS. The Amended and Renegotiated Casino Operating Contract contains a number of other covenants on the part of JCC, including adherence to nondiscrimination policies and practices; giving preference to Louisiana residents in obtaining goods and services; employment of minorities at least consistent with the minority population of the State; production of documentation on the holders of notes or indentures or other evidences of indebtedness; performance of obligations under the Amended Ground Lease, the Amended GDA and the Amended Management Agreement; limiting accessibility to the areas of the Casino where gaming occurs by persons under the age of 21; and maintaining the Casino in a clean, safe and first-class condition. JCC also cannot amend the Amended Management Agreement without the LGCB's approval.

    DESIGN AND CONSTRUCTION. JCC is required to obtain prior approval from the LGCB of any material change to the design development documents or the construction documents with respect to the Casino and for any subsequent alterations that would constitute a material change.

    INDEMNIFICATION. Under the Amended and Renegotiated Casino Operating Contract, JCC is required to indemnify the LGCB against all liabilities arising out of or relating to, among other things: (i) the failure of JCC, the Manager or a lessee to comply with the terms of the Amended and Renegotiated Casino Operating Contract; (ii) the construction or remodeling of the Casino or the performance of any work thereon; (iii) the failure of JCC, the Manager or a lessee to comply with the terms of the Amended Ground Lease, the Amended GDA, the Amended Management Agreement or any other agreement affecting the Casino to which JCC, the Manager or a lessee is a party; (iv) any personal injury, death or property damage suffered or alleged to have been suffered in, on or about the Casino; (v) any act, omission or other negligence of JCC, the Manager, any lessee or their respective employees, agents or servants; or (vi) any failure of JCC, the Manager or a lessee to comply with applicable law. JCC's obligation to indemnify the LGCB will not apply with respect to claims that are based upon:
(a) the sole negligence or intentional fault of the LGCB; (b) a finding of unsuitability that has been adjudicated by a proper court to have been arbitrary and capricious; (c) the joint or solitary fault of the LGCB, the State or any person for whom either is vicariously liable with a third party or parties other than JCC, the Manager or their respective affiliates, or (d) a breach of the Amended and Renegotiated Casino Operating Contract by the LGCB. JCC is required to indemnify the State in the event a judgment is rendered against the State as a result of the actions of JCC or its agents.

    DEFAULT; TERMINATION. The occurrence of a default of a material obligation by JCC could result in the termination of the Amended and Renegotiated Casino Operating Contract, subject, under certain circumstances, to the rights of leasehold mortgagees. Such default includes, among other things: (i) the failure to pay the installments of the Gross Revenue Share Payments or any other payment; (ii) financial instability of JCC; (iii) unsuitability of JCC or the Manager; (iv) unsuitability of certain other persons required to be found suitable if JCC does not satisfy the safe harbor requirements; (v) conviction of JCC of conduct that, in the applicable jurisdiction, is punishable as a felony or equates to a felony in the State; (vi) adjudication of JCC as being in default under the Amended Ground Lease, the Amended GDA or the Amended Management Agreement and, in the LGCB's opinion, the default materially affects JCC's ability to perform its obligations under the Amended and Renegotiated Casino Operating Contract; (vii) the Amended and Renegotiated Casino Operating Contract, or any right created thereby, is taken, seized or attached and the execution, seizure or attachment is not released within five days; (viii) JCC makes a general assignment for the benefit of creditors; admits in writing its insolvency or inability to pay its debts; is adjudged to be insolvent; files a petition or other request for relief seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief; files an answer or other pleading admitting or not contesting the material allegations of, or stipulating to the relief sought in, a petition filed against it in any such proceeding; seeks or consents or acquiesces in the appointment of a trustee, administrator or liquidator for JCC or a material part of its assets; or if JCC voluntarily liquidates or dissolves; (ix) JCC fails to perform or comply with any other material obligation in the Amended and Renegotiated Casino Operating Contract; or (x) other than as a result of certain excusable causes, JCC

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closes or abandons Casino operations; or (xi) JCC does not cause to be provided and continuously maintain a Minimum Payment Guaranty. The LGCB is required to provide notice and an opportunity to cure a default. Subject to the rights of the leasehold mortgagees, if JCC does not cure a default within the time period provided in the Amended and Renegotiated Casino Operating Contract, the LGCB may terminate the Amended and Renegotiated Casino Operating Contract, enforce the obligation in default and exercise any other right or remedy available to the LGCB, including the imposition of fines.

    The Amended and Renegotiated Casino Operating Contract will be immediately terminated, with no right to cure, if either (i) JCC, other than as a result of an Excusable Temporary Cessation of Operations, closes the Casino or ceases gaming operations and fails to reopen the Casino and resume gaming operations within seven days, or (ii) JCC fails to post the Minimum Payment Guaranty at least one day prior to the first day of each COC Fiscal Year (either of (i) or (ii) above, a "Termination Event").

    FINANCING. All financing must be approved by the LGCB and is required to be obtained from suitable lenders. The following lenders are presumed to be suitable: (i) an insurance company regulated by any state of the United States;
(ii) an investment company registered under the Investment Company Act of 1940;
(iii) a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees; (iv) a trust fund the trustee of which is a bank or trust company and the participants of which are exclusively plans of the type identified in clause (iii) above; (v) an investment adviser registered under the Investment Adviser's Act of 1940; (vi) a real estate investment trust registered under the Investment Adviser's Act of 1940; (vi) a real estate investment trust registered with the SEC; (vii) a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; (viii) a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933 and any entity, all of the equity owners of which are qualified institutional buyers, acting for their own accounts or the accounts of other qualified institutional buyers; (ix) a bank as defined in Section 3(a)(2) of the Securities Act of 1933, a savings and loan association or other institution as referenced in Section 3(a)(5)(A) of the Securities Act of 1933, or any foreign bank or savings and loan association or equivalent institution or an investment fund that participates in a bank syndication (and any purchaser that takes an assignment interest in the bank syndication); (x) any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; (xi) any business development company as defined in Section 202(a)(22) of the Investment Adviser's Act of 1940; (xii) investors purchasing debt securities of JCC (or a subsidiary of JCC) in a public offering registered pursuant to the Securities Act of 1933 or through a private placement, and any investor purchasing such debt securities in a subsequent sale, provided, however, that such debt securities are widely held and freely traded (and the investor holds no more than 20% of JCC's total debt or 50% of a material debt issue) so as not to give an investor the ability to control JCC or the Manager; and (xiii) HET or HOCI and their wholly owned subsidiaries with respect to certain loans contemplated by the Plan of Reorganization. The LGCB may at any time determine that the presumption of suitability no longer exists for a lender if either (a) the lender exercises control or intends to exercise control over JCC or the Manager, or (b) the LGCB receives information indicating that the lender may not meet the suitability requirements. If the presumption of suitability no longer exists, the lender is required to demonstrate its suitability in accordance with the terms of the Gaming Act.

    JCC is not required to obtain the LGCB's approval for financings if the lenders are suitable and: (i) the principal amount of the new debt does not exceed the sum of the debt refinanced, capital improvements funded from proceeds of the additional financing and transaction costs related to the financing; (ii) the pre-tax cash flow of JCC is not less than 1.25 times the amount of annual interest payable with respect to the debt incurred in the financing; or (iii) the financing is permitted by the LGCB's Rules and Regulations.

    The Amended and Renegotiated Casino Operating Contract provides protections to the leasehold mortgagees, including notice of a default and, unless a Termination Event occurs, 45 business days within which to cure the default after the expiration of the casino operator's cure period. The leasehold

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mortgagees also have the right to seek the appointment of a receiver unless a
Termination Event occurs. Upon the appointment of a receiver and the posting of a bond by the receiver, the receiver is issued a one time, nonrenewable provisional contract by the LGCB to continue operation of the Casino until the receivership is terminated. The leasehold mortgagee provoking the appointment of a receiver is required to pay the cost of the receiver's bond and the cost of operating the Casino during the term of the receivership to the extent that costs exceed available revenues. If the leasehold mortgagee that provoked the receivership provides notice of its intent to withdraw financial support of the receivership, upon 90 days notice, the leasehold mortgagee will not be responsible for any costs or expenses of the receivership after the date specified in its notice. The Amended and Renegotiated Casino Operating Contract provides for the effects of termination of the receivership, which may result in the Amended and Renegotiated Casino Operating Contract being terminated and the right to operate the Casino being rebid.

    TRANSFER RESTRICTIONS. Under the Amended and Renegotiated Casino Operating Contract, JCC cannot transfer or encumber the Amended and Renegotiated Casino Operating Contract, the Amended Management Agreement, the Amended Ground Lease or the Amended GDA, or any interest therein, without the approval of the LGCB. The LGCB may in all cases impose conditions to its approval. The LGCB is required to give notice and an opportunity to cure a violation of the transfer restrictions. With respect to a transfer or encumbrance by someone other than JCC in violation of the transfer restrictions, the transfer or encumbrance will not be a default by JCC if JCC complies with the safe harbor requirements and insulates itself in the manner required by the Amended and Renegotiated Casino Operating Contract. Notwithstanding the foregoing, the transfer restrictions are not intended to restrict the transfer of publicly traded securities that are traded on a national exchange, provided that the LGCB maintains the power to require the holder of any such securities subsequently to be found suitable. See "--Regulation--Louisiana Gaming Act."

    COMPLETION GUARANTEE. Pursuant to the Amended and Renegotiated Casino Operating Contract, the Completion Guarantors must provide to the LGCB a guarantee of the completion of construction of the Casino, subject to the terms of such completion guarantee. See "--Completion Guarantees."

AMENDED MANAGEMENT AGREEMENT

    GENERAL. JCC and the Manager expect to enter into a second amended and restated management agreement (the "Amended Management Agreement") granting the Manager the sole and exclusive right to manage and operate the Casino. The Manager is responsible for and has authority over, among other things: (a) hiring, supervising, and establishing labor policies with respect to employees working in the Casino; (b) gaming and entertainment policies and operations including security and internal control procedures; (c) advertising, public relations and promotions; (d) Casino-level accounting, budgeting, financial and treasury functions; (e) maintaining, renovating and improving the Casino; (f) performing certain system services generally performed at casinos owned or managed by HET and its affiliates; and (g) performing certain other obligations of JCC identified by JCC and agreed to by the Manager. During the term of the Amended Management Agreement, JCC is required to fund the cost of operating the Casino and is responsible for constructing, equipping and furnishing the Casino, maintaining JCC's leasehold estate and obtaining and maintaining licenses and permits to conduct business.

    The Manager will be required to operate the Casino (at JCC's expense) in accordance with the operational standards applied at the casino operated by an affiliate of HET in Atlantic City, New Jersey, as well as in accordance with applicable law and the applicable provisions of the Amended and Renegotiated Casino Operating Contract and the Amended Ground Lease. If HET or its affiliates cease to operate its Atlantic City casino, then the Manager must operate the Casino in the same manner in which HET operates a casino designated by the Manager with similar operations and market characteristics. The Casino's physical plant will be gauged based on its condition following completion as described by the plans and specifications, together with any capital improvements required by the Manager for all casinos of similar market characteristics, or, in the absence of such similar casinos, then HET's Atlantic City casino, if

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managed by HET or any affiliate of HET and if not, then by reference to another casino, designated by the Manager, operated by HET or its affiliates similar in physical character.

    TERM. The Amended Management Agreement has an initial term expiring 20 years after the date of the Amended Management Agreement and may be extended for four consecutive terms of ten years each, provided the Manager is not in default under the Amended Management Agreement at the time any such extension term is to commence. The Amended Management Agreement will terminate without any further action of JCC or the Manager immediately upon the occurrence of the termination of the Amended Ground Lease by the RDC as a result of JCC's failure timely to complete construction of the Casino.

    CAPITAL REPLACEMENT FUND. Under the Amended Management Agreement, the Manager on behalf of JCC will make monthly deposits into a fund for capital replacements and improvements totaling $3 million for the first 12 month period following completion of the Casino Construction, $4 million for the second 12 month period following completion of the Casino Construction, $5 million for the third 12 month period following completion of the Casino Construction, and 2% of gross revenues of the Casino for each fiscal month thereafter. Any expenditures for capital replacements or improvements which have been budgeted in an annual plan may be paid from the reserve fund. Upon expiration or termination of the Amended Management Agreement, all amounts then held in a reserve fund will be distributed to JCC after compliance with JCC's obligations under the Amended Ground Lease which must be satisfied from the reserve fund and after payment of any amounts owed to the Manager under the Amended Management Agreement. The capital replacement fund referred to above is the same as that required pursuant to the Amended Ground Lease and Amended and Restated Casino Operating Contract, and is not meant to duplicate the capital replacement fund obligations of JCC under the Amended Ground Lease and Amended and Restated Casino Operating Contract. See "Amended Ground Lease--Capital Replacement Fund" and "--Amended and Renegotiated Casino Operating Contract--Capital Replacement Fund."

    BOOKS AND RECORDS; BUDGET. The Manager is responsible for maintaining the books and records of the Casino. A certified audit will be performed within 90 days after the end of each fiscal year and upon termination or expiration of the Amended Management Agreement. The audit of the Casino's gross gaming revenues will be performed by Deloitte & Touche or such other accounting firm as may be selected by JCC and approved by the Manager. The Manager will also be responsible for preparing an annual plan for JCC's review and approval. The annual plan will consist of a statement of the estimated income and expenses for the coming fiscal year, including estimates as to gross revenues, operating costs and capital replacements; a business and marketing plan for the upcoming fiscal year; and a projection of the minimum balance which must remain in the bank account in the "house bank" as of the end of each month to assure sufficient monies for working capital purposes, the "house bank" and other expenditures authorized under the annual plan. Within 20 days from the date the proposed annual plan is delivered to JCC, the Manager and JCC will conduct an in-depth review of the plan including comparisons with the prior year's performance. The Amended Management Agreement requires the Manager and JCC to resolve all disputes regarding the proposed budget through arbitration. The Amended Management Agreement also grants the Manager the discretion to reallocate part or all of the amount budgeted with respect to any line item to another line item in the same department and to make expenditures not authorized under the applicable annual plan under certain circumstances. The Manager may, from time to time during the fiscal year, submit a revised annual plan to JCC for approval. If the revised annual plan is not approved, the Manager may submit the revised annual plan to arbitration. JCC must establish a bank account with a minimum balance of $10 million at the time of the Casino's opening and a "house bank" in the amount of $5 million. Subject to the requirements of the Gaming Act and the Rules and Regulations, the minimum balance and the "house bank" may be adjusted jointly by JCC or the Manager at any time following the opening of the Casino. The Manager has absolute control of the bank accounts and the "house bank" and all gross revenues of the Casino will pass through the bank accounts and Casino funds will not be commingled with any funds of the Manager or any of the Manager's affiliates. The Manager will provide JCC with copies of bank statements with respect to the Casino's bank accounts upon receipt and

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will also provide a reconciliation of such statements to the books and records relating to Casino operations within 20 days of the Manager's receipt of such bank statements.

    FEES. The Manager is entitled to receive a management fee having two components. The first component (the "Base Fee") will equal 3% of gross revenues of the Casino. The second component (the "Incentive Fee" and, together with the Base Fee, the "Management Fees") will equal 7% of Consolidated EBITDA of JCC above (i) $40 million for the six month period ending on the date which is six months after the Opening Date and each anniversary of such date, and (ii) $75 million for the 12 month period ending on the date which is 12 months after the Opening Date and each anniversary of such date, less the Incentive Fee paid to the Manager for the prior six months; provided, however, that the Manager will refund to JCC all fees paid by JCC under subsection (i) hereof if Consolidated EBITDA does not exceed $75 million for the 12 month period ending on the date which is 12 months after the opening of the Initial Casino Facilities and each anniversary of such date, with appropriate proration of such threshold for any partial year following the Opening Date and preceding the termination of the Amended Management Agreement, as the case may be. The Base Fee will be payable to the Manager monthly. The Incentive Fee, if any, will be payable to the Manager at six month intervals on the next business day following actual cash payment of all accrued Fixed Interest and contingent payments, if any, on the Notes pursuant to the Plan of Reorganization. No Base Fee will be paid, and no Incentive Fee will be accrued or paid, during or with respect to any period in which JCC is in default with respect to interest or principal payments under the Notes or the Bank Loans. Any unpaid Base Fees will be deferred and payable to the Manager at such time as any such default is cured. In addition, the Manager is entitled to receive a travel fee equal to $100,000 per year, subject to adjustment by the Consumer Price Index, and a "marketing contribution" equal to 0.4% of the Casino's net revenues which may be used for advertising services, special promotions, public relations and other marketing services. HET's affiliates may pool this marketing contribution with contributions made by other participating casinos owned or managed by HET's affiliates.

    The New Notes provide for six elections by JCC to pay semi-annual Fixed Interest in kind rather than in cash for the first three years of the New Notes and requires JCC to pay semi-annual Fixed Interest in kind thereafter if JCC's Consolidated EBITDA for the prior 12 months has not exceeded $28.5 million. If JCC pays Fixed Interest in kind on any of the first four semi-annual interest payment dates, the Manager will defer its Base Fees to the extent that the cash saving from paying Fixed Interest in kind is needed for cash flow deficiencies other than for repayment of Tranche A-1 and Tranche A-2. If JCC is required to pay Fixed Interest in kind with respect to the third, fourth, fifth or sixth semi-annual interest payment periods, because of the terms of the Term Loans or if JCC elects to pay Fixed Interest in kind during such Semiannual Period, the Incentive Fees payable to the Manager will be deferred during such corresponding Semiannual Period. If Consolidated EBITDA for JCC is less than $28.5 million for the 12 months ending one month prior to each semi-annual interest payment date for the New Notes starting with the fourth year after the Effective Date, the Base and Incentive Fees will be deferred. Any such election or elections will be by written notice from JCC to the Manager specifying the amount, if any, required to be deferred under the Indenture and/or Credit Agreement (the "Deferral Amount"). Such Deferral Amount will first be applied to offset any Base Fees then unpaid and thereafter accruing during the applicable six month period. To the extent any such Deferral Amount exceeds the projected amount of any unpaid and thereafter accruing Base Fees for the applicable six month period or if such six month deferral period has already elapsed, the Manager will repay to JCC the remaining amount of such Deferral Amount not to exceed the amount of any Base Fees previously paid to the Manager with respect to any portion of the applicable six month period accruing prior to JCC's election to pay Fixed Interest in kind. To the extent the Manager is required to refund to JCC any deferred Management Fees as described above, HET will guarantee the Manager's obligation to make such refund.

    Any deferred Management Fees will bear interest at 8.0%, which will accrue until such deferred Management Fees are repaid. At such time and to the extent that JCC's Consolidated EBITDA exceeds $65 million for the preceding 12 month period, any deferred Base Management Fees together with interest thereon will be payable to the Manager pro rata with any deferred guaranty fees payable to HET or HOCI

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pursuant to the HET/JCC Agreement, out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement). See "--HET/JCC Agreement" and "--Bank Loans." At such time and to the extent that JCC's Consolidated EBITDA exceeds $75 million for the preceding 12 month period, any deferred Incentive Management Fees together with interest thereon will be payable to the Manager, after repayment of any deferred Base Management Fees and such deferred guaranty fees, out of excess cash flow (remaining after application of the excess cash flow sweep required by the Credit Agreement). During the continuance of any uncured payment default under the New Notes indenture or any default which results in an acceleration under the New Notes indenture, or during the continuance of any uncured default under certain provisions of the Amended Management Agreement, any accrued but unpaid Base Management Fees or Incentive Management Fees will be subordinated to payments pursuant to the New Notes in the following order: (a) Fixed Interest; (b) principal amounts under the New Notes; (c) Base Management Fees; (d) contingent payments with respect to the New Notes; (e) Completion Guarantees and (f) Incentive Management Fees. See "--HET/JCC Agreement" and "--Bank Loans."

    INDEMNITY. JCC is required to indemnify and hold the Manager harmless from any Claims (as defined herein) and must reimburse the Manager for any money damages to property which the Manager is required or authorized to pay for any reason. JCC's indemnity excludes any liability not covered by insurance which results solely from the proven gross negligence or willful misconduct of any of the "Key Casino Personnel" or certain of HET's corporate officers if and to the extent that their proven gross negligence or willful misconduct involves directing the activity in the operation of the Casino or in the Manager's performance of its obligations under the Amended Management Agreement that results in a liability and the liability is proximately caused by such direction. For purposes of the Amended Management Agreement, "Claims" include any action or actions, cause or causes of action, in law or in equity, suits, debts, liens, liabilities, claims, demands, damages, punitive damages, losses, costs or expenses, and reasonable attorneys' fees of any nature whatsoever (including, without limitation, claims based upon legal fault, negligence, offense, quasi-offense, contract, quasi-contract, or any other theory) whether fixed or contingent, and "Key Casino Personnel" include, among others, the Casino's general manager, vice president of operations, and vice president of marketing and certain other direct reports to the general manager. The Manager is required to indemnify and hold JCC harmless from any liability not covered by insurance which results solely from the gross negligence or willful misconduct of any of the Key Casino Personnel if and to the extent that their proven gross negligence or willful misconduct involves directing activity in the operation of the Casino or in the Manager's performance of its obligations under the Amended Management Agreement that results in a liability proximately caused by the direction.

    TERMINATION OF AMENDED MANAGEMENT AGREEMENT. In the event the Rivergate site is destroyed or substantially destroyed by casualty, or title to the Rivergate site becomes impaired, and the cost of restoring or curing the title impairment exceeds the insurance proceeds, JCC and the Manager may terminate the Amended Management Agreement. Upon such termination, the Manager will be entitled to receive from JCC any amounts due or owing with respect to events occurring prior to or in connection with such termination, but the Manager will not be entitled to receive a Termination Fee.

    In the event the Rivergate site is condemned or the Amended and Renegotiated Casino Operating Contract is revoked through no fault of JCC, then the Amended Management Agreement will be terminated and the Manager will receive from JCC any amounts due or owing, but the Manager will not be entitled to receive a Termination Fee; provided, however, the Manager will be entitled to seek a recovery from the condemning or revoking authority for the Manager's economic loss in respect of the Amended Management Agreement. If the Manager or any of its affiliates is determined by the LGCB to be unsuitable to conduct gaming, JCC shall be entitled to terminate the Amended Management Agreement upon 30 days' prior notice to the Manager. Following the Transition Date, if a Change of Control (as defined herein) occurs and the Board of Directors of JCC Holding does not consist of Continuing Directors (as defined herein), the Manager will be entitled to terminate the Amended Management Agreement upon 90 days' written notice to JCC, but will not be entitled to receive a Termination Fee. "Continuing Directors" means the directors of JCC Holding on the Effective Date and each other

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director, if such director's nomination for election to the Board of Directors of JCC Holding is recommended by a majority of the then Continuing Directors. In addition, following the Transition Date, if JCC sells, assigns or transfers any of its direct or indirect legal or beneficial interest in the Casino, to any person other than a Qualified Purchaser (as defined herein) approved by the Manager and which assumes and agrees to perform the obligations of JCC under the Amended Management Agreement, the Manager will be entitled to terminate the Amended Management Agreement upon the closing of such sale, assignment or transfer, but will not be entitled to receive a Termination Fee. "Qualified Purchaser" means any person or entity that is duly licensed or otherwise authorized to own and operate the Casino and that: (i) is not a Conflicted Entity (as defined herein), and (ii) would not, if affiliated with the Manager, in the reasonable judgment of the Manager or any licensing authority, impair or cause the denial, suspension or revocation of any gaming registration, permit, license, right or entitlement or alcoholic beverage registration, permit, license, right or entitlement held or applied for by the Manager or an affiliate of the Manager. Other than as described herein, JCC has no right to terminate the Amended Management Agreement in the absence of a default by the Manager.

    In addition, upon the happening of certain events, the Manager may declare an event of default by JCC, entitling it to terminate the Amended Management Agreement and receive the Termination Fee. These events include: (i) a breach of the Amended Management Agreement by JCC which is not cured within the agreed cure period; (ii) failure by JCC timely to reconstruct the Casino following casualty or partial condemnation at any time the board of directors of JCC Holding does not consist of Continuing Directors; (iii) dissolution or bankruptcy of JCC or the Manager or any person directly or indirectly controlling them or a general assignment for the benefit of its creditors; (iv) passing of title by JCC to the Casino or any part thereof in lieu of foreclosure or institution of an action to foreclose any mortgage in the Casino against JCC and which is not dismissed within 30 days thereafter; or (v) acquisition by any person or entity that would, if associated with JCC, any of JCC's affiliates or the Manager, impair or cause the denial, suspension or revocation of any gaming or alcoholic beverage registration, permit, license, right or entitlement held by or applied for by JCC, the Manager or their respective affiliates (a "Non-Qualified Person") of any legal or beneficial interest in JCC or its affiliates, or any indebtedness of JCC or its affiliates, that has not been cured within 45 days following notice to JCC by the Manager of such acquisition. The "Termination Fee" payable to the Manager is equal to three times the average amount of annual Management Fees earned in the 24 fiscal months preceding termination, but, until the end of the third full fiscal year following the opening of the Casino, not less than $44 million adjusted by increases in the Consumer Price Index. Notwithstanding the foregoing, if any default or event giving rise to a termination by the Manager results solely from an action or omission of HET, or its affiliates, in its capacity as a member of JCC, the Manager will not in any such event receive a Termination Fee in connection with such event of default or resulting termination.

    In addition to the Manager's right to terminate the Amended Management Agreement as described in the immediately preceding paragraph, if (i) the Amended Ground Lease or the Amended and Renegotiated Casino Operating Contract are subject to the imminent risk of termination, or (ii) any mortgage created pursuant to the Credit Agreement or any other mortgage securing repayment of indebtedness, the proceeds of which are used solely to construct, improve, restore or repair the Casino, or to refinance any indebtedness incurred in connection with such mortgage, is subject to the imminent risk of foreclosure, JCC shall be entitled to terminate the Amended Management Agreement by giving 60 days' advanced written notice to the Manager, without payment of the Termination Fee.

    NON-COMPETE. Neither the Manager nor JCC nor any affiliate of the Manager or JCC that is controlled by the Manager's ultimate parent or JCC's ultimate parent, as the case may be, may develop, own, finance or manage casino or other gaming operations in Orleans, Plaquemines, St. Charles, St. Tammany, Jefferson or St. Bernard Parishes, Louisiana, except for the Casino.

    SUCCESSORS AND ASSIGNS. The Manager is not required to seek JCC's consent to the following, none of which would constitute an event of default under the Amended Management Agreement: (i) any

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assignment by the Manager of its obligations, rights or interests under the
Amended Management Agreement to an affiliate of the Manager that is controlled by the Manager's ultimate parent; (ii) any transfer of all or substantially all of the Manager's and its affiliates' gaming business; (iii) any corporate reorganization of the Manager and its affiliates; or (iv) any transfer of publicly-held stock in the Manager or any of its affiliates. In the event of such an assignment, the Manager may be released from its obligations under the Amended Management Agreement, and the Amended Management Agreement contains no provisions that prohibit assignment to a financially unstable entity. The Manager may not in any manner, voluntary or involuntarily, directly or indirectly, partition (or seek the partition of), sell, assign or transfer any of its legal or beneficial interest in the Casino or the Amended Management Agreement without prior written consent of JCC (which consent may be withheld for any reason). Notwithstanding the foregoing, the immediately preceding sentence does not restrict, limit or effect in any manner the sale, assignment or transfer of any legal or beneficial interest in JCC's ultimate parent.

    MISCELLANEOUS. If there is a conflict between the terms of the Amended Management Agreement and the terms of the Amended Ground Lease, the terms of the Amended Ground Lease will control.

LICENSING AGREEMENT

    The Company expects the Manager to enter into a licensing agreement with Harrah's Las Vegas, Inc., a subsidiary of HET which owns the mark "Harrah's" pursuant to which the Manager will obtain a license to use "Harrah's" in the name of the Casino and on its signage and advertising. The Amended Management Agreement gives JCC certain rights to the use of the "Harrah's" name.

COMPLETION GUARANTEES

    The Company expects that pursuant to the Completion Guarantees in favor of the Beneficiaries, the Completion Guarantors will agree to guarantee the Completion Obligations, the Carry Obligations and the Preservation Obligations. The "Completion Obligations" mean the obligations of JCC to commence and complete the construction of and timely and fully pay for all costs and expenses of completion when due for the Casino Construction, to equip the Casino with the required furniture, fixtures and equipment so that the Casino is ready to open to the public (subject to any necessary regulatory approvals from the LGCB or any other State regulatory authorities) as a casino gaming operation, respectively, in accordance with the terms of the Amended Ground Lease, the Amended GDA, the Indentures and any applicable requirement of the LGCB, these obligations include, but are not limited to, (i) the payment of any and all costs of completing the Casino Construction, including without limitation all labor, materials, supplies and equipment related thereto, to be paid and satisfied when due including, without limitation, all cost overruns not paid by JCC; (ii) the payment, satisfaction or discharge of liens arising from injuries or damages to persons or property in connection with the Casino Construction and all liens, charges and claims, other than permitted liens, arising from the furnishing of labor, material, supplies or equipment for the Casino Construction, that are or may be imposed upon or asserted against the Casino or any portion thereof; and (iii) the defense and indemnification of the Beneficiaries against all such liens arising from injuries or damages to persons or property in connection with the Casino Construction, and all such liens, charges and claims, other than permitted liens, arising from the furnishing of labor, materials, supplies or equipment for the Casino Construction.

    The "Carry Obligations" mean the full and complete payment and performance of all obligations of JCC to pay on a timely basis all amounts due from or incurred by or otherwise payable by JCC to any person, including without limitation, any rent, liquidated damages or other amounts payable to the City and the RDC under the Amended Ground Lease or the Amended GDA (including but not limited to JCC Development's obligation, if any, to pay rent directly to the City and the RDC under the Second Floor Sublease prior to completion of the Casino Construction), and all project costs (other than any costs which are included as a part of the Completion Obligations), including without limitation, the payment of interest and scheduled principal payments (excluding principle on the Notes), taxes (prior to delinquency), amounts owing to the LGCB under the Amended and Renegotiated Casino Operating Contract, amounts

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owing to the City and the RDC under the Amended Ground Lease, assessments, utilities, insurance, maintenance expenses and amounts arising from injuries or damages to person or property or amounts due pursuant to contracts or agreements to be funded, paid and satisfied on or prior to the Termination of Construction Date (as defined herein); provided that the Completion Guarantors in no event guarantee payment pursuant to the Completion Guarantees of any Minimum Payment under the Amended and Renegotiated Casino Operating Contract. The Carry Obligations will include, without limitation, (i) the obligation of JCC upon the Termination of Construction Date to have available for working capital at least $5.0 million of cash and the Working Capital Facility Maximum Amount of availability for immediate drawdown(s) under the Working Capital Facility, subject to the terms thereof (which may require the Completion Guarantors to contribute working capital directly to JCC or to pay down the Working Capital Facility), and (ii) the obligation of JCC to repay the Working Capital Facility upon an event of default under the Working Capital Facility prior to the completion of the Casino Construction. The "Working Capital Facility Maximum Amount" equals $25 million reduced by the amount of funds, if any, not to exceed $2.0 million, available under any letter of credit sub-facility under the Working Capital Facility for purposes other than those relating to project costs of the Casino and a drawing of up to $10.0 million to fund a certain Casino bank account on or before the Termination of Construction Date.

    The "Preservation Obligations" include the Completion Guarantors' obligations, after notices of failure of JCC to fulfill the Completion Obligations in a timely manner, to pay any of the Carry Obligations or to be the subject of a voluntary or involuntary bankruptcy proceeding, to take all necessary steps to maintain insurance coverage and to secure the Casino to prevent deterioration and unauthorized access. The "Termination of Construction Date" means the date by which all of the following have occurred: (i) a temporary certificate of occupancy has been issued for the Initial Casino Facilities by the building department and other relevant agencies; (ii) all required permits with respect to the Casino Construction have been received by JCC; (iii) a notice of completion has been recorded with respect to the Casino Construction; (iv) an officer's certificate of the Completion Guarantors has been delivered to the Beneficiaries certifying that the Termination of Construction Date has occurred; (v) the Casino is equipped with the required furniture, fixtures and equipment and ready to open for business as a casino gaming operation; (iv) a certificate has been delivered by the general contractor and the project architect to the Beneficiaries for the Casino Construction certifying that the Casino Construction has been substantially completed in accordance with the plans and specifications therefor and all applicable building laws, ordinances and regulations; and (vii) the Initial Casino Facilities have opened for business as a casino gaming operation so long as any necessary regulatory approvals from the LGCB or any other State regulatory authorities have been received, or, if such approvals have not been received, even though timely receipt of any such approvals has been diligently pursued by or on behalf of JCC in accordance with the Rules and Regulations for such approvals, the Initial Casino Facilities are in a condition to receive customers in the ordinary course of business.

    The Completion Guarantees are subject to a number of important exceptions and qualifications. The Completion Guarantors' obligation to complete the Casino does not take effect until and unless JCC fails or neglects timely to commence or complete the Casino Construction, fails in any other manner to prosecute with diligence and continuity the Completion Obligations, fails timely to pay any of the Carry Obligations, or files or has filed against it a petition for bankruptcy or similar relief. See "--Material Agreements--Amended Completion Loan Agreement." In addition, the Completion Obligations (but not the Carry Obligations) under the Completion Guarantees are suspended during the pendency of any Force Majeure. See "--Risk Factors--Completion Guarantees." The Completion Guarantees are not for the benefit of, and are not enforceable by, the holders of equity interests in JCC Holding, including holders of Class A Common Stock.

    The Completion Guarantees terminate upon the occurrence of any of the following: (i) the termination of the Amended Ground Lease or the Amended GDA other than as a result of a breach by JCC; (ii) casino gaming operations are no longer permitted to be conducted at the Casino or are modified, restricted or limited in a manner that materially diminishes the benefits afforded to JCC or the gaming

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activities permitted to be conducted at the Casino pursuant to the Gaming Act by reason of a change of law or the enactment of a new law after the Effective Date or by reason of JCC's rights under the Amended and Renegotiated Casino Operating Contract having been terminated in any material respect, other than as a result of a breach by JCC or the Completion Guarantors; provided that, upon the occurrence of any of the events described in this clause (ii) prior to the Termination of Construction Date, the Completion Guarantors are nevertheless obligated to complete the Poydras Street Support Facility, the Poydras Tunnel Area, exterior site and street work, and certain improvements which may be required under the Amended Ground Lease; (iii) only as to the Carry Obligations but not as to the Completion Obligations, a Force Majeure continues for more than one year from the receipt of a notice from any of the Beneficiaries to the Completion Guarantors that the Completion Guarantors' obligation to complete the Casino has taken effect, notwithstanding the Completion Guarantors' actual and continuous best efforts to remove such Force Majeure; provided, however, that the Completion Guarantors will remain liable for all Carry Obligations that actually come due through the expiration of such one year period to the extent not satisfied by JCC; and, provided further, that the Completion Guarantors used their best efforts to remove such Force Majeure within such one year period; or
(iv) as to the Carry Obligations, as of and upon the Termination of Construction Date and as to the Completion Obligations upon the date on which all such payments or satisfactory provisions for all such payments have been made, all lien periods with respect to the Casino Construction have expired and no liens or privileges arising from the furnishing of labor, materials, supplies or equipment for the Casino Construction affecting or purporting to affect the Casino remain of record in Orleans Parish. JCC expects to obtain the Surety Bond from a surety for the benefit of the Beneficiaries for completion of the Casino Construction.

    The remedy of specific performance and the remedies described below are not intended to be exclusive of remedies that Beneficiaries may have against JCC under any other documents or agreements. If, after notice and opportunity to cure, the Completion Guarantors fail timely to pay the Carry Obligations (a "Carry Obligation Default") or if, after notice and an opportunity to cure, the Completion Guarantors fail to commence and diligently thereafter continue to perform the Completion Obligations through the date of completion (a "Completion Obligation Default"), or if after notice and an opportunity to cure, the Completion Guarantors fail to perform the Preservation Obligations (a "Preservation Obligation Default"), then the Beneficiaries, subject to certain provisions, may elect to require specific performance by the Completion Guarantors of any or all of the Carry Obligations after a Carry Obligation Default, the Completion Obligations after a Completion Obligation Default and the Preservation Obligations after a Preservation Obligation Default. After a Completion Obligation Default or a Preservation Obligation Default, the Beneficiaries, at their option, have the right, but have no obligation, to require the surety to perform the Completion Obligations or the Preservation Obligations pursuant to the Surety Bond. The Beneficiaries' election to require the surety to perform the Completion Obligations will not release, diminish or extinguish the liability of JCC or the Completion Guarantors to the extent the surety fails to perform the Completion Obligations or the Preservation Obligations. The Completion Guarantors will remain obligated to perform the Carry Obligations notwithstanding any such election and notwithstanding the surety's performance of the Completion Obligations or the Preservation Obligations. In addition to the Beneficiaries' right to require specific performance by the Completion Guarantors of any and/or all of the Completion Obligations after a Completion Obligation Default, the Carry Obligations after a Carry Obligation Default or the Preservation Obligations after a Preservation Obligation Default, and whether or not the Beneficiaries have called on the surety pursuant to the surety bond, (i) the Beneficiaries have the right to recover from the Completion Guarantors all unreimbursed costs and expenses, including but not limited to attorneys' fees, incurred by the Beneficiaries in protecting, preserving, enforcing or defending their interests both as against JCC and as against the Completion Guarantors under the Completion Guarantees,
(ii) after a Carry Obligation Default, the Completion Guarantors will be liable for the joint benefit of the Beneficiaries as their interests may appear for any interest or delinquency costs arising from such Carry Obligation Default; provided that the Completion Guarantors will not be liable for more than one payment of any such interest or delinquency costs of JCC regardless of whether multiple demands are made by any or all of the Beneficiaries; (iii) after a Completion Obligation

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Default, the Completion Guarantors will be liable for the joint benefit of the
Beneficiaries as their interests may appear for damages to pay for the costs of performance of the Completion Obligations arising from such Completion Obligation Default or otherwise available at law or in equity; and (iv) after a Preservation Obligation Default, the Completion Guarantors will be liable for the joint benefit of the Beneficiaries as their interests may appear for damages to pay for the costs of performance of the Preservation Obligations arising from such Preservation Obligation Default; provided that in no event will the Completion Guarantors be liable for duplicate payments in respect of damages nor for more than one performance of the Preservation Obligations.

    In the event that the Completion Guarantors enter into any completion guarantee agreement in favor of the RDC and the City (the "RDC Completion Guarantee"), completion guarantee agreement in favor of the LGCB and the State (the "LGCB Completion Guarantee"), completion guarantee agreement in favor of the holders of the Notes (the "Notes Completion Guarantee"), or completion guarantee agreement in favor of the Bank Lenders (the "Bank Completion Guarantee"), or any amendment or supplemental agreement with respect thereto, and such amendment or supplemental agreement provides rights or remedies to any Beneficiary (the "Favored Beneficiary") under its completion guarantee agreement that are more favorable in any respect than the rights and remedies granted to the other Beneficiaries (the "Other Beneficiaries") under their respective completion guarantee agreements, then the Other Beneficiaries will be deemed to have available to them, at their option, the benefit of the more favorable rights and remedies implemented by such amendment or supplemental agreement and will not under any circumstances be deemed to have agreed to or become subject to any alterations in the completion guarantee agreement of the Favored Beneficiary, or any provisions of a supplemental agreement among the Completion Guarantors and the Favored Beneficiary, that are less favorable than the rights and remedies granted to the Other Beneficiaries under their respective completion guarantee agreements.

AMENDED COMPLETION LOAN AGREEMENT

    JCC and the Completion Guarantors expect to enter into an amended completion loan agreement (the "Amended Completion Loan Agreement"), under which any expenditures made by the Completion Guarantors under the Completion Guarantees which are not also expenditures under the Amended and Restated Construction Lien Indemnity Agreement (as defined herein) are deemed unsecured limited recourse indebtedness (the "Completion Loans") of JCC due and payable six months following the maturity of the New Notes and New Contingent Notes. The Completion Loans will bear annual interest at the rate of 8%. Subject to meeting certain restricted payment tests contained in the Indentures for the Notes and pursuant to the Bank Loan documents, the Completion Loans will be repaid from the cash flow or proceeds of major capital events of JCC available for distribution by JCC to its member. Subject to meeting certain restricted payment tests contained in the Indentures for the Notes and pursuant to the Bank Loan documents, early repayment of the Completion Loans is permitted. Any Completion Loan not paid at maturity will bear annual interest at the foregoing rate plus 4.0%. The Completion Loans will be junior in right of payment to the Bank Loans, the Notes (including principal, interest and contingent payments due and payable), Senior Permitted Refinancings, Senior Subordinated Permitted Refinancings and will rank PARI PASSU with the Junior Subordinated Credit Facility. Repayments are generally treated as restricted payments under the Indentures and Bank Loan documents. Payments in excess of those permitted to be paid under the Indentures or Bank Loan documents will be subordinate to the repayment of the Notes and the Bank Loans.

    At such time that there is a demand, call, notice or requirement for performance of any Completion Guarantee, the Completion Guarantors will be entitled to control the disbursement and use of, and apply toward the cost to complete the Casino, all available funds of JCC without any further action or consent by JCC, including, without limitation, drawing and using any such portion of the Term Loans the Junior Subordinated Credit Facility, or the proceeds from the Convertible Junior Subordinated Debentures up to

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the total amount available thereunder, until all obligations of the Completion
Guarantors in respect of the Completion Guarantees have been fully satisfied (subject to the obligation to provide certain minimum cash and working capital availability as described in the Completion Guarantees). The Amended Completion Loan Agreement will also provide that JCC will use all of its available funds, including all equity contributions made to JCC and amounts received from Term Loans, the Junior Subordinated Credit Facility and the Convertible Junior Subordinated Debentures for the construction and development of the Casino.

    Under the Amended Completion Loan Agreement, JCC and the Completion Guarantors agree that (i) separate books and records will be kept for funds related to operations of the Casino and funds related to construction of the Casino, and such funds will not be commingled, and (ii) within 45 days following the completion of construction of the Casino Construction, JCC will have its accountants audit such books and records and all amounts expended to construct the Casino. To the extent such audit determines that the amounts in the aggregate expended for construction were in excess of the costs budgeted for such construction, the Completion Guarantors will reimburse to JCC any such excess and such amounts reimbursed will be a Completion Loan.

    Pursuant to the Amended Completion Loan Agreement, HET, HOCI, JCC, the RDC and the City expect to enter into an entry agreement under which the Completion Guarantors are granted the right to enter and take control of construction of the Casino, provided that the Completion Guarantors will be liable for actual damages resulting from their willful misconduct or gross negligence in the exercise of its entry rights. If the Completion Guarantors exercise their rights as a result of: (i) any demand, call, notice or requirement for performance under any Completion Guarantee; or (ii) the Completion Guarantors having determined in good faith that the cost of completing the Casino will materially exceed the project budget for the Casino or delay the timely completion of the Casino, the Completion Guarantors' liability will be limited to actual damages suffered by JCC not to exceed $2.0 million unless such damages arise from the Completion Guarantors' willful misconduct or gross negligence. A good faith determination may be based on, among other things: (a) the occurrence of certain delays in the construction schedule; (b) certain project cost overruns; (c) defaults on any Completion Loan; or (d) default under the Amended and Renegotiated Casino Operating Contract, Amended GDA or the Amended Ground Lease. Following the occurrence of any such circumstance, the Completion Guarantors have the right to act in the place of JCC in respect of the construction contracts, architects, agreements, payment and performance bonds and the plans and specifications relating to the Casino.

    The Completion Loan Agreement imposes certain covenants, representations, warranties and events of default on JCC.

SECOND FLOOR SUBLEASE

    GENERAL. JCC expects to enter into a sublease (the "Second Floor Sublease") with JCC Development, under which JCC will sublease to JCC Development the portion of the second floor of the Casino available for non-gaming uses.

    SUBLEASE. The entire second floor of the Casino initially is available for non-gaming uses upon the completion of the Second Floor Shell Construction. JCC may convert any portion of the second floor space in the future to a gaming use subject to approval of the LGCB; provided that if such conversion would result in less sublease revenue to the RDC, the RDC will be compensated for such reduction in sublease revenue in accordance with the terms of the Second Floor Sublease. In the event that such a conversion of second floor space to gaming use occurs, such space will be removed from the Second Floor Sublease and thereafter be subject to the terms of the Amended Ground Lease as applied to the first floor.

    MASTER PLAN. A group composed of representatives of JCC, JCC Development and the RDC is expected to develop the Master Plan for the initial build out and leasing of the second floor for non-gaming uses. The Master Plan must be approved by the RDC, JCC and JCC Development and will, among

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other things, establish leasing guidelines regarding rent, termination rights and termination fees, tenant improvements and concessions, permissible uses, brokerage fees, an initial capital improvement budget and an initial operating budget for the first year of operations. JCC and the RDC will sponsor and support at the required times the necessary steps to gain regulatory and municipal approvals and conditional use ordinance modifications consistent with the Master Plan. The Amended Ground Lease prohibits any waiver of or modification to the Second Floor Sublease or the Master Plan which would have a material adverse effect on the RDC, the City or the City Council without the prior written consent of the RDC, the City and the City Council, such consent not to be financially conditioned, unreasonably withheld or delayed.

    BUILD OUT. The second floor of the Casino is anticipated to be available for leasing following the opening of the Casino and approval of the Master Plan. The tenant improvement build out and development of the non-gaming uses on the second floor of the Casino is scheduled to begin, subject to entering into tenant leases, following the opening of the Casino and approval of the Master Plan. Such initial non-gaming tenant improvement build out and development must be consistent with the Master Plan. The Second Floor Sublease prohibits facilities, the principal business purpose of which is a restaurant, on the second floor of the Casino.

    MANAGEMENT AND LEASING. JCC Development will manage and lease the second floor development consistent with the Second Floor Sublease and the Master Plan. JCC Development may hire a leasing agent and project manager for the second floor non-gaming leasing and operations. The leasing of the second floor will be consistent with the leasing parameters set forth in the Master Plan. JCC Development will submit to the RDC on or before July 15 of each year a proposed cash flow and operating budget for the second floor non-gaming development for the following year.

    RENT. JCC Development will pay directly to the RDC rent in respect of the second floor equal to 50% of the net operating income from the second floor development, which shall be net of all costs of development, construction, leasing, operating and managing the second floor non-gaming project to the extent such costs are not inconsistent with the Master Plan. The remaining 50% of the net operating income will be paid by JCC Development to JCC as rent under the Second Floor Sublease. Such construction costs will be consistent with the Master Plan and will be the incremental costs necessary to make the second floor suitable for non-gaming tenants and to attract such tenants, and such costs will be amortized over a cost recovery period of ten years. JCC may convert any portion of the second floor in the future to a gaming use, subject to the approval of LGCB; provided, that if such conversion would result in less sublease revenue to the RDC, JCC will compensate the RDC for such reduction in the sublease revenue. In the event that such a conversion to gaming use takes place, such space will be removed from the Second Floor Sublease and will thereafter be subject to the terms of the Amended Ground Lease that apply to the first floor of the Casino.

BASIN STREET CASINO LEASE TERMINATION AGREEMENT

    On January 15, 1997, HJC entered into a Basin Street Casino Lease Termination Agreement with the RDC and the City, as intervenor (the "Termination Agreement"). The LGCB has approved the termination of the Basin Street Casino Lease. Pursuant to the Termination Agreement the Basin Street Casino Lease automatically terminated on the date the LGCB approved the termination of the Basin Street Casino Lease. Possession of the Basin Street Casino premises has been transferred to the City. The RDC and the City, on the one hand, and HJC, on the other hand, have mutually released all rights and obligations under the Basin Street Casino Lease; provided that such release does not affect any rights or obligations of the parties under the Termination Agreement in respect of the Municipal Auditorium or the restoration work specifically set forth in the Termination Agreement. The RDC and the City have no claim for damages as a result of the termination of the Basin Street Casino Lease.

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    The Termination Agreement required HJC to restore the Municipal Auditorium to its previous use whether or not the Effective Date occurred. In accordance with the terms of the Termination Agreement, HJC deposited $3,475,399 into escrow on October 3, 1996 to fund the restoration work and commenced and substantially performed the restoration work. Pursuant to an assignment and assumption agreement dated as of September 9, 1997, HJC assigned, and the City and the RDC assumed, all of HJC's rights regarding performance of all remaining restoration work under the Termination Agreement, thus releasing HJC from any obligation under the Termination Agreement to complete and fund the remaining restoration work at the Municipal Auditorium. In addition, in connection with such assignment and assumption, certain funds on deposit in the escrow account were returned to HJC and all remaining rights and obligations of HJC with respect to the escrow account were assigned and transferred to the City and the RDC.

AMENDED AND RESTATED CONSTRUCTION LIEN INDEMNITY AGREEMENT

    JCC and HOCI expect to enter into the Amended and Restated Construction Lien Indemnity Obligation Agreement (the "Amended and Restated Construction Lien Indemnity Agreement") pursuant to which any expenditures made by HOCI under any indemnity agreement as may be required to be delivered to the title insurers regarding mechanic's liens claiming priority to the Bank Loans, the New Notes or the New Contingent Notes, will be deemed unsecured limited recourse indebtedness ("Indemnity Obligations") of JCC due and payable on demand. The Indemnity Obligations will bear interest at the rate of 8%. The repayment of the Indemnity Obligations will generally be treated as a restricted payment under the Indentures and payments in excess of those permitted to be paid under the Indentures or the Bank Loans will be subordinate to the repayment of the Notes and the Bank Loans. HOCI will not receive a fee for entering into the Amended and Restated Construction Lien Indemnity Obligation Agreement.

HET/JCC AGREEMENT

    JCC expects to enter the JCC/HET Agreement with HET and HOCI, to be effective upon execution and delivery by the parties thereto and the occurrence of the Effective Date of the Plan of Reorganization, under which HET and HOCI will provide a Minimum Payment Guaranty for the benefit of the LGCB to assure payment of the Minimum Payment, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement. Any drawing on a Minimum Payment Guaranty provided by HET or HOCI will bear interest at the Tranche A-3 interest rate. See "--Bank Loans."

    HET and HOCI will commit to provide a Minimum Payment Guaranty through the COC Fiscal Year ending March 31, 2004; provided that a Minimum Payment Guaranty will not renew for any of the COC Fiscal Years beginning April 1, 2000, 2001, 2002 or 2003 if: (i) there has been a JCC bankruptcy or a cessation of Casino operations; (ii) there are any unpaid guarantee fees (other than fees deferred as agreed in the HET/JCC Agreement); (iii) there has been a failure to pay the Minimum Payment; (iv) in the case of the renewal of the Minimum Payment Guaranty for the COC Fiscal Year beginning April 1, 2000, the project has failed to generate positive Consolidated EBITDA for the period of operations ending January 31, 2000, provided, however there will be no Consolidated EBITDA test for the period of operations ending January 31, 2000 if such period of operations commenced after August 1, 1999; (v) in the case of the renewal of the Minimum Payment Guaranty for the COC Fiscal Years beginning April 1, 2001, 2002 and 2003, the project has failed to generate positive Consolidated EBITDA as of the 12 month period ending November 30 of the prior calendar year in an amount equal to $15 million as of the 12 month period ending November 30, 2000, $20 million as of the 12 month period ending November 30, 2001, and $25 million as of the 12 month period ending November 30, 2002; (vi) HET, HOCI or the Manager or any of HET's affiliates has been determined to be unsuitable; (vii) the Manager has been removed as manager of the Casino; (viii) the Amended and Renegotiated Casino Operating Contract has been terminated (ix) JCC has breached certain covenants in the HET/JCC Agreement; or (x) an Excusable Temporary Cessation of Operations has occurred and is continuing. For purposes of clauses
(iv) and

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(v) above Consolidated EBITDA will mean operating income determined according to generally accepted accounting principles, but will not include any extraordinary non-cash items such as the write down of assets or pre-opening expenses.

    With respect to clause (iv) of the preceding paragraph regarding the renewal of the Minimum Payment Guaranty for the COC Fiscal Year beginning April 1, 2000, if an Excusable Temporary Cessation of Operations occurs, the Minimum Payment Guaranty will automatically renew if the Casino's failure to generate positive EBITDA for the period of operations ending January 31, 2000 is solely the result of an Excusable Temporary Cessation of Operations and but for the Excusable Temporary Cessation of Operations the applicable EBITDA test would have been met. To determine whether the Casino would have generated positive EBITDA in the absence of an Excusable Temporary Cessation of Operations for the period of operations ending January 31, 2000, it will be assumed that the Casino would have generated EBITDA for each day of any period of time the Casino was closed due to an Excusable Temporary Cessation of Operations in an amount equal to the average daily EBITDA generated during the 30 days prior to such period of time the Casino was closed due to an Excusable Temporary Cessation of Operations.

    With respect to clause (v) of the second preceding paragraph regarding the renewal of the Minimum Payment Guaranty for the COC Fiscal Years beginning April 1, 2001, 2002, and 2003 if an Excusable Temporary Cessation of Operations occurs, the Minimum Payment Guaranty will automatically renew if the Casino's failure to generate EBITDA for the 12 month period ending November 30 of the prior calendar year in an amount equal to $15 million as of the 12 month period ending November 30, 2000, $20 million as of the 12 month period ending November 30, 2001, and $25 million as of the 12 month period ending November 30, 2002 is solely the result of an Excusable Temporary Cessation of Operations; provided that (i) such $15 million, $20 million and $25 million, EBITDA tests, respectively, will be reduced pro rata for any period of time the Casino was closed due to an Excusable Temporary Cessation of Operations during the applicable 12 month period and (ii) the Minimum Payment Guaranty will automatically expire and not renew if any such reduced EBITDA tests are not met.

    An "Excusable Temporary Cessation of Operations" occurs if any of the following circumstances occurs, to the extent and only for such time that it causes temporary closure or temporary cessation of operations of the Casino beyond the reasonable control of JCC, and further provided that the Casino Operator diligently and in good faith seeks to reopen the Casino and to recommence Casino operations: (a) strikes, lockouts, inability to procure materials or failure of power; (b) arbitrary or capricious State, local or municipal governmental action (but in no event will an Excusable Temporary Cessation of Operations pursuant to this clause (b) exceed a period of six months); (c) acts of God, hurricanes, floods, sinkholes, fires and other casualties, earthquakes, epidemics, or quarantine; (d) acts of a public enemy, acts of war, terrorism, blockades, insurrections, riots, civil disturbances, governmental preemption in connection with a national emergency, or national or international calamities; (e) the entry of a judgment, order or ruling in litigation not filed by JCC or any affiliates of JCC and which judgment, order or ruling was not entered substantially as the result of the fault of JCC or any affiliates of JCC and which judgment, order or ruling restrains or substantially interferes with operations of the Casino; (f) any action by the legislature or any governmental agency the result of which is that gaming as currently proposed to be conducted at the Casino is materially diminished; (g) any other causes related to or arising out of the causes stated in subsections (a) through (g) above beyond the reasonable control of JCC (excluding any bankruptcy of JCC or failure of JCC to obtain financing or to pay its financial obligations as they come due) and not substantially the result of the fault of JCC; and (h) any other cause which the LGCB in its sole discretion formally determines to be an Excusable Temporary Cessation of Operations.

    Commencing with the COC Fiscal Year beginning April 1, 2001, upon 90 days written notice prior to the first day of the respective COC Fiscal Year, JCC may cancel the commitment of HET and HOCI to renew the HET/JCC Agreement for the COC Fiscal Year beginning April 1, 2001 upon payment of a termination fee of $1 million in cash and may cancel the commitment of HET and HOCI to renew the

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HET/JCC Agreement for the COC Fiscal Years beginning April 1, 2002 and 2003 without any fee. Notwithstanding any other provision hereof, JCC will be restricted from terminating the HET/JCC Agreement unless JCC has obtained a replacement guaranty or letter of credit which meets the requirements of the Amended and Renegotiated Casino Operating Contract and which does not result in increased cost to JCC (after giving effect to payment to HET and HOCI of the termination fee, if applicable), the Amended and Renegotiated Casino Operating Contract no longer requires JCC to provide a guaranty or letter of credit, or the LGCB waives the requirement that JCC provide a guaranty or letter of credit.

    HET and HOCI, collectively, will receive a $6 million per annum guaranty fee for the COC Fiscal Years ending March 31, 2000 and 2001 and a $5 million per annum guaranty fee for the COC Fiscal Years ending March 31, 2002, 2003 and 2004, all payable quarterly. HET and HOCI, collectively, will receive a pro rata fee based on an annual fee of $6 million for any partial COC Fiscal Year ending March 31, 1999 or for the COC Fiscal Year ending March 31, 2000 if it is a partial COC Fiscal Year. HET and HOCI will not receive a guaranty fee for any COC Fiscal Year in which a Minimum Payment Guaranty is not provided and will repay to JCC any guaranty fee previously advanced to it in respect of such COC Fiscal Year. If Consolidated EBITDA is less than $28.5 million for the 12 month reporting period ending one month prior to each semi-annual New Note interest payment date beginning with the fourth year after the Effective Date, the guaranty fee to HET and HOCI will be deferred, Fixed Interest on the New Notes will be paid in kind, Management Fees will be deferred and bank principal amortization will be deferred. JCC's obligation to pay the per annum guaranty fee and any termination fee to HET and HOCI and to reimburse HET and HOCI for any drawings (including interest thereon) by the State under any Minimum Payment Guaranty will be secured by a first lien on substantially all the assets of JCC (except the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments), JCC Holding, JCC Development, CP Development and FP Development.

    Pursuant to the HET/JCC Agreement, JCC will execute a mortgage, security agreement and assignment of rents providing HET and HOCI a first priority lien on substantially all of the assets of JCC (except the Amended and Renegotiated Casino Operating Contract and the Gross Revenue Share Payments), JCC Holding, JCC Development, CP Development and FP Development. The HET/JCC Agreement will contain covenants in favor of HET and HOCI (i) requiring JCC to maintain insurance, pay taxes and impositions, repair and maintain the Casino, and keep the lease in effect, and (ii) on terms and conditions to be agreed by the parties, restricting indebtedness and liens by JCC and restricting dividends, merger and asset disposition. Any successor guarantor in respect of the Minimum Payment Guaranty may be secured by the first lien position of HET and HOCI, subject to payment of any unpaid fees or obligations to HET and HOCI in respect of the HET/JCC Agreement.

    As explained above, by entering into the HET/JCC Agreement and providing a Minimum Payment Guaranty, HET and HOCI are not obligated to provide a Minimum Payment Guaranty for the entire term of the Amended and Renegotiated Casino Operating Contract, but rather have proposed only to provide it for the period and on terms and conditions specified in the HET/JCC Agreement. HET and HOCI have expressly informed JCC, the State and the LGCB that they have not agreed to renew a Minimum Payment Guaranty beyond March 31, 2004, or in any prior year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew by the express terms of the HET/JCC Agreement. HET and HOCI have informed the Debtors, JCC, the State and the LGCB that any decision HET and HOCI make concerning whether to renew any Minimum Payment Guaranty or the HET/JCC Agreement will be made in their sole discretion, and have informed JCC and the Debtors that such decision will be made acting only in HET on HOCI's best interests. The State and the LGCB, JCC and JCC Holding will acknowledge that (i) HET and HOCI are not obligated to and have not given any assurances to the Debtors, JCC, the State or the LGCB that they will renew the HET/JCC Agreement beyond March 31, 2004, or renew any Minimum Payment Guaranty for any earlier fiscal year in which HET's and HOCI's obligation to furnish a Minimum Payment Guaranty does not renew under the express terms of the HET/JCC Agreement, (ii)

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HET and HOCI have the right to make any such renewal decision in their sole discretion, and (iii) HET and HOCI need not consider the interests of any other parties in making any such renewal decision, notwithstanding that HET and HOCI are involved in a number of capacities in respect of JCC and JCC Holding. Upon termination of the HET/JCC Agreement, JCC will be required to secure a substitute guarantor to provide a Minimum Payment Guaranty or the Casino will be unable to open under the terms of the Amended and Renegotiated Casino Operating Contract. Such substitute guarantor may or may not be HET and/or HOCI or an affiliate thereof and there can be no assurance that JCC will be able to locate a substitute guarantor on satisfactory terms. A failure by JCC to cause to be provided a Minimum Payment Guaranty before the first day of a new fiscal year will result in a termination with no cure period of the Amended and Renegotiated Casino Operating Contract. See "--Risk Factors--Non-Renewal of Minimum Payment Guaranty."

DEVELOPMENT SERVICES AGREEMENT

    DEVELOPMENT SERVICES FOR DEVELOPMENT PROPERTIES. JCC, JCC Development, CP Development and FP Development expect to enter into a development services agreement with HOCI (the "Development Services Agreement") pursuant to which HOCI or an affiliate of HOCI will provide certain development services with respect to the second floor of the Casino, the 3CP Property and the Fulton Property (previously defined herein as the Development Properties), if requested by JCC, JCC Development, CP Development, or FP Development and agreed to by HOCI. The services which JCC, JCC Development, CP Development and FP Development may request that HOCI or an affiliate of HOCI perform are: (i) researching and investigating potential uses for the Development Properties; (ii) identifying and exploring the professional qualifications of individuals and companies who may be capable of performing services in connection with designing, determining appropriate uses for and developing the Development Properties; (iii) assisting in the evaluation of options as to the Development Properties; and (iv) providing any other pre-development or development services or otherwise assisting in or coordinating activities involved in the development of the Development Properties (collectively the "Development Services").

    FEES AND EXPENSES. If JCC, JCC Development, CP Development or FP Development request that HOCI or an affiliate of HOCI perform any Development Services and HOCI accepts such request, they will pay to HOCI or its affiliate development service fees or reimbursements of costs and expenses at market rates as agreed between the parties from time to time prior to HOCI or its affiliate undertaking any Development Services.

    INSURANCE AND INDEMNITY. JCC, JCC Development, CP Development and FP Development are required to procure and maintain, at their sole expense, insurance coverage as may be reasonably required by HOCI. JCC, JCC Development, CP Development and FP Development will permit HOCI, at no expense to HOCI, to be a named insured in all liability insurance carried by or on behalf of JCC, JCC Development, CP Development and FP Development related to the Development Properties, and to be a named or additional insured in all property insurance carried in relation to physical loss or damage to all or any portion of any of the Development Properties. JCC, JCC Development, CP Development and FP Development are required to defend, indemnify and hold harmless HOCI and all affiliates of HOCI from any liability in connection with the performance by HOCI or any affiliates of HOCI of any and all of its obligations under the Development Services Agreement.

    TERM AND TERMINATION. Unless earlier terminated upon the written consent of each of JCC, JCC Development, CP Development and FP Development and HOCI, the term of the Development Services Agreement will end on the earlier of: (i) 30 days after written notice of termination from HOCI to JCC, JCC Development, CP Development and FP Development; (ii) after the Transition Date, 30 days after written notice of termination from JCC, JCC Development, CP Development and FP Development to HOCI; or (iii) following a Flip Event (as defined herein), 30 days after written notice of termination from JCC, JCC Development, CP Development and FP Development to HOCI.

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
MANAGER SUBORDINATION AGREEMENTS

    In addition to the Manager Subordination Agreement (RDC/City), the Manager expects to enter into separate subordination agreements (the "Manager Subordination Agreements") in favor of each of: (i) BTCo, as administrative agent for the Bank Lenders (the "Administrative Agent"), and (ii) the Trustee under the Indentures (collectively, the "Subordination Beneficiaries"). See "--Amended Ground Lease--Amended Management Agreement" for a description of the Manager Subordination Agreement (RDC/City).

    SUBORDINATION. Pursuant to the subordination agreement between the Manager and the Administrative Agent (the "Bank Lenders Subordination Agreement"), payment by JCC of the Subordinated Obligations (as defined herein) is subordinated to the prior payment in full in cash of all Senior Indebtedness (as defined herein). "Subordinated Obligations" mean, without limitation, the payment of any Management Fees or Termination Fees owing by JCC to the Manager pursuant to the Amended Management Agreement and the right to receive or collect any or all: (a) proceeds of condemnation awards, (b) compensation for revocation of the Amended and Renegotiated Casino Operating Contract, (c) proceeds of JCC's title insurance, property or hazard insurance, or other insurance proceeds, (d) fair market value or other proceeds of JCC's assets, (e) damages or compensation paid by the State, the LGCB, or any other government entity in connection with prohibition of use for gaming purposes of the Casino, and (f) any and all other payments and proceeds under the Amended Management Agreement; provided, however, that the Lenders Subordinated Obligations do not include system fees, travel fees and accounting fees, certain tax and insurance fees and other similar fees and reimbursable expenses of the Manager, in each case to the extent that the foregoing fees and expenses do not constitute compensation to the Manager for managing the Casino. "Senior Indebtedness" means all obligations of JCC (1) under the Credit Agreement and certain other credit documents, and (2) in respect of any interest rate protection agreements with the Bank Lenders.

    Pursuant to the subordination agreement between the Manager and the Trustee under the Indenture for the Notes (the "Notes Subordination Agreement"), payment by JCC of the Subordinated Obligations is subordinated to the prior payment in full in cash of all Notes Obligations (as defined herein). "Notes Obligations" means (a) the principal of, and premium, if any, and interest on the Notes, and
(b) all other obligations and indebtedness of JCC to the holders of the Notes and/or to the Trustee or the collateral agent under that certain Intercreditor Agreement entered into pursuant to the Plan of Reorganization between the Company, JCC, the Bank Lenders and the Administrative Agent (the "Intercreditor Agreement").

    FORECLOSURE. Under the Bank Lenders and Notes Subordination Agreements, as of the date (the "Succession Date") that (i) a Subordination Beneficiary takes possession of or acquires a leasehold interest in the Casino, or succeeds to the interests of JCC under the Amended Management Agreement or (ii) a receiver, keeper or conservator (collectively, a "Receiver") of the Casino is appointed, and at any time during a period ending on the date that is 180 days after the Succession Date (the "Termination Date"), the Subordination Beneficiary will have the right to terminate the Amended Management Agreement upon at least 120 days' prior written notice (the "Termination Notice") to the Manager and whether or not any default then exists on the part of the Manager under the Amended Management Agreement.

    In addition to the termination right set forth in the immediately preceding paragraph, on any date following (i) the Succession Date or (ii) the filing of any foreclosure proceeding by a Subordination Beneficiary with respect to the Casino, and at any time thereafter during the pendency of such foreclosure (whether or not a Termination Date has occurred), such Subordination Beneficiary will have the right to terminate the Amended Management Agreement by written notice to the Manager to be effective as of the date of such notice and without any other action on the part of such Subordination Beneficiary if an event of default under the Amended Management Agreement has occurred, the applicable cure periods have

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expired, and JCC has the right to terminate the Amended Management Agreement;
provided that such termination will not be effective for 45 days unless certain conditions are met. A Subordination Beneficiary will also have the right to terminate the Amended Management Agreement by written notice to the Manager to be effective as of the date of such notice (i) if any time the Manager ceases to be authorized to manage the Casino under the law and regulations of Louisiana applicable to land-based gaming, (ii) if a casino management company other than the Manager is appointed as Receiver, or (iii) if a casino management company other than the Manager is appointed to manage the Casino as a result of any order, decree, judgment or ruling of any court of competent jurisdiction; provided that such termination will not be effective for 45 days unless certain conditions are met.

    If at the time of the giving of any Termination Notice or any termination without notice pursuant to the immediately preceding paragraph, no default exists on the part of the Manager under the Amended Management Agreement, the Manager will be entitled to payment from JCC of the Termination Fee; provided that (i) such payment will be subordinated to the prior payment in full of all Senior Indebtedness and Notes Obligations, and (ii) non-payment of such Termination Fee will have no effect on the effectiveness of any termination of the Amended Management Agreement under the Bank Lenders or Notes Subordination Agreements.

    CURE PERIOD. Under the Bank Lenders and Notes Subordination Agreements, if the Manager becomes aware of the existence of any event, act or omission by JCC under the Amended Management Agreement which would give the Manager the right to terminate the Amended Management Agreement, the Manager is required to give written notice of such event, act or omission to the Subordination Beneficiaries within five days after the Manager becomes aware of the existence of such event, act or omission. Furthermore, the Manager is required to give the Subordination Beneficiaries at least 45 business days' (the "Cure Period") prior written notice of any proposed termination by the Manager of the Amended Management Agreement, which notice must specify the basis for the termination and any defaults then existing pursuant to the Amended Management Agreement. During the Cure Period, JCC and/or the Subordination Beneficiaries may remedy the defaults specified in the notice delivered pursuant to the preceding sentence and, if all such defaults are cured during the Cure Period, the termination will not take effect. Furthermore, (in the case of any non-monetary defaults) if any such default is capable of being cured and a Subordination Beneficiary notifies the Manager that such Subordination Beneficiary is proceeding to remedy the defaults, but that the remedy will take longer than the Cure Period, the termination will be delayed for so long as such Subordination Beneficiary is proceeding to cure the default and such termination will not occur if the defaults are cured. In the event that a default under the Management Agreement cannot be cured without obtaining the legal right to possession of the Casino, the Subordination Beneficiaries will cooperate with JCC and the Manager to the extent reasonably feasible to enable JCC and the Manager to cure such default and, upon request of a Subordination Beneficiary, the Manager will cooperate with such Subordination Beneficiary to the extent reasonably feasible to enable the Subordination Beneficiaries to cure such default.

    TERMINATION. The Bank Lenders Subordination Agreement will terminate on the first to occur of (i) the termination of the Credit Agreement and satisfaction of all obligations to the Administrative Agent and the Lenders thereunder or
(ii) the termination of the Amended Management Agreement and satisfaction of all obligations to JCC and the Manager under the Amended Management Agreement and the obligations of the Manager under the Bank Lenders Subordination Agreement.

    The Notes Subordination Agreement will terminate on the first to occur of
(i) the termination of the Indenture and satisfaction of all obligations to the Note holders thereunder or (ii) the termination of the Amended Management Agreement and satisfaction of all obligations to JCC and the Manager under the Amended Management Agreement and all obligations of the Manager under the Notes Subordination Agreement.

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
                                   REGULATION

LOUISIANA GAMING ACT

    PERVASIVE GOVERNMENTAL REGULATION. The ownership and operation of the Casino are subject to pervasive governmental regulation, including regulation by the LGCB in accordance with the terms of the Gaming Act, the Rules and Regulations, and prior to the Effective Date, the Casino Operating Contract, and on and after the Effective Date, the Amended and Renegotiated Casino Operating Contract (collectively, the "Casino Operating Contracts"). The LGCB is empowered to regulate a wide spectrum of gaming and non-gaming related activities.

    The Gaming Act and the Rules and Regulations, all of which are subject to amendment or revision from time to time, establish significant regulatory requirements with respect to gaming activities and the casino operator, including, without limitation, requirements with respect to minimum accounting and financial practices, standards for gaming devices and surveillance, licensure requirements for vendors and employees, standards for credit extension and collection, and permissible food services. Failure to comply with the Gaming Act and the Rules and Regulations could result in disciplinary action, including fines and suspension or revocation of a license or suitability. Certain regulatory violations could also constitute an event of default under the Casino Operating Contracts.

    LGCB. The Gaming Act initially established the LEDGC as a special public purpose corporation to regulate land-based gaming in Louisiana. In May 1996, a law transferred responsibility for regulation of riverboat gaming and land-based casino gaming from separate boards, one of which was the LEDGC, and substituted in their place the LGCB. This single board, consisting of nine voting members and two EX OFFICIO members, is empowered to regulate most forms of gambling in the State, including the Casino. This law also authorizes the State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with gaming laws and regulations.

    AUTHORITY TO ENTER INTO CASINO OPERATING CONTRACTS. The Gaming Act authorized the LEDGC, among other things, to enter into a casino operating contract with a casino operator for the conduct of casino gaming operations at a single land-based gaming establishment, having at least 100,000 square feet of usable space, to be located at a facility at the Rivergate site. The term of the contract under the Gaming Act is not to exceed a total of 20 years with one ten-year renewal option. The Gaming Act requires the Gross Gaming Revenue Share Payments as minimum compensation payable to the LGCB by the casino operator from gaming operations at the land-based casino. For a discussion of the compensation arrangements in the Amended and Renegotiated Casino Operating Contract, see "--Material Agreements-- Amended and Renegotiated Casino Operating Contract--Terms, Fees and Impositions."

    Under the Gaming Act, the gaming activities that may be conducted at the official gaming establishment, subject to the rule-making authority of the LGCB, include any banking or percentage game that is played with cards, dice or any electronic, electrical or mechanical device or machine for money, property or any thing of value, but exclude lottery, bingo, charitable games, raffles, electronic video bingo, pull tabs, cable television bingo, wagering on dog or horse races, sports betting or wagering on any type of sports contest or event.

    Under the Plan of Reorganization and subject to certain approvals from the LGCB, HJC and JCC expect to enter into the Amended and Renegotiated Casino Operating Contract which will provide for alterations of the size and scope of the Casino and a revised opening schedule for the Casino. See "--Material Agreements--Amended and Renegotiated Casino Operating Contract." The Gaming Act provides that the LGCB has the right but is not required to set aside or renegotiate the provisions of a casino operating contract if the casino operation is voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship or similar status. A law enacted during the State legislature's special session in spring of 1996, purports to authorize the Governor by executive order, subject to legislative approval, or the State legislature by act or resolution, to set aside or order renegotiation or revocation of a casino

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operating contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship, or some similar status. On March 16, 1998 the State Attorney General issued an opinion that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract. On March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to, among other conditions, the condition that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC or JCC on behalf of the State and the LGCB, without the specific approval of the Governor or the State legislature. On May 15, 1998, the Louisiana Supreme Court issued a decision confirming that the LGCB has the independent authority to renegotiate and execute the Amended and Renegotiated Casino Operating Contract without seeking gubernatorial or legislative approval. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty Regarding Regulation and Interpretation of the Gaming Act."

    RULES AND REGULATIONS. Under the Gaming Act, the LGCB has broad discretionary authority to regulate all aspects of the casino operator's operations, including the power to adopt administrative rules and regulations (previously defined herein as Rules and Regulations) as may be necessary to carry out and implement its powers and duties, the conduct of gaming operations, and any other matters necessary or desirable for the efficient and effective operation of casino gaming or public convenience. The Gaming Act gives the LGCB the power, among other things, to (i) investigate the qualifications of any proposed gaming operator and each applicant for a license or permit, (ii) investigate violations of the Gaming Act and any rules and regulations promulgated thereunder, and any other incidents or transactions which it deems appropriate, (iii) conduct hearings and proceedings concerning, and reviews and inspections of, gaming operations and related activities, (iv) inspect and examine all premises, and all equipment or supplies thereon, where gaming activities are conducted or gaming devices or equipment are manufactured, sold, distributed, and summarily seize and remove from such premises and impound any equipment or supplies for the purpose of examination and inspection, (v) audit the records of applicants and gaming operators respecting all revenues produced by any gaming operations, (vi) issue interrogatories and subpoenas, and (vii) monitor the conduct of all casino operators, licensees, permittees and other persons having a material involvement directly or indirectly with a casino operator.

    ISSUANCE OF LICENSES AND PERMITS. Under the Gaming Act, the LGCB is required to issue licenses or permits to certain persons associated with gaming operations, including: (i) certain employees of the casino operator; (ii) certain manufacturers, distributors and suppliers of gaming devices; (iii) certain suppliers of goods or services; (iv) any person who furnishes services or property to the casino operator under an arrangement pursuant to which the person receives payments based on earnings, profits or receipts from gaming operations; and (v) any other persons deemed necessary by the LGCB.

    The securing of the requisite licenses and permits under the Gaming Act is a prerequisite for conducting, operating or performing any activity regulated by the LGCB or the Gaming Act. The Gaming Act provides that the LGCB has full and absolute power to deny an application, or to limit, condition, restrict, revoke or suspend any license, permit or approval, or to fine any person licensed, permitted or approved for any cause specified in the Gaming Act or rules promulgated by the LGCB. The Rules and Regulations provide that the LGCB may take any of the foregoing actions with respect to any person licensed, permitted, or approved, or any person registered, found suitable, or holding a contract, for any cause deemed reasonable.

    The Gaming Act provides that it is the express intent, desire and policy of the legislature that no holder of the casino operating contract, applicant for a license, permit, contract or other thing existing, issued or let as a result of the Gaming Act shall have any right or action to obtain any license, permit, contract or the granting of the approval sought except as provided for and authorized by the Gaming Act. Any license, permit, contract, approval or thing obtained or issued pursuant to the provisions of the Gaming Act has been expressly declared by the legislature to be a pure and absolute revocable privilege

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and not a right, property or otherwise, under the constitutions of the United
States or of the State. The Gaming Act also provides that no holder acquires any vested right therein or thereunder.

    SUITABILITY. Under the Gaming Act, no person is eligible to receive a license or enter into a contract to conduct casino gaming operations unless, among other things, the LGCB is satisfied the applicant is suitable. The Gaming Act and the Rules and Regulations also require suitability findings for, among others, the casino manager, anyone with a direct ownership interest or the ability to control the casino operator or casino manager (as well as their intermediary and holding companies), certain officers and directors of such companies, and certain employees of the casino operator. Suitability requires a demonstration by each applicant, by clear and convincing evidence, that, among other things, (i) the applicant is a person of good character, honesty and integrity; (ii) the applicant's prior activities, criminal record, if any, reputation, habits and associations do not pose a threat to the public interest of the State or the regulation and control of casino gaming or create or enhance the dangers of unsuitable, unfair or illegal practices, methods and activities in the conduct of gaming or the carrying on of the business and financial arrangements incidental thereto; and (iii) the applicant is capable of and is likely to conduct the activities for which a license or contract is sought. In addition, to be found suitable for purposes of the Casino Operating Contracts, the casino operator must demonstrate by clear and convincing evidence that: (i) it has or guarantees acquisition of adequate business competence and experience in the operation of casino gaming operations; (ii) the proposed financing is adequate for the proposed operation and is from suitable sources; and (iii) it has or is capable of and guarantees the obtaining of a bond or satisfactory financial guarantee of sufficient amount, as determined by the LGCB, to guarantee successful completion of and compliance with the Casino Operating Contracts or such other projects that are regulated by the LGCB.

    Under the Gaming Act and Rules and Regulations, the LGCB can also require that the holder of debt securities issued by the casino operator or its affiliated companies and the holders of equity interests in holding companies of the casino operator be found suitable. Any person holding or controlling a five percent or more equity interest in a non-publicly traded, direct or indirect, holding company of the casino operator or casino manager or ten percent or more equity interest in a publicly traded direct or indirect holding company of the casino operator or casino manager, is presumed to have the ability to control the casino operator or casino manager, as the case may be, requiring a finding of suitability, unless, among other things: (i) the presumption is rebutted by clear and convincing evidence; or (ii) the holder is one of several specified passive institutional investors holding a stated minimum amount of assets and, upon request, such institution files a certification stating that it does not have an intention to influence the affairs of the casino operator or casino manager. To the extent any holder of the securities of the Company fails to satisfy such requirement, such holder may be required to obtain certain qualifications or approvals from the LGCB to continue to hold such securities. Any failure to obtain such qualifications or approvals may, by virtue of the requirements imposed on the Company, subject such security holders to certain requirements, limitations or prohibitions, including a requirement that such security holders liquidate their securities at a time or at a cost that is otherwise unfavorable to such security holders.

    Under the Gaming Act and Rules and Regulations, the LGCB has the authority to deny, revoke, suspend, limit, condition, or restrict any finding of suitability. Under the Rules and Regulations, the LGCB also has the authority to take further action on the grounds that the person found suitable is associated with, or controls, or is controlled by, or is under common control with, an unsuitable or disqualified person. Under the Rules and Regulations and the Casino Operating Contracts, if at any time the LGCB finds that any person required to be and remain suitable has failed to demonstrate suitability, the LGCB may, consistent with the Gaming Act and the Casino Operating Contracts, take any action that the LGCB deems necessary to protect the public interest. Under the Rules and Regulations, however, if a person associated with the casino operator or an affiliate, intermediary, or holding company thereof has failed to be found or remain suitable, the LGCB shall not declare the casino operator or its affiliate, intermediary, or holding company, as the case may be, unsuitable as a result if such companies comply with the conditional licensing provisions, take immediate good faith action and comply with any order of the LGCB

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
to cause such person to dispose of its interest, and, before such disposition, ensure that the disqualified person does not receive any ownership benefits. The above safe harbor protections do not apply if: (i) the casino manager has failed to remain suitable, (ii) the casino operator is engaged in a relationship with the unsuitable person and had actual or constructive knowledge of the wrongdoing causing the LGCB's action, (iii) the casino operator is so tainted by such person that it affects the suitability of the casino operator under the standards of the Gaming Act, or (iv) the casino operator cannot meet the suitability standard contained in the Gaming Act and the Rules and Regulations.

    On July 15, 1994, the LEDGC entered into the Casino Operating Contract with HJC, which sets forth the general parameters of, among other things, the location and design and construction requirements of the Basin Street Casino and the Casino, the agreed upon compensation requirements due to the LEDGC from gaming operations, the requirements for financing the Casino, and other contractual and regulatory requirements. In connection with the execution of the Casino Operating Contract, the LEDGC found HJC, HNOIC and certain related intermediary and holding companies and certain of their officers and directors to be suitable. In addition, at the time of the issuance of the Old Bonds, the LEDGC issued certain orders concerning the suitability of the holders thereof. Since the filing of the Chapter 11 cases, neither the LEDGC nor the LGCB has informed HJC or any other person required to be found suitable that it is taking action to revoke any finding of suitability in accordance with the Gaming Act or Rules and Regulations, nor has the LEDGC or the LGCB given any notice of default under the Casino Operating Contract.

    JCC cannot operate the Casino unless and until certain persons and entities required to be found suitable are found suitable by the LGCB. Such persons and entities include, without limitation, JCC Holding, JCC, the Manager and certain members, officers and directors of such companies and any other persons having the ability to significantly affect the affairs of thereof. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Suitability of JCC and Affiliated Persons." Although HJC, the Manager and certain of their respective partners, shareholders, officers and directors were previously found suitable after extensive background investigations by the LEDGC, the LGCB (and its investigatory arm, the State Police), has not issued any suitability findings. The suitability process has commenced and the Chairman of the LGCB has stated that the process is targeted to conclude in October 1998. JCC Holding, JCC, the Manager and all other persons and entities required to be found suitable, including those already found suitable, will have an ongoing obligation to maintain their suitability throughout the term of the Amended and Renegotiated Casino Operating Contract. In addition, certain rulings, approvals and findings of suitability, including, findings of suitability with respect to any directors or officers of JCC Holding, JCC the Manager and any persons having the ability to significantly affect the affairs thereof, and certain other approvals relating to the modified design of the Casino and the revised opening schedule are conditions precedent to the occurrence of the Effective Date of the Plan of Reorganization.

    TRANSFERS. The sale, transfer, assignment, or alienation of a casino operating contract, or an interest therein, in violation of the Gaming Act is prohibited. The LGCB may approve the sale, transfer, assignment, or any grant the approval subject to conditions imposed by the LGCB.

    Under the Gaming Act, the sale, transfer, assignment, pledge, alienation, disposition, public offering, or acquisition of securities that results in one person's owning 5% or more of the total outstanding shares issued by the casino operator is void as to such person without prior approval of the LGCB. Failure to obtain prior approval by the LGCB of a person acquiring 5% or more of the total outstanding shares of a licensee or 5% or more economic interest in the casino operator is grounds for cancellation of the casino operating contract or license suspension or revocation. For a discussion of certain transfer restrictions with respect to certain interests in the casino operator, the Casino Manager, or certain affiliates, see "Material Agreements--Amended and Renegotiated Casino Operating Contract--Transfer Restrictions" and "--Financing."

    PRIORITY TO LOUISIANA RESIDENTS AND BUSINESSES; MINORITY EMPLOYMENT The Gaming Act obligates the casino operator to give preference and priority to Louisiana residents, laborers, vendors and suppliers, except when not reasonably possible to do so without added expense, substantial inconvenience or sacrifice in operational efficiency. The Gaming Act further obligates the casino operator to give preference and priority to Louisiana residents in considering applicants for employment and requires that no less than 80% of the persons employed by the casino operator be Louisiana residents for at least one year immediately prior to employment. The Gaming Act provides that if any contract or other agreement to which the casino operator is a party contains a provision or clause establishing a different percentage or requiring more than 50% of the persons employed to be residents of any one parish, any such provision or clause shall be null and void and unenforceable as against public policy.

    The Gaming Act requires that the casino operator and/or LGCB adopt written policies, procedures, and regulations to allow the participation of businesses owned by minorities in all design, engineering, and construction contracts and/or projects to the maximum extent practicable. The Rules and Regulations provide that the casino operator and the casino manager must take the foregoing actions with respect to all design, engineering, construction, banking and maintenance contracts and any other projects initiated by the casino operator or casino manager. The Gaming Act further requires the casino operator, as nearly as practicable, to employ minorities consistent with the population of the State. The Rules and Regulations extend this obligation to the casino manager as well. The Rules and Regulations provide that if at any time the LGCB shall conclude that the casino operator or the casino manager is conducting itself in a manner inconsistent with the requirements of State law or the Rules and Regulations, the LGCB may take enforcement action, including fines and the imposition of a plan that the LGCB determines meets the objectives of the Gaming Act and the Rules and Regulations.

    LIMITS ON RESTAURANT, LODGING, RETAIL OPERATIONS. The Gaming Act provides that the casino operator shall not: (i) offer seated restaurant facilities with table food service for patrons, but may offer limited cafeteria style food services for employees and patrons as provided by rule of the LGCB, provided, however, that no food may be given away or subsidized within the official gaming establishment by the casino operator or any licensee, and no facility for food service shall exceed seating for 250 persons (by rule and regulation, LGCB is empowered to allow the Casino operator to contract with local food preparers to provide food at the restaurants at the Casino); (ii) offer lodging in the official gaming establishment, nor engage in any practice or enter into any business relationships to give any hotel, whether or not affiliated with the casino operator, any advantage or preference not available to all similarly situated hotels; (iii) engage in such activities as are prohibited by the casino operating contract; (iv) engage in the sale of products that are not directly related to gaming; or (v) cash or accept in exchange for the purchase of tokens, chips or electronic cards an identifiable employee payroll check. Any contract between the casino operator and any hotel or lodging facilities must be submitted to the LGCB for approval prior to entering into the contract.

    PUBLIC RECORDS. The Gaming Act provides that all records of the LGCB are public records and available for public inspection, subject to certain exceptions, and may, in any event, be made available to other governmental entities or regulators, under certain circumstances.

    CASINO SUPPORT SERVICES CONTRACT. The Gaming Act provides that the LGCB shall annually enter into a casino support services contract with the City of New Orleans in order to compensate it for the cost to it for providing support services resulting from the operation of the official gaming establishment and the activities therein. The amount of the contract is to be determined by negotiation and agreement between the LGCB and the City of New Orleans, subject to approval by the State legislature.

    RIGHTS OF HOLDERS OF SECURITY INTERESTS. The Gaming Act authorizes the LGCB to provide for the protection of the rights of holders of security interests in both immovable property and movable property used in or related to casino gaming operations ("Gaming Collateral") and to provide for the continued operation of the official gaming establishment during the period of time that a lender, as a holder of a security interest, seeks to enforce its security interest in such property. In connection therewith, the Gaming Act provides that the holder of a security interest in Gaming Collateral may receive payments from the owner or lessee of such property out of the proceeds of casino gaming operations received by the owner or lessee, and, the holder of the security interest may be exempt from the licensing requirements of the Gaming Act with respect to such payments if the transaction(s) giving rise to such payments have been approved in advance by the LGCB and complies with all rules and regulations of the LGCB and the LGCB determines the holder to be suitable.

    Under the Gaming Act, a holder of a security interest in a gaming device who asserts the right to ownership or possession of the encumbered property may be granted a one-time, nonrenewable, provisional contract for a maximum of 90 days for the sole purpose of acquiring ownership or possession for resale to a licensed or approved person, all in accordance with rules and regulations to be promulgated by the LGCB. The Rules and Regulations do not yet include a rule and regulation on this provision. The license or contract shall not authorize the holder to operate the gaming device or to utilize the property in gaming activities.

    If the holder of a security interest in immovable property comprising the official gaming establishment wishes to continue the operation of the official gaming establishment during and after the filing of a suit to enforce the security interest, the Gaming Act provides that the holder of the security interest must name the LGCB as a nominal defendant in such suit and request the appointment of a receiver from among the persons on a list maintained by the LGCB. Upon proof of the debtor's default under the security instrument and the holder's right to enforce the security interest, the court shall appoint a person from the LGCB's list as a receiver of the official gaming establishment. Upon appointment of the receiver, the Gaming Act requires the receiver to furnish a fidelity bond in favor of the security interest holder, the owner or lessee of the official gaming establishment and the LGCB in an amount to be set by the court after consultation with the LGCB and all parties. The Gaming Act requires the LGCB to issue to the receiver a one-time, nonrenewable, provisional contract to continue gaming operations until the receivership is terminated. The receiver is considered to have all the rights and obligations of the casino operator under the casino operating contract. The holder of the security interest provoking the appointment of a receiver under the Gaming Act is required to pay the cost of the receiver's bond and the cost of operating the official gaming establishment or gaming operator during the term of receivership to the extent that such costs exceed available revenues, in accordance with the rules and regulations of the LGCB. The Gaming Act further provides that the fees of the receiver and the authority for expenditures of the receiver are to be established by rules and regulations of the LGCB.

    The Gaming Act provides that a receivership must terminate upon: (i) the sale of the property subject to receivership to a duly approved or authorized person; (ii) the payment in full of all obligations due to the holder of the security interest in the property subject to the receivership; (iii) an agreement for termination of the receivership signed by the holder of the security interest and the debtor, and approved by the LGCB and the court; or,
(iv) the lapse of five years from the date of the initial appointment of the receiver. Under the Gaming Act, a receivership may also be terminated by notice from the holder of the security interest who provoked the receivership addressed to the court and the LGCB of its intention to withdraw its financial support of the receivership at a specified time not less than 90 days from the date of the notice. In the event of such notice, the Gaming Act provides that the holder of the security interest giving the notice will not be responsible for any costs or expenses of the receivership after the date specified in the notice; except for reasonable costs and fees of the receiver in concluding the receivership, and the costs of a final accounting.

    The Gaming Act provides that no rule or regulation and no provision in a contract executed by the LGCB pursuant to its authority to protect the holders of security interests in Gaming Collateral shall be the basis for any cause of action in contract or in tort against the State or the LGCB, its board of directors or its agents, attorneys or employees.

STATE LEGISLATION

    Because legalized gaming is a relatively new industry in the State, there has been significant attention by the State legislature over the past few years to gaming related bills dealing with a wide range of subjects that could impact the Casino project. At various times, bills have been introduced to, among other things, constitutionally and/or legislatively repeal all forms of gaming (including the land-based casino), increase taxes on casinos, limit credit that may be extended by casinos and limit days and hours of operations. See "--Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law."

    In March 1996, the Governor of the State called a special session of the State legislature to consider a number of topics, including topics relating to the Casino. Several laws were enacted as a result of the special session which have affected the formulation of the Plan of Reorganization and the rights to operate the Casino under the Gaming Act and the Casino Operating Contracts.

    One such law called for the Local Option Election to decide, on an item-by-item basis, whether riverboat gaming, video poker gaming and in Orleans Parish, the land-based casino, should be permitted to operate in the parish. On November 5, 1996, voters in Orleans Parish elected by approximately a two-to-one margin to permit land-based casino gaming in that parish. At the same time, voters in Orleans Parish elected to authorize both riverboat gaming and video poker gaming in Orleans Parish. See "Risk Factors-- Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty and Impact of Future Legislation."

    Another such law purports to amend the Gaming Act to provide the State and all of its subdivisions (including the LGCB) with immunity from suit and liability for any action or failure to act on the part of the State or any of its political subdivisions (including the LGCB). See "--Risk Factors--State Immunity for Breach of Contract." It also purports to authorize the Governor by executive order, subject to legislative approval, or the State legislature by act or resolution, to set aside or order renegotiation or revocation of a casino operating contract when the casino operator is either voluntarily or involuntarily placed in bankruptcy, receivership, conservatorship, or some similar status. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty Regarding Regulation and Interpretation of the Gaming Act."

    Another law, among other things, purports to retroactively amend the Gaming
Act: (i) to state that the conduct of gaming operations upon riverboats in accordance with the provisions of the Riverboat Act or otherwise while upon a designated waterway while temporarily at dockside does not constitute the authorization of additional land-based casino gaming operations which relieves the operator of the Casino of the obligation to pay compensation to the LGCB; and (ii) to provide that governmental inaction which results in the operation of another land-based casino in Orleans Parish will not relieve the operator of the Casino of the obligation to pay compensation to the LGCB. This law also purports to provide that in the event of litigation between the operator of the Casino and the State or any of its political subdivisions (including the LGCB), the operator of the Casino must continue to make all payments to the State and any of its political subdivisions (including the LGCB) as required by law during the pendency of such litigation, and that any failure to make the required payments will render the operator of the Casino unsuitable. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty Regarding Regulation and Interpretation of the Gaming Act."

    Because the Amended and Renegotiated Casino Operating Contract will create material rights in JCC with respect to the Casino, it is important that JCC be clearly entitled to bring an action to compel specific performance or any other remedy permitted or provided by law in the event the LGCB breaches the contract and fails to cure such breach. However, because of the legislation described above, there can be no assurance that in the event JCC seeks to enforce its rights under the Amended and Renegotiated Casino Operating Contract, a court would allow the suit to proceed.

    In May 1996, a law transferred responsibility for regulation of riverboat gaming and land-based casino gaming from separate boards, one of which was the LEDGC, and substituted in their place the LGCB. This single board, consisting of nine voting members and two EX OFFICIO members, is empowered to regulate most forms of gambling in the State, including the land-based casino. Although the existing Rules and Regulations promulgated by LEDGC remain in force and effect at this time, the LGCB is empowered to repeal such Rules and Regulations and to promulgate its own Rules and Regulations. This law also authorizes the State Police to, among other things, conduct investigations and audits of gaming license applicants and to assist the LGCB in determining compliance with gaming laws and regulations. JCC has been advised that the LGCB intends to promulgate a number of its own Rules and Regulations after the Effective Date. See "Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty Regarding Regulation and Interpretation of the Gaming Act."

    In 1997, the State legislature authorized the use of slot machines at race tracks in three parishes in the State (but not Orleans Parish) subject to a referendum in each such parish to approve such use of slot machines. Two parishes approved the use of slot machines at race tracks, but the State legislature's authorization is subject to further legislative action on fees and taxes. Legislation to impose such fees and taxes was introduced in the 1998 fiscal session of the State legislature, but failed to receive legislative approval. Future consideration of this issue is likely by the State legislature.

    Bills and resolutions to repeal the authorization for a land-based casino or to instruct or urge the LGCB not to execute the Amended and Restated Casino Operating Contract were introduced in the State House of Representatives and the State Senate during 1998 but were not enacted. Additionally, two bills were pre-filed in the State House of Representatives for consideration during the State legislature's 1999 regular session which begins March 1999. If passed, the first bill would repeal the Gaming Act in its entirety and the second would amend the Gaming Act to broaden the food service restrictions applicable to the Casino and all parts of any connecting structure or building. See "--Risk Factors--Uncertainty Regarding Gaming Regulation and Future Changes to the Law--Uncertainty of and Impact of Future Legislation" and --Limits on Restaurants, Lodging, Retail Operations and Entertainment."

FEDERAL REGULATION

    In August 1996, the President signed into law a bill that creates a federal commission to examine the rapid growth of the gambling industry and its impact on American society. The law creates a nine-member National Commission to study the economic and social impact of gaming and report its findings to Congress and the President. The National Commission is required by the enabling legislation to issue a report containing its findings and conclusions, together with recommendations of the National Commission for legislation and administrative actions, within two years after the date on which it held its first meeting, which occurred on June 20, 1997. Any recommendations which may be made by the National Commission could result in the enactment of new laws or the adoption of new regulations which could adversely impact the gaming industry in general and the Company in particular. The Company is unable at this time to determine what recommendations, if any, the National Commission will make, or the ultimate disposition if any recommendations the National Commission may make.

BANK SECRECY ACT

    Similar to banks and other financial institutions, casinos are required to monitor and report currency receipts and disbursements in excess of a certain limit to the United States Department of the Treasury. Under amendments recently adopted by the Treasury, casinos must obtain and document customer identification data for all currency transactions above $10,000. These requirements impose record keeping requirements on the Company which may increase its overall cost of operations.

ZONING AND LAND USE

    The Proponents have obtained certain conditional use approvals from the City for the Casino and the parking facilities for the Casino. Certain of such approvals, however, are subject to further review and additional approvals may be required. Although JCC expects to obtain all required conditional use approvals for the Casino and its operations, no assurances can be given that JCC will receive the required approvals.

    Because the Casino does not comply with all requirements of the City's Zoning Ordinance, the Proponents have requested and received a number of waivers from the City Council. Some uncertainty exists, however, as to the City Council's authority to grant such waivers. In addition, the Zoning Ordinance may be subject to differing interpretations and, depending upon the interpretation, certain required waivers may not be requested or granted. Accordingly, no assurances can be given that the Casino will comply with the Zoning Ordinance in all material respects. Failure to comply with the Zoning Ordinance could delay or prevent the construction or opening of the Casino or cause the Casino to cease operations once opened and therefore would have a material adverse effect on the Company. See "--Risk Factors-- Ability to Commence Operations as Scheduled--Zoning and Land Use."

ITEM 2. FINANCIAL INFORMATION

         SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

    The following selected historical consolidated financial data for HJC has been derived from the historical financial information of HJC. The selected unaudited pro forma consolidated financial data for JCC Holding illustrate the estimated effects of the proposed Plan of Reorganization. The pro forma consolidated results of operations are based on the HJC historical statement of operations for the applicable period and assume the Plan of Reorganization was consummated on October 31, 1998. The pro forma consolidated balance sheet data is based on the June 30, 1998 balance sheet of HJC and assumes the Plan of Reorganization was consummated on that date. The unaudited pro forma consolidated financial data do not purport to represent the Company's results of operations or financial position had the Company's reorganization been effective for any periods indicated and do not purport to project the Company's results of operations and financial position for any future periods. The selected historical and pro forma consolidated financial data should be read in conjunction with the related notes, HJC's historical consolidated financial statements and related notes, the Unaudited Pro Forma Condensed Consolidated Financial Information and related notes, and other information contained elsewhere in the Registration Statement, including information set forth herein under "--Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                        SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                               JUNE 30,
                                --------------------------------------------------------------------  --------------------
                                                      HISTORICAL                                           HISTORICAL
                                -------------------------------------------------------   PRO FORMA   --------------------
                                  1993(A)      1994       1995       1996       1997        1997        1997       1998
                                -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
  Revenues....................   $      50   $      91  $  95,257  $   1,661  $   1,679   $   1,679   $      32  $      50
  Net loss....................      (6,302)    (29,201)  (301,560)   (20,900)   (21,244)    (36,029)     (8,290)   (12,057)
  Loss per share..............         N/A         N/A        N/A        N/A        N/A   $   (3.60)        N/A        N/A

BALANCE SHEET
  Total assets................          87     665,391    364,480    359,469    354,417                 354,669    354,569
  Long-term debt..............      --         510,000     --         --         --                      --         --
  Liabilities subject to
    compromise................      --          --        519,360    523,483    523,468                 523,476    523,468



                                 PRO FORMA
                                   1998
                                -----------
(IN THOUSANDS, EXCEPT PER SHAR
RESULTS OF OPERATIONS
  Revenues....................   $      50
  Net loss....................     (20,048)
  Loss per share..............   $   (2.00)
BALANCE SHEET
  Total assets................     331,000
  Long-term debt..............     210,464
  Liabilities subject to
    compromise................      --

------------------------

(a) Includes operations for the period of November 29, 1993 (date of inception of HJC) through December 31, 1993. HJC's financial statements for this period include significant amounts for transactions incurred by its partners prior to November 29, 1993.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    In connection with the Plan of Reorganization, on the Effective Date, except for the 3CP Property and the Fulton Property (which properties are not needed for development and operation of the Casino), all the assets of HJC will vest in JCC. Title to the 3CP Property and the Fulton Property will vest in CP Development and FP Development, respectively. JCC, JCC Development, CP Development and FP Development will be wholly-owned by JCC Holding. The Company expects that all of HJC's rights in the Casino Operating Contract to operate a land-based casino in Orleans Parish, Louisiana will revest in HJC on the Effective Date, which Casino Operating Contract will then be modified by the Amended and Renegotiated Casino Operating Contract and assigned to JCC in accordance with applicable State law and the agreement of the parties thereto. The Company also expects to succeed to HJC's interest in a long-term lease for the site in the City designated by law for the Casino's development.

    Pursuant to the Plan of Reorganization, the Class B Common Stock issued to HCCIC on account of the New Equity Investment and other consideration will be 49.9% of the Common Stock issued on the Effective Date. Under certain settlement agreements contemplated under the Plan of Reorganization, HCCIC will transfer from its distribution (i) options to purchase a number of shares of Class B Common Stock constituting in the aggregate 3.0% of the Common Stock issued on the Effective Date to the shareholders of NOLDC, (ii) options to purchase a number of shares of Class B Common Stock constituting in the aggregate up to 1.5% of the Common Stock issued on the Effective Date to FNBC, and (iii) a number of its shares constituting 3.5% of the Common Stock issued on the Effective Date to senior secured bondholders of Grand Palais. Also pursuant to the Plan of Reorganization, shares of Class A Common Stock which constitute 37.1% of the Common Stock issued on the Effective Date will be distributed on a pro rata basis to the Bondholders, and shares of the Class A Common Stock which constitute 13% of the Common Stock issued on the Effective Date will be issued to a disbursing agent for the benefit of Bondholders who consent to releases as provided in the Plan of Reorganization. HCCIC will contribute a number of its shares equal to 2.0% of the Common Stock issued on the Effective Date to a disbursing agent for the benefit of Bondholders who consent to certain releases as provided in the Plan of Reorganization. In addition, the Bondholders will receive their pro rata share of (i) $187.5 million in aggregate principal amount of the New Notes, and (ii) the New Contingent Notes. See "Items 1 and 3. Business and Properties--Material Agreements--Indentures."

    Also in connection with the Plan of Reorganization, JCC expects to enter into the $60 million A Term Loan, the $151.5 million B Term Loan, the $25 million Working Capital Facility and the $22.5 million Junior Subordinated Credit Facility. See "Items 1 and 3. Business and Properties--Material Agreements-- Bank Loans" and "--Junior Subordinated Credit Facility." JCC will also issue to the Participating Banks and the Underwriters approximately $27 million aggregate principal amount of the Convertible Junior Subordinated Debentures. See "Items 1 and 3. Business and Properties--Material Agreements--Convertible Junior Subordinated Debentures." In addition, the Plan of Reorganization is expected to effect amendments to the Ground Lease, the General Development Agreement, the Basin Street Casino Lease, and other contracts and plans, including the Open Access Program. Also in connection with the Plan of Reorganization, HCCIC will receive the HET Warrant entitling it to purchase additional shares of Common Stock such that, upon exercise of the HET Warrant in its entirety, HET and its affiliates, including HCCIC would own 50.0% of the then outstanding shares of Common Stock, subject to certain adjustments. See "Items 1 and 3. Business and Properties--Material Agreements."

    Also in connection with the Plan of Reorganization, JCC expects to enter into the HET/JCC Agreement with HET and HOCI, pursuant to which HET and HOCI will provide a guaranty of the $100 million annual payment due to the State under the Amended and Renegotiated Casino Operating Contract for the benefit of the LGCB to assure payment of such minimum payment until March 31, 2004, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement. See "Items 1 and 3. Business and Properties--Material Agreements--HET/JCC Agreement."

FRESH-START REPORTING

    On the Effective Date of the Plan of Reorganization, the Company, among other things, will restructure its capitalization in accordance with the Plan of Reorganization and the transactions contemplated thereby. Additionally, the application of "fresh start" reporting as of the Effective Date will include adjustments, which may aggregate approximately $100 million, to certain noncurrent assets that will result in substantially lower depreciation and amortization expense in the future related to such assets. See "Item 13. Financial Statements and Supplementary Data--Unaudited Pro Forma Condensed Consolidated Financial Information." As a result, the financial condition and results of operations of the Company after giving effect to the Plan of Reorganization and the transactions contemplated thereby will not be comparable to the financial condition and results of operations of the Company as of any dates and for any periods prior to the Effective Date.

    As a result of the complexity of the transactions occurring in connection with the implementation of the Plan of Reorganization, the recording of all transactions related to the Company's emergence from chapter 11 may not be complete as of the Effective Date. The Unaudited Pro Forma Condensed Consolidated Financial Information is based on the assumptions and preliminary estimates described in the notes thereto. The actual consolidated financial information as of the Effective Date may vary. See "Item 13. Financial Statements and Supplementary Data--Unaudited Pro Forma Condensed Consolidated Financial Information."

DEVELOPMENT ACTIVITIES

    As redesigned pursuant to the Plan of Reorganization, the Casino will contain five themed areas named The Jazz Court, The Mardi Gras Court, The Smuggler's Court, The Court of the Mansion and The Court of Good Fortune. The remaining space will be used for additional gaming activities, a food service area, casino support facilities, and multi-function, special event and meeting-room space. The Jazz Court will have a raised domed ceiling and occupy the center of the Casino. The Casino will be designed so that individual gaming areas can be opened or closed to patrons depending on volume. Parking for between 400 and 500 cars and approximately 145,000 square feet of back-of-house and support areas will be provided underneath the main gaming floor. Across Poydras Street and connected to the Casino by the Poydras Tunnel Area will be a newly constructed parking facility which will contain approximately 1,550 parking spaces.

    The Initial Casino Facilities are scheduled to open and commence operations within 12 months following the Effective Date and will include 100,000 square feet of net gaming space, a 250-seat buffet, two parking garages, the Poydras Tunnel Area and approximately 15,000 square feet of multi-function, special event, food service and meeting-room space on the first floor of the premises. The Second Floor Shell Construction, scheduled to be completed substantially concurrently with the opening of the Initial Casino Facilities, will consist of approximately 130,000 square feet of multipurpose non-gaming entertainment space on the second floor of the premises constructed to the point at which the shell of the structure is complete and the space is suitable for tenant build-out. See "Items 1 and 3. Business and Properties-- The Company--Development Plans," and "--The Casino."

LIQUIDITY AND CAPITAL RESOURCES

    The Company estimates that from the date HJC filed for bankruptcy, the hard costs of completing construction of the Casino will be approximately $140.7 million. This amount includes approximately $15.6 million for construction work at the Casino, and $4.2 million for restoration of the Municipal Auditorium, which already have been expended and paid. The total construction and other costs required to complete and open the Initial Casino Facilities and the Second Floor Shell Construction are estimated to be approximately $335.0 million. This amount includes, among other things, hard costs of completing construction of the Casino, gaming equipment and supplies, initial working capital, reorganization costs, payments to unsecured creditors and cure payments in connection with the assumption of certain contracts. The above estimate of total construction and other costs does not include costs associated with the build-out of non-gaming tenant improvements on the second floor of the Casino and the development of the 3CP Property and Fulton Property. See "Items 1 and 3. Business and Properties--Risk Factors-- Ability to Develop the Development Properties."

    The funds necessary to complete the development and construction of the Casino (including the installation of certain gaming equipment and other furniture, fixtures and equipment, but excluding the build-out of the non-gaming improvements on the second floor of the Casino beyond the Second Floor Shell Construction and the development of the 3CP Property and Fulton Property) are expected to be funded from a combination of the $75 million New Equity Investment from HCCIC, the $211.5 million Term Loans, the $22.5 million Junior Subordinated Credit Facility and the issuance of approximately $27 million aggregate principal amount of Convertible Junior Subordinated Debentures. In addition, the Company expects to have $25 million of availability under the Working Capital Facility to meet short-term working capital requirements. Funds provided by a combination of these sources are expected to be sufficient to develop and commence operations of the Casino up through the opening of the Initial Casino Facilities and the completion of the Second Floor Shell Construction, assuming no delays or construction cost overruns. In addition, the Completion Guarantors have entered into the Completion Guarantees with respect to the completion of the Casino and the payment of project costs owing prior to such completion. See "Items 1 and 3. Business and Properties--Material Agreements--Completion Guarantees." The availability of the Bank Loans is a condition precedent to the Effective Date of the Plan of Reorganization. The Proponents of the Plan of Reorganization are presently in negotiations to obtain such financing, however, currently no binding agreement has been entered into with respect to either the Term Loans or the Working Capital Facility. There can be no assurance that the Company will be able to obtain such financing. The Company has not obtained financing to fund the build-out of the non-gaming improvements on the second floor of the Casino beyond the Second Floor Shell Construction and the development of the 3CP Property and Fulton Property and there can be no assurance the Company will obtain such financing. See "Items 1 and 3. Risk Factors--Ability to Develop the Development Properties." The Company expects that the capital expenditures necessary to operate the Casino after the Opening Date will be funded by the capital replacement fund JCC is required to establish pursuant to the Amended Ground Lease, the Amended Management Agreement and the Amended and Restated Casino Operating Contract. See "Items 1 and 3. Business and Properties--Amended Ground Lease--Capital Replacement Fund," "Amended Management Agreement--Capital Replacement Fund" and "Amended and Renegotiated Casino Operating Contract--Capital Replacement Fund." JCC will be required to fund monthly payments into the capital replacement fund in an aggregate amount equal to $3 million for the first 12 months following the Opening Date, $4 million for the second 12 months following the Opening Date, $5 million for the third 12 months following the Opening Date, and 2% of the gross revenues of the Casino for each fiscal month thereafter. The Company expects, but there can be no assurance that, the capital replacement fund will be adequate to met capital expenditures after the Opening Date.

    Until the opening of the Initial Casino Facilities, the Company expects to fund its working capital needs, as presently contemplated, from the New Equity Investment, the $211.5 million Term Loans, the $22.5 million Junior Subordinated Credit Facility and the issuance of approximately $27 million aggregate principal amount of Convertible Junior Subordinated Debentures. After the opening of the Initial Casino Facilities, JCC expects that its working capital needs will be funded by a combination of the Working Capital Facility and any operating cash flows remaining after application of the excess cash flow sweep required by the Credit Agreement for the Bank Loans. See "Items 1 and 3. Business and Properties-- Material Agreements--Bank Loans." In addition, the Completion Guarantors have agreed to ensure that, upon the completion of the Casino Construction, JCC will have $5.0 million in cash and the Working Capital Facility Maximum Amount of availability for immediate drawdown(s) under the Working Capital Facility. See "Items 1 and 3. Business and Properties--Material Agreements--Completion Guarantees." In addition, JCC intends to establish initial working capital reserves to provide for reasonably anticipated short-term liquidity needs. There can be no assurance that additional financing, if needed, will be available to JCC, or that, if available, the financing will be on terms favorable to the Company. There is no assurance that JCC's estimate of its reasonably anticipated liquidity needs is accurate or that new business developments or other unforeseen events will not occur resulting in the need to raise additional funds.

RESULTS OF OPERATIONS.

    On May 1, 1995, HJC opened the Basin Street Casino in the New Orleans Municipal Auditorium. The Basin Street Casino, when first opened, had approximately 76,000 square feet of gaming space with 3,046 slot machines and approximately 85 table games. The Basin Street Casino was open 24-hours a day, seven days a week, except for approximately 65 hours from May 9 to May 11, 1995, when HJC was forced to close the Basin Street Casino due to a flood in the New Orleans area.

    HJC had originally projected that the Basin Street Casino would have gross gaming revenues of approximately $395 million per year, which would result in an average of approximately $33 million a month. Instead, gross gaming revenues from the Basin Street Casino for the months of May, June and July, 1995 were $11.2 million, $13.2 million and $14.8 million, respectively, and HJC suffered net losses of $15.2 million, $14.0 million and $14.2 million in those three months. In an attempt to reduce such losses, in August 1995 HJC reduced the workforce in the Basin Street Casino by approximately 15% and reduced the Basin Street Casino's gaming space from 76,000 to 62,000 square feet. HJC also reduced the number of its slot machines in the Basin Street Casino from 3,046 to 2,150. Gross gaming revenues were not adversely affected by these changes. Gross revenues for August, September and October 1995 were $13.3 million, $12.0 million and $14.4 million, respectively. Operating results did not improve, however. HJC posted net losses in August, September and October 1995 of $13.5 million, $12.3 million and $12.0 million, respectively.

    The Company believes that the Basin Street Casino's results were principally impacted by the location of the Basin Street Casino (which, unlike the Rivergate site, is outside the traditional area of entertainment activity and tourist visitation in New Orleans), the competition from the established Mississippi Gulf Coast gaming marketplace and a slower than usual summer tourist season in New Orleans. The Company also believes that the Basin Street Casino's gaming revenues were adversely affected by the availability of dockside riverboat gaming in Louisiana. The Company believes that such riverboats, when permitted to remain moored to their docks and allow continuous ingress and egress of customers, provide enhanced and direct competition with the Basin Street Casino as land-based casinos. Competition from the established Mississippi Gulf Coast gaming marketplace and the availability of dockside riverboat gaming in Louisiana are material known trends or uncertainties which could have an impact upon the performance of the Casino. See "Items 1 and 3. Business and Properties--Risk Factors--Competition" and "--Limited Remedies for Additional Land-Based Casinos."

    On November 22, 1995, HJC and Finance Corp., its wholly-owned subsidiary, filed for reorganization under Chapter 11 of the Bankruptcy Code, ceased operation of the Basin Street Casino and suspended construction of the casino at the Rivergate site. Since the Petition Date, HJC's activities have consisted of administering the bankruptcy case, preparing the Plan of Reorganization and related Disclosure Statement, negotiating with interested parties with respect to the Plan of Reorganization, and related issues. HJC's primary source of operating funds has been debtor-in-possession financing provided by HET and its affiliates and its largest expenses have been general and administrative expenses and reorganization costs.

YEAR 2000 COMPLIANCE

    The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that use dates that have been stored as two digits rather than four (e.g., "98" for 1998). On January 1, 2000, any clock or date recording mechanism, including date sensitive software, which uses only two digits to represent the year may recognize a date using "00" as the year 1900 rather than the year 2000.

This could result in system failures or miscalculations causing disruption of operations, including, among other things, a temporary inability to process transactions, send invoices or perform similar tasks.

    The Company has not yet fully evaluated its state of readiness with respect to Year 2000 problems, the costs that may be incurred to address any Year 2000 issues which may arise or the effect on the Company of any Year 2000 issues which may arise. The Company will not be able to fully evaluate its readiness until after the occurrence of the Effective Date, the completion of a material portion of the construction of the Casino (specifically, the installation of computer hardware and software in the Casino) and the negotiation and execution of contracts with significant suppliers.

    It is anticipated that JCC and the Manager will enter into a side letter agreement pursuant to which the Manager is expected to agree to be responsible for assuring that certain to be agreed upon computer systems used in the operation of the Casino will appropriately interpret the year 2000 and beyond. It is expected that the slot management system for the Casino will be licensed from a third party. The Company has no information on the status of the compliance of the slot management system or any other system licensed from a third party or in equipment owned by JCC or otherwise on which the operation of the Casino may depend, and will not be able to obtain such information until the relevant contracts are negotiated and executed.

    Because the business activities of JCC Holding, and three of its subsidiaries, JCC Development, CP Development and FP Development, will be limited, and because many of the business activities of JCC Development, CP Development and FP Development likely will not commence until after January 1, 2000, the Company is not presently aware of the existence of any material Year 2000 compliance risks with respect to those entities.

    Should the Company and/or its significant suppliers fail to timely address and correct material Year 2000 issues, such failure could have a material adverse impact on the Company's ability to operate. In addition, if corrections made by such suppliers to address Year 2000 issues are incompatible with the Company's systems, the Year 2000 issue could have a material adverse impact on the Company's ability to operate. The Company does not currently have contingency plans designed to minimize the impact of a Year 2000 problem, but expects to develop plans following the Effective Date. The impact on the Company's operating results of the Company's and/or its significant suppliers' failure to timely address and correct material Year 2000 issues and of any contingency plans to be designed to address such issues cannot be determined at this time.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    The following table sets forth certain information regarding the beneficial ownership of JCC Holding's Class A Common Stock and Class B Common Stock as of the Effective Date of the Plan of Reorganization by each person believed by JCC Holding to own beneficially more than 5% of the outstanding shares of either Class A Common Stock or Class B Common Stock, the only classes of voting securities which will be issued and outstanding on the Effective Date. Unless noted otherwise, the holders listed below have sole voting power and dispositive power over the shares beneficially held by them. On the Effective Date of the Plan of Reorganization, JCC Holding will issue 10 million shares of Common Stock. JCC Holding expects that at the time of issuance approximately 5,210,000 of such shares will be shares of Class A Common Stock and approximately 4,790,000 of such shares will be shares of Class B Common Stock.

                                               CLASS A COMMON STOCK                    CLASS B COMMON STOCK
                                      --------------------------------------  --------------------------------------
                                            AMOUNT AND                            AMOUNT AND
                                            NATURE OF           PERCENTAGE         NATURE OF          PERCENTAGE
NAME AND ADDRESS                            BENEFICIAL          OF CLASS A        BENEFICIAL          OF CLASS B
OF BENEFICIAL OWNER                        OWNERSHIP(1)        COMMON STOCK        OWNERSHIP         COMMON STOCK
------------------------------------  ----------------------  --------------  -------------------  -----------------
Harrah's Entertainment, Inc.........            --                  --              4,440,000(2)            92.7%(2)
  1023 Cherry Road
  Memphis, TN 38117

Merrill Lynch Corporate Fund,
  Inc.--High Income
  Portfolio.........................              730,526(1)     14.0%(1)             --                  --
  800 Scudders Mill Road
  Plainsboro, NJ 08536

------------------------

(1) Includes an estimated number of shares of Class A Common Stock to be issued to Merrill Lynch Corporate Fund, Inc.--High Income Portfolio on account of the release to be executed by Merrill Lynch Corporate Fund, Inc.--High Income Portfolio. See "Item 8. Legal Proceedings--Bondholders Class Action."

(2) Upon the Effective Date of the Plan of Reorganization, HET, by and through its wholly-owned subsidiary, HCCIC, will own beneficially more than 5% of the outstanding shares of Class B Common Stock. The exact number of shares owned by HET upon the Effective Date, however, will depend upon whether FNBC or the NOLDC Shareholders exercise options with respect to an aggregate of 450,000 shares of Class B Common Stock from HCCIC. The above number and percentage (i) assumes neither FNBC nor the NOLDC Shareholders have exercised such options on the Effective Date and (ii) does not include shares issuable upon exercise of the HET Warrant. See "Items 1 and 3. The Company--Recent Reorganization."

    The directors and executive officers of JCC Holding do not beneficially own any shares of Common Stock of JCC Holding.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

    The following table sets forth certain information with respect to the current executive officers and directors of JCC Holding.

                                                         POSITIONS AND OFFICES HELD AND PRINCIPAL
NAME AND AGE                                         OCCUPATIONS OR EMPLOYMENT DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
Colin V. Reed (51).....................  Director of JCC Holding since February 1998. Chairman of the Board of
                                         JCC Holding since April 1998. He is also Executive Vice President and
                                         Chief Financial Officer of HET. He is also a director of Sodak Gaming,
                                         Inc. He is a member of the Executive Committee of HJC and a director and
                                         Senior Vice President of Finance Corp., both of which filed petitions under Chapter 11 of the Bankruptcy Code in November 1995. He is a
                                         director and Senior Vice President of HNOIC which filed a petition under
                                         Chapter 11 of the Bankruptcy Code in December 1995. He is also Senior
                                         Vice President of the Manager. He served as Chief Executive Officer and
                                         President of JCC Holding from August 1996 to April 1998. He served as
                                         President of Jazz Casino Corporation and JCC Development Corporation
                                         from May 1997 to March 1998.

Frederick W. Burford (48)..............  President of JCC Holding and JCC since April 1998 and President of JCC
                                         Development, CP Development and FP Development since September 1998.
                                         Secretary and Treasurer of JCC Holding from December 1997 until
                                         September 1998. Mr. Burford has been a consultant to HET since 1997 and served as Vice President of JCC Holding from December 1997 to April
                                         1998. From 1991 until 1997 Mr. Burford served as a director and the
                                         Executive Vice President and Chief Financial Officer of TPI Enterprises,
                                         Inc., from 1990 to 1991 Mr. Burford served as the Vice President,
                                         Controller and Treasurer of The Promus Companies, Inc. and from 1977 until 1990 Mr. Burford held various positions with the Holiday
                                         Corporation, including most recently, Vice President and Treasurer.

L. Camille Fowler (43).................  Vice President-Finance, Treasurer and Secretary of JCC Holding, JCC, JCC
                                         Development, CP Development and FP Development since September 1998. Ms.
                                         Fowler has also served as Director of Finance of the Manager since April
                                         1996, Vice President and Secretary of the Manager since January 1998 and
                                         Treasurer of the Manager since February 1998. From October 1993 until
                                         April 1996, Ms. Fowler served as the Director of Financial Reporting of the Manager.

    The following table sets forth certain information with respect to the expected executive officers and directors of JCC Holding on the Effective Date of the Plan of Reorganization.

                                                         POSITIONS AND OFFICES HELD AND PRINCIPAL
NAMEAND AGE                                          OCCUPATIONS OR EMPLOYMENT DURING PAST FIVE YEARS
---------------------------------------  ------------------------------------------------------------------------
Colin V. Reed (51).....................  Class B Director of JCC Holding. Chairman of the Board of JCC Holding
                                         since April 1998. He is also Executive Vice President and Chief
                                         Financial Officer of HET. He is also a director of Sodak Gaming, Inc. He is a member of the Executive Committee of HJC and a director and Senior
                                         Vice President of Finance Corp., both of which filed petitions under
                                         Chapter 11 of the Bankruptcy Code in November 1995. He is a director and
                                         Senior Vice President of HNOIC which filed a petition under Chapter 11 of the Bankruptcy Code in December 1995. He is also Senior Vice
                                         President of the Manager. He served as Chief Executive Officer and
                                         President of JCC Holding from August 1996 to April 1998. He served as
                                         President of Jazz Casino Corporation and JCC Development Corporation
                                         from May 1997 to March 1998.

Seth E. Lemler (40)....................  Class A Director of JCC Holding. He is also a Managing Director in the
                                         Corporate Finance Department of Ladenburg Thalmann & Co. Inc.

Frederick W. Burford (48)..............  President of JCC Holding and JCC since April 1998 and President of JCC
                                         Development, CP Development and FP Development since September 1998.
                                         Secretary and Treasurer of JCC Holding from December 1997 until
                                         September 1998. Mr. Burford has been a consultant to HET since 1997 and served as Vice President of JCC Holding from December 1997 to April
                                         1998. From 1991 until 1997 Mr. Burford served as a director and the
                                         Executive Vice President and Chief Financial Officer of TPI Enterprises,
                                         Inc., from 1990 to 1991 Mr. Burford served as the Vice President,
                                         Controller and Treasurer of The Promus Companies, Inc. and from 1977 until 1990 Mr. Burford held various positions with the Holiday
                                         Corporation, including most recently, Vice President and Treasurer.

L. Camille Fowler (43).................  Vice President-Finance, Treasurer and Secretary of JCC Holding , JCC,
                                         JCC Development, CP Development and FP Development since September 1998.
                                         Ms. Fowler has also served as Director of Finance of the Manager since
                                         April 1996, Vice President and Secretary of the Manager since January
                                         1998 and Treasurer of the Manager since February 1998. From October 1993 until April 1996, Ms. Fowler served as the Director of Financial
                                         Reporting of the Manager.

ITEM 6. EXECUTIVE COMPENSATION

    The current named executive officer and the director of JCC Holding have earned no compensation from JCC Holding and have been granted no stock options, stock appreciation rights or any other form of remuneration. The Company does not intend to provide any such remuneration to its named executive officers and directors prior to the Effective Date. Colin V. Reed, a member of the Executive Committee of HJC, has not received any compensation from HJC during the last three fiscal years. Compensation arrangements for certain executive officers and directors after the Effective Date are expected to be negotiated in connection with the Plan of Reorganization and such arrangements will be described in an amendment to this Registration Statement.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Upon the Effective Date of the Plan of Reorganization, HET, through HCCIC, an indirect wholly-owned subsidiary of HET, will own a number of shares of Class B Common Stock such that HET will beneficially own a majority of the Class B Common Stock and more than 5% of all outstanding shares of Common Stock. See "Item 4. Security Ownership of Certain Beneficial Owners and Management." Accordingly, HET, through HCCIC, will be able to elect all of the Class B Directors, which will, prior to the Transition Date, generally supervise the day-to-day activities of the Company. See "Item 11. Description of Registrant's Securities to be Registered--Board of Directors." The Company expects JCC and the Manager, an indirect wholly-owned subsidiary of HET, to enter into the Amended Management Agreement. See "Items 1 and 3. Business and Properties--Material Agreements--Amended Management Agreement." The Company also anticipates that JCC, JCC Development, CP Development and FP Development will enter into the Development Services Agreement with HOCI, a wholly-owned subsidiary of HET, pursuant to which HOCI or an affiliate of HOCI will provide Development Services with respect to the Development Properties. See "Items 1 and 3. Business and Properties--Material Agreements-- Development Services Agreement." In addition, the Company expects that JCC will enter into the JCC/ HET Agreement with HET and HOCI, to be effective upon execution and delivery by the parties thereto and the occurrence of the Effective Date of the Plan of Reorganization, under which HET and HOCI will provide a Minimum Payment Guaranty for the benefit of the LGCB to assure payment of the Minimum Payment, subject to renewal or early termination in accordance with the terms of the HET/JCC Agreement. See "Items 1 and 3. Business and Properties--Material Agreements--JCC/HET Agreement." The Company expects that HET and HOCI will also provide the HET Loan Guaranty with respect to Tranche A-2, Tranche B-2 and the Working Capital Facility. See "Items 1 and 3. Business and Properties--Material Agreements--Bank Loans." Pursuant to the Completion Guaranties, HET and HOCI have also agreed to (i) fund JCC's working capital shortfalls until the Termination of Construction Date and (ii) to guarantee that, at such time, JCC will have available for working capital $5 million of cash and the Working Capital Facility Maximum Amount of availability for immediate drawdown(s) under the Working Capital Facility pursuant to the Completion Guarantees. In addition, HET and HOCI have agreed to guarantee the Completion Obligations and the Preservation Obligations. See "Items 1 and 3. Business and Properties-- Material Agreements--Completion Guarantees" and "--Completion Loan Agreement." In addition, the Company expects HET and HOCI to provide up to $22.5 million under the Junior Subordinated Credit Facility. See "Items 1 and 3. Business and Properties--Material Agreements--Junior Subordinated Credit Facility."

    Currently, JCC Holding's sole director and Chairman of the Board, Colin V. Reed is also Executive Vice President and Chief Financial Officer of HET and Senior Vice President of the Manager. As of the Effective Date of the Plan of Reorganization, Colin V. Reed is expected to serve as JCC Holding's Class B Director and Chief Executive Officer while also serving as Executive Vice President and Chief Financial Officer of HET and Senior Vice President of the Manager. Currently, Frederick W. Burford, a paid consultant to HET, is the President, of JCC Holding, JCC, JCC Development, CP Development and FP Development. As of the Effective Date of the Plan of Reorganization, Frederick
W. Burford is expected to
continue to serve as president of JCC Holding, JCC, JCC Development, CP Development and FP Development, and is expected to cease to be a paid consultant to HET. In addition, L. Camille Fowler, the Vice President-Finance, Treasurer and Secretary of JCC Holding, JCC, JCC Development, CP Development and FP Development is also the Director of Finance, Vice President, Secretary and Treasurer of the Manager. As of the Effective Date of the Plan of Reorganization, L. Camille Fowler is expected to continue to serve as the Vice President-Finance, Treasurer and Secretary of JCC Holding, JCC, JCC Development, CP Development and FP Development and is expected to cease to serve as the Director of Finance, Vice President, Secretary and Treasurer of the Manager. See "Item 5. Directors and Executive Officers." After the Effective Date, if the requisite gaming regulatory agencies have made the necessary suitability determinations, one or two other officers of HET are expected to be Class B Directors of JCC Holding. As a result of HET's ownership of the Competing Casinos, and the fact that these HET officers hold or are expected to hold such positions with JCC Holding, a conflict of interest may be deemed to exist by reason of such persons' access to information and business opportunities possibly useful to any or all of the Competing Casinos. No specific procedures have been devised for resolving conflicts of interest confronting, or which may confront the Company. See "Items 1 and 3. Business and Properties--Risk Factors--Conflicts of Interest."

ITEM 8. LEGAL PROCEEDINGS

    MCCALL LITIGATION. On April 26, 1993, a lawsuit was filed in the Civil District Court for the Parish of Orleans captioned McCall v. McCall, et al. (the "McCall Litigation"). Plaintiffs asserted an ownership interest in certain land underlying the Rivergate site and also sought permanent injunctive relief prohibiting the use of such land for the Casino. The lawsuit also challenged the manner in which the RDC was formed and its authority to enter into the Ground Lease and the Basin Street Casino Lease. HJC intervened in the lawsuit and aligned itself with the City and the RDC. On February 22, 1994, the Civil District Court granted the motion for summary judgment filed by the City, the RDC and HJC, thereby dismissing all claims. On February 23, 1995, the state appellate court unanimously affirmed the Civil District Court's ruling that the plaintiffs did not have an ownership interest in any land underlying the Rivergate site and remanded the case to the Civil District Court to determine whether the plaintiffs have standing to assert the other claims concerning the authority of the RDC to enter into the Ground Lease and the Basin Street Casino Lease. On April 28, 1995, all parties to the litigation applied to the Louisiana Supreme Court for writs of certiorari. On June 30, 1995, the Louisiana Supreme Court unanimously denied all writ applications. The property claims in this litigation have been finally resolved in favor of HJC, the City and the RDC. In December 1995, the Civil District Court granted the exception of no right of action submitted by the City and RDC and held that the plaintiffs lack standing to challenge the constitutionality of the RDC. Harry McCall, one of the claimants in the McCall Litigation, then filed a notice of appeal. On October 10, 1996, the Fourth Circuit Court of Appeals for the State of Louisiana voted 2-1 to reverse the trial court's dismissal for lack of standing. Under the Louisiana Constitution, this non-unanimous decision required that the appeal be heard before a five-judge panel of the same court. That panel also reversed the Civil District Court's dismissal for lack of standing with respect to the cause of action challenging the constitutionality of the RDC. The City, the RDC and HJC applied for a writ of certiorari with the Louisiana Supreme Court, which was denied without comment.

    In addition, on April 6, 1994, Harry McCall, one of the claimants in the McCall Litigation, filed a motion in Civil District Court for the Parish of Orleans to enforce an agreement Mr. McCall claims to have entered into with HJC to settle the McCall Litigation, asserting that he was entitled to receive settlement proceeds based upon that agreement. HJC does not believe that a binding settlement agreement was reached with that claimant. On July 8, 1994, the Civil District Court ruled that Mr. McCall's motion was procedurally defective. The plaintiff failed to cure the deficiency, and on September 12, 1994, the district court in New Orleans dismissed Mr. McCall's motion to enforce the alleged agreement. A notice of appeal was filed by Mr. McCall and on October 12, 1995, the Fourth Circuit Court of Appeals for the State of Louisiana reversed the district court's ruling, allowing Mr. McCall to pursue his claim.

    On March 12, 1996, Harry and Henry McCall filed a proof of claim against HJC in the amount of $2.0 million which appeared to be based upon the purported settlement that was the subject of the April 1994 motion in Civil District Court. They also filed an adversary proceeding in the Bankruptcy Court in late May of 1996 seeking to enforce the purported settlement agreement. HJC filed an objection to the McCalls' claim on May 2, 1996. The Bankruptcy Court ordered that HJC's objection to the proof of claim and the adversary proceeding be consolidated for purposes of trial and discovery. At a hearing on September 16, 1996, the Bankruptcy Court ruled that Thomas Tucker, attorney for the McCalls, could not be both a witness and attorney in the matter. The trial was adjourned to give Mr. Tucker time to decide which role he would take. On September 26, 1996, the McCalls filed a motion seeking an interlocutory appeal on this decision of the Bankruptcy Court. At that time, the Bankruptcy Court stayed the underlying action pending a decision on the appeal. On October 16, 1996, the District Court denied the motion for an interlocutory appeal. The McCalls' motion for reconsidering of the decision was also denied. Subsequently, Mr. Tucker elected to be a witness.

    On April 18, 1997, HJC, Finance Corp. and Thomas Tucker, Harry McCall, Henry McCall and Susan LaFaye (an attorney who claims an interest in proceeds of the McCall Litigation) (the "McCall Claimants") reached the McCall Settlement Agreement, a tentative agreement to settle various litigation and other legal claims, demands and causes of action (the "McCall Settlement Agreement"). The McCall Settlement Agreement provides, among other things, that:

        (i) The McCall Claimants and the law firm of Tucker & West will withdraw and dismiss with prejudice any and all proofs of claim and other demands for payment filed by and one or more of them in the Chapter 11 cases.

        (ii) The McCall Claimants will file in HJC's case an amended proof of claim in which they will jointly assert against HJC an unsecured claim in the amount of $145,500, which HJC will recognize as a valid and enforceable general, unsecured claim against HJC.

        (iii) On the latter of (a) the Effective Date or (b) the date on which a court of competent jurisdiction enters judgments dismissing all of the litigation described in (iv) below with prejudice, HJC will deliver payment of the amended claim to an escrow agent designated in the McCall Settlement Agreement. Thereafter, the escrow agent will distribute to Ms. LaFaye the sum of $9,500, and will distribute to the other McCall Claimants, as their interest may appear, the sum of $87,985. The balance, or $48,015, will be held in escrow, and will be disbursed together with any accrued interest on the earlier of (a) the first anniversary of the Effective Date or (b) the date of commencement of gaming at the Casino. If, however, prior to the date of commencement of gaming at the Casino, HJC advises the escrow agent that there has been a default under the McCall Settlement Agreement, there will be no distribution from escrow until the escrow agent receives an appropriate order or judgment from the Bankruptcy Court authorizing distribution and identifying the recipients.

        (iv) The McCall Claimants will dismiss with prejudice their adversary proceeding in HJC's bankruptcy proceeding and all the actions they have filed relating to HJC and the Casino.

        (v) The McCall Claimants and Tucker & West will not, individually or collectively, take any action, whether directly or acting through any other person or entity, to oppose the conducting of casino gaming operations including, but not limited to (a) filing of any suits, actions or other proceedings against HJC and its successors, (b) seeking to retard, delay or deny the issuance to HJC and its successors of any licenses, orders, grants or other awards by any governmental entity or (c) assisting any other person with respect to the foregoing.

        (vi) Each of the McCall Claimants and Tucker & West will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

    The parties to the McCall Settlement Agreement are currently engaged in the preparation of a definitive agreement to resolve their disputes, which will then be executed and submitted to the Bankruptcy Court for its approval. Although a considerable amount of time has passed since the terms of the McCall Settlement Agreement were announced, counsel to the parties have indicated a continued willingness to proceed with the settlement and have recently exchanged revised and updated drafts of the McCall Settlement Agreement.

    The McCall Settlement Agreement contemplates that Harry McCall will dismiss the McCall Litigation with prejudice on the Effective Date.

    TUCKER LITIGATION. A lawsuit captioned Tucker v. City of New Orleans was filed on October 5, 1994, against the City (the "Tucker Litigation") in the Civil District Court for the Parish of Orleans by a resident of the Parish challenging the validity of three casino-related ordinances adopted by the City Council on September 23, 1994, which authorized, among other things, amendments to the Ground Lease. The lawsuit also challenges the constitutionality of a clarifying amendment to the Gaming Act. The clarifying amendment addresses a provision of the Ground Lease which requires at least 80% of the persons employed by the Casino to be residents of Orleans Parish ("Residency Requirement"). The effects of the ordinances and the amendment to the Gaming Act were, among other things, (i) to clarify the intent of the Gaming Act that a provision of a contract (to which the gaming operator is a party) that requires more than 50% of the persons employed to be residents of any one parish is void, but that the contract as an entirety is not be void under the Gaming Act, and
(ii) to reduce the Residency Requirement in the Ground Lease if necessary to comply with applicable law. In the event that the plaintiff ultimately prevails, it is possible that the Ground Lease could be declared void. On November 18, 1994, the City filed preliminary exceptions contending that the plaintiff had failed to name indispensable and necessary parties as defendants. On March 13, 1995 and August 17, 1995, the plaintiff filed supplemental amended petitions. On September 22, 1995, the City requested that the plaintiff consider its prior filed exceptions as applicable. There has been no activity in this case since that time.

    Mr. Tucker and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts which they allege were owed to them with respect to the Tucker Litigation and other litigation, including the McCall Litigation. HJC and HNOIC filed objections to these proofs of claims. Subsequently, on August 13, 1996, these claimants consented to disallowance of these claims.

    The McCall Settlement Agreement contemplates that the Tucker Litigation will be dismissed with prejudice as of the Effective Date.

    LANDMARKS LITIGATION (JOAN OF ARC). On December 6, 1994, a lawsuit captioned Louisiana Landmarks Society, Inc. v. City of New Orleans, Rivergate Development Corporation, and Harrah's Jazz Company (the "Landmarks Litigation") was filed against the City, the RDC and HJC in the United States District Court for the Eastern District of Louisiana seeking to prevent, among other things, HJC from moving the Joan of Arc statue or using any part of the Place de France without the approval of the Secretary of the United States Department of the Interior. The Place de France is located adjacent to the Casino. The original design plans for the Casino contemplated locating the main access areas for the Casino in the area currently in use as the Place de France. The plaintiff alleged that the Place de France was developed with federal funds for historic purposes and that therefore the statue cannot be relocated and the Place de France cannot be converted to another use without the approval of the United States Secretary of the Interior. The plaintiff also alleged a pendent state law claim that the Place de France had been dedicated as a park by the City and that the conversion of the Place de France to another use requires the approval of the State Legislature. On January 27, 1995, the United States District Court for the Eastern District of Louisiana issued an order permanently restraining the City, the RDC and HJC from removing the Joan of Arc statue or using any part of the Place de France without the approval of the Secretary of the Interior. The City, the RDC and HJC filed notices of appeal. On June 7, 1996, the United States Court of Appeals for the Fifth Circuit reversed the decision of the district court, vacated the

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permanent injunction entered by the district court, rendered a judgment of dismissal against the plaintiff for failure to state a cause of action on the grounds that there is no implied right of action under the applicable federal statute, and dismissed the plaintiff's cross-appeal regarding the scope of the injunction as moot. On July 12, 1996, the Fifth Circuit denied the plaintiffs' petition for rehearing.

    The original design plans for the Casino contemplated locating the main access areas for the Casino in the area currently in use as the Place de France. Because of this litigation, HJC had to redesign the southern part of the Casino at substantial cost so as to allow the Place de France to remain adjacent to the Casino subject to certain alterations. As a result of the modification, the expected size of the Casino was decreased by approximately 2,400 square feet.

    The City has requested the written approval of the United States Secretary of the Interior to remove the Joan of Arc statue from the Place de France. The Secretary's approval has not yet been received and may not be forthcoming. If the Secretary's approval is received and the Joan of Arc statue is removed, the Company may decide to make further modifications to the entrance to the Casino.

    Louisiana Landmarks Society, Inc., James Logan and the law firm of Tucker and West filed proofs of claims against the estates of HJC and HNOIC for amounts they alleged were owed to them as a result of the Landmarks Litigation. HJC and HNOIC filed objections to these claims. On August 13, 1996 Louisiana Landmarks Society, Inc. and the others consented to disallowance of their claims.

    TUCKER V. CITY OF NEW ORLEANS AND RIVERGATE DEVELOPMENT CORPORATION. On July 24, 1996, Mr. Tucker filed a lawsuit captioned Tucker v. City of New Orleans and Rivergate Development Corporation against the City and RDC in the United States District Court for the Eastern District of Louisiana seeking to enjoin alteration of the Place de France absent the express written approval of the Secretary of Interior. The City and RDC have been made defendants; HJC is not named, although the lawsuit could affect the development of the Casino. Mr. Tucker characterized his claim as one for purported violation of his rights of due process and equal protection pursuant to 42 U.S.C. Section 1983. The factual allegations of the complaint are virtually identical to those previously asserted in the Landmarks Litigation and rejected in the recent Fifth Circuit decision described above. Mr. Tucker served as counsel of record for Louisiana Landmarks, and he is both a member and trustee of the non-profit corporation. On October 14, 1996, Tucker filed an amended complaint naming First American Title Insurance Company as an additional defendant. Upon information and belief, all the defendants were thereafter served with the complaint. HJC sought and received permission to intervene in the action on January 21, 1997.

    The McCall Settlement Agreement contemplates that this suit will be dismissed with prejudice on the Effective Date.

    WARN ACT LITIGATION. On December 13, 1995 a lawsuit captioned Russell M. Swody, et al. v. Harrah's New Orleans Management Company and Harrah's Entertainment, Inc. ("Swody"), was filed against the Manager and HET in the Civil District Court for the Parish of Orleans and subsequently amended. Swody is a class action under the WARN Act and seeks damages for the alleged failure to give timely notice to workers laid off at the time of HJC's bankruptcy. Plaintiffs seek unspecified damages, as well as costs of legal proceedings, for themselves and all members of the class. An answer was filed denying all of plaintiff's allegations. HET and the Manager answered numerous document requests and interrogatories. After a hearing, the Civil District Court certified the class on April 22, 1996.

    Early in 1996, Swody was consolidated with Susan N. Poirier, Darlene A. Moss, et al. v. Harrah's Entertainment, Inc., Harrah's New Orleans Management Company, and Harrah's Operating Company ("Poirier") which was filed in the Civil District Court for the Parish of Orleans on January 17, 1996, and subsequently amended. The Poirier class was certified with Swody on April 22, 1996, and the consolidated Poirier and Swody cases were set for trial on May 5, 1997.

    Similar complaints were filed by Ms. Poirier in the Bankruptcy Court in the bankruptcy cases of HJC, HNOIC and Finance Corp. The Poirier adversary proceedings purport to be class actions asserting claims

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under the WARN Act and ERISA. On or about February 23, 1996, HJC and HNOIC each filed a motion in its respective adversary proceeding to dismiss the Poirier litigation. A hearing on such motions to dismiss was held on March 19, 1996. Later, Finance Corp. also filed a similar motion. The Bankruptcy Court granted the motions to dismiss with respect to each of HJC, HNOIC and Finance Corp. on or about June 28, 1996.

    Proofs of claims on behalf of individual, alleged, terminated employees and purportedly on behalf of all alleged former employees, were filed in the Chapter 11 cases. The plaintiffs in the litigation (the "WARN Act Claimants") moved to certify three classes on whose behalf the plaintiffs sought to act as a class representatives for purposes of the proofs of claims. The Bankruptcy Court denied the motions by Memorandum Opinion and Order dated October 10, 1996. However, in order to facilitate a proposed settlement reached with the WARN Act Claimants (discussed below), the WARN Act Claimants filed motions to reconsider that ruling. On December 10, 1996, the Bankruptcy Court certified classes for settlement purposes only.

    The WARN Act Claimants contend that HJC, Finance Corp. and HNOIC and the defendants in the Swody and Poirier cases operated as a single business enterprise with respect to operations in New Orleans and contend that, under this alleged arrangement, HJC may be liable to the claimants under the WARN Act along with the defendants in Swody and Poirier. The Company believes that such claims have no merit. However, in order to avoid the expense, delay and risks associated with additional litigation, HJC, Finance Corp., HNOIC and the WARN Act Claimants agreed to compromise and settle all of the WARN Act Claimants' claims on the terms summarized below.

    Under the settlement, JCC will pay to those individuals laid off on or about November 22, 1995 the sum of $2,265,000, which amount includes the fees and cost of the Warn Act Claimants' attorneys and certain taxes attributable to the WARN Act settlement. The amounts paid to these individual WARN Act Claimants will be based upon instructions from the WARN Act Claimants' attorneys. The individual awards will be based upon information obtained through the payroll records for the time period of October 1 thorough November 22, 1995. In addition to this monetary settlement, the individuals laid off on or about November 22, 1995 will be offered preferential re-employment to their former positions or, if their former positions no longer exist or are not presently available, to substantial equivalent portions to the extent that such jobs are or become available. "Preferential re-employment" means that they will be offered employment before employment is offered to any person who was not laid off on or about November 22, 1995. WARN Act Claimants who were laid off in August of 1995 will not receive a monetary award, but will be placed on a secondary preferential re-hire list. The claimants will be offered re-employment after those employees laid off on or about November 22, 1995 and employees laid off by the Flamingo Casino. They will remain on the secondary preferential re-hire list for one year following the date of the opening of the Casino. A final hearing on the settlement took place on February 3, 1997, at which time the Bankruptcy Court approved the settlement subject to the occurrence of the Effective Date. This settlement is contingent upon consummation of the Plan of Reorganization.

    SAPIR LITIGATION. On June 6, 1997, Eddie L. Sapir, a member of the city counsel of New Orleans, and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned Eddie L. Sapir and The Eddie L. Sapir Inter Vivos Trust versus Grand Palais Enterprises, Inc., in the Civil District Court for the Parish of Orleans. In that action, plaintiffs allege, among other things, that one of HJC's three general partners, Grand Palais, through its principal Christopher B. Hemmeter ("Hemmeter") and its former counsel Cezar M. Froelich ("Froelich"), has negotiated or is negotiating a compromise with HET and others which improperly benefits Hemmeter and Froelich to the detriment of the creditors and shareholders of Grand Palais. Plaintiff sought and obtained an ex parte temporary restraining order prohibiting the disposition of any property of Grand Palais, including prohibition of Grand Palais' execution of the releases and other agreements among Grand Palais, HET and others described in the Plan of Reorganization. Plaintiffs also moved for the ex parte appointment of a temporary receiver for Grand Palais, among others, which was granted by the District Court.

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    On June 18, 1997, Grand Palais filed a notice of removal of the litigation to the Bankruptcy Court. On July 1, 1997, plaintiffs filed a motion in the Bankruptcy Court to remand the litigation to District Court. On July 2, 1997, the Bankruptcy Court granted HJC leave to intervene in the litigation and continued plaintiff's motion to remand the litigation to District Court. The Bankruptcy Court's order also included provisions by which one of the plaintiffs and/or the receiver could participate in HJC's weekly "steering committee" conferences and present objections to the Bankruptcy Court with respect to any significant decision requiring the approval of HJC's general partners. Thereafter, plaintiffs filed a motion to reconsider the Bankruptcy Court's order permitting HJC to intervene in the litigation. On October 6, 1997, the Bankruptcy Court remanded the litigation to District Court. On that date, the Bankruptcy Court also reconsidered its order permitting HJC to intervene in the litigation and rescinded without prejudice its order permitting HJC to intervene. Settlement discussions between the parties are underway, although the parties have not yet reached any definitive agreement.

    On November 21, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust v. Banker's Trust Company, Cezar M. Froelich, ABC Insurance Company, First National Bank of Commerce, Harrah's Entertainment Incorporated, Shefsky & Froelich, Ltd., DEF Insurance Company, GHI Insurance Company, JKL Insurance Company, The Boatmen's National Bank of St. Louis, Merrill Lynch Senior High Income Fund, Merrill Lynch Senior High Income II Fund, Merrill Lynch Senior Strategic Fund, Prime Income Trust, and Van Kampen Meritt Prime Rate Income Trust, No. 97-20643, in the Civil District Court for the Parish of Orleans. In that action, plaintiffs allege, among other things, that defendants committed breaches of contract and fiduciary duty with respect to actions taken in connection with the Chapter 11 cases. Plaintiffs have never served the suit on any defendant, no answers have been filed by any defendant and no discovery has been taken. HET has removed the case to the United States District Court for the Eastern District of Louisiana. After several status calls, that court put the matter on "administrative hold."

    As a result of the litigation described above, the receiver in this litigation has the authority to take certain actions on behalf of Grand Palais. The impact the litigation might have on the HJC's reorganization efforts is uncertain. In addition, subsequent to commencement of this litigation, Hemmeter filed a voluntary petition for relief under Chapter 7 of the Bankruptcy Code, and a Chapter 7 trustee has been appointed in that bankruptcy case. There can be no assurance that the litigation between plaintiffs and Grand Palais or Hemmeter's Chapter 7 filing will not materially impair the Debtor's ability to consummate the Plan of Reorganization, or that the litigation will be resolved on terms that will permit consummation of the Plan of Reorganization. Although HET, the receiver, plaintiffs in the above-captioned cases, Hemmeter and Hemmeter's Chapter 7 bankruptcy trustee are engaged in negotiations, to date no settlements have been reached with any of these parties.

    HNOIC/NOLDC LITIGATION. On September 26, 1995, HNOIC brought a lawsuit against NOLDC in the United States District Court for the Eastern District of Louisiana seeking a declaratory judgment that (i) HNOIC was a 52.93% owner of HJC, (ii) the 1994 option agreement with NOLDC had expired, and (iii) NOLDC was not a "material partner" of HJC. This lawsuit is pending.

    On September 28, 1995, NOLDC brought a lawsuit against, among other parties, HNOIC and HJC in the Civil District Court for the Parish of Orleans seeking (i) a temporary restraining order enjoining the expiration of the 1994 option agreement and removal of NOLDC from its status as a material partner of HJC,
(ii) a rescission of the fourth amendment to HJC's partnership agreement (governing, among other matters the dilution of the NOLDC interest in HJC and NOLDC's status as a material partner of HJC), (iii) restoration of NOLDC to a full 33.3% ownership in HJC, and (iv) unspecified damages against all defendants except HJC.

    On September 29, 1995, NOLDC obtained a temporary restraining order from the Civil District Court for the Parish of Orleans, directing HNOIC and HJC to treat NOLDC as a material partner until a hearing on an injunction could be held on October 9, 1995. On October 5, 1995, the defendants removed

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NOLDC's state court complaint to the United States District Court for the
Eastern District of Louisiana, where it is now pending. On October 6, 1995, NOLDC sought to obtain an extension of its temporary restraining order from the District Court. NOLDC's request was denied, and no date for any further hearing was set. Following the filing of bankruptcy by NOLDC, the litigation was placed on inactive status by the court. At the time of the filing of NOLDC's bankruptcy, no discovery on the merits had been taken.

    It is contemplated that, pursuant to the terms of a settlement agreement between the NOLDC Shareholders, HET, HOCI and the Manager, all of the litigation among NOLDC, HNOIC and HJC will be dismissed on the Effective Date.

    BONDHOLDERS CLASS ACTION. Beginning on November 28, 1995, eight separate class action suits were filed against HET and various of its corporate affiliates, officers and directors in the United States District Court for the Eastern District of Louisiana. They were Ben F. D'Angelo, Trustee for Ben F. D'Angelo Revocable Trust v. Harrah's Entertainment Corp., Michael D. Rose, Philip G. Satre and Ron Lenczycki; Max Fenster v. Harrah's Entertainment, Inc., Harrah's New Orleans Investment Company, Grand Palais Casino, Inc., Philip G. Satre, Colin V. Reed, Michael N. Regan, Christopher B. Hemmeter, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers, Inc, and BT Securities Corp.; Goldie Rosenbloom v. Harrah's Entertainment Corp., Michael D. Rose, Philip G. Satre and Ron Lenczycki; Barry Ross v. Harrah's New Orleans Investment Company, Philip G. Satre, Colin V. Reed, Lawrence L. Fowler, Michael
N. Regan, Cezar M. Froelich, Ulric Haynes, Jr., Wendell Gauthier, T. George Solomon, Jr., Duplain W. Rhodes, III, Harrah's Entertainment, Inc., Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc, and BT Securities Corp.; Louis Silverman v. Harrah's Entertainment, Inc., Harrah's New Orleans Investment Company, Grand Palais Casino, Inc., Philip G. Satre, Colin V. Reed, Michael N. Regan, Christopher B. Hemmeter, and Donaldson, Lufkin & Jenrette Securities Corporation; Florence Kessler v. Philip G. Satre, Colin V. Reed, Charles A. Ledsinger, Jr., Michael N. Regan, Lawrence L. Fowler, Christopher B. Hemmeter, Cezar M. Froelich, Ulric Haynes, Jr., Wendell H. Gauthier, T. George Solomon, Jr., Duplain W. Rhodes, III, Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Brothers Inc, and BT Securities Corporation; Warren Zeiller and Judith M. R. Zeiller v. Harrah's Entertainment Corp., Michael D. Rose, Philip G. Satre, and Ron Lenczycki; and Charles Zwerving and Helene Zwerving v. Harrah's Entertainment Corp., Philip G. Satre, Colin V. Reed, Christopher B. Hemmeter, and Donaldson, Lufkin & Jenrette Securities Corporation. Pursuant to a District Court order of January 26, 1996, plaintiffs, on May 24, 1996, filed a consolidated complaint entitled In re Harrah's Entertainment, Inc. Securities Litigation (the "Bondholders Class Action").

    The plaintiffs in the Bondholders Class Action (who purport to represent all persons, other than defendants and their affiliates, who purchased Old Bonds between November 9, 1994 and November 21, 1995) have characterized their complaint as alleging violations of Sections 11 and 12(2) of the Securities Act of 1933, 15 U.S.C. SectionSection 77k and 77l(2); Section 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78j(b); and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R.
Section 240.10b-5. The complaint asserts that the registration statement and prospectus filed in connection with the offering of the Old Bonds contained untrue statements of material fact and omitted to state material facts necessary in order to make the statements made therein not misleading. The complaint also alleges that the defendants engaged in a scheme to defraud plaintiffs and the alleged class by knowingly or recklessly releasing false and misleading information that was designed to and did (i) deceive the investing public, including plaintiffs and other members of the alleged class, regarding HJC's financial condition and future business prospects, (ii) artificially inflate the market price of the Old Bonds during the relevant period, and (iii) cause plaintiffs and other alleged class members to purchase or otherwise acquire the Old Bonds at inflated prices.

    Certain of the individuals named as defendants in the Bondholders Class Action are officers and directors of the Debtors or of other entities and have claimed or may claim defense, indemnification and/ or contribution rights against the Debtors.

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    Proofs of claim, purportedly on behalf of the plaintiffs in the Bondholders
Class Action, have been filed in the Chapter 11 cases. Such proofs of claim assert claims based upon damages caused by alleged violations of federal securities laws in connection with the purchase and sale of the Old Bonds. The Debtors have objected to such proofs of claim. Under the Plan of Reorganization, if any of such claims are allowed, then to the extent that they are allowed, they will fall within the classes of penalty claims under the Plan of Reorganization and will receive no distributions on account of such claims.

    Plaintiffs in the Bondholders Class Action filed motions in the Chapter 11 cases seeking the appointment of an examiner. A hearing on the motions was held on November 6, 1996. On November 20, 1996, the Bankruptcy Court denied the motion to appoint an examiner. In denying the motion, the Bankruptcy Court found that the request for an examiner was both untimely and for an improper purpose.

    HJC has supported the settlement of the Bondholders Class Action negotiated between counsel for the class and the defendants named in the litigation, whose basic terms are as follows:

        (1) in accordance with the Plan of Reorganization, HCCIC, HET and/or any affiliates of HET as holders of Common Stock issued under the Plan of Reorganization will contribute 200,000 shares of Class A Common Stock to a pool (the "Release Pool"), to be distributed as set forth in the Plan of Reorganization to those members of the settlement class who are current Bondholders;

        (2) the sum of $3.8 million in cash will be contributed by the defendants and/or their insurance carriers toward the settlement, which funds will be distributed as determined by plaintiffs' counsel and approved by the District Court to members of the settlement class who do not provide releases to HJC in exchange for a distribution from the Release Pool, as well as for the payment of costs and fees;

        (3) plaintiffs will provide releases to the defendants, dismiss the Bondholders Class Action with prejudice, and support the Plan of Reorganization.

    The parties to the Bondholders Class Action entered into a stipulation effectuating the basic terms of the settlement on April 16, 1997. On June 26, 1997, the District Court conducted a fairness hearing to determine whether to approve the proposed settlement. No member of the settlement class opted out of the settlement. On July 31, 1997, the District Court approved the settlement, which is contingent on the occurrence of the Effective Date or the effective date of a plan of reorganization supported by HET in the Chapter 11 cases (which would include the Plan of Reorganization).

    FILING OF CERTAIN LAWSUITS BY DEBTORS AND NOLDC. In view of the fact that certain two-year statutes of limitations under Sections 108 and 546 of the Bankruptcy Code and applicable state law were to expire on November 22, 1997, HJC has filed certain complaints against multiple defendants on or before such date to preserve the Debtors' claims. In the event that the Effective Date occurs, virtually all of such claims will be settled and released pursuant to the Plan of Reorganization. Although the Debtors have indicated that no valid claims for avoidance as preferential or fraudulent transfers may exist because the Debtors may not have been insolvent at the time such transfers were made and, to the extent such avoidance claims may exist, there may be defenses such as that the transfers were made in the ordinary course of business, other parties in interest have expressed contrary views and contended that the Debtors were or may have been insolvent at the time transfers to creditors were made and that the transferees may not have valid defenses to avoidance actions.

    HJC and Finance Corp. sought and obtained an order directing them to abandon and not pursue recovery of charitable donations and small preferences. As a result of said order, HJC is not required to pursue the recovery or avoidance of charitable donations and small preferences (under $5,000). However, HJC has preserved for the estate in the event the Plan of Reorganization is not consummated avoidance actions of $5,000 and more. Since the Plan of Reorganization provides for the release of virtually all of such claims and to avoid the expense to all concerned of pursuing and defending such claims, the Debtors requested and obtained orders excusing service of the complaints and staying the adversary proceedings

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pending confirmation and consummation of the Plan of Reorganization at which time those claims which are settled or released by the Plan of Reorganization (virtually all of the claims) will be dismissed.

    NOLDC, which is the subject of its own Chapter 11 case, in order to preserve its right to do so before the lapsing of statutes of limitations, has filed a lawsuit, captioned New Orleans Louisiana Development Corporation v. Bankers Trust Company, First National Bank of Commerce, Inc., Harrah's Entertainment, Harrah's New Orleans Investment Company, Harrah's New Orleans Management Company and Harrah's Operating Company, Inc., No. 97-1176, in the Bankruptcy Court, alleging breach of fiduciary duty and other causes of action. NOLDC, however, states in its complaint that it is "actively pursuing confirmation and consummation of a plan of reorganization" and upon occurrence of these events "expects to waive, release or otherwise resolve" these claims.

    There is no other material litigation or arbitration pending which affects the Company which will not be resolved by the Plan of Reorganization.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
     MATTERS.

    The shares of Class A Common Stock are an issue of new securities, have no established trading market and may not be widely distributed. As of the date hereof, there are no holders of the Company's Common Stock. On the Effective Date of the Plan of Reorganization, JCC Holding will issue (i) 10 million shares of Common Stock, (ii) the HET Warrant entitling HCCIC to purchase additional shares of Common Stock such that HCCIC would be entitled to own up to 50.0% of the then outstanding shares of Common Stock, subject to certain adjustments, and
(iii) the Convertible Junior Subordinated Debentures, which will be convertible at the option of the holders, in whole or in part, at any time after October 1, 2002, into shares of Common Stock at a conversion price of $25.00.

    Pursuant to the Plan of Reorganization, JCC Holding has agreed that, (i) upon the request of any holder of shares of Class A Common Stock who is reasonably required by law to register public resales of such shares, JCC Holding will file with the SEC and cause to become effective as soon as practicable after the Effective Date a registration statement relating to such public resales, and (ii) upon the request of HCCIC (which request may not be made until the second anniversary of the opening of the Casino), JCC Holding will file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement relating to all shares of Class B Common Stock held by HCCIC, HET and HET's subsidiaries (provided, however, that prior to the Transition Date, HET and/or its subsidiaries are required to own at least 51% of the outstanding shares of Class B Common Stock, unless a lesser percentage is approved by the Class A Directors and the Class B Directors). See "Item 11. Description of Registrant's Securities to be Registered--Common Stock" and "--Agreements with Certain Stockholders." In addition, upon the request of the initial recipients of the Convertible Junior Subordinated Debentures in an amount no less than $5.0 million, which request may be made only once and may not be made prior to October 1, 2002, JCC will promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter, a registration statement on the appropriate form relating to the Convertible Junior Subordinated Debentures or the Common Stock issued upon conversion of the Convertible Junior Subordinated Debentures. See "Items 1 and 3. Business and Properties--Material Agreements--Convertible Junior Subordinated Debentures" and "Item 11. Description of Registrant's Securities to be Registered--Agreements with Certain Stockholders."

    JCC Holding does not intend to pay cash dividends on the Common Stock, including the Class A Common Stock, in the foreseeable future. Further, pursuant to the expected terms of the Bank Loan agreements, for as long as there are amounts outstanding under the Bank Loans, no dividends will be paid. See "--Material Agreements--Bank Loans." In addition, the terms of the Indentures prohibit payment of cash dividends unless certain conditions are met, including the condition that no dividend will be paid unless JCC has paid the maximum contingent payments with respect to the New Notes and the New

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Contingent Notes for four consecutive Semiannual Periods. See "--Material
Agreements--Indentures." The payment of cash dividends, if any, will be made only from assets legally available for that purpose, and will depend on JCC Holding's financial condition, results of operations, current and anticipated capital requirements, restrictions under then existing debt instruments and other factors deemed relevant by the board of directors. See "Items 1 and 3. Business and Properties--Risk Factors--Dividend Policy."

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

    JCC Holding has not issued any securities within the past three years. Pursuant to the Plan of Reorganization, (i) JCC Holding intends to issue shares of Common Stock, the HET Warrant, guarantees with respect to the New Notes and the New Contingent Notes, and guarantees of JCC Development's, CP Development's and FP Development's guarantees with respect to the New Notes and the New Contingent Notes, (ii) JCC intends to issue New Notes, New Contingent Notes and Convertible Junior Subordinated Debentures, and (iii) each of JCC Development, CP Development and FP Development intend to issue guarantees with respect to the New Notes and the New Contingent Notes to the persons, in each case, in the amounts and on the terms summarized under "Item 11. --Description of Registrant's Securities to be Registered," and "Items 1. and 3. Business and Properties--Material Agreements--Indentures," "-- Convertible Junior Subordinated Debentures," "--HET Warrant" and "--Recent Reorganization," without registration under the Securities Act, or state or local law, in reliance on the exemptions provided for in Section 1145 of Title 11 of the Bankruptcy Code and
Section 4(2) of the Securities Act.

ITEM 11. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

    The following brief description of JCC Holding's capital stock and related corporate governance matters does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of JCC Holding's Restated Certificate of Incorporation, Bylaws, and agreements with certain stockholders referred to below, copies of which have been filed as exhibits to this Registration Statement.

    The authorized capital stock of JCC Holding is expected to consist of 20,000,000 shares of Class A Common Stock, par value $0.01 per share, 20,000,000 shares of Class B Common Stock, par value $0.01 per share, and 40,000,000 shares of unclassified Common Stock, par value $0.01 per share (the "Unclassified Common Stock"). Prior to the Transition Date, JCC Holding will not have the power to issue any shares of Unclassified Common Stock. Upon and after the Transition Date, the Corporation will not have the power to issue any shares of Class A Common Stock or Class B Common Stock.

COMMON STOCK

    JCC Holding expects to issue 10,000,000 shares of Common Stock on the Effective Date of the Plan of Reorganization. The Common Stock is expected to consist of shares of Class A Common Stock and shares of Class B Common Stock. With certain exceptions, including the election of directors, each share of Common Stock (including, prior to the Transition Date, each share of Class A Common Stock and Class B Common Stock) will have identical rights and privileges, and will rank equally, share ratably and be identical in every respect and as to all matters, including rights in liquidation, and will be entitled to vote upon all matters submitted to a vote of the common stockholders, shall be entitled to one vote for each share of Common Stock held, and, except as otherwise required by law, the holders of shares of Common Stock will vote together as one class on all matters submitted to a vote of stockholders. Shares of Class B Common Stock may be held only by (i) HET and any direct or indirect wholly-owned subsidiaries of HET (collectively, "Harrah's Entities"), (ii) Grand Palais and any Controlled Affiliate of Grand Palais,
(iii) shareholders of Grand Palais who receive shares of Class B Common Stock in connection with the Plan of Reorganization ("Grand Palais Shareholders"), (iv) any spouse, immediate family member, or other relative who has the same principal residence of any Grand Palais Shareholder (collectively, "Grand Palais Family Members"), (v) any trust in which any Grand Palais Shareholder or any Grand Palais Family

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Member has a beneficial interest, (vi) any Controlled Affiliate of Grand Palais
Shareholders or Grand Palais Family Members, (vii) shareholders of NOLDC ("NOLDC Shareholders"), including, without limitation, all NOLDC Shareholders as of the Effective Date, (viii) any spouse, immediate family member, or other relative who has the same principal residence of any NOLDC Shareholder (collectively, "NOLDC Family Members"), (ix) any trust in which any NOLDC Shareholder or any NOLDC Family Member has a beneficial interest, (x) any Controlled Affiliate of NOLDC Shareholders or NOLDC Family Members, and (xi) FNBC (the entities and persons referred to in clauses (i) through (xi) referred to herein as "Class B Entities"). Shares of Class A Common Stock are held by entities other than Class B Entities. Shares of Class B Common Stock convert to shares of Class A Common Stock if a Class B Entity transfers such shares to another entity other than another Class B Entity, and, subject to certain exceptions upon a Change of Control, shares of Class A Common Stock convert to shares of Class B Common Stock if an entity that is not a Class B Entity transfers such shares to a Class B Entity. Any shares of Class A Common Stock transferred from any entity to a Class B Entity (subject to certain exceptions upon a Change of Control) and any shares of Class B Common Stock transferred from a Class B Entity to an entity other than another Class B Entity, will not be entitled to vote upon any matters submitted to a vote of the holders of Common Stock of JCC Holding until at such time as the Class B Entity involved with such transfer has complied with certain notice requirements required by the Restated Certificate of Incorporation. Shares of Class A Common Stock and Class B Common Stock are freely transferable. Notwithstanding the preceding sentence, prior to the Transition Date, the Harrah's Entities will at all times own at least 51% of the issued and outstanding shares of Class B Common Stock; provided, however, that the Harrah's Entities may own such lesser percentage of the issued and outstanding shares of Class B Common Stock as shall be approved by a majority of Class A Directors then in office and a majority of Class B Directors then in office. On the Transition Date, each share of Class A Common Stock and each share of Class B Common Stock will automatically convert into and become one share of Unclassified Common Stock. With certain important exceptions summarized below, holders of the Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders of JCC Holding.

REDEMPTION PROVISIONS

    Outstanding shares of Common Stock are subject to redemption by JCC Holding, by action of the board of directors, if, in the judgment of the board of directors or on an affiliates' board of directors, any holder of Common Stock is determined by any gaming regulatory agency to be unsuitable, has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, whether or not any of the foregoing is final and nonappealable, or if such action otherwise should be taken, pursuant to Section 151(b) of the Delaware General Corporation Law or any other applicable provision of law, to the extent necessary to avoid any regulatory sanctions against, or to prevent the loss of or secure the reinstatement of any license, franchise or entitlement from any governmental agency held by, JCC Holding, any Affiliate of JCC Holding (including, but not limited to, HET and its Affiliates) or any entity in which JCC Holding or such Affiliate is an owner, which license, franchise or entitlement is (i) conditioned upon some or all of the holders of JCC Holding's stock of any class or series possessing prescribed qualifications, or (ii) needed to allow the conduct of any portion of the business of JCC Holding or any such Affiliate or other entity. The terms and conditions of such redemption shall be as follows:
(1) the redemption price of the shares to be redeemed will be equal to the Fair Market Value of such shares (excluding any dividends thereon not entitled to be received) or such other redemption price as required by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency; (2) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof; (3) if less than all the shares held by Disqualified Holders are to be redeemed, the shares to be redeemed will be selected in such manner as will be determined by the board of directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the board of directors; (4) at least 30 days' written notice of the Redemption Date will be given to the record holders of the shares

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selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice will be given to record holders if the cash or Redemption Securities necessary to effect the redemption has been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the stock certificates for their shares to be redeemed; (5) from and after the Redemption Date or such earlier date as mandated by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency, any and all rights of whatever nature, which may be held by the owners of shares selected for redemption (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares), will cease and terminate and they will thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and (6) such other terms and conditions as the board of directors shall determine.

BOARD OF DIRECTORS

    PRIOR TO THE TRANSITION DATE. Prior to the Transition Date, the following provisions will be in effect: except as set forth below, the total number of authorized directors will be six, and the directors will consist of three Class A Directors elected by the affirmative vote of a plurality of the issued and outstanding shares of Class A Common Stock, and three Class B Directors elected by the affirmative vote of a plurality of the issued and outstanding shares of Class B Common Stock. The board of directors will be divided into three groups, designated Group I, Group II and Group III. Except as described below, each group shall consist of one Class A Director and one Class B Director. The initial directors in Group I, listed below, will be elected for a term expiring on the date of the annual meeting of stockholders occurring in 1999. Subject to the provisions of the immediately following paragraph, directors in Group II will be elected for a term expiring on the date of the annual meeting of stockholders occurring in 2000 and directors in Group III will be elected for a term expiring on the date of the annual meeting of stockholders occurring in 2001. At each succeeding annual meeting of stockholders, successors to the group of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors increases due to the occurrence of an Extraordinary Flip Event or a Change of Control, such additional director(s) will be members of the group whose term is next to expire. A director will generally hold office until such director's term expires or until his successor is elected and qualified, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

    Initially there will be two directors consisting of one Class A Director and one Class B Director who will collectively comprise Group I. See "Item 5. Directors and Executive Officers." The total number of authorized directors will increase by two, for a total of four, with such directors comprising Group II, only at such time as (i) a second Class A Director has been elected by a majority of the Class A Directors then in office (or, if only one Class A Director is then in office, by such Class A Director), (ii) a second Class B Director has been elected by a majority of the Class B Directors then in office (or, if only one Class B Director is then in office, by such Class B Director), and (iii) the requisite gaming regulatory agencies have made the determinations necessary to allow both of such directors to serve on the Board of Directors. The total number of authorized directors will again increase by two, for a total of six, with such directors comprising Group III, only at such time as (i) a third Class A Director has been elected by a majority of the Class A Directors then in office (or, if only one Class A Director is then in office, by such Class A Director), (ii) a third Class B Director has been elected by a majority of the Class B Directors then in office (or, if only one Class B Director is then in office, by such Class B Director), and (iii) the requisite gaming regulatory agencies have made the determinations necessary to allow both of such directors to serve on the Board of Directors.

    Notwithstanding the foregoing, upon the occurrence of an Extraordinary Flip Event, the authorized number of Class A Directors will increase by one (the "Additional Class A Director") and the authorized number of Class B Directors shall remain the same. The Additional Class A Director will be elected by a majority of Class A Directors in office when the Extraordinary Flip Event giving rise to such Additional

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Class A Director occurs. If a Cure Event occurs, the term of the Additional
Class A Director will immediately expire, and the authorized number of Class A Directors will be reduced by one. Notwithstanding the foregoing, upon the occurrence of a Change of Control, the authorized number of Class B Directors will increase by one (the "Additional Class B Director") and the authorized number of Class A Directors will remain the same; provided, however, that the number of Class B Directors will not be increased to include the Additional Class B Director if, prior to or upon the occurrence of a Change of Control, an Extraordinary Flip Event has occurred and no corresponding Cure Event has occurred; and provided, further, however, that the term of office of the Additional Class B Director will immediately expire and the number of Class B Directors will be reduced by one if an Extraordinary Flip Event occurs after the Change of Control, or the percentage of the outstanding shares of Class A Common Stock owned by the Conflicted Entity whose acquisition of shares of Class A Common Stock effected the Change of Control is reduced such that such Conflicted Entity owns less than 20% of the outstanding shares of Class A Common Stock. The Additional Class B Director will be elected by a majority of Class B Directors then in office when the change of control giving rise to such Additional Class B Director occurs.

    Any vacancy on the Board of Directors of a Class A Director position may only be filled by a majority of Class A Directors then in office (or, if only one Class A Director is then in office, by such Class A Director). Any vacancy on the Board of Directors of a Class B Director position may only be filled by a majority of Class B Directors then in office (or, if only one Class B Director is then in office, by such Class B Director). If there are no directors of one class then in office, the holders of a majority of the shares of the class of common stock that elected such class of directors will have the right to elect directors to fill such vacancies in a special meeting of stockholders called for such purpose.

    At all meetings of the Board of Directors, a majority of the entire Board of Directors will be required to constitute a quorum for the transaction of business. Except as provided in the following sentence or as otherwise provided by law, no action shall be taken by the Board of Directors at a meeting of the Board of Directors on behalf of JCC Holding unless (i) such action is authorized by the affirmative vote of a majority of the directors then in office, (ii) such action is authorized by at least one Class B Director, and (iii) such action is authorized by at least one Class A Director; provided, however, that if an Extraordinary Flip Event has occurred and no related Cure Event has occurred, clause (ii) will not be applicable. Notwithstanding the previous sentence, no Significant Transaction shall be authorized unless such Significant Transaction
(x) is authorized by the affirmative vote of a majority of the directors then in office, (y) is authorized by the affirmative vote of a majority of the Class A Directors then in office and (z) is authorized by the affirmative vote of a majority of the Class B Directors; provided, however, that if an Extraordinary Flip Event has occurred and no related Cure Event has occurred, (A) except with respect to any amendment to the Certificate of Incorporation or Bylaws of JCC Holding, clause (z) shall not be applicable, and (B) no action of the Board of Directors shall affect the holders of the Class A Common Stock and the holders of the Class B Common Stock disproportionately without the separate approval of such action by a majority of the Class A Directors then in office and a majority of the Class B Directors then in office.

    Any Class A Director may be removed from the Board of Directors, without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock. Any Class B Director may be removed from the Board of Directors, without cause, by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. In the event that any director of JCC Holding is found unsuitable by the LGCB or any other gaming regulatory agency with proper jurisdiction over such director, such director will no longer be deemed to be a Qualified Person, and no further remuneration of any kind will be paid to such director.

    AFTER THE TRANSITION DATE. Upon the Transition Date and thereafter, the above provisions regarding the Board of Directors will terminate and will no longer be applicable, and the following provisions shall be in effect: As soon as practicable after the Transition Date, the Board of Directors will call a special meeting of stockholders to elect new directors. All directors in office on the Transition Date, except an Additional

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
Class A Director or Additional Class B Director then in office, if any, will continue to hold office until such special meeting is held. The Board of Directors will consist of not less than three or more than seventeen directors, the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors. The Board of Directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire board of directors. At the first annual meeting of stockholders following the Transition Date the terms of all Class A Directors and Class B Directors will expire, and new directors will be elected as follows: Class I directors will be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director will hold office until the annual meeting for the year in which his term expires and until his successor will be elected and will qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

    Any vacancy on the Board of Directors that results from an increase in the number of directors will be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring in the Board of Directors will only be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors will have the same remaining term as that of his predecessor.

    Directors will be elected at annual meetings of stockholders by the affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy at such meeting and entitled to vote on the election of directors. Directors may be removed from the Board of Directors, with or without cause, at any regular meeting or at any special meeting of stockholders by the affirmative vote of holders of a majority of the shares of Common Stock entitled to vote at an election of directors.

    NOMINATION OF DIRECTORS. Nominations of persons for election to the board of directors at the annual meeting may be made at such meeting by or at the direction of the board of directors, by any committee or persons appointed by the board of directors or by any stockholder entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth below; provided, however, that prior to the Transition Date, holders of shares of Class A Common Stock may only nominate persons for election as Class A Directors, and holders of shares of Class B Common Stock may only nominate persons for election of Class B Directors. Such nominations by any stockholder must be made pursuant to timely notice in writing to the Secretary of JCC Holding. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of JCC Holding not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Such stockholder's notice to the Secretary must set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director, (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person, (c) the class and number of shares of capital stock of JCC Holding which are beneficially owned by the person, and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the SEC under Section 14 of the Securities Exchange Act of 1934, as amended;

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
and (ii) as to the stockholder giving the notice (a) the name and record address of the stockholder, (b) the class and number of shares of capital stock of JCC Holding which are beneficially owned by the stockholder and (c) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of any person whom the stockholder proposes to nominate for election or reelection as a director. JCC Holding may require any proposed nominee to furnish such other information as may reasonably be required by JCC Holding to determine the eligibility of such proposed nominee to serve as a director. No person will be eligible for election as a director of JCC Holding unless nominated in accordance with the procedures set forth above.

COMMITTEES OF THE BOARD

    Prior to the Transition Date, the Certificate of Incorporation provides that the following committees of the board shall exist: Audit Committee, the Gaming Committee, the Compensation Committee, the Class A Director Nomination Committee, the Class B Director Nomination Committee and the Capital Committee. The Audit Committee will consist of the Class A Directors and will be empowered to undertake and complete an audit or investigation, at any time, into the business affairs of JCC Holding or a subsidiary, including JCC. The Gaming Committee will supervise the day-to-day activities of JCC Holding and, except with respect to Significant Transactions, shall have and may exercise, in such manner as it shall deem to be in the best interests of JCC Holding, all of the powers of the board of directors in the management or direction of the business and affairs of JCC Holding, not inconsistent, however, with such specific direction as to the conduct of the business and affairs as shall have been given by the board of directors. The Gaming Committee will consist of the Class B Directors; provided, however, that upon the occurrence of a Flip Event, the Class B Directors will be removed from the Gaming Committee and replaced on the Gaming Committee by the Class A Directors. The Compensation Committee will consist of the Class A Directors and will be empowered to act on behalf of JCC Holding with respect to all matters regarding the compensation of officers and directors of JCC Holding. The nominating committees will consist of the directors of each class and their purpose shall be to select the person(s) to stand for election as director nominee(s) at any meeting of stockholders. The Capital Committee will consist of one Class A Director and one Class B Director. After the date on which the Completion Guarantees have been terminated, the Capital Committee will be empowered to act on behalf of JCC Holding with respect to all changes to the capital budgets of JCC Holding and JCC between $250,000 and $2 million. Prior to the Transition Date, upon the affirmative vote of the majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office JCC Holding will have the power to form or maintain committees of the Board of Directors other than those described above.

DIVIDENDS

    Prior to the Transition Date, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, property or shares of capital stock as may be declared thereon by the board of directors from time to time; provided, however, that no dividend or distribution, including without limitation, dividends or distributions of cash, shares of capital stock of JCC Holding, other securities, or any other property, may be declared or paid on the outstanding shares of either the Class A Common Stock or the Class B Common Stock unless an identical per share dividend or distribution is simultaneously declared and paid on all of the outstanding shares of Common Stock; provided, further, however, that a dividend of shares of Common Stock may be declared and paid in Class A Common Stock to holders of Class A Common Stock and in Class B Common Stock to holders of Class B Common Stock if the number of shares paid per share to holders of Class A Common Stock and to holders of Class B Common Stock is the same. Under no circumstance will a dividend of shares be declared and paid in Class A Common Stock to anyone other than holders of Class A Common Stock, and under no circumstance will a dividend of shares be declared and paid in Class B Common Stock to anyone other than holders of Class B Common Stock. If JCC Holding in any manner subdivides, combines or reclassifies the outstanding shares of Class A Common Stock or Class B Common Stock, the outstanding shares of the other such class of common stock

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
must be subdivided, combined or reclassified proportionally in the same manner and on the same basis as the outstanding shares of Class A Common Stock or Class B Common Stock, as the case may be, have been subdivided, combined or reclassified. Upon and after the Transition Date, subject to any other provisions of the Certificate of Incorporation, holders of Common Stock will be entitled to receive such dividends and other distributions in cash, property or shares of capital stock of JCC Holding as may be declared thereon by the board of directors from time to time.

AMENDMENTS TO CERTIFICATE AND BYLAWS

    Stockholders may not make, adopt, alter, amend, change or repeal the Bylaws except upon the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding shares of Common Stock, voting together as a single class; provided, however, that prior to the Transition Date, in addition to such vote, any amendment to the Bylaws which in any way adversely affects the rights of holders of Class A Common Stock or Class A Directors will also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and any amendment to the Bylaws which in any way adversely affects the rights of holders of Class B Common Stock or Class B Directors will also require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock. Prior to the Transition Date, the board of directors is authorized to make, adopt, alter, amend, change or repeal the Bylaws only if such action is approved as a Significant Transaction pursuant to the Certificate of Incorporation.

    The Certificate of Incorporation may not be altered, amended, changed or repealed in any respect, and no provision inconsistent with any provision of the Certificate of Incorporation or imposing cumulative voting in the election of directors may be added to the Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock. Prior to the Transition Date, in addition to the requirements of the immediately preceding sentence, any amendment to the Certificate of Incorporation which in any way affects the rights of holders of Class A Common Stock or Class A Directors will also require the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock, and any amendment to the Certificate of Incorporation which in any way affects the rights of holders of Class B Common Stock or Class B Directors will also require the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

    Prior to the Transition Date, JCC Holding will cause the certificate of incorporation and bylaws of each Subsidiary of JCC Holding which is a corporation, to be substantially identical to the Certificate of Incorporation and Bylaws of JCC Holding; provided, however, that (i) if a Subsidiary is incorporated in a state other than the State of Delaware, the certificate of incorporation and bylaws of such Subsidiary may differ from the Certificate of Incorporation and Bylaws of JCC Holding to the extent such differences are reasonably necessary due to such Subsidiary's state of incorporation, (ii) the certificate of incorporation and bylaws of a Subsidiary may differ from the Certificate of Incorporation and Bylaws of JCC Holding if the certificate of incorporation and bylaws of such Subsidiary are approved or ratified by the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of Class B Directors then in office, (iii) the certificate of incorporation and bylaws of a Subsidiary may differ from the Certificate of Incorporation and Bylaws of JCC Holding to the extent such differences are reasonably necessary to comply with laws or regulations applicable to gaming or to prevent the loss, failure to obtain or material impairment of, or to secure the reinstatement of, any gaming license, and (iv) for any Subsidiary in existence on the Effective Date, the certificate of incorporation and bylaws of such Subsidiary may be as in effect on the Effective Date.

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STOCKHOLDER MEETINGS

    The annual meeting of stockholders will be held each year, on such date and at such time as may be fixed by the board of directors and stated in the notice of the meeting, for the purpose of electing directors and for the transaction of only such other business as is properly brought before such meeting in accordance with the Bylaws. Special meetings of the stockholders, for any purpose or purposes, may be called by either the Chairman or the President and
(i) prior to the Transition Date, by the affirmative vote of a majority of the Class A Directors then in office or the affirmative vote of a majority of the Class B Directors then in office, and (ii) upon and after the Transition Date, by a majority of the entire board of directors. At any meeting of the stockholders at which the holders of Common Stock are entitled to vote, no action may be taken unless a quorum of the holders of a majority of shares of Common Stock is present, except a vote to adjourn such meeting; provided, however, that prior to the Transition Date, a quorum will consist of a majority of the holders of shares of Class A Common Stock and a majority of the holders of shares of Class B Common Stock. Except as provided by law, the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at such meeting will constitute a quorum of the holders of shares of Common Stock, and the presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of each class of Common Stock entitled to vote at such meeting will constitute a quorum of such class.

    To be properly brought before the annual meeting, business must be either
(i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of JCC Holding not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by a stockholder, to be timely, must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. A stockholder's notice to the Secretary of JCC Holding shall set forth (a) as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, and (ii) any material interest of the stockholder in such business, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder, (ii) the class, series and number of shares of capital stock of JCC Holding which are beneficially owned by the stockholder, and (iii) whether the stockholder intends or is part of a group which intends to solicit proxies from other stockholders in support of any matter the stockholder proposes to bring before the annual meeting. Notwithstanding anything in the Bylaws of JCC Holding to the contrary, no business shall be conducted at the annual meeting except in accordance with these procedures.

AGREEMENTS WITH CERTAIN STOCKHOLDERS

    REGISTRATION AND LISTING OF CLASS A COMMON STOCK. Pursuant to the Plan of Reorganization, JCC Holding must use its best efforts to cause the Class A Common Stock to be listed on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. Automated Quotations System upon the Effective Date. In addition, to the extent that it is reasonably determined that the registration of public resales by any holder of Old Bonds of any securities received by such holder under the Plan of Reorganization is required by law, the Company will file a registration statement (the "33 Act Registration Statement") with respect to such resales promptly after the Effective Date. If such 33 Act Registration Statement is not effective within 120 days after it is filed, then the Company will pay to the holders of such securities an amount equal to $.05 per week for each $1,000 of securities to be registered, which amount will increase by $.05 every 45 days to a maximum of $.30 per week. For purposes of calculating the amount, if any, owed to holders of shares of Class A Common Stock, the value of a share of Class A Common Stock will be deemed to be the greater of (i) the market price of a share of Class A Common Stock and (ii) $15 per share. In addition, upon the request of the initial purchasers of the Convertible Junior Subordinated Debentures in an amount no less than $5.0 million, which request may be made only once and may not be made prior to October 1, 2002, JCC will promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter, a registration statement on the appropriate form relating to the Convertible Junior Subordinated Debentures or, prior to the Transition Date, the Class A Common Stock, or on or after the Transition Date, the Unclassified Common Stock issued upon conversion of the Convertible Junior Subordinated Debentures. See "Items 1 and 3. Business and Properties--Material Agreements--Convertible Junior Subordinated Debentures."

    REGISTRATION OF CLASS B COMMON STOCK. On the Effective Date, JCC Holding and HCCIC will enter into a Registration Rights Agreement (the "Class B Registration Rights Agreement") containing such terms and conditions as are customary under the circumstances, including the following: (i) upon the request of HCCIC, which request may not be made prior to the second anniversary of the opening of the Casino, the Company will promptly file with the SEC and cause to become effective as soon as reasonably practicable thereafter a registration statement on the appropriate form (the "Class B Registration Statement") relating to all shares of Class B Common Stock held by HCCIC including any shares of Class B Common Stock obtained by HCCIC pursuant to exercise of the HET Warrant; and (ii) the Company shall cause such Class B Registration Statement to be continually effective, subject to customary exceptions, through the third anniversary of the date on which the Class B Registration Statement first becomes effective.

POTENTIAL EFFECT OF CERTAIN PROVISIONS UPON AN ATTEMPT TO ACQUIRE CONTROL OF JCC
  HOLDING

    Certain of the foregoing provisions of the Certificate of Incorporation and Bylaws may discourage or make more difficult the acquisition of control of JCC Holding by means of a tender offer, open market purchase, proxy fight or otherwise, including certain types of coercive takeover practices and inadequate takeover bids. These provisions are intended to encourage persons seeking to acquire control of JCC Holding first to negotiate with JCC Holding. JCC Holding believes the foregoing measures provide benefits by enhancing JCC Holding's potential ability to negotiate with the proponent of any unfriendly or unsolicited proposal to take over or restructure JCC Holding and outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

TRANSFER AGENT

    The transfer agent for the Common Stock is Norwest Bank Minnesota, National Association.

CERTAIN DEFINITIONS

    "AFFILIATE" shall have the meaning ascribed to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the term "registrant" in said Rule 12b-2 meaning, in this case, JCC Holding).

    "CHANGE OF CONTROL" shall mean the acquisition of at least 20% of the outstanding shares of Class A Common Stock by a Conflicted Entity.

    "CLOSING PRICE" on any day means the reported closing sales price or, in case no such sale takes place, the closing bid price on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such security is listed, or, if such security is not listed on any such exchange, the highest closing sales price or bid quotation for such security on the National Association of Securities Dealers, Inc. Automated Quotations System or any other system then in use, or if no such prices or quotations are available for such day, then the highest closing sales price or bid quotation for the most recent day within the 10 prior business days for which such a price or quotation is available, or if no such prices or quotations are available within 10 business days prior to such day, the fair market value on the day in question as determined, prior to the Transition Date, upon the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office and, on and after the Transition Date, by the Board of Directors in good faith.

    "CONFLICTED ENTITY" shall mean an entity (including any Controlled Affiliates of such entity and any entity of which such entity is a Controlled Affiliate) which (i) controls or operates, or, as of the Effective Date, is licensed or qualified to control or operate in any of the states of Illinois, Indiana, Louisiana, Mississippi, Missouri, Nevada or New Jersey, a casino or casino hotel facility, or (ii) has been, within the five years prior to the Effective Date, involved in litigation with HET which HET has disclosed in an Annual Report on Form 10-K on or prior to the Effective Date, or which HET would be required to disclose in its next Annual Report on Form 10-K following the Effective Date.

    "CONTROLLED AFFILIATE" with respect to any Person shall mean (i) a corporation (a) a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more of such Person's Controlled Affiliates or by one or more of such Person's Controlled Affiliates, or (b) in which such Person, one or more of such Person's Controlled Affiliates, or such Person and one or more of such Person's Controlled Affiliates possesses the power to direct the management and policies of such corporation, (ii) a partnership in which such Person is a general partner and in which such Person possesses the power to direct the management and policies of such partnership, or (iii) any other entity (other than a corporation or partnership) in which such Person, one or more of such Person's Controlled Affiliates, or such Person and one or more of such Person's Controlled Affiliates, (a) directly or indirectly, at the date of determination thereof, owns at least a majority ownership interest in such entity, and (b) possesses the power to direct the management and policies of such entity.

    "CURE EVENT" shall mean, with respect to a corresponding Flip Event (except for Flip Events occurring pursuant to clause (h) under the definition of Flip Event), that (A) all of the parties to the contract(s) under which a default or event of default has occurred, and which default or event of default has given rise to a Flip Event, have consented in writing that the default or event of default giving rise to such Flip Event has been waived or cured, (B) the President of JCC Holding has provided to the Board of Directors written notice that the written consent(s) referred to in clause (A) have been received, and
(C) the Board of Directors has in good faith accepted such notice.

    "DISQUALIFIED HOLDER" shall mean any holder of shares of stock of JCC Holding of any class (or classes) or series who, either individually or when taken together with any other holders of shares of stock of JCC Holding of any class (or classes) or series, in the judgment of the Board of Directors, is determined by any gaming regulatory agency to be unsuitable, or has an application for a license or permit rejected, or has a previously issued license or permit rescinded, suspended, revoked or not renewed, as the case may be, whether or not any of the foregoing is final and nonappealable, or whose holding of such stock, either individually or when taken together with the holding of shares of stock of JCC Holding of any class (or classes) or series by any other holders, may result, in the judgment of the Board of Directors, in any regulatory sanctions against, or the loss of or the failure to secure the reinstatement of any license, franchise or entitlement from any governmental agency held by, JCC Holding, any Affiliate of JCC Holding or any entity in which JCC Holding or such Affiliate is an owner.

    "EXCLUDED TRANSACTIONS" shall mean any transaction or transactions (i) authorized by the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office, or (ii) pursuant to or in connection with agreements or plans (including, without limitation, any business plans, operating plans, financing plans or marketing plans) (a) approved by the Bankruptcy Court in connection with the Plan of Reorganization, (b) entered into by JCC Holding prior to, on, or substantially concurrently with, the Effective Date, or (c) authorized by the affirmative vote of a majority of the Class A Directors then in office and the affirmative vote of a majority of the Class B Directors then in office.

    "EXTRAORDINARY FLIP EVENT" shall mean a Flip Event (including a Flip Event resulting from Manager bankruptcy events, but excluding a Flip Event resulting from HET bankruptcy events) which occurs as a result of a willful action or failure to act by the Class B Directors, HET, the Manager or a Controlled Affiliate of HET as determined in a Speedy Arbitration.

    "FAIR MARKET VALUE" of a share of JCC Holding's stock of any class or series shall mean the average Closing Price for such share for each of the 45 most recent days of which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, Fair Market Value shall be determined by the Board of Directors in good faith; and provided further, however, that Fair Market Value as to any stockholder who purchased any stock of the class (or classes) or series subject to redemption within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him for any stock of such class (or classes) or series of JCC Holding.

    "FLIP EVENT" shall mean any of the following: (a) an event of default has occurred under the Bank Loans or any other financing agreement pursuant to which JCC Holding, the Development Entities or JCC is a borrower and under which the aggregate amount outstanding exceeds $2.5 million and such default by JCC Holding or JCC is caused by HET or Manager Related Events; (b) an event of default has occurred under the New Notes or the New Contingent Notes and such default by JCC Holding or JCC is caused by HET or Manager Related Events; (c) an event of default in respect of payments due and owing by JCC under the Amended Ground Lease, or any other material event of default under the Amended Ground Lease in response to which any other party to the Amended Ground Lease would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Amended Ground Lease and such default by JCC Holding or JCC is caused by HET or Manager Related Events; (d) an event of default in respect of payments due and owing by JCC under the Casino Operating Contract, or any other material event of default under the Casino Operating Contract in response to which any other party to the Casino Operating Contract would be entitled to terminate, rescind, or otherwise deprive JCC of the benefits of, the Casino Operating Contract and such default by JCC Holding or JCC is caused by HET or Manager Related Events; (e) a material event of default has occurred under the Amended Management Agreement and HET or the Manager is the defaulting party and in response to which event of default any party to the Amended Management Agreement would be entitled to terminate or rescind the Amended Management Agreement; (f) HET or an Affiliate of HET has not fulfilled its obligations, or is in default, under any of the Completion Guarantees or under any material agreement relating to the Casino between HET or any such affiliate and the City or State or any agency or instrumentality of the foregoing; (g) JCC Holding is in violation of its certificate of incorporation or bylaws in any material respect and such default by JCC Holding or JCC is caused by HET or Manager Related Events; or (h) HET, the Manager, any Controlled Affiliate of either, or any entity of which HET or the Manager is a Controlled Affiliate makes a general assignment for the benefit of creditors; admits in writing its inability to pay its debts as they become due; files a voluntary petition in bankruptcy; is adjudged bankrupt or insolvent; files a voluntary petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future statute, law or regulation; files an answer admitting or not contesting the material allegations of a petition filed against it in any such proceeding; seeks or consents to or acquiesces in the appointment of a trustee or liquidator of such entity or a material part of its properties; or voluntarily liquidates or dissolves; provided, however, that the actions described in clause (h) of this definition with respect to a Controlled Affiliate of HET shall only constitute a "Flip Event" if such action is reasonably likely to have an adverse effect on JCC Holding, JCC, the Casino, or the suitability of any director or officer of JCC Holding or JCC or any other employee thereof required to be found suitable under any Louisiana gaming law, regulation, rule, or order of a gaming regulatory agency; or (i) the LGCB, or any successor thereto, makes a determination in accordance with the laws of the State and the Rules and Regulations that HET is unsuitable to own an equity interest in JCC Holding.

    "HET OR MANAGER RELATED EVENTS" shall mean an event or events which directly result from a reckless or intentional act (or a reckless or intentional failure to act if there was an affirmative obligation to act and proper notice given to HET or the Manager, as appropriate, of such obligation) of directors, officers or employees of either HET or the Manager who were authorized to act on behalf of HET or the Manager with respect to such event or events.

    "MINIMUM MARKET VALUE" shall mean, for each trading day, the sum of (i) the Closing Price of a share of Class A Common Stock multiplied by the aggregate number of such shares issued to holders of Old Bonds on the Effective Date in connection with the Plan of Reorganization, plus (ii) the Closing Price per $1,000 of New Notes and New Contingent Notes, divided by $1,000, and multiplied by the aggregate principal amount of such notes outstanding.

    "PERSON" shall mean both natural persons and legal entities, unless otherwise specified.

    "QUALIFIED PERSON" shall mean any natural person found suitable by the LGCB (or any other gaming regulatory agency with proper jurisdiction) to serve as a director of JCC Holding, or, if such a finding is not required, any natural person that otherwise meets all the requirements of the LGCB (or any other gaming regulatory agency with proper jurisdiction).

    "REDEMPTION DATE" shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of JCC Holding.

    "REDEMPTION SECURITIES" shall mean any debt or equity securities of JCC Holding, any Subsidiary or any other corporation, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to JCC Holding), has a value, at the time notice of redemption is given, at least equal to the Fair Market Value of the shares to be redeemed (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity), or such other redemption price as required by any applicable law, regulation, rule or resolution or order of a gaming regulatory agency.

    "SIGNIFICANT TRANSACTIONS" shall mean: (i) any amendment of the Certificate of Incorporation or the Bylaws of JCC Holding or the corporate governance or organizational documents of any wholly-owned subsidiary of JCC Holding; (ii) any merger, consolidation, lease or sale of a material portion of the Company's business or assets; (iii) any transaction or transactions, except Excluded Transactions, during a single fiscal year with HET or its Affiliates which in the aggregate involve consideration to either party in excess of a threshold to be determined by the Board of Directors (including, without limitation, any decisions regarding the exercise, waiver or modification of rights or obligations, or the determination of fees with respect to project development services, under the Amended Management Agreement); (iv) any declaration of dividends; (v) any amendment of the Amended and Restated Casino Operating Contract, the Amended Ground Lease, the Amended GDA or any other material contract between JCC Holding and the State or City or any agency or instrumentality of the foregoing; (vi) any voluntary filing for protection under Title 11 of the United States Code or any other present or future federal or state law, statute or regulation for the relief of debtors, any general assignment for the benefit of creditors, any admission in writing of JCC Holding's inability to pay its debts as they become due, any filing of an answer admitting or not contesting the material allegations of a petition filed against it in any bankruptcy or any similar proceedings, any seeking, consenting to or acquiescence in the appointment of a trustee or liquidator for JCC Holding or a material portion of its properties, or any voluntary liquidation or dissolution; (vii) any incurrence of, or assumption of liability for, indebtedness for borrowed money, other than indebtedness incurred pursuant to the Plan of Reorganization, the amendment of the terms of any indebtedness for borrowed money or any modification, determination, consent or waiver thereunder;
(viii) any issuance of securities of the Company other than issuances pursuant to the Plan of Reorganization; (ix) any repurchase of securities of the Company;
(x) any change in the independent auditors; (xi) the approval of JCC's annual operating plan and annual capital budget; and (xii) any change to the Minimum Balance (as defined in the Amended Management Agreement) pursuant to Section 8.03(a) of the Amended Management Agreement.

    "SPEEDY ARBITRATION" shall mean an arbitration in which a single arbitrator is selected by HCCIC and the Class A Directors, the arbitration is binding, and the arbitration occurs on an expeditious schedule as determined by the arbitrator.

    "SUBSIDIARY" shall mean (i) any corporation more than 50% of whose outstanding stock entitled to vote generally in the election of directors is owned by JCC Holding, by one or more Subsidiaries or by JCC Holding and one or more Subsidiaries or (ii) any limited liability company of which JCC Holding or any of its subsidiaries is the sole member or of which JCC Holding and its subsidiaries collectively hold more than 50% of the membership interests.

    "TRANSFER" shall mean any type of transfer of shares of Class A Common Stock or Class B Common Stock prior to the Transition Date, including, without limitation, transfers by sale, exchange, gift, merger, operation of law, pledge, devise, testamentary disposition or interspousal disposition pursuant to a domestic relations proceeding or any transfer of the power to vote such shares by proxy or by transferring any proxy.

    "TRANSITION DATE" shall mean the date upon which the earliest of the following events occur: (i) the third anniversary of the date the Casino is open to customers, (ii) the end of two consecutive 12-month periods in each of which the contingent payments under the New Notes and the New Contingent Notes equals or exceeds $15 million, (iii) the end of a period consisting of 30 consecutive trading days during which the average daily closing Minimum Market Value equals or exceeds $435 million (as adjusted by the Board of Directors in good faith to account for purchases of Common Stock by JCC Holding or issuance of additional Common Stock by JCC Holding).

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of Delaware empowers JCC Holding to indemnify, subject to the standards set forth therein, any person who is a party in any action in connection with any action, suit or proceeding brought or threatened by reason of the fact that the person was a director, officer, employee or agent of such company, or is or was serving as such with respect to another entity at the request of such company. The General Corporation Law of Delaware also provides that JCC Holding may purchase insurance on behalf of any such director, officer, employee or agent.

    Article VI of the Restated Certificate of Incorporation of JCC Holding provides for indemnification of the directors, officers, employees or agents of JCC Holding to the full extent permitted by the Delaware General Corporation Law.

    Section 102(b)(7) of the Delaware General Corporation Law enables a Delaware corporation to provide in its certificate of incorporation for the elimination or limitation of the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any such provision cannot eliminate or limit director's liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders;
(2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law (which imposes liability on directors for unlawful payment of dividends or unlawful stock purchase or redemption); or (4) for any transaction from which the director derived an improper personal benefit. Article VI of the Certificate of Incorporation of JCC Holding eliminates the liability of a director of JCC Holding to JCC Holding or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the Delaware General Corporation Law.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

    Prior to the Effective Date, the Company has not (i) conducted any operations, (ii) generated any revenues or (iii) issued any capital stock. Accordingly, separate financial statements and other disclosures with respect to the Company are omitted as such separate financial statements and other disclosure are not deemed material. The Company expects that upon the Effective Date, JCC will succeed to all the assets of HJC except the 3CP Property and Fulton Property which will vest in CP Development and FP Development, respectively. Therefore, the following historical financial statements include Audited Financial Information and Unaudited Interim Condensed Consolidated Financial Information for HJC. For financial statements relating to JCC Holding, see "--Unaudited Pro Forma Condensed Consolidated Financial Information."

                         AUDITED FINANCIAL INFORMATION
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO HARRAH'S JAZZ COMPANY:

    We have audited the accompanying consolidated balance sheets of Harrah's Jazz Company (a Louisiana general partnership) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, partners' capital and cash flows for each of the three years ended in the period December 31, 1997. These financial statements are the responsibility of HJC's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Harrah's Jazz Company and subsidiary as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

    The accompanying financial statements have been prepared assuming that HJC will continue as a going concern. HJC has experienced significant losses and has a net capital deficiency of $212,207,000 at December 31, 1997. In addition, as described in Note 1 to the financial statements, HJC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code on November 22, 1995, and suspended its principal business operations on that date. As discussed in
Note 2, on January 29, 1998, the Bankruptcy Court confirmed HJC's Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as Modified through January 29, 1998 (the "Modified Plan"). The outcome of the bankruptcy proceedings is uncertain. The Modified Plan (either in its current form or as modified by subsequent amendments proposed by HJC) will not become effective unless the validity of the action of the Louisiana Gaming Control Board ("LGCB") in approving the Amended and Renegotiated Operating Contract is upheld by the Louisiana courts in time to permit the Modified Plan to be successfully consummated. In addition, the City Council of the City of New Orleans must execute and deliver the amended Canal Street Casino Lease and certain other agreements. Further, there are other conditions precedent to the occurrence of the Effective Date of the Modified Plan, which are beyond the control of HJC. These matters, among others, raise substantial doubt about HJC's ability to continue as a going concern. In the event the approval of the Amended and Renegotiated Operating Contract by the LGCB is upheld by the Louisiana courts, the City Council approves the amended Street Casino Lease and certain other agreements, and all other conditions precedent to the occurrence of the Effective Date of the Modified Plan are satisfied, continuation of the business thereafter is dependent on the Casino's ability to achieve successful future operations. The financial statements do not include any additional adjustments relating to the adoption of fresh-start accounting (see Note 3) or the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should HJC be unable to continue as a going concern.

                                          Arthur Andersen LLP

New Orleans, Louisiana
March 27, 1998

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                          CONSOLIDATED BALANCE SHEETS

                        AS OF DECEMBER 31, 1997 AND 1996

                                 (IN THOUSANDS)

                                (NOTES 1 AND 2)

                                                                                             1997         1996
                                                                                          -----------  -----------
                                         ASSETS
Current assets
  Cash and cash equivalents (includes restricted cash of $3,335 and $9,195 Note 4)......  $     3,755  $    10,114
  Other.................................................................................          561          769
                                                                                          -----------  -----------
      Total current assets..............................................................        4,316       10,883
                                                                                          -----------  -----------
Land, buildings and equipment
  Property held for development.........................................................       13,200       13,200
  Construction in progress..............................................................      157,475      155,350
  Furniture, fixtures and equipment, net of accumulated depreciation of $6,598 and
    $6,033..............................................................................       24,857       25,467
                                                                                          -----------  -----------
                                                                                              195,532      194,017
Deferred assets, net of amortization
  Deferred operating contract costs (Notes 3 and 9).....................................      122,222      122,222
  Lease prepayments (Notes 3 and 8).....................................................       30,263       30,263
  Other.................................................................................        2,084        2,084
                                                                                          -----------  -----------
                                                                                          $   354,417  $   359,469
                                                                                          -----------  -----------
                                                                                          -----------  -----------
                           LIABILITIES AND PARTNERS' DEFICIT
Liabilities not subject to compromise
  Accounts payable......................................................................  $     1,170  $     1,266
  Accrued expenses......................................................................        9,756        8,501
  Debtor-in-possession loans (Note 7)...................................................       32,230       17,182
                                                                                          -----------  -----------
      Total liabilities not subject to compromise.......................................       43,156       26,949
Liabilities subject to compromise (Note 6)..............................................      523,468      523,483
Commitments and contingencies (Notes 5, 8 and 9)
Partners' deficit (Notes 1 and 5)
  Partners' capital contributions.......................................................      167,000      167,000
  Accumulated deficit...................................................................     (379,207)    (357,963)
                                                                                          -----------  -----------
      Total partners' deficit...........................................................     (212,207)    (190,963)
                                                                                          -----------  -----------
                                                                                          $   354,417  $   359,469
                                                                                          -----------  -----------
                                                                                          -----------  -----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                (NOTES 1 AND 2)

                                                                                  1997        1996        1995
                                                                               ----------  ----------  -----------
REVENUES:
  Casino.....................................................................  $   --      $   --      $    92,028
  Food and beverage..........................................................      --          --            4,860
  Other......................................................................       1,679       1,661        2,241
Less: Promotional allowances.................................................      --          --           (3,872)
                                                                               ----------  ----------  -----------
      Net revenues...........................................................       1,679       1,661       95,257
OPERATING EXPENSES:
  Direct
    Casino...................................................................      --          --           72,847
    Food and beverage........................................................      --          --            2,270
  General and administrative.................................................      14,703      17,459       35,206
  Management and consulting..................................................      --          --            7,647
  Depreciation...............................................................         610         612       44,978
  Asset valuation provision (Note 3).........................................      --          --           69,579
  Preopening expenses (Note 3)...............................................      --          --           15,017
  Other......................................................................      --          --              124
                                                                               ----------  ----------  -----------
      Total operating expenses...............................................      15,313      18,071      247,668
                                                                               ----------  ----------  -----------
      Loss from operations...................................................     (13,634)    (16,410)    (152,411)
                                                                               ----------  ----------  -----------
REORGANIZATION ITEMS:
  Costs and expenses (Note 3)................................................      (6,569)     (8,117)    (102,554)
  Recovery of accounts receivable............................................         683       3,832      --
  Interest income............................................................         251         416      --
                                                                               ----------  ----------  -----------
      Total reorganization items.............................................      (5,635)     (3,869)    (102,554)
                                                                               ----------  ----------  -----------
OTHER INCOME (EXPENSE):
  Interest expense, net of capitalized interest (Notes 3 and 7)..............      (1,975)       (621)     (61,601)
  Interest income............................................................      --          --           15,006
                                                                               ----------  ----------  -----------
      Total other income (expense)...........................................      (1,975)       (621)     (46,595)
                                                                               ----------  ----------  -----------
NET LOSS.....................................................................  $  (21,244) $  (20,900) $  (301,560)
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                (NOTES 1 AND 2)

                                                         PARTNERS'    CONTRIBUTIONS                TOTAL PARTNERS'
                                                          CAPITAL       DUE FROM     ACCUMULATED       CAPITAL
                                                       CONTRIBUTIONS    PARTNERS       DEFICIT        (DEFICIT)
                                                       -------------  -------------  ------------  ---------------
Balance--December 31, 1994...........................       167,000        --         $  (35,503)    $   131,497
Net loss.............................................       --             --           (301,560)       (301,560)
                                                       -------------  -------------  ------------  ---------------
Balance--December 31, 1995...........................       167,000        --           (337,063)       (170,063)
Net loss.............................................       --             --            (20,900)        (20,900)
                                                       -------------  -------------  ------------  ---------------
Balance--December 31, 1996...........................       167,000        --           (357,963)       (190,963)
Net loss.............................................       --             --            (21,244)        (21,244)
                                                       -------------  -------------  ------------  ---------------
Balance--December 31, 1997...........................   $   167,000        --         $ (379,207)    $  (212,207)
                                                       -------------  -------------  ------------  ---------------
                                                       -------------  -------------  ------------  ---------------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                      CONSOLIDATED STATEMENTS OF CASH FLOW

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

                                 (IN THOUSANDS)

                                (NOTES 1 AND 2)

                                                                                  1997        1996        1995
                                                                               ----------  ----------  -----------
Cash flows from operating activities
  Net loss...................................................................  $  (21,244) $  (20,900) $  (301,560)
  Adjustments to reconcile net loss to net cash used in operations
    Asset valuation provision................................................      --          --           69,579
    Reorganization costs/reserves............................................      --          --          102,554
    Provision for uncollectible accounts.....................................      --          --            1,041
    Depreciation.............................................................         610         612       44,978
    Amortization of deferred financing costs.................................      --          --            6,083
    Decrease (Increase) in other current assets..............................         208       1,423      (19,186)
    Increase (Decrease) in accounts payable and accrued expenses.............       1,159      (5,146)       2,649
    (Decrease) Increase in accounts payable and accrued expenses prior to
      Petition Date..........................................................         (15)      4,123       60,467
    Other....................................................................         (10)       (253)     --
                                                                               ----------  ----------  -----------
      Cash flows used in operating activities................................     (19,292)    (20,393)     (33,395)
                                                                               ----------  ----------  -----------
Cash flows from investing activities
  Net maturities of marketable securities....................................      --          --          305,514
  Purchase of land, buildings and equipment..................................      (2,125)     (9,631)    (192,320)
  Proceeds from sale of property.............................................          10      --          --
  Payments for leasehold costs and other assets..............................      --          --         (125,999)
                                                                               ----------  ----------  -----------
      Cash flows used in investing activities................................      (2,115)     (9,631)     (12,778)
                                                                               ----------  ----------  -----------
Cash flows from financing activities
  Proceeds received from Debtor-in-Possession borrowings.....................      15,048      17,182      --
  Proceeds received from borrowings, net of underwriting fees................      --          --           70,000
  Debt retirements...........................................................      --          --         (145,000)
                                                                               ----------  ----------  -----------
      Cash flows provided by (used in) financing activities..................      15,048      17,182      (75,000)
                                                                               ----------  ----------  -----------
Net decrease in cash and cash equivalents....................................      (6,359)    (12,842)    (121,173)
Cash and cash equivalents, beginning of period...............................      10,114      22,956      144,129
                                                                               ----------  ----------  -----------
Cash and cash equivalents, end of period.....................................  $    3,755  $   10,114  $    22,956
                                                                               ----------  ----------  -----------
                                                                               ----------  ----------  -----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION

ORGANIZATION

    Harrah's Jazz Company (together with its subsidiary, "HJC") is a Louisiana general partnership that was formed on November 29, 1993 for the purposes of developing, owning and operating the exclusive land-based casino entertainment facility (the "Casino") in New Orleans, Louisiana, on the site of the former Rivergate Convention Center. HJC operated a temporary casino in the Municipal Auditorium (the "Basin Street Casino" and, together with the Casino, the "Gaming Facilities") from May 1, 1995 to November 22, 1995.

    HJC was in the development stage until May 1, 1995, when it commenced operation of the Basin Street Casino. Development stage activities consisted of construction, organizational activities related to arranging construction and financing contracts, and negotiating various other agreements to develop the Gaming Facilities. These agreements included (i) the lease between HJC and the Rivergate Development Corporation (the "RDC") and the City of New Orleans (the "City"), as Intervenor, with respect to the site of the Casino (the "Canal Street Casino Lease"); (ii) the lease between HJC and the RDC and the City, as Intervenor, with respect to the Basin Street Casino (the "Basin Street Casino Lease"); (iii) the Casino Operating Contract between HJC and the Louisiana Economic Development and Gaming Corporation ("LEDGC"), a special public purpose corporation established to regulate land-based gaming in Louisiana (the "Casino Operating Contract"); and (iv) the General Development Agreement between HJC, the RDC, and the City, as Intervenor (the "GDA").

PETITION FOR RELIEF UNDER CHAPTER 11

    On November 22, 1995 (the "Petition Date"), HJC (which is sometimes referred to herein as the "Debtor") and its subsidiary Harrah's Jazz Finance Corp. ("Finance Corp.") (sometimes referred to collectively herein as the "Debtors") filed petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). The case is currently pending in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court" or the "Court").

    Under Chapter 11, the prosecution of certain claims against the Debtor in existence prior to the Petition Date is stayed under federal bankruptcy law while the Debtor attempts to reorganize. These claims are reflected in the December 31, 1997 and December 31, 1996 consolidated balance sheets as "liabilities subject to compromise." Additional claims (also included in the account "liabilities subject to compromise") may arise subsequent to the filing date from rejection of executory contracts, including leases, and from the determination by the Court (or agreement by the parties in interest) with respect to allowed claims for contingencies and other disputed amounts. The prosecution of claims secured by the Debtors' assets also is stayed, although the holders of such claims have the right to move the Court for relief from the stay. Secured claims are collateralized primarily by substantially all of the Debtors' assets.

    On February 28, 1997, the Debtors filed their Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code (the "Original Plan") and their Third Amended Joint Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code (the "Original Disclosure Statement"), both dated as of February 26, 1997. The Original Plan was voted upon by all affected parties entitled to vote and, as modified in connection with the hearing on confirmation of the Original Plan, was confirmed by the Bankruptcy Court on April 28, 1997. The Original Plan as so modified and confirmed is referred to herein as the "Original Confirmed Plan." The commencement of implementation (or "consummation") of the

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED)
Original Confirmed Plan, however, was conditioned upon (among other things) the execution and delivery of a casino operating contract (the "April 29, 1997 Casino Operating Contract") between Jazz Casino Corporation, a newly formed company which was to succeed to HJC's rights to develop the Casino ("JCC Co."), and the Louisiana Gaming Control Board ("LGCB") and all necessary approvals, if any, from the LGCB. The LGCB approved the April 29, 1997 Casino Operating Contract on April 29, 1997, but conditioned its approval upon the further approval of the legislature of the State of Louisiana ("State"). The State legislature failed to give its approval of the April 29, 1997 Casino Operating Contract during its regular session, which adjourned on June 23, 1997.

    Following negotiations with various parties in interest in the reorganization, the Debtors prepared a new set of modifications to the Original Confirmed Plan (the Original Confirmed Plan, as so modified and confirmed by the Bankruptcy Court on January 29, 1998, is referred to herein as the "Modified Plan"). The Modified Plan contemplates consummation of a plan of reorganization with the consent and agreement of the State and the LGCB. Significant differences between the Original Confirmed Plan and the Modified Plan include
(i) provisions that Harrah's Entertainment, Inc. ("HET") and Harrah's Operating Company, Inc. ("HOCI") will supply the Minimum Payment Guaranty required by the Amended and Renegotiated Casino Operating Contract (as defined below) for the fiscal years ending March 31, 1999 and March 31, 2000, which guaranty will be renewable (subject to certain non-renewal conditions) through the fiscal year ending March 31, 2004 pursuant to a guaranty agreement (the "HET/JCC Agreement"), in consideration for which HET and HOCI will receive annual payments from Jazz Casino Company, L.L.C., a newly-formed Louisiana limited liability company which is to succeed to HJC's interests pursuant to the Modified Plan ("JCC"), as well as a first priority lien on substantially all property of JCC, (ii) modifications to the terms of the Senior Subordinated Notes with Contingent Interest to be issued by JCC under the Modified Plan (the "New Bonds") to the holders of HJC's 14 1/4% First Mortgage Notes with Contingent Payments due 2001 (the "Old Bonds"), and (iii) modifications to the credit facilities to be provided to JCC. The Bankruptcy Court confirmed the Modified Plan on January 29, 1998.

    The Debtors also have negotiated further amendments to the Casino Operating Contract (as so modified, the "December 9, 1997 Casino Operating Contract"). The LGCB conditionally approved the December 9, 1997 Casino Operating Contract on December 9, 1997, but conditioned its approval of the December 9, 1997 Casino Operating Contract upon the further approval of the State legislature. The Governor indicated that he would call a special session of the state legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include approval of the December 9, 1997 Casino Operating Contract on the call for the special session. Instead, on March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to a suspensive condition of the rendition of a final, non-appealable judgment of the State Supreme Court that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC and JCC on behalf of the State and the LGCB, without the specific approval of the State Governor or the State legislature. As described in Note 9 below, two State senators have filed lawsuits challenging the LGCB's authority to enter into the Amended and Renegotiated Casino Operating Contract, and those lawsuits are now pending.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED)
    There are significant differences between the April 29, 1997 Casino Operating Contract conditionally approved by the LGCB on April 29, 1997 but not approved by the State legislature, and the Amended and Renegotiated Casino Operating Contract conditionally approved by the LGCB on March 20, 1998. These include: (i) a requirement that for each fiscal year JCC will provide a guaranty by a third party of JCC's annual minimum payment obligation of $100 million to the LGCB (the "Minimum Payment Guaranty") pursuant to the Amended and Renegotiated Casino Operating Contract, and a failure to do so will result, at the option of the LGCB, in termination of the Amended and Renegotiated Casino Operating Contract and closure of the Casino; (ii) a provision expressly stating that the LGCB is authorized to license or permit any business which seeks to make use of the non-gaming space to be made available on the second floor of the Casino to ensure, among other things, that any desired use of the non-gaming space is allowed by the State's gaming law and the regulations adopted pursuant to it, as well as to make clear that the operator of the Casino may not lease space to any business that would target persons under the age of 21 to come to the non-gaming space; (iii) a provision precluding the operator of the Casino from directly offering its own restaurant facilities in the non-gaming space on the second floor; (iv) a provision that makes all documents submitted to the LGCB subject to the public records laws of the State, subject only to the statutory and other exemptions established under the law; and (v) a requirement that all unsecured creditors be paid their allowed claims in accordance with the Modified Plan.

    Throughout most of the period in which HJC has been in reorganization, it has been able to continue in existence because of loans (the "DIP Financing") from Harrah's Entertainment or one of its affiliates (the "DIP Lender"). On November 4, 1997, HET announced that the DIP Lender would continue to provide debtor in possession financing to HJC, subject to the occurrence of certain specified "milestones" related to the progress of HJC's Chapter 11 case.

    Under the terms of the latest order approving DIP Financing entered on February 27, 1998 (the "Seventh DIP Loan Order"), HJC is authorized to borrow from the DIP Lender (in addition to the $35.5 million for which the Debtor was authorized and qualified to borrow under the terms of the previous orders approving DIP Financing: (1) up to an additional $1.5 million (for a cumulative total of up to $37.0 million) on or after February 1, 1998, provided, that on or prior to such date: (a) the Governor had publicly committed to the legislature's consideration of the Amended and Renegotiated Casino Operating Contract during a
Note 1. Organization, Bankruptcy and Basis of Presentation special legislative session to commence in March, 1998 and (b) the Modified Plan had been confirmed;
(2) up to an additional $1.5 million (for a cumulative total of up to $38.5 million) on or after March 1, 1998, provided, that on or prior to such date: (a) the State had commenced and was actively pursuing the process required under the Amended and Renegotiated Casino Operating Contract and State law of determining the suitability of various persons proposed to be associated with the Casino to serve in their respective capacities (the "Suitability Process"), and (b) a vote by the City Council on the amended Canal Street Casino Lease, the amended GDA, and related documents to be entered into pursuant to the Modified Plan had been scheduled; and (3) up to an additional $1.5 million (for a cumulative total of up to $40 million) on or after April 1, 1998, provided, that on or prior to such date: (a) the State is continuing active pursuit of the Suitability Process; (b) the State legislature has begun its session for purposes of considering the Amended and Renegotiated Casino Operating Contract; and (c) the City Council has approved and adopted the amended Canal Street Casino Lease, the amended GDA, and related documents to be entered into pursuant to the Modified Plan.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED)
    Under the Seventh DIP Loan Order, if any financing milestone set forth therein is not timely achieved but the DIP Lender in its sole discretion determines that such financing milestone may be achieved in the following 30 days, the DIP Lender in any month (and again in any subsequent months) may elect to continue to provide funding under the terms of the Seventh DIP Loan Order, up to the increased cumulative totals authorized as of February 1, March 1 or April 1, 1998, and any unachieved financing milestone shall thereupon become a financing milestone required to be achieved as a condition to further funding. HJC expects that on March 30, 1998, the DIP Lender will elect to waive the financing milestones requiring legislative consideration of the December 9, 1997 Casino Operating Contract and City Council approval of the amended Casino Canal Street Casino Lease and the amended GDA on or prior to April 1, 1998. There is no assurance that the April 30, 1998 maturity date or any later maturity date under the DIP Loans will be waived or that additional DIP Financing will be available. In the event that the State Legislature disapproves the December 9, 1997 Casino Operating Contract, all debtor-in-possession financing shall immediately terminate, and no unfunded portion (if any) of the existing DIP Loan shall thereafter be requested or borrowed by HJC for any purpose. For additional information regarding these matters, see Items 1 and 2. "Business and Properties--Chapter 11 Proceedings--Debtor-in-Possession Financing" in HJC's Annual Report on Form 10-K for the year ended December 31, 1997.

    As of March 27, 1998, HJC had borrowed $36.3 million from the DIP Lender.

NOTE 2. STATUS OF REORGANIZATION PLANS AND RELATED RISKS

    The Bankruptcy Code gives the debtor-in-possession the exclusive right to file a reorganization plan within 120 days after the bankruptcy filing (the "Exclusive Filing Period") and, if a plan is filed during the Exclusive Filing Period, the first 180 days of the case within which to obtain acceptance of a plan (the "Exclusive Solicitation Period"). Thus, the Exclusive Filing Period for HJC and Finance Corp. was originally scheduled to expire on March 21, 1996. However, prior to that date, HJC and Finance Corp. sought extensions of (i) the Exclusive Filing Period through April 3, 1996, the date by which HJC had agreed with the City and the RDC under the March 6 Agreement to file a plan of reorganization, and (ii) the Exclusive Solicitation Period through June 30, 1996. At a hearing held on March 19, 1996, the Bankruptcy Court extended the Exclusive Filing Period and the Exclusive Solicitation Period for HJC and Finance Corp. through April 4, 1996 and June 30, 1996, respectively. By subsequent orders of the Bankruptcy Court, HJC's and Finance Corp.'s Exclusive Solicitation Period was extended through April 30, 1997. Prior to that date, the Bankruptcy Court confirmed the Original Confirmed Plan.

    On October 6, 1997, the United States Trustee filed a motion to convert the debtors' Chapter 11 cases to cases under Chapter 7 of the bankruptcy Code, or alternatively to dismiss the Chapter 11 cases. That motion was presented to the Bankruptcy Court on November 5, 1997. On that date, after HJC informed the Bankruptcy Court that an agreement in principle had been reached involving a number of interested parties and that HJC would be filing the Modified Plan and Modified Disclosure Statement shortly, and with the agreement and consent of the United States Trustee, the Bankruptcy Court continued the hearing on the United States Trustee's motion until December 10, 1997, and by subsequent order has further continued the hearing on the United States Trustee's motion until May 5, 1998.

    On January 29, 1998, the Bankruptcy Court confirmed the Modified Plan. Under the Modified Plan, on the effective date of the Modified Plan (the "Effective Date") HJC shall assume the Casino Operating Contract and enter into the Amended and Renegotiated Casino Operating Contract, which will thereafter

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. STATUS OF REORGANIZATION PLANS AND RELATED RISKS (CONTINUED) be assigned to JCC. Further, on the Effective Date, the assets and business of HJC will vest in JCC, which will succeed to HJC's right to operate a land-based casino in Orleans Parish, Louisiana and to HJC's interest in a long-term lease for the site in the City designated by law for the Casino's development. JCC is a wholly-owned subsidiary of JCC Holding Company, a newly formed Delaware corporation ("JCC Holding"). JCC will complete construction of the Casino. Under the Plan, the Old Bonds (See Note 7) would be canceled. An indirect, wholly owned subsidiary of HET (the "Harrah's Investor") would receive 49.9% of the equity in JCC Holding in exchange for an additional equity investment by the Harrah's Investor, the holders of the Old Bonds (the "Bondholders") would receive, on a PRO RATA basis, 37.1% of the equity in JCC Holding, and the Bondholders who have executed certain releases under the Plan would receive the remaining 13.0% of the equity in JCC Holding. Under the Modified Plan, the Harrah's Investor would also contribute 2.0% of the equity in JCC Holding to Bondholders who have executed certain releases under the Plan. In addition, Bondholders would receive (i) the New Bonds, which will pay fixed interest semi-annually at a rate of 5.867% per annum increasing over the first three years to a rate of 6.214% per annum in the third through fifth years, and increasing to 8% per annum after the first five years, and contingent payments based on EBITDA of JCC, and (ii) a PRO RATA share of Senior Subordinated Contingent Notes due 2007 of JCC. Up to six semi-annual fixed interest payments on the New Bonds may be made in additional New Bonds in a principal amount equal to the interest payment rather than in cash and, if JCC's earnings do not exceed certain minimum levels, additional semi-annual fixed interest payments on the New Bonds may be made in kind rather than in cash. The Modified Plan provides also that HET and HOCI will supply the Minimum Payment Guaranty required by the Amended and Renegotiated Casino Operating Contract for JCC's fiscal years ending March 31, 1999 and March 31, 2000, and that the Harrah's Investor will receive warrants entitling it to purchase enough additional shares of common stock of JCC Holding so that, upon exercise of all of the warrants, Harrah's Investor would own 50.0% of the common stock of JCC Holding, subject to certain adjustments.

    On March 26, 1998, HJC filed a Motion to Modify Debtors' Confirmed Plan and to Authorize HJC's Execution of the Amended and Renegotiated Casino Operating Contract, in which HJC seeks court approval of further modifications to the Modified Plan to take into account the LGCB's conditional approval of the Amended and Renegotiated Casino Operating Contract, the execution of the Amended and Renegotiated Casino Operating Contract by HJC (as opposed to execution of the December 9, 1997 Casino Operating Contract by JCC), and HJC's assignment of the Amended and Renegotiated Casino Operating Contract to JCC on the Effective Date in accordance with state law and with the agreement of the parties. The motion is set to be heard by the Bankruptcy Court on April 6, 1998.

    HJC has identified certain factors that may impact the ability of HJC to consummate the Modified Plan, the development of the Casino or HJC's (or its successor's) ability to achieve successful future operations:

        a. On December 9, 1997, the LGCB, among other things, unanimously approved the December 9, 1997 Casino Operating Contract for submission to the Governor of the State with the request that he submit the December 9, 1997 Casino Operating Contract to the State legislature for its approval. The Governor indicated that he would call a special session of the state legislature commencing in the latter part of March 1998 which would consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State Attorney General that the LGCB has independent authority (without the necessity of any legislative

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. STATUS OF REORGANIZATION PLANS AND RELATED RISKS (CONTINUED) approval) to renegotiate and execute a renegotiated casino operating contract, the Governor did not include approval of the December 9, 1997 Casino Operating Contract on the call for the special session. Instead, on March 20, 1998, the LGCB approved the Amended and Renegotiated Casino Operating Contract, subject to a suspensive condition of the rendition of a final, non-appealable judgment of the State Supreme Court that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract with HJC and JCC on behalf of the State and the LGCB, without the specific approval of the State Governor or the State legislature. As described in Note 9 below, two State Senators have filed lawsuits challenging the LGCB's authority to enter into the Amended and Renegotiated Casino Operating Contract, and those lawsuits are now pending.

        b. HJC anticipates, prior to the Effective Date, that it will submit to the City Council further revisions of the amended Canal Street Casino Lease and the amended GDA and certain of the exhibits thereto with respect to the revised construction schedule. There can be no assurance that the City Council will approve these amended agreements.

        c. The size of the gaming market in New Orleans is uncertain. The success of a land-based casino in this market, including the number of visitors to the casino and their propensity to wager, cannot be accurately predicted. No accurate prediction can be made as well concerning the impact of HJC's bankruptcy on the Casino's business. For these and other reasons, there is no assurance that even a reorganized Casino will be able to be operated in a successful manner.

        d. There is a risk that the actual costs to complete construction of the Casino will exceed cost estimates and that the construction will not be completed on schedule.

        e. Although the Casino is the only land-based casino currently permitted by law in Orleans Parish, Louisiana, no assurance can be given that the City of New Orleans or the State of Louisiana will not amend or enact legislation permitting other land-based casinos in the New Orleans metropolitan area. Such legislative changes could have a material adverse effect on HJC's (or its successor's) future operations.

        f. The Casino cannot be operated unless and until certain persons required to be found suitable are found suitable by LGCB, including, without limitation, the Casino operator and certain affiliates, the Manager (as defined herein) and certain officers and directors of such companies. While HJC, the Manager and certain of their respective partners, shareholders, officers and directors were previously found suitable after extensive background investigations by LEDGC, the LGCB (and its investigatory arm, the State Police) has not issued any suitability findings in connection with the above stated entities and persons (as contemplated by the Modified Plan). There can be no assurance that the State Police will complete its investigations and that LGCB will find all such entities and persons suitable in a timely fashion or that such findings will be issued. Failure to timely receive all required suitability findings could have material adverse consequences.

        g. The Casino will have substantial leverage and be committed to make substantial payments to the City of New Orleans and the LGCB. There is no assurance that the Casino will achieve the level of gaming activity and operating cash flow necessary to meet these obligations. Future operating results are subject to significant business, economic, regulatory, political, and competitive uncertainties and contingencies, many of which are outside of the Casino's control.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. STATUS OF REORGANIZATION PLANS AND RELATED RISKS (CONTINUED)
        h. The development and construction of the Casino has been and will continue to be, and the operation of the Casino may be, affected by the state and local political environments, both of which are uncertain. The State and City governments may have differing political objectives and constituencies, and each of them has sought to control the process of governing the development of the Casino. In so doing, the State and City governments have, in some instances, imposed obligations on the operation of the Casino or its operator which may be mutually inconsistent. Although JCC will seek to comply with all applicable requirements that are imposed, its inability to comply with inconsistent requirements may have a material adverse effect on the Casino.

    The accompanying financial statements have been prepared assuming that HJC will continue as a going concern. HJC has experienced significant losses and has a net capital deficiency of $212,207,000 at December 31, 1997. The outcome of the bankruptcy proceedings is uncertain. The Modified Plan will not become effective unless the validity of the action of the LGCB in approving the Amended and Renegotiated Operating Contract is upheld by the Louisiana Courts in time to permit the Modified Plan to be successfully consummated. In addition, the City Council of the City of New Orleans must execute and deliver the amended Canal Street Casino Lease and certain other agreements. Further, there are other conditions precedent to the occurrence of the effective date of the Modified Plan, which are beyond the control of HJC. These matters, among others, raise substantial doubt about HJC's ability to continue as a going concern.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PERVASIVENESS OF ESTIMATES--CERTAIN SIGNIFICANT ESTIMATES

    Financial statements prepared in accordance with generally accepted accounting principles require the use of management estimates. The most significant estimates with regard to these financial statements are related to the future recoverability, assuming a going concern, of buildings and equipment, property held for development, deferred operating contract costs, and lease prepayments, as discussed below. Realization of buildings and equipment, deferred operating contract costs and lease prepayments is dependent upon consummation of the Modified Plan and HJC's ability to achieve successful future operations, as discussed in Note 2 above. The amount of buildings and equipment, deferred operating contract costs and lease prepayments considered realizable could be significantly reduced, if in HJC's judgment or a change in circumstances, the likelihood of confirming a plan of reorganization and achieving successful future operations becomes remote.

CASH AND CASH EQUIVALENTS

    For purposes of the consolidated statements of cash flows and consolidated balance sheets, cash and cash equivalents include highly liquid investments with original maturities of three months or less. All cash is collateral for the Old Bonds pursuant to the Indenture (see Notes 4 and 7); however, the Court has authorized HJC to use such funds to pay approved post Petition Date costs.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROVISION FOR UNCOLLECTIBLE ACCOUNTS

    HJC records bad debt expense when the collection of casino or other receivables becomes doubtful. During 1995, HJC recorded bad debt expense and an allowance for doubtful accounts of $1 million, which was reduced by write-offs of $300,000.

LAND, BUILDINGS AND EQUIPMENT

    Land, buildings and equipment are stated at cost. Improvements and extraordinary repairs that extend the life of the asset are capitalized. Maintenance and repairs are expensed as incurred.

    Depreciation is calculated using the straight-line method over the estimated useful lives of the assets or related lease terms, whichever is shorter, as follows:

Buildings and improvements............................................  30 years
Furniture, fixtures and equipment.....................................  3-15 years

    See discussion below under Reorganization Costs and Impairment of Asset Carrying Values.

    HJC has property held for future development which has been valued at the lower of cost or estimated fair value, net of a valuation allowance of $5.1 million provided in 1995. The amount HJC will ultimately realize from the property could differ materially from the estimated fair value.

CAPITALIZED INTEREST

    Interest is capitalized on internally constructed assets at HJC's overall weighted average rate of interest. Interest was also capitalized on deferred operating contract costs, through the opening of the Basin Street Casino, as these costs represent an integral part of the Casino. No interest was capitalized during 1996 and 1997. Interest of $8.6 million was capitalized in 1995, based upon HJC's overall average rate of interest of 14.25%.

OTHER ASSETS

    DEFERRED OPERATING CONTRACT COST

    Deferred operating contract cost consists of payments to the LEDGC (see Note
9) required by the Casino Operating Contract, and will be amortized over the 30-year life of the contract. The 30-year life is comprised of the 20-year initial term plus the 10-year extension provided for in the contract.

LEASE PREPAYMENTS

    Lease prepayments include non-refundable initial payments required under HJC's leases (see Note 8) and will be amortized on a straight-line basis over the life of the related lease. See discussion below under Reorganization Costs and Impairment of Asset Carrying Values.

REORGANIZATION COSTS AND IMPAIRMENT OF ASSET CARRYING VALUES

    Reorganization costs are segregated from normal operations in the accompanying consolidated statements of operations and reflect the costs incurred associated with the reorganization of HJC.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    Reorganization costs and expenses consisted primarily of professional fees for the years ended December 31, 1997 and 1996.

    HJC periodically evaluates whether events and circumstances have occurred that indicate that certain assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for impairment, HJC uses an estimate of undiscounted net cash flow over the remaining life of the related lease or contract, as applicable, in determining whether the assets are recoverable. Due to the filing of the bankruptcy petition, during 1995 HJC evaluated all long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for Long-Lived Assets and Long-Lived Assets to be Disposed Of." Also in 1995, the recoverability of all current assets was assessed in light of the filing of the bankruptcy petition. Based on management's evaluations, the following asset writedowns/reserves and reorganization costs/reserves, respectively, were recorded in the accompanying Consolidated Statement of Operations for the year ended December 31, 1995 (in thousands):

                                                                      ASSET
                                                                   WRITEDOWNS/  REORGANIZATION
                                                                    RESERVES    COSTS/RESERVES
                                                                   -----------  --------------
Leasehold costs..................................................   $  64,471    $    --
Deferred financing costs.........................................      --              27,062
Leasehold improvements...........................................      --              19,388
Capitalized interest.............................................      --              17,404
Lease exit costs--Basin Street Casino (Note 8)...................      --              12,321
Organizational costs.............................................      --               8,999
Receivables and prepayments......................................      --              14,813
Property held for development....................................       5,108         --
                                                                   -----------  --------------
Other current assets.............................................      --               2,354
                                                                       69,579         102,341
Other reorganization costs--professional fees....................      --                 213
                                                                    $  69,579    $    102,554
                                                                   -----------  --------------
                                                                   -----------  --------------

    The $17.2 million related to receivables and prepayments and other current assets, which, as adjusted for subsequent recoveries (see below), are included in other current assets in the accompanying balance sheet, and the $5.1 million related to property held for development, are valuation allowances to reduce these accounts to an estimated net realizable value. During 1997 and 1996, $683,000 and $3.8 million, respectively, of these accounts were recovered.

    During 1997 and 1996, management's evaluation of events and circumstances led to the conclusion that no further writedowns or reserves were necessary under SFAS No. 121.

    Realization of buildings and equipment, deferred operating contract costs and lease prepayments is dependent upon consummation of the Modified Plan and HJC's ability to achieve successful future operations, as discussed in Note 2 above. The amount of buildings and equipment, deferred operating contract costs and lease prepayments considered realizable could be significantly reduced, if in HJC's judgment or a change in circumstances, the likelihood of confirming a plan of reorganization and achieving successful future operations becomes remote. In addition, the application of fresh-start accounting by HJC

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) or its successor as of the Effective Date will include downward adjustments, which may aggregate approximately $100 million, to certain non-current assets.

INCOME TAXES

    No provision is made in the accounts of HJC for federal and state income taxes, as such taxes are the responsibility of the individual partners. HJC's tax returns and amounts of its allocable revenues and expenses are subject to examination by federal and state taxing authorities. If such examinations occur and result in changes, the portion of HJC's income or loss reported by the individual partners would also change.

NOTE 4. RESTRICTED CASH

ESCROWED AMOUNTS

    In connection with some of the agreements entered into in the course of HJC's bankruptcy proceeding, HJC has been required to establish escrow accounts, pursuant to escrow agreements, at Hibernia National Bank, escrow agent. A description of each escrow account is set forth below.

HARRAH'S JAZZ COMPANY/CITY OF NEW ORLEANS/HIBERNIA NATIONAL BANK RESTORATION
  ESCROW

    Funds in the approximate amount of $3.5 million were set aside in this escrow account to complete the restoration of the Municipal Auditorium as required in the Basin Street Casino Lease Termination Agreement ("Basin Street Termination Agreement") among the City, the RDC and HJC, dated January 15, 1997. On September 9, 1997, HJC, City and RDC entered into an agreement whereby responsibility for the restoration work was assigned to the City and the RDC, and the escrow agreement was terminated. Note 4. Restricted Cash Interest earned on the escrow account in the amount of $118,000 was transferred to HJC. The principal balance then remaining in the account, $174,000, was transferred to the City.

HARRAH'S JAZZ COMPANY/CENTEX LANDIS CONSTRUCTION COMPANY, INC./HIBERNIA NATIONAL
  BANK ESCROW

    This escrow account was established pursuant to the Close In Agreement between HJC and Centex Landis Construction Company, Inc. ("Centex"), dated March 5, 1996, to contain retainage payments for Centex, the contractor for the close-in work. Funds representing retainage earned were deposited weekly during the close in. Escrowed funds have been distributed to Centex when a written request for disbursement has been accepted by HJC. As of December 31, 1997, HJC continued to hold in retainage approximately $117,000 relating to a dispute regarding the close in work on the Casino.

RIVERGATE DEVELOPMENT CORPORATION/HARRAH'S JAZZ COMPANY/CITY OF NEW
  ORLEANS/HARRAH'S OPERATING COMPANY/HIBERNIA NATIONAL BANK ESCROW

    Pursuant to an agreement entitled "An Agreement Regarding Modifications and Related Agreements in Respect of Amended and Restated Canal Street Casino Lease, Termination of Basin Street Casino Lease, Amended and Restated General Development Agreement, the Conditional Use Ordinances and other Regulatory Matters" (the "City Agreement"), this escrow account was established to satisfy HJC's rent payment obligations to the City. Funds deposited in this escrow account are to be used exclusively for payment of HJC's rent obligations under the City Agreement. Under the City Agreement, HJC was

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4. RESTRICTED CASH (CONTINUED)
obligated to pay the RDC rent of $736,000 per month commencing on January 1, 1997 through June 30, 1997. HJC deposited $2,208,000 in escrow to secure this rental obligation and paid rent each month from the escrow account. As of December 31, 1997, $149,000 remained in the escrow account representing interest earned on these funds.

OTHER AMOUNTS HELD AS SECURITY

    In addition to the amounts held in the escrow accounts described above, $3.1 million in cash is being held as security for expenses and possible claims of the trustee and former trustee under the Indenture dated as of November 15, 1994 (the "Indenture"), between the Debtors and First National Bank of Commerce, as trustee ("FNBC"). Approximately $3.0 million is being held by Norwest Bank Minnesota, N.A. ("Norwest") as successor trustee to FNBC, and $104,000 is being held by FNBC.

    Pursuant to a settlement agreement between FNBC and HJC (the "FNBC Settlement Agreement"), which is reflected in the Modified Plan and would take effect on the Effective Date, all of FNBC's claims or other rights to indemnity and/or reimbursement (and all liens securing the same) under the Indenture, the agreements pursuant to which HJC's Old Bonds were issued (the "Old Bond Documents") and the agreements pursuant to which HJC's bank financing was secured (the "Old Bank Credit Documents") would be canceled and extinguished, subject to certain exceptions. JCC, which is to succeed to HJC's rights and obligations relating to the Casino under the Modified Plan, would assume, on an unsecured basis, HJC's obligation under the Old Bond Documents and/or the Old Bank Credit Documents to indemnify FNBC for attorneys' fees or other costs incurred in connection with certain claims against FNBC.

    JCC would also assume any other indemnity obligation of HJC under the Old Bond Documents and the Old Bank Credit Documents as an in rem obligation limited in recourse to, and secured solely by, $100,000 plus interest (the "FNBC Cash Collateral") accruing from the Effective Date. As security for such indemnification obligations, FNBC is authorized to retain the FNBC Cash Collateral until the later of the first anniversary of the Effective Date or the resolution of any litigation filed against FNBC within one year after the Effective Date. Thereafter, the remaining balance of the FNBC Cash Collateral would be released to JCC.

    The amount held by Norwest, less amounts dedicated to payment of professional fees, would be returned to JCC on the Effective Date.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. TRANSACTIONS WITH PARTNERS

PARTNERS' CAPITAL

    The Partners contributed total capital of $170 million prior to the closing of the debt financing discussed in Note 7. The capital contributions consisted of (in millions):

Cash................................................................  $   107.5
Partnership debt satisfied by Grand Palais on November 16, 1994.....       33.3
Net assets and expenses paid by the Partners on behalf of the
  Company...........................................................       29.2
                                                                      ---------
                                                                      $   170.0
                                                                      ---------
                                                                      ---------

    Cash contributions to capital included $5.3 million the Partners paid directly to third parties for amounts incurred by HJC.

    The Partnership Agreement provides that certain assets acquired, net of related debt, and expenses incurred by the Partners on behalf of HJC would be contributed capital. The principle followed in determining the net value of such assets and expenses was on the Partners' original cost, except for the ground lease for the Casino site which was acquired at a price negotiated among the Partners. The Partners believe that such price represented the fair market value of the ground lease.

    Included in the amounts incurred are $4.2 million of legal fees to the law firm of a member of HJC's Executive Committee, who is also a director of an affiliate of Grand Palais Casino, Inc. ("Grand Palais"), and $500,000 of legal fees to the law firm of a member of HJC's Executive Committee, who is also a shareholder of NOLDC.

    The agreements discussed in the remainder of this Note are executory contracts (see discussion in Note 2). The Modified Plan contemplates that certain of these agreements will be amended and assumed, or rejected.

MANAGEMENT AGREEMENT

    The operations of the Casino were to be managed by Harrah's New Orleans Management Company ("Harrah's Management" or "Manager"), an affiliate of Harrah's New Orleans Investment Company ("HNOIC"), pursuant to a management agreement executed on March 15, 1994. The management agreement expires 20 years after the opening of the Basin Street Casino, but may be renewed four times in ten-year increments at the option of Harrah's Management. Harrah's Management was to receive a base management fee equal to 4% of Basin Street Casino gross revenues. For managing the Casino, Harrah's Management was to receive a base management fee equal to 3% of annual gross revenues up to $750 million; 4% of annual gross revenues in excess of $750 million up to $1 billion; and 5% of annual gross revenues in excess of $1 billion. In addition, Harrah's Management was entitled to receive an incentive fee equal to 7% of the Casino's Net Operating Revenue, as defined, in excess of $75 million, as well as other system fees and contributions, including a marketing fund contribution of 0.4% of the Basin Street Casino and Casino revenues. As of the Petition Date, HJC had paid Harrah's Management $1.7 million and an additional $2.1 million was owed Harrah's Management pursuant to a management agreement executed on March 15, 1994 for management fees related to 1995 operations.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. TRANSACTIONS WITH PARTNERS (CONTINUED)
    At December 31, 1997 and 1996, Due to Manager consisted of non-interest bearing current payables for payroll and other similar costs and management fees. At December 31, 1997 and 1996, the Due to Manager balance for these pre Petition Date costs was $29.5 million and is classified as a liability subject to compromise (Note 6).

CONSULTING AGREEMENTS

    Pursuant to consulting agreements dated March 15, 1994, NOLDC and Grand Palais Management Company, L.L.C., an affiliate of Grand Palais, each received an annual consulting fee from HJC equal to 2% of gross revenues of the Basin Street Casino and 1% of gross revenues of the Casino. As of the Petition Date, HJC had paid $848,000 to each entity and an additional $1,064,000 was owed to each entity for consulting fees related to 1995 operations.

OTHER AGREEMENTS

    On November 16, 1994, HJC paid Embassy Suites, Inc. (which was subsequently renamed Harrah's Operating Company, Inc.) $3 million for services related to the arrangement of financing for the development and construction of the Gaming Facilities and $500,000 for indemnifying the title insurers for certain construction liens which might have arisen prior to recording of the mortgages granted the lenders in connection with the financing completed on November 16, 1994. HJC was also obligated to pay HOCI $12.2 million upon the opening of the Casino pursuant to a completion guarantee agreement whereby HOCI was to provide loans to HJC if additional funds were necessary to complete the development of the Gaming Facilities, subject to certain important exceptions and limitations. Since the filing of HJC's Chapter 11 proceeding, HET has stated that the failure of HJC to obtain all funds under the bank credit agreement and the acceleration of the maturity of the bank loans terminated HET's obligations under the completion guarantees. On December 29, 1995, the City filed a lawsuit against HET and HOCI, among others, which alleged that HET and HOCI have failed to perform their obligations under the completion guarantees. Pursuant to the settlement agreement between the City and HJC (Note 8), all discovery and pending litigation between the City and HJC or any of its partners, including this lawsuit against HET, has been stayed. On January 23, 1996, the LEDGC also filed a lawsuit to compel HET and HOCI either to complete construction of the Casino or pay damages. No discovery has been taken. An answer and a cross-claim have been filed in this litigation.

DEBTOR-IN-POSSESSION FINANCING

    See Note 7.

OTHER TRANSACTIONS

    During 1995, HJC sold computer equipment to HET for $495,000, which approximated the equipment's carrying value on the date of sale. At December 31, 1997 and 1996, a receivable from HET in the amount of $495,000 is included in other current assets on the accompanying balance sheet.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. LIABILITIES SUBJECT TO COMPROMISE

    Payment or other disposition of the secured and unsecured liabilities of HJC existing as of the date of the bankruptcy proceedings is deferred until a plan of reorganization has been consummated (see Note 2). As of December 31, 1997 and 1996, HJC's books and records reflected unsecured and undersecured liabilities subject to settlement under Chapter 11 proceedings as follows (in thousands):

                                                                           1997        1996
                                                                        ----------  ----------
First Mortgage Notes..................................................  $  435,000  $  435,000
Construction Accounts Payable.........................................      37,039      37,039
Due to Manager........................................................      29,513      29,513
Consulting fees payable to related parties............................       2,128       2,128
Harrah's Entertainment, Inc., and affiliates..........................       2,281       2,281
WARN Act Settlement...................................................       2,265       2,265
Others, individually less than $1,000,000.............................      15,242      15,257
                                                                        ----------  ----------
                                                                        $  523,468  $  523,483
                                                                        ----------  ----------
                                                                        ----------  ----------

    The full amount of the Old Bonds (First Mortgage Notes) has been included in Liabilities Subject to Compromise since they are an undersecured liability and the ultimate value of the security is dependent upon future events, the outcomes of which are uncertain at this time.

    As part of the bankruptcy process, creditors are allowed to file proofs of claim with the Court specifying their position on amounts owed to them. Creditors often include estimates of penalties, interest and damages in proofs of claim. These amounts are subject to upward or downward adjustments and approval by the debtors and the Court.

NOTE 7. DEBT

    On November 16, 1994, HJC issued $435 million of Old Bonds bearing interest at a rate of 14.25% per annum, plus contingent interest equal to 7.25% of HJC's consolidated earnings before interest, taxes, depreciation and amortization, due 2001, which are secured by substantially all assets of HJC.

    The Old Bonds are redeemable, in whole or in part, any time on or after November 15, 1999, initially at 114.00% of the principal amount thereof for one year and then declining to 107.25% until maturity on November 15, 2001. In addition, upon the occurrence of a change in control, as defined, holders of the Old Bonds may elect to require HJC and Finance Corp. to repurchase all or any part of such holder's Old Bonds at a purchase price equal to 101% of the principal amount thereof, together with accrued interest to the purchase date.

    There are no sinking fund requirements under the Indenture; however, as discussed in Note 8, HJC's lease agreement for the Casino site calls for sinking fund payments or debt retirements commencing two years following the issuance of secured debt.

    The Old Bonds were issued pursuant to the Indenture which provides that an event of default occurs when HJC or Finance Corp. files a voluntary bankruptcy petition under Chapter 11, and that if such an event of default occurs, all of the principal of, premium applicable to, and accrued interest on, the Old Bonds will be immediately due and payable on all outstanding Old Bonds without any declaration or other act on the part of the Indenture Trustee or the holders of the Old Bonds. In accordance with the provisions

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. DEBT (CONTINUED)
of the Bankruptcy Code, payment on HJC's pre-petition debt has been suspended and reclassified as "Liabilities Subject to Compromise." HJC believes that all of its secured creditors are undersecured; therefore, HJC stopped accruing interest on unsecured and undersecured debt as of November 22, 1995. For 1997, 1996 and 1995, contractual interest on those obligations amounted to $62.0 million, $62.0 million and $68.2 million, respectively, which is $62.0 million, $62.0 million and $6.6 million, respectively, in excess of reported interest expense in those years.

    Based on market quotes of its publicly traded first mortgage notes, the fair value of HJC's long-term debt was approximately $134.9 million at December 31, 1997.

    Additionally, HJC entered into a credit agreement with a group of banks which provided Bank Credit Facilities aggregating $175 million (the "Bank Credit Facilities"). At December 31, 1994, $75 million was outstanding under one of the term loan commitments with interest at 9.625% through March 21, 1995. On November 19, 1995, representatives of HJC's bank syndicate informed HJC that the bank syndicate would not disburse funds to HJC under the terms of the bank credit facility. As of November 20, 1995, $145 million was outstanding, although not available to HJC, under the Bank Credit Facilities. The bank credit facility was accelerated and terminated by the bank lenders on November 21, 1995 and all amounts outstanding at that date were recovered by the group of banks. Accordingly, no amounts were outstanding under the Bank Credit Facilities at December 31, 1997 or 1996.

    As discussed in Note 1, HJC has obtained DIP Financing. Under the terms of the Seventh DIP Loan Order, the DIP Lender agreed to extend the maturity of all DIP Loans to the earlier of: (i) April 30, 1998, or such later date to which the DIP Lender consents; (ii) the Effective Date of the Modified Plan; (iii) the date on which the Modified Plan is revoked or is otherwise no longer in full force and effect; (iv) the dismissal of HJC's Chapter 11 case; (v) the conversion of HJC's Chapter 11 case to a case under Chapter 7 of the Bankruptcy Code; (vi) the appointment of a trustee for HJC; (vii) any stay, reversal, modification or other amendment in any respect (except to the extent acceptable to the DIP Lender) or termination or expiration of the Seventh DIP Loan Order or the Confirmation Order (as defined herein); (viii) any of the Milestone Dates if one or more of the Financing Milestones (each as defined in the final order approving the Seventh DIP Loan) required to be achieved on or before such date, after giving effect to any extension, has not been achieved to the satisfaction of the DIP Lender in its sole discretion; or (ix) the State legislature's disapproval of the December 9, 1997 Casino Operating Contract. HJC expects that on March 30, 1998, the DIP Lender will elect to waive the financing milestones requiring legislative consideration of the December 9, 1997 Casino Operating Contract and City Council approval of the amended Canal Street Casino Lease and the amended GDA on or prior to April 1, 1998. There is no assurance that the April 30, 1998 maturity date under the DIP Loans will be waived or that additional DIP Financing will be available.

    Interest on all existing DIP Loans is accruing at the rate of 8% per annum, payable upon maturity. As "adequate protection" for the existing DIP Loans, the DIP Lender has been granted (i) administrative priority status for all of the existing DIP Loans, with priority equivalent in priority to a claim under
Section 364(c)(1) of the Bankruptcy Code, and in a priority over all other costs and expenses of administration of the kinds specified in Sections 105, 326, 503(b), 507(a) or 507(b) of the Bankruptcy Code; and (ii) a first priority, non-avoidable, valid, enforceable and automatically perfected lien and security interest on and in all of HJC's assets, subject only to (a) all non-avoidable, valid, enforceable and perfected liens and security interests in HJC's property (other than personal property, certain parcels of real estate and cash and cash

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7. DEBT (CONTINUED)
equivalents) that existed on the Petition Date other than the prepetition and postpetition liens and security interest in favor of the Bondholders, the Indenture Trustee, the predecessor Indenture Trustee, the prepetition bank lenders or their collateral agent, predecessor collateral agent or administrative agent on any of HJC's property, (b) any and all non-avoidable, valid, enforceable and perfected liens, security interests and/or rights of setoff in favor of the Indenture Trustee and the predecessor Indenture Trustee on $1.5 million previously deposited with them (subject to reduction for fees and expenses of the predecessor indenture trustee), (c) any and all postpetition liens and security interests in favor of any or all of the Bondholders and the Indenture Trustee on any causes of action of HJC against any "insiders" (as defined in Section 101(31) of the Bankruptcy Code) arising under Sections 544(b), 547, 548, 550 or 553 of the Bankruptcy Code, (d) certain, specified allowed administrative expense claims for the fees, expenses and costs of professionals retained by HJC and the Committees, and (e) any existing or future rights of setoff, compensation and/or recoupment in favor of the City, the RDC, the State and/or the LEDGC. The Seventh DIP Loan Order further provides that no claims or liens of the DIP Lender shall have priority over any amounts paid prior to the maturity of the existing DIP Loans to third parties pursuant to any budget approved by the DIP Lender.

    HJC will require additional funds prior to the Effective Date, and HJC presently has no source of funding other than the DIP Lender. There can be no assurance that the DIP Lender (or any other lender) will be willing to lend additional amounts to HJC. At December 31, 1997 and 1996, HJC had no long-term post Petition Date debt.

NOTE 8. LEASES

    HJC leases both real estate and equipment for use in its business through operating leases. In addition to minimum rentals, certain leases provide for contingent rents based on percentages of revenue and certain payments to Partners out of cash flow, as defined. Rent payments with escalation provisions are amortized so as to achieve level rent expense, except for the impact of contingent rentals, over the life of the lease. Real estate operating leases range from 21 months to 30 years with options for extensions up to an additional 30 years. The average remaining term for non-real estate leases extends approximately one year.

    HJC's operating leases, including HJC's property leases, are executory contracts. Under the Bankruptcy Code, a company in reorganization can choose to accept or reject executory contracts.

    The aggregate contractual future minimum rental commitments, excluding contingent rentals as of December 31, 1997, were as follows (in thousands):

1998..............................................................  $   9,567
1999..............................................................     16,092
2000..............................................................     15,191
2001..............................................................     15,154
2002..............................................................     15,116
Thereafter........................................................    364,932
                                                                    ---------
                                                                    $ 436,052
                                                                    ---------
                                                                    ---------

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8. LEASES (CONTINUED)
THE CASINO SITE

    On March 15, 1994, HJC entered into a lease with the RDC and the City for the Rivergate site on which the Casino was being constructed, all pursuant to an assignment, dated as of March 15, 1994, from Grand Palais. The initial term, from March 15, 1994, is 30 years, with three ten-year renewal options.

    As of December 31, 1995, the required lease prepayment of $30 million and mobilization payment of $8.75 million had been paid. Annual payments after opening are subject to a minimum annual aggregate amount of approximately $15.4 million subject to escalation beginning in 2001, and 4.99% of certain payments to Partners out of cash flows and proceeds of major capital events, as defined.

    The lease also requires sinking fund payments or debt retirements of the lesser of 2% of the original principal amount of HJC's secured debt or 25% of net income, escalating to 20% of such original principal amount in each of the two years ending one year prior to maturity, commencing two years following the issuance of secured debt. In addition, maintenance of a capital replacement fund to be funded by a percentage of gross gaming and non-gaming revenues of 1.5% the first year, 1.75% the second year and 2.0% each succeeding year is required. Costs of capital replacements may be paid from this fund. Amounts in excess of $25 million, adjusted upwards by the Consumer Price Index ("CPI"), may be withdrawn by HJC. Upon termination of the lease, the balance of the funds will be available to restore the facilities.

THE BASIN STREET CASINO SITE

    On March 15, 1994, HJC entered into a lease with the RDC and the City of New Orleans for use of the Municipal Auditorium as the Basin Street Casino site during the development of the Casino. The initial term, commencing March 15, 1994, was two years with nine two-year extension options, except that the lease was to terminate on the date the Casino opened to the general public.

    Annual rent and other payments due under the lease after opening were subject to a minimum annual aggregate amount of approximately $3.4 million and 4.99% of certain payments to Partners out of cash flow and proceeds of major capital events, as defined. Rent payments were due equal to 6% of gross non-gaming revenues, and the amount by which 5% of gross gaming revenues for each fiscal year exceeds the base rent of $200,000 per month.

    Upon the opening of the Casino, the Basin Street Casino was to be closed and the premises restored to its previous use as a civic auditorium. Further, additional improvements or replacements were to be made at a cost not to exceed $1.2 million plus annual CPI increases.

    HJC has entered into the Basin Street Termination Agreement. Under the Basin Street Termination Agreement, the RDC and the City, on the one hand, and HJC, on the other, mutually released all rights and obligations under the Basin Street Casino Lease, except that the release does not affect any rights or obligations of the parties under the City Agreement in respect of the Municipal Auditorium or the restoration work as set forth therein. The RDC and the City will have no claim for damages as a result of such termination. Pursuant to the Basin Street Termination Agreement, the Basin Street Casino Lease automatically terminated on February 20, 1997, the date on which the LGCB approved the termination of the Basin Street Casino Lease, with no further action required by the RDC, JCC or the City.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES

    HJC is involved in various inquiries and administrative proceedings arising in the normal course of business. While any proceeding has an element of uncertainty, HJC believes that the final outcome of these matters will not have a material adverse effect upon HJC's consolidated financial position or its results of operations.

    See Items 1 and 2 "Business and Properties" in HJC's Annual Report on Form 10-K for the year ended December 31, 1997 for a discussion of anticipated modifications to the agreements discussed in the balance of this note as a result of the Modified Plan.

OPERATING CONTRACT

    HJC has entered into the Casino Operating Contract with the LEDGC to operate the Gaming Facilities for 20 years, with a 10-year extension option. The Casino Operating Contract requires HJC to pay a total of $125 million in installments to the LEDGC, with payments due at various times prior to the opening of the Basin Street Casino, with the final payment due within ten days after commencement of Basin Street Casino operations (which was paid during 1995), plus annual compensation, as follows:

    Basin Street Casino--During the period of the Basin Street Casino's operation, HJC paid the LEDGC payments equal to 25% of the Gross Gaming Revenue, as defined.

    The Casino--After the Casino opens, HJC is required to pay the LEDGC payments in daily installments, calculated on an annualized basis, equal to the greater of $100 million and a percentage of Gross Gaming Revenues, as defined, as set forth below:

       -  19% of the first $600 million; plus

       -  20% of the next $100 million; plus

       -  22% of the next $100 million; plus

       -  24% of the next $100 million; plus

       -  25% of the amount over $900 million.

    The Casino Operating Contract also requires HJC to pay the LEDGC $11,364 per month during the construction of the Gaming Facilities and to comply with various covenants and conditions, including completing construction by specified dates.

    The Casino Operating Contract specifies the circumstances under which LEDGC may revoke the contract. The Casino Operating Contract provides that, subject to the rights of leasehold mortgagees, the occurrence of a default of a material obligation by HJC could result in the termination of the contract. Such defaults under the Casino Operating Contract include, among other things: (i) HJC's failure to pay the LEDGC payments or any other payment, (ii) financial instability of HJC, (iii) unsuitability of HJC, (iv) adjudication of HJC as being in default under certain leases and agreements if, in LEDGC's opinion, the default materially affects HJC's ability to perform its obligations under the Casino Operating Contract, (v) HJC's filing of a petition or other request for relief seeking any reorganization, liquidation, dissolution or similar relief, or (vi) HJC's failure to perform continued or comply with any other material obligation in the Casino Operating Contract. In the event of a default, LEDGC is required to provide notice to HJC of the default and to provide HJC with an opportunity to cure the default. If HJC does not cure the default

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) within the time period provided in the Casino Operating Contract, LEDGC is permitted to terminate the Casino Operating Contract, enforce the obligation in default and exercise any other right or remedy available to LEDGC, including the imposition of fines. Neither LEDGC nor LGCB have provided notice to HJC of any defaults under the Casino Operating Contract. HJC believes that some of the default provisions in the Casino Operating Contract may be unenforceable pursuant to the Bankruptcy Code, so long as HJC cures all other defaults. There is, however, no assurance that HJC can prevent a revocation of the Casino Operating Contract by the LGCB or the Louisiana State legislature or recover damages as a result of the revocation. Revocation of the Casino Operating Contract would have a material adverse effect on HJC.

GENERAL DEVELOPMENT AGREEMENT

    The GDA entered into with the RDC requires HJC to pay up to $2 million for transportation and roadway improvements to mitigate the impact of the Casino development on the city's traffic and transportation network. HJC is also obligated to reimburse the RDC for certain costs incurred during the construction of the Gaming Facilities, not to exceed an aggregate amount of $1.6 million. As of the Petition Date, HJC had paid $3.4 million related to these obligations.

OPEN ACCESS PROGRAM AND PLANS

    The Open Access Program requires HJC to form a special purpose corporation to interface with new and existing businesses owned and controlled by minorities, women and disadvantaged persons. HJC is required to capitalize this corporation with $500,000 and underwrite its operations at a minimum of $250,000 per year for five years. HJC must also contribute an additional $500,000 per year for five years to similar public efforts, in accordance with standards to be established by HJC. As of the Petition Date, HJC had paid $883,000 towards this obligation.

OTHER CITY AGREEMENTS

    On October 5, 1994, HJC and the City entered into an agreement obligating HJC to pay the City $4 million shortly after closing the debt financing discussed in Note 7, which was paid on November 28, 1994, and make an annual payment of $1.25 million for each year during the term of the Casino lease in which HJC receives gross gaming revenues in an amount of $400 million or more. HJC has delivered to the City a $1.5 million irrevocable letter of credit to secure these payments.

CONSTRUCTION CONTRACTS

    The Court has extended HJC's time to assume or reject executory contracts, including construction contracts, until the time provided for in the Modified Plan. HJC has entered into agreements with certain of its major contractors, including Centex, pursuant to which such contractors have agreed to modify the terms of their executory contracts with HJC.

LITIGATION

    DECLARATORY JUDGMENT ACTIONS. On March 18, 1998, two separate petitions were filed seeking a declaratory judgment and injunctive relief in the wake of the Attorney General's opinion to the effect that

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) the LGCB could execute the Amended and Renegotiated Casino Operating Contract without further action by the State legislature. In JORDAN VS. LOUISIANA GAMING CONTROL BOARD AND MURPHY J. FOSTER, Case No. 448192 (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge), the plaintiff, a Louisiana State Senator, sought a declaratory judgment and injunctive relief to preclude the LGCB from executing a casino operating contract without the approval of the State legislature. Joseph B. Boucree, Sr., former president of the LEDGC, has filed a petition of intervention in the JORDAN litigation, alleging that the LEDGC (rather than LGCB) retains the power to renegotiate HJC's Casino Operating Contract, and that the LGCB's actions in approving the Amended and Renegotiated Casino Operating Contract are invalid.

    In BEAN VS. LOUISIANA GAMING CONTROL BOARD AND RIVERGATE DEVELOPMENT CORPORATION, No. 448218 (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge), the plaintiff, also a member of the Louisiana State Senate, sought declaratory and injunctive relief precluding the LGCB from entering into a casino operating contract with JCC without the approval of the Louisiana legislature. HJC and the Bondholders Committee filed separate petitions of intervention in that litigation. On March 25, 1998, the plaintiff in JORDAN filed a petition of intervention and motion for consolidation of BEAN with JORDAN. On March 25, 1998, the Court hearing the BEAN litigation entered orders (1) directing that applications to the Louisiana Supreme Court for supervisory writs be filed in the Louisiana Supreme Court on or before March 26, 1998, and (2) staying all proceedings in BEAN pending action by the Louisiana Supreme Court on such writ applications. On March 25, 1998, HJC filed an application for supervisory writs in the Louisiana Supreme Court, which has been assigned Case No. 98CD0787. On that same date, Senator Bean, the LGCB and the RDC filed a joint application for supervisory writs in the Louisiana Supreme Court, which has been assigned Case No. 98CD0786. On March 27, 1998, Supreme Court entered an order denying all writ petitions to the extent they sought an immediate hearing before the Louisiana Supreme Court prior to a decision on the merits by the 19th Judicial District Court, and directed that the BEAN litigation be consolidated with the JORDAN litigation. The Supreme Court also directed that the judge hearing the JORDAN litigation render judgment on the merits no later than Friday, April 3, 1998, and reserved for further consideration the applicants' requests that the intermediate court of appeals be bypassed until after judgment is rendered by the 19th Judicial District Court.

    On March 27, 1998, the judge hearing the Jordan litigation directed that all parties in the consolidated litigation file pre-trial briefs no later than noon on Sunday, March 29, 1998, and scheduled a trial to commence on Monday, March 30, 1998.

    There can be no assurance that the validity of the action of the LGCB in approving the Amended and Renegotiated Casino Operating Contract will be upheld by the Louisiana courts or that the Louisiana courts will rule upon these challenges in time to permit the Proposed Modified Plan to be successfully consummated. In the event that the courts fail to uphold the validity of the execution of the Amended and Renegotiated Casino Operating Contract by the State in a timely fashion, the Proposed Modified Plan cannot be consummated, and HJC's Chapter 11 case likely would be converted to a liquidation case under Chapter 7 of the Bankruptcy Code.

    WARN ACT LITIGATION. RUSSELL M. SWODY, ET AL. V. HARRAH'S NEW ORLEANS MANAGEMENT COMPANY AND HARRAH'S ENTERTAINMENT, INC., Civil No. 95-4118, was filed against HET on December 13, 1995 in the District Court and subsequently amended. Swody is a class action under the WARN Act and ERISA and seeks damages, INTER ALIA, for the alleged failure to timely notify workers laid off by HJC. Plaintiffs seek

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) unspecified damages, as well as costs of legal proceedings, for themselves and all members of the class. After a hearing, the District Court certified the class on April 22, 1996.

    Early in 1996, SWODY was consolidated with SUSAN N. POIRIER, DARLENE A. MOSS, ET AL. V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS MANAGEMENT COMPANY, and Harrah's Operating Company, Civil No. 96-0215, which was filed in the United States District Court for the Eastern District of Louisiana on January 17, 1996, and subsequently amended. The POIRIER class was certified with Swody on April 22, 1996, and the consolidated POIRIER and SWODY cases were set for trial on May 5, 1997.

    Similar complaints were filed by Ms. Poirier in the Bankruptcy Court in HJC, HNOIC and Finance Corp. bankruptcy cases (Adversary Nos. 96-1015, 96-1014, and 96-1013). The POIRIER adversary proceedings purported to be class actions, asserting claims under the WARN Act, as well as ERISA. On or about February 23, 1996, HJC and HNOIC each filed a motion in its respective adversary proceeding to dismiss the POIRIER adversary proceeding on procedural grounds. A hearing on such motions to dismiss was held on March 19, 1996. Later, Finance Corp. also filed a similar motion. The Bankruptcy Court granted the motions to dismiss with respect to each of the Debtors on or about June 28, 1996.

    Proofs of claims, on behalf of individual, alleged, terminated employees and purportedly on behalf of all alleged former employees, were filed in HJC's Chapter 11 case. The plaintiffs in the litigation (the "WARN Act Claimants") moved to certify three classes on whose behalf the plaintiffs seek to act as class representatives for purposes of the proofs of claims. The Bankruptcy Court heard arguments on such motions on July 11, 1996, and denied the motions by Memorandum Opinion and Order dated October 10, 1996. However, in order to facilitate a proposed settlement reached by the Debtors and the WARN Act Claimants (discussed below), the WARN Act Claimants filed motions to reconsider that ruling. On December 10, 1996, the Bankruptcy Court certified classes for settlement purposes only.

    The WARN Act Claimants contend that the Debtors and the defendants in the District Court cases operated as a single business enterprise with respect to operations in New Orleans and contend that, under this alleged arrangement, HJC may be liable to the claimants under the WARN Act along with the defendants in the District Court cases.

    In order to avoid the expense, delay and risks associated with additional litigation, the Debtors and the WARN Act Claimants agreed to compromise and settle all of the WARN Act Claimants' claims on the terms summarized below, which settlement is reflected in the Modified Plan. Under the settlement, JCC will pay to those individuals laid off on or about November 22, 1995 the sum of $2,265,000, which amount includes the fees and costs of the WARN Act Claimants' attorneys and certain taxes attributable to the WARN Act settlement. The amounts paid to these individual WARN Act Claimants will be based upon instructions from the WARN Act Claimants' attorneys. The individual awards will be based upon information obtained through the payroll records for the time period of October 1 through November 22, 1995. In addition to this monetary settlement, the individuals laid off on or about November 22, 1995 will be offered preferential re-employment to their former positions or, if their former positions no longer exist or are not presently available, to substantially equivalent positions to the extent that such jobs are or become available. "Preferential re-employment" means that they will be offered employment before employment is offered to any person who was not laid off on or about November 22, 1995. WARN Act Claimants who were laid off in August of 1995 will not receive a monetary award, but will be placed on a secondary preferential re-hire list. These claimants will be offered re-employment after those employees

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) laid off on or about November 22, 1995 and employees laid off by the Flamingo Casino. They will remain on the preferential re-hire list for one year following the date of the opening of the Casino. A motion seeking approval of this compromise and settlement was filed and the Bankruptcy Court preliminarily approved the settlement on December 10, 1996. A final hearing on the settlement took place on February 3, 1997, at which time the Bankruptcy Court approved the settlement subject to the occurrence of the Effective Date. This settlement is contingent upon consummation of the Modified Plan.

    The WARN Act Claimants also filed a motion requesting that the Bankruptcy Court order HJC to amend its schedules of creditors to include all alleged, former employees and to extend the deadline for such alleged, former employees to file proofs of claims. As part of the settlement described above, the WARN Act Claimants have withdrawn such motion.

    MCCALL LITIGATION. On April 26, 1993, a lawsuit was filed in the Civil District Court for the Parish of Orleans (the "Civil District Court") captioned MCCALL V. MCCALL, ET AL. (the "McCall Litigation"). Plaintiffs asserted an ownership interest in certain land underlying the Rivergate site and also sought permanent injunctive relief prohibiting the use of such land for the Casino. The lawsuit also challenged the manner in which the RDC was formed and its authority to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. HJC intervened in the lawsuit and aligned itself with the City and the RDC. On February 22, 1994, the Civil District Court granted the motion for summary judgment filed by the City, the RDC and HJC, thereby dismissing all claims. On February 23, 1995, the state appellate court unanimously affirmed the Civil District Court's ruling that plaintiffs did not have an ownership interest in any land underlying the Rivergate site and remanded the case to the Civil District Court to determine whether plaintiffs had standing to assert the other claims concerning the authority of the RDC to enter into the Canal Street Casino Lease and the Basin Street Casino Lease. On April 28, 1995, all parties to the litigation applied to the Louisiana Supreme Court for writs of certiorari. On June 30, 1995, the Louisiana Supreme Court unanimously denied all writ applications. The property claims in this litigation have been resolved in favor of, the City and the RDC. On December 5, 1995, the Civil District Court dismissed the cause of action challenging the constitutionality of the RDC for lack of standing. Harry McCall then filed a notice of appeal.

    On March 12, 1996, Harry McCall, one of the claimants in the McCall Litigation, filed a motion in the Bankruptcy Court seeking relief from the automatic stay in bankruptcy to pursue this appeal. A hearing on Mr. McCall's motion for relief from the stay was held on April 2, 1996, following which the Bankruptcy Court modified the automatic stay to permit the McCall Litigation to proceed. On April 18, 1996, HJC, the City and the RDC filed a joint motion asking the Bankruptcy Court to amend and restate its order granting Mr. McCall's motion for relief from the automatic stay. A hearing on the joint motion was held on May 13, 1996, and the Bankruptcy Court granted the joint motion. Specifically, the Bankruptcy Court amended the order granting relief from the stay to clarify that the automatic stay did not apply, and had never applied, to the McCall Litigation or any appeal taken therefrom. On October 10, 1996, the Fourth Circuit Court of Appeals for the State of Louisiana voted 2-1 to reverse the trial court's dismissal for lack of standing. Under the Louisiana Constitution, this non-unanimous decision required that the appeal be heard before a five-judge panel of the same court. Oral argument before the five-judge panel took place on October 29, 1996 and that panel also reversed the trial court's dismissal for lack of standing with respect to the cause of action challenging the constitutionality of the RDC. The City, the RDC and HJC each applied for a writ of certiorari with the Louisiana Supreme Court, which was denied without comment.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    In addition, on April 6, 1994, Harry McCall filed a motion in Civil District Court to enforce a purported settlement agreement of the McCall Litigation entered into with HJC, asserting that he was entitled to receive settlement proceeds based upon a settlement agreement. HJC does not believe that a binding settlement agreement was reached with Mr. McCall. On July 8, 1994, the Civil District Court ruled that Mr. McCall's motion was procedurally defective. He subsequently failed to cure the deficiency and, on September 12, 1994, the court dismissed Mr. McCall's motion to enforce the settlement. Mr. McCall filed a notice of appeal and, on October 12, 1995, the Fourth Circuit Court of Appeals for the State of Louisiana reversed the district court's ruling, allowing Mr. McCall to pursue his claim.

    On March 12, 1996, Harry and Henry McCall filed a proof of claim against HJC in the amount of $2,000,000 which appeared to be based upon the purported settlement that was the subject of the April 1994 motion in Civil District Court. They also filed an adversary proceeding in the Bankruptcy Court in May, 1996 seeking to enforce the purported settlement agreement. HJC filed an objection to the McCalls' proof of claim on May 2, 1996. The Bankruptcy Court ordered that HJC's objection to the proof of claim and the adversary proceeding be consolidated for purposes of trial and discovery. At a hearing on September 16, 1996, the Bankruptcy Court ruled that Thomas Tucker, attorney for the McCalls, could not be both a witness and attorney in the matter. The trial was adjourned to give Mr. Tucker time to decide which role he would take. On September 26, 1996, the McCalls filed a motion seeking an interlocutory appeal on this decision of the Bankruptcy Court. At that time, the Bankruptcy Court stayed the underlying action pending a decision on the appeal. On October 16, 1996, the District Court denied the motion for an interlocutory appeal. The McCalls' motion for reconsideration of the decision was also denied. Subsequently, Mr. Tucker elected to be a witness.

    On April 18, 1997, the Debtors and Thomas Tucker, Harry McCall, Henry McCall and Susan LaFaye (an attorney who claims an interest in proceeds of the McCall Litigation) (the "McCall Claimants") reached a tentative agreement to settle various litigation and other legal claims, demands and causes of action (the "McCall Settlement Agreement"). The McCall Settlement Agreement contemplates, among other things, that:

        (i) The McCall Claimants and the law firm of Tucker & West will withdraw and dismiss with prejudice any and all proofs of claim and other demands for payment filed by any one or more of them in the Chapter 11 Cases, including any adversary proceedings, and also will release any and all claims, demands, suits and causes of action of any type they have against HJC and other persons identified in the McCall Settlement Agreement.

        (ii) The McCall Claimants will file in HJC's case an amended proof of claim in which they will jointly assert against HJC an unsecured claim in the amount of $145,500, which HJC will recognize as a valid and enforceable general, unsecured claim against HJC.

       (iii) On the later of (a) the Effective Date or (b) the date on which a court of competent jurisdiction enters judgments dismissing all of the litigation described in (iv) below with prejudice, HJC will deliver payment of the amended claim to an escrow agent designated in the McCall Settlement Agreement. Thereafter, the escrow agent will distribute to Ms. LaFaye the sum of $9,500, and will distribute to the other McCall Claimants, as their interests may appear, the sum of $87,985. The balance, or $48,015, will be held in escrow, and will be disbursed together with any accrued

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) interest on the earlier of (a) the first anniversary of the Effective Date or (b) the date of commencement of gaming at the Casino. If, however, prior to the date of commencement of gaming at the Casino, HJC advises the escrow agent that there has been a default under the McCall Settlement Agreement, there will be no distribution from escrow until the escrow agent receives an appropriate order or judgment from the Bankruptcy Court authorizing distribution and identifying the recipients.

        (iv) The McCall Claimants will dismiss with prejudice their adversary proceeding in HJC's bankruptcy proceeding and all the actions they have filed relating to HJC and the Casino.

        (v) The McCall Claimants and Tucker & West will not, individually or collectively, take any action, whether directly or acting through any other person or entity, to oppose the conducting of casino gaming operations including, but not limited to (a) filing of any suits, actions or other proceedings against HJC and its successors, (b) seeking to retard, delay or deny the issuance to HJC and its successors of any licenses, orders, grants or other awards by any governmental entity or (c) assisting any other person with respect to the foregoing.

    The parties to the McCall Settlement Agreement are currently engaged in the preparation of a definitive agreement to resolve their disputes, which will then be executed and submitted to the Bankruptcy Court for its approval. The McCall Settlement Agreement contemplates that Harry McCall will dismiss the McCall Litigation with prejudice on the Effective Date.

    TUCKER LITIGATION (CITY). A lawsuit captioned TUCKER V. CITY OF NEW ORLEANS was filed on October 5, 1994 against the City (the "Tucker Litigation") in the Civil District Court for the Parish of Orleans by a resident of the Parish challenging the validity of three casino-related ordinances adopted by the City Council on September 23, 1994 which authorized, among other things, amendments to the Canal Street Casino Lease. The lawsuit also challenges the constitutionality of a clarifying amendment to the Louisiana Gaming Act. The clarifying amendment addresses a provision of the Canal Street Casino Lease which requires at least 80% of the persons employed by the Casino to be residents of Orleans Parish. The effects of the ordinances and the amendment to the Louisiana Gaming Act were, among other things, (i) to clarify the intent of the Louisiana Gaming Act that a provision of a contract (to which the gaming operator is a party) that requires more than 50% of the persons employed to be residents of any one parish is void, but that the contract as an entirety would not be void under the Louisiana Gaming Act, and (ii) to reduce the residency requirement in the Canal Street Casino Lease if necessary to comply with applicable law. On November 18, 1994, the City filed preliminary exceptions contending that the plaintiff had failed to name indispensable and necessary parties as defendants. On March 13, 1995 and August 17, 1995, the plaintiff filed supplemental amended petitions. On September 22, 1995, the City requested the plaintiff consider its prior filed exceptions as applicable. There has been no activity in the case since that time.

    Mr. Tucker and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts which they allege were owed to them with respect to the Tucker Litigation and other litigations, including the McCall Litigation. HJC and HNOIC filed objections to these proofs of claims. Subsequently, on August 13, 1996, the claimants consented to disallowance of these claims.

    The McCall Settlement Agreement contemplates that the Tucker Litigation will be dismissed with prejudice as of the Effective Date.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    LANDMARKS LITIGATION (JOAN OF ARC). On December 6, 1994, a lawsuit captioned LOUISIANA LANDMARKS SOCIETY, INC. V. CITY OF NEW ORLEANS, RIVERGATE DEVELOPMENT CORPORATION, AND HARRAH'S JAZZ COMPANY (the "Landmarks Litigation") was filed seeking to prevent, among other things, HJC from moving the Joan of Arc statue or using any part of the Place de France without the approval of the Secretary of the United States Department of the Interior. The Place de France is located adjacent to the Casino. The original design plans for the Casino contemplated locating the main access areas for the Casino in the area currently in use as the Place de France. The plaintiff alleged that the Place de France was developed with federal funds for historic purposes and that, therefore, the statue could not be relocated and that the Place de France could not be converted to another use without the approval of the Secretary of the Interior. The plaintiff also alleged a pendent state law claim that the Place de France had been dedicated as a park by the City and that the conversion of the Place de France to another use would require the approval of the Louisiana State Legislature. On January 27, 1995, the United States District Court for the Eastern District of Louisiana issued an order permanently restraining the City, the RDC and HJC from removing the Joan of Arc statue or using any part of the Place de France without the approval of the United States Secretary of the Interior. The City, the RDC and HJC filed notices of appeal. The plaintiff filed a cross-appeal regarding the scope of the injunction. Oral argument on the appeal took place on February 7, 1996 after HJC sought, and received, relief from the automatic stay to proceed with the appeal. On June 7, 1996, the United States Court of Appeals for the Fifth Circuit reversed the decision of the District Court, vacated the permanent injunction entered by the District Court, rendered a judgment of dismissal against the plaintiff for failure to state a cause of action on the grounds that there is no implied private right of action under the applicable federal statute, and dismissed the plaintiff's cross-appeal regarding the scope of the injunction as moot. On July 12, 1996, the Fifth Circuit denied plaintiff's petition for rehearing.

    Because of this litigation, HJC had to redesign the southern part of the Casino, at substantial cost. As a result of the modification, the size of the Casino was decreased by approximately 2,400 square feet.

    The City has requested the written approval of the United States Secretary of the Interior to remove the Joan of Arc statue from the Place de France. Such approval has not yet been received and may not be forthcoming. If such approval is received and the Joan of Arc statue is removed, HJC may decide to make further modifications to the entrance to the Casino.

    Louisiana Landmarks Society, Inc., James Logan and the law firm of Tucker & West filed proofs of claims against the estates of HJC and HNOIC for amounts they alleged were owed to them as a result of the Landmarks Litigation. HJC and HNOIC filed objections to these proofs of claims. On August 13, 1996, Louisiana Landmarks Society, Inc. and the other claimants consented to disallowance of their claims.

    TUCKER LITIGATION (JOAN OF ARC). On July 24, 1996, Thomas Tucker filed another lawsuit entitled, TUCKER V. CITY OF NEW ORLEANS AND RIVERGATE DEVELOPMENT CORPORATION, seeking to enjoin alteration of the Place de France absent the express written approval of the United States Secretary of the Interior. HJC has not been named as a defendant. The lawsuit, however, could affect the development of the Casino. Mr. Tucker has characterized his claim as one based upon section 1983 of title 42 of the United States Code for purported violations of his rights of due process and equal protection. The factual allegations of the complaint are virtually identical to those asserted in the Landmarks Litigation. Mr. Tucker served as counsel of record for the plaintiff in the Landmarks Litigation, and he is both a member and trustee of that plaintiff. On October 14, 1996, Tucker filed an amended complaint naming First American Title Insurance Company as an additional defendant. Upon information and belief, all the defendants were thereafter

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) served with the complaint. HJC sought and received permission to intervene in the action on January 21, 1997.

    The McCall Settlement Agreement contemplates that this suit will be dismissed with prejudice on the Effective Date.

    HNOIC/NOLDC LITIGATION. On September 26, 1995, HNOIC brought a lawsuit against New Orleans/Louisiana Development Corp. ("NOLDC") in the District Court seeking a declaratory judgment that (i) HNOIC was a 52.93% owner of HJC, (ii) the 1994 option agreement with NOLDC had expired, and (iii) NOLDC was not a "material partner" of HJC. This lawsuit is pending as Civil Action No. 95-3165.

    On September 28, 1995, NOLDC brought a lawsuit against, among other parties, HNOIC and HJC in the Civil District Court for the Parish of Orleans seeking (i) a temporary restraining order enjoining the expiration of the 1994 option agreement and removal of NOLDC from its status as a material partner of HJC,
(ii) a rescission of the fourth amendment to HJC's partnership agreement (governing, among other matters the dilution of the NOLDC interest in HJC and NOLDC's status as a material partner of HJC), (iii) restoration of NOLDC to a full 33.3% ownership in HJC, and (iv) unspecified damages against all defendants except HJC. This lawsuit was filed as Civil Action No. 95-14653.

    On September 29, 1995, NOLDC obtained a temporary restraining order from the Louisiana Civil District Court, directing HNOIC and HJC to treat NOLDC as a material partner until a hearing on an injunction could be held on October 9, 1995. On October 5, 1995, the defendants removed NOLDC's state court complaint to the District Court, where it is now pending as Civil Action No. 95-3272. On October 6, 1995, NOLDC sought to obtain an extension of its temporary restraining order from the District Court. NOLDC's request was denied, and no date for any further hearing was set. Following the filing of bankruptcy by NOLDC, the litigation was placed on inactive status by the court. At the time of the filing of NOLDC's bankruptcy, no discovery on the merits had been taken.

    It is contemplated that, pursuant to the NOLDC Shareholders/HET Settlement Agreement (as defined in the Modified Plan), all of the litigation among NOLDC, HNOIC and HJC will be dismissed on the Effective Date.

    SAPIR LITIGATION. On June 6, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST VERSUS GRAND PALAIS ENTERPRISES, INC., in the Civil District Court. In that action, plaintiffs allege, among other things, that one of HJC's three general partners, Grand Palais, through its principal Christopher
B. Hemmeter ("Hemmeter") and its former counsel Cezar M. Froelich ("Froelich"), has negotiated or is negotiating a compromise with HET and others which improperly benefits Hemmeter and Froelich to the detriment of the creditors and shareholders of Grand Palais. Plaintiffs sought and obtained an EX PARTE temporary restraining order prohibiting the disposition of any property of Grand Palais, including prohibition of Grand Palais's execution of the releases and other agreements among Grand Palais, HET and others contemplated under the Modified Plan. Plaintiffs also moved for the EX PARTE appointment of a temporary receiver for Grand Palais, among others, which was granted by the Civil District Court.

    On June 18, 1997, Grand Palais filed a notice of removal of the litigation to the Bankruptcy Court. On July 1, 1997, plaintiffs filed a motion in the Bankruptcy Court to remand the litigation to Civil District Court. On July 2, 1997, the Bankruptcy Court granted HJC leave to intervene in the litigation and

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) continued plaintiff's motion to remand the litigation to Civil District Court. The Bankruptcy Court's order also included provisions by which one of the plaintiffs and/or the receiver could participate in HJC's weekly "steering committee" conferences and present objections to the Bankruptcy Court with respect to any significant decision requiring the approval of HJC's general partners. Thereafter, plaintiffs filed a motion to reconsider the Court's order permitting HJC to intervene in the litigation. On October 6, 1997, the Bankruptcy Court remanded the litigation to Civil District Court. On that date, the Bankruptcy Court also reconsidered its order permitting HJC to intervene in the litigation and rescinded without prejudice its order permitting HJC to intervene.

    On November 21, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST V. BANKER'S TRUST COMPANY, CEZAR M. FROELICH, ABC INSURANCE COMPANY, FIRST NATIONAL BANK OF COMMERCE, HARRAH'S ENTERTAINMENT INCORPORATED, SHEFSKY & FROELICH, LTD., DEF INSURANCE COMPANY, GHI INSURANCE COMPANY, JKL INSURANCE COMPANY, THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, MERRILL LYNCH SENIOR HIGH INCOME FUND, MERRILL LYNCH SENIOR HIGH INCOME II FUND, MERRILL LYNCH SENIOR STRATEGIC FUND, PRIME INCOME TRUST, AND VAN KAMPEN MERITT PRIME RATE INCOME TRUST, No. 97-20643, in the Civil District Court. In that action, the plaintiffs allege, among other things, that defendants committed breaches of contract and fiduciary duty with respect to actions taken in connection with the Chapter 11 Cases.

    As a result of the litigation described above, it is unclear who has the authority to take certain actions on behalf of Grand Palais and the impact the litigation might have on HJC's reorganization efforts. In addition, subsequent to commencement of this litigation, Hemmeter filed a voluntary petition for relief under Chapter 7 of the Bankruptcy Code, and a Chapter 7 trustee has been appointed in that bankruptcy case. There can be no assurance that the litigation between plaintiffs and Grand Palais or Hemmeter's Chapter 7 filing will not materially impair the Debtor's ability to consummate the Modified Plan, or that the litigation will be resolved on terms that will permit consummation of the Modified Plan.

    BONDHOLDERS CLASS ACTION. Beginning on November 28, 1995, eight separate class action suits were filed against HET and various of its corporate affiliates, officers and directors in the United States District Court for the Eastern District of Louisiana. They were BEN F. D'ANGELO, TRUSTEE FOR BEN F. D'ANGELO REVOCABLE TRUST V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE AND RON LENCZYCKI; MAX FENSTER V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS INVESTMENT COMPANY, GRAND PALAIS CASINO, INC., PHILIP G. SATRE, COLIN V. REED, MICHAEL N. REGAN, CHRISTOPHER B. HEMMETER, DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS, INC, AND BT SECURITIES CORP.; GOLDIE ROSENBLOOM V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE AND RON LENCZYCKI; BARRY ROSS V. HARRAH'S NEW ORLEANS INVESTMENT COMPANY, PHILIP G. SATRE, COLIN V. REED, LAWRENCE L. FOWLER, MICHAEL
N. REGAN, CEZAR M. FROELICH, ULRIC HAYNES, JR., WENDELL GAUTHIER, T. GEORGE SOLOMON, JR., DUPLAIN W. RHODES, III, HARRAH'S ENTERTAINMENT, INC., DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS INC, AND BT SECURITIES CORP.; LOUIS SILVERMAN V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS INVESTMENT COMPANY, GRAND PALAIS CASINO, INC., PHILIP G. SATRE, COLIN V. REED, MICHAEL N. REGAN, CHRISTOPHER B. HEMMETER, AND DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION; FLORENCE KESSLER V. PHILIP G. SATRE, COLIN V. REED, CHARLES A. LEDSINGER, JR., MICHAEL N. REGAN, LAWRENCE L. FOWLER, CHRISTOPHER B. HEMMETER, CEZAR M. FROELICH, ULRIC HAYNES, JR., WENDELL H. GAUTHIER, T. GEORGE SOLOMON, JR., DUPLAIN W. RHODES, III, DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION, SALOMON BROTHERS INC, AND BT SECURITIES CORPORATION; WARREN ZEILLER AND JUDITH M. R. ZEILLER V. HARRAH'S ENTERTAINMENT CORP., MICHAEL D. ROSE, PHILIP G. SATRE, AND RON

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
LENCZYCKI; AND CHARLES ZWERVING AND HELENE ZWERVING V. HARRAH'S ENTERTAINMENT CORP., PHILIP G. SATRE, COLIN V. REED, CHRISTOPHER B. HEMMETER, AND DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION. Pursuant to a District Court order of January 26, 1996, plaintiffs, on May 24, 1996, filed a consolidated complaint in the action numbered 95-3925, entitled IN RE HARRAH'S ENTERTAINMENT, INC. SECURITIES LITIGATION (the "Bondholders Class Action").

    The plaintiffs in the Bondholders Class Action (who purport to represent all persons, other than defendants and their affiliates, who purchased Old Bonds between November 9, 1994 and November 21, 1995) have characterized their complaint as alleging violations of Sections 11 and 12(2) of the Securities Act of 1933, 15 U.S.C. SectionSection 77k and 77l(2); Section 10(b) of the Securities Exchange Act of 1934, 15 U.S.C. Section 78j(b); and Rule 10b-5 promulgated thereunder by the Securities and Exchange Commission, 17 C.F.R.
Section 240.10b-5. The complaint asserts that the registration statement and prospectus filed in connection with the offering of the Old Bonds contained untrue statements of material fact and omitted to state material facts necessary in order to make the statements made therein not misleading. The complaint also alleges that the defendants engaged in a scheme to defraud plaintiffs and the alleged class by knowingly or recklessly releasing false and misleading information that was designed to and did (i) deceive the investing public, including plaintiffs and other members of the alleged class, regarding HJC's financial condition and future business prospects, (ii) artificially inflate the market price of the Old Bonds during the relevant period, and (iii) cause plaintiffs and other alleged class members to purchase or otherwise acquire the Old Bonds at inflated prices.

    Certain of the individuals named as defendants in the Bondholders Class Action are officers and directors of the Debtors or of other entities and have claimed or may claim defense, indemnification and/ or contribution rights against the Debtors.

    Proofs of claim, purportedly on behalf of the plaintiffs in the Bondholders Class Action, have been filed in the Chapter 11 cases. Such proofs of claim assert claims based upon damages caused by alleged violations of federal securities laws in connection with the purchase and sale of the Old Bonds. The Debtors have objected to such proofs of claim. Under the Modified Plan, if any of such claims are allowed, then to the extent that they are allowed, they will fall within the classes of Penalty Claims under the Modified Plan and will receive no distributions on account of such claims.

    Plaintiffs in the Bondholders Class Action filed motions in the Chapter 11 cases seeking the appointment of an examiner. A hearing on the motions was held on November 6, 1996. On November 20, 1996, the Bankruptcy Court denied the motion to appoint an examiner. In denying the motion, the Bankruptcy Court found that the request for an examiner was both untimely and for an improper purpose.

    HJC has supported the settlement of the Bondholders Class Action negotiated between counsel for the class and the defendants named in the litigation, whose basic terms are as follows:

        (1) in accordance with the Modified Plan, Harrah's Investor will contribute 200,000 shares of Class A New Common Stock to the Release Pool (as defined in the Modified Plan) to be distributed as set forth in the Modified Plan to those members of the settlement class who are current Bondholders;

        (2) the sum of $3.8 million in cash will be contributed by the defendants and/or their insurance carriers toward the settlement, which funds will be distributed as determined by plaintiffs' counsel and

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9. COMMITMENTS AND CONTINGENCIES (CONTINUED) approved by the District Court to members of the settlement class who do not provide releases to HJC in exchange for a distribution from the Release Pool, as well as for the payment of costs and fees;

        (3) plaintiffs will provide releases to the defendants, dismiss the Bondholders Class Action with prejudice, and support the Modified Plan.

    The parties to the Bondholders Class Action entered into a stipulation effectuating the basic terms of the settlement on April 16, 1997. On June 26, 1997, the District Court conducted a fairness hearing to determine whether to approve the proposed settlement. No member of the settlement class opted out of the settlement. On July 31, 1997, the District Court approved the settlement, which is contingent on the occurrence of the Effective Date of the Original Confirmed Plan or the effective date of a plan of reorganization supported by HET in the Chapter 11 Cases (which would include the Modified Plan).

STATUS OF LITIGATION IF NO REORGANIZATION

    The settlement agreements described above are contingent on the occurrence of the Effective Date of the Modified Plan. If the required contingency is not satisfied, the claimants may proceed with their claims against HJC and/or its affiliates.

OTHER CONTINGENCIES

    The enactment and implementation of gaming legislation in Louisiana and the development of the Gaming Facilities have been the subject of lawsuits, claims and delays brought about by various parties. Additional lawsuits and the uncertain political environment may result in further delays, all of which could have a material adverse effect on HJC or JCC as its successor and operator of the Casino. For additional information regarding these matters, see Items 1 and
2. "Business and Properties--Risk Factors" in HJC's Annual Report on Form 10-K for the year ended December 31, 1997.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

         UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The accompanying unaudited condensed consolidated financial statements of HJC and subsidiary, have been prepared in accordance with the instructions to Form 10, and therefore do not include all information and notes necessary for complete financial statements prepared in conformity with generally accepted accounting principles. The results for the periods indicated are unaudited, but reflect all adjustments (consisting only of normal recurring adjustments) which management considers necessary for a fair presentation of operating results. Results of operations for interim periods are not necessarily indicative of a full year of operations. These consolidated financial statements and related notes should be read in conjunction with the financial statements and related notes included in "--Audited Financial Information."

    Separate financial statements and other disclosures with respect to HJC's subsidiary, Harrah's Jazz Finance Corp., are omitted as such separate financial statements and other disclosures are not deemed material.

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                         JUNE 30,    DECEMBER 31,
                                                                                           1998          1997
                                                                                        -----------  ------------
                                        ASSETS
Current assets
  Cash and cash equivalents (includes restricted cash of $3,410 and $3,335,
    respectively).....................................................................  $     3,724   $    3,755
  Other...............................................................................          560          561
                                                                                        -----------  ------------
      Total current assets............................................................        4,284        4,316
                                                                                        -----------  ------------
Land, buildings and equipment
  Property held for development.......................................................       13,200       13,200
  Construction in progress............................................................      157,952      157,475
  Furniture, fixtures and equipment, net of accumulated depreciation of $6,891 and
    $6,598, respectively..............................................................       24,564       24,857
                                                                                        -----------  ------------
      Total land, buildings and equipment.............................................      195,716      195,532
                                                                                        -----------  ------------
Deferred assets, net of amortization
  Deferred operating contract costs...................................................      122,222      122,222
  Lease prepayments...................................................................       30,263       30,263
  Other...............................................................................        2,084        2,084
                                                                                        -----------  ------------
                                                                                        $   354,569   $  354,417
                                                                                        -----------  ------------
                                                                                        -----------  ------------
                          LIABILITIES AND PARTNERS' DEFICIT
Liabilities not subject to compromise
  Accounts payable....................................................................  $       374   $    1,170
  Accrued expenses....................................................................       14,890        9,756
  Debtor-in-possession loans..........................................................       40,101       32,230
                                                                                        -----------  ------------
      Total liabilities not subject to compromise.....................................       55,365       43,156
                                                                                        -----------  ------------
Liabilities subject to compromise.....................................................      523,468      523,468
                                                                                        -----------  ------------
Commitments and contingencies
Partners' deficit
  Partners' capital contributions.....................................................      167,000      167,000
  Accumulated deficit.................................................................     (391,264)    (379,207)
                                                                                        -----------  ------------
      Total partners' deficit.........................................................     (224,264)    (212,207)
                                                                                        -----------  ------------
                                                                                        $   354,569   $  354,417
                                                                                        -----------  ------------
                                                                                        -----------  ------------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                      SECOND QUARTER ENDED    SIX MONTHS ENDED
                                                                      --------------------  ---------------------
                                                                      JUNE 30,   JUNE 30,    JUNE 30,   JUNE 30,
                                                                        1998       1997        1998       1997
                                                                      ---------  ---------  ----------  ---------
MISCELLANEOUS REVENUES..............................................  $      26  $      14  $       50  $      32
                                                                      ---------  ---------  ----------  ---------
OPERATING EXPENSES:
  Depreciation and amortization.....................................        144        153         293        306
  General and administrative........................................      5,036      3,410       7,918      6,732
                                                                      ---------  ---------  ----------  ---------
    Total operating expenses........................................      5,180      3,563       8,211      7,038
                                                                      ---------  ---------  ----------  ---------
    Loss from operations............................................     (5,154)    (3,549)     (8,161)    (7,006)
                                                                      ---------  ---------  ----------  ---------
REORGANIZATION ITEMS:
  Costs and expenses................................................     (1,927)      (815)     (2,537)    (1,013)
  Recovery of accounts receivable...................................     --             63           2        480
  Interest income...................................................         42         36          76         67
                                                                      ---------  ---------  ----------  ---------
    Total reorganization items......................................     (1,885)      (716)     (2,459)      (466)
                                                                      ---------  ---------  ----------  ---------
OTHER INCOME (EXPENSE):
  Interest expense..................................................       (761)      (449)     (1,437)      (818)
                                                                      ---------  ---------  ----------  ---------
NET LOSS............................................................  $  (7,800) $  (4,714) $  (12,057) $  (8,290)
                                                                      ---------  ---------  ----------  ---------
                                                                      ---------  ---------  ----------  ---------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                               SIX MONTHS ENDED
                                                                                            ----------------------
                                                                                             JUNE 30,    JUNE 30,
                                                                                               1998        1997
                                                                                            ----------  ----------
Cash flows from operating activities
  Net loss................................................................................  $  (12,057) $   (8,290)
Adjustments to reconcile net loss to net cash used in operations
    Depreciation and amortization.........................................................         293         306
    Decrease in other current assets......................................................           1         165
    Increase (decrease) in accounts payable and accrued expenses..........................       4,338      (3,291)
    Decrease in accounts payable and accrued expenses prior to Petition Date..............      --              (7)
                                                                                            ----------  ----------
    Cash flows used in operating activities...............................................      (7,425)    (11,117)
                                                                                            ----------  ----------
Cash flows from investing activities
  Purchase of land, buildings and equipment...............................................        (477)     (1,827)
                                                                                            ----------  ----------
Cash flows from financing activities
  Proceeds received from Debtor-in-Possession borrowings..................................       7,871       6,788
                                                                                            ----------  ----------
Decrease in cash and cash equivalents.....................................................         (31)     (6,156)
Cash and cash equivalents, beginning of period............................................       3,755      10,114
                                                                                            ----------  ----------
Cash and cash equivalents, end of period..................................................  $    3,724  $    3,958
                                                                                            ----------  ----------
                                                                                            ----------  ----------

        THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION

ORGANIZATION

    Harrah's Jazz Company (together with its subsidiary, "HJC"), a Louisiana general partnership consisting of Harrah's New Orleans Investment Company ("HNOIC"), a subsidiary of Harrah's Entertainment, Inc. ("HET"), New Orleans/Louisiana Development Corporation ("NOLDC"), and Grand Palais Casino, Inc. ("Grand Palais"), was formed on November 29, 1993 for the purposes of developing, owning and operating the exclusive land-based casino entertainment facility (the "Casino") in New Orleans, Louisiana, on the site of the former Rivergate Convention Center. HJC operated a temporary casino in the Municipal Auditorium (the "Basin Street Casino" and, together with the Casino, the "Gaming Facilities") from May 1, 1995 to November 22, 1995.

    HJC was in the development stage until May 1, 1995, when it commenced operation of the Basin Street Casino. Development stage activities consisted of construction, organizational activities related to arranging construction and financing contracts, and negotiating various other agreements to develop and operate the Gaming Facilities. These agreements included (i) the lease between HJC and the Rivergate Development Corporation (the "RDC") and the City of New Orleans (the "City"), as Intervenor, with respect to the site of the Casino (the "Canal Street Casino Lease"); (ii) the lease between HJC, the RDC and the City, as Intervenor, with respect to the Basin Street Casino (the "Basin Street Casino Lease"); (iii) the casino operating contract between HJC and the Louisiana Economic Development and Gaming Corporation ("LEDGC"), a special public purpose corporation established to regulate land-based gaming in Louisiana (the "Casino Operating Contract"); (iv) a general development agreement between HJC, the RDC, and the City, as Intervenor (the "General Development Agreement") and (v) a management agreement between HJC and Harrah's New Orleans Management Company (the "Manager").

BANKRUPTCY

    On November 22, 1995 (the "Petition Date"), HJC (which is sometimes referred to herein as the "Debtor") and its subsidiary Finance Corp. (sometimes referred to collectively herein as the "Debtors") filed petitions for relief under Chapter 11 of Title 11 of the United States Code ("Chapter 11"). The case is currently pending in the United States Bankruptcy Court for the Eastern District of Louisiana (the "Bankruptcy Court").

    Under Chapter 11, certain claims against the Debtor in existence prior to the Petition Date are stayed while the Debtor attempts to reorganize. These claims are reflected in the June 30, 1998 and December 31, 1997 consolidated balance sheets as "liabilities subject to compromise." Additional claims (also included in the account "liabilities subject to compromise") may arise subsequent to the filing date from rejection of executory contracts, including leases, and from the determination by the Court (or agreement by the parties in interest) with respect to allowed claims for contingencies and other disputed amounts. Claims secured by the Debtors' assets also are stayed, although the holders of such claims have the right to move the Court for relief from the stay. Secured claims are collateralized primarily by substantially all of the Debtors' assets.

    On February 28, 1997, the Debtors and HNOIC, together with HET (the "Proponents"), filed their Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated as of February 26, 1997. That plan, as voted upon by all affected parties entitled to vote and as modified in

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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED) connection with the hearing on confirmation, was confirmed by the Bankruptcy Court on April 28, 1997, and as so modified and confirmed is referred to herein as the "Original Plan."

    Implementation of the Original Plan was conditioned upon (among other things) the execution and delivery of a casino operating contract (the "April 29, 1997 Casino Operating Contract") by Jazz Casino Corporation, a newly formed company which was to succeed to HJC's rights to develop the Casino, and the Louisiana Gaming Control Board (the "LGCB") and all necessary approvals, if any, from the LGCB and the State of Louisiana (the "State"). The LGCB approved the April 29, 1997 Casino Operating Contract, but conditioned its execution of the April 29, 1997 Casino Operating Contract upon the further approval of the State legislature. The State legislature failed to give its approval of the April 29, 1997 Casino Operating Contract during its 1997 regular session, which adjourned on June 23, 1997.

    In light of the State legislature's adjournment without action on the April 29, 1997 Casino Operating Contract, on June 26, 1997, the Proponents sought Bankruptcy Court approval to modify the Original Plan to provide, among other things, for the assumption of HJC's existing Casino Operating Contract without any amendments requiring the approval of the LGCB or the State. The State and the LGCB vigorously opposed these proposed modifications.

    Following negotiations with various parties in interest in the reorganization, including the official committee of bondholders appointed in HJC's Chapter 11 case (the "Bondholders Committee") and Bankers Trust Company ("Bankers Trust"), HJC's primary lender, the Proponents prepared a new set of modifications to the Original Plan (The Original Plan, as so modified and confirmed by the Bankruptcy Court on January 29, 1998, is referred to herein as the "Modified Plan.") For a discussion of the significant differences between the Original Plan and the Modified Plan, see Items 1 and 2. "Business and Properties--Plan of Reorganization--Modified Plan of Reorganization--Summary of the Modified Plan" in HJC's Annual Report on Form 10-K for the year ended December 31, 1997. The Modified Plan was filed as an exhibit to HJC's Annual Report on Form 10-K for the year ended December 31, 1997.

    The Modified Plan abandoned the changes to the Original Plan initially proposed by the Proponents following the State legislature's adjournment in June 1997, and instead provided, among other things, for further amendments to the Casino Operating Contract (as so modified, the "December 9, 1997 Casino Operating Contract") and a guarantee of certain of the amounts due thereunder. The LGCB conditionally approved the December 9, 1997 Casino Operating Contract, but conditioned its execution of the December 9, 1997 Casino Operating Contract upon the further approval of the State legislature. For a Note 1. Organization, Bankruptcy and Basis of Presentation discussion of the significant differences between the April 29, 1997 Casino Operating Contract and the December 9, 1997 Casino Operating Contract, see Items 1 and 2. "Business and Properties--Overview of Business--Contract Rights--Amended and Renegotiated Casino Operating Contract" in HJC's Annual Report on Form 10-K for the year ended December 31, 1997.

    The governor indicated that he would call a special session of the State legislature commencing in March 1998 to consider, among other things, approval of the December 9, 1997 Casino Operating Contract. However, after receiving an opinion from the State attorney general that the LGCB has independent authority (without the necessity of any legislative approval) to renegotiate and execute a renegotiated casino operating contract, the governor did not include consideration of the December 9, 1997 Casino Operating Contract in the call for the 1998 special session. Instead, on March 20, 1998, the

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                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED)
LGCB approved an amended Casino Operating Contract between HJC and the LGCB (the "Amended and Renegotiated Casino Operating Contract"), subject to a number of conditions, including that the Louisiana Supreme Court render a final, non-appealable judgment that the LGCB, acting on its own, is the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract, without the specific approval of the governor or the State legislature.

    The right of the LGCB to execute the Amended and Renegotiated Casino Operating Contract without the approval of the governor or the legislature of the State was then challenged in court. On May 15, 1998, the Louisiana Supreme Court rendered a final decision holding that the LGCB is in fact the proper party and has the legal authority to enter into the Amended and Renegotiated Casino Operating Contract, without the approval of the governor or the State legislature. The decision of the Louisiana Supreme Court has since become final and non-appealable. For more information on this litigation, see Note 6. "Commitments and Contingencies--Litigation--Declaratory Judgment Actions."

    As a result of, among other things, the LGCB's conditional approval of the Amended and Renegotiated Casino Operating Contract, on March 26, 1998, the Proponents filed with the Bankruptcy Court a motion to approve further modifications to the Modified Plan (the Modified Plan, as so modified and confirmed by the Bankruptcy Court on April 6, 1998 is referred to herein as the "Confirmed Plan"). The Confirmed Plan was filed as an exhibit to HJC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

    The effectiveness of the Confirmed Plan, as with its predecessors, is conditioned upon, among other things, the execution and delivery of an amended casino operating contract and all necessary approvals, if any, from the State. While the LGCB has given its approval to the Amended and Renegotiated Casino Operating Contract, that approval will not become final, and the contract cannot be executed, until, among other things, the LGCB makes a determination that the owners and operators of the Casino are suitable under applicable rules and regulations. In order to make this determination, the LGCB requires that the successors to HJC, the Manager and certain of their respective shareholders, members, officers and directors undergo extensive investigation and review by the LGCB and State Police, including character and financial responsibility review, to be found suitable and qualified under applicable State law and to obtain the requisite authorizations, permits and licenses. That process has commenced. The Chairman of the LGCB has stated that this process is targeted to conclude in October of 1998, although there can be no assurance that the suitability process will be completed by such time. Based upon these statements, HJC is targeting the end of October 1998 for an Effective Date.

    In the meantime, and in connection with preparations for consummation of the Confirmed Plan, a review of the partially-constructed Casino and adjoining parking lot structure was conducted to determine (i) what redesign of the Casino interior will be necessitated by the dedication of the second floor of the Casino building to non-gaming uses and by the other changes in the configuration of the Casino contemplated by the Amended and Renegotiated Casino Operating Contract, (ii) whether to upgrade the Casino design and gaming equipment to meet more intense competition from other gaming facilities such as those located on the Mississippi Gulf Coast, (iii) the extent to which the Casino structure and adjoining parking facilities have deteriorated during the three year reorganization process, and (iv) the extent to which increased costs resulting from proposed modifications and additions might be offset by changes to the Casino design. In addition, HJC obtained estimates for the costs of the various modifications to the

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                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1. ORGANIZATION, BANKRUPTCY AND BASIS OF PRESENTATION (CONTINUED)
Casino project under consideration, and also determined what costs have and will be occasioned by the delay in the reorganization process resulting from the developments described above.

    Upon determining what modifications and additions to the Casino project are reasonably necessary to its success, what other changes to the Casino design should be made to partially offset the increased costs occasioned by such modifications and the delay in the reorganization process, and after negotiations with the Bondholders Committee and Bankers Trust, HJC revised its budget for completion and operation of the Casino. HJC's revised budget for completion of the Casino project contemplates, among its elements, $25 million in additional new financing and the cancellation of all accrued interest on the DIP Loan. For these and other reasons, HJC proposes to modify the Confirmed Plan, which modifications are incorporated in HJC's proposed Third Amended Joint Plan of Reorganization, As Modified Through August 12, 1998 (the "Proposed Plan"). A copy of the Proposed Plan was filed as an exhibit to HJC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998. The Proposed Plan was filed with the Bankruptcy Court on August 13, 1998. At the same time forms of a summary disclosure statement and a full disclosure statement were filed with the Bankruptcy Court pursuant to Sections 1125 and 1127 of the Bankruptcy Code. The adequacy of those forms of disclosure statement will be considered by the Bankruptcy Court at a hearing on September 3, 1998, at 10:00 a.m.

NOTE 2. RESTRICTED CASH

ESCROWED AMOUNTS

    In connection with some of the agreements entered into in the course of HJC's bankruptcy proceeding, HJC has been required to establish escrow accounts, pursuant to escrow agreements, at Hibernia National Bank, as escrow agent. A description of each currently funded escrow account is set forth below.

HARRAH'S JAZZ COMPANY/CENTEX LANDIS CONSTRUCTION CO., INC./HIBERNIA NATIONAL
  BANK ESCROW

    This escrow account was established pursuant to the Close-In Agreement between HJC and Centex Landis Construction Co. Inc. ("Centex"), dated March 5, 1996, to contain retainage payments for Centex, the contractor for the close-in work. Funds representing retainage earned were deposited weekly during the close-in. Escrowed funds have been distributed to Centex when a written request for disbursement has been accepted by HJC. As of June 30, 1998, HJC continued to hold in retainage approximately $120,000 relating to a dispute regarding the close-in work on the Casino.

RIVERGATE DEVELOPMENT CORPORATION/HARRAH'S JAZZ COMPANY/CITY OF NEW
  ORLEANS/HARRAH'S OPERATING COMPANY/HIBERNIA NATIONAL BANK ESCROW

    As contemplated under an agreement entitled "An Agreement Regarding Modifications and Related Agreements in Respect of Amended and Restated Canal Street Casino Lease, Termination of Basin Street Casino Lease, Amended and Restated General Development Agreement, the Conditional Use Ordinances and other Regulatory Matters" (the "City Agreement"), this escrow account was established to satisfy HJC's rent payment obligations to the City. Funds deposited in this escrow account are to be used exclusively for payment of HJC's rent obligations under the City Agreement. Under the City Agreement, HJC was obligated to pay the RDC rent of $736,000 per month commencing on January 1, 1997 through June 30, 1997. HJC deposited $2,208,000 in escrow to secure this rental obligation, and paid rent each

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
                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2. RESTRICTED CASH (CONTINUED)
month from the escrow account until the principal amount deposited into escrow ($2,208,000) was depleted. As of June 30, 1998, $151,000 remained in the escrow account representing interest earned on these funds.

OTHER AMOUNTS HELD AS SECURITY

    In addition to the amounts held in the escrow accounts described above, approximately $3.1 million in cash is being held as security for expenses and possible claims of the trustee and former trustee under the Indenture dated as of November 15, 1994 (the "Indenture"), between the Debtors and First National Bank of Commerce, as trustee ("FNBC"). Approximately $3 million is being held by Norwest Bank Minnesota, N.A. ("Norwest") as successor trustee to FNBC, and $110,000 is being held by FNBC.

    Pursuant to a settlement agreement between FNBC and HJC (the "FNBC Settlement Agreement"), which is reflected in the Proposed Plan and would take effect on the date the Proposed Plan is consummated (the "Effective Date"), all of FNBC's claims or other rights to indemnity and/or reimbursement (and all liens securing the same) under the Indenture, the agreements pursuant to which HJC's Old Bonds were issued (the "Old Bond Documents") and the agreements pursuant to which HJC's bank financing was secured (the "Old Bank Credit Documents") would be canceled and extinguished, subject to certain exceptions. Jazz Casino Company, L.L.C. ("JCC"), which is to succeed to HJC's rights and obligations relating to the Casino under the Proposed Plan, would assume, on an unsecured basis, HJC's obligation under the Old Bond Documents and/or the Old Bank Credit Documents to indemnify FNBC for attorneys' fees or other costs incurred in connection with certain claims against FNBC.

    JCC would also assume any other indemnity obligation of HJC under the Old Bond Documents and the Old Bank Credit Documents as an IN REM obligation limited in recourse to, and secured solely by, $100,000 plus interest (the "FNBC Cash Collateral") accruing from the Effective Date. As security for such indemnification obligations, FNBC is authorized to retain the FNBC Cash Collateral until the later of the first anniversary of the Effective Date or the resolution of any litigation filed against FNBC within one year after the Effective Date. Thereafter, the remaining balance of the FNBC Cash Collateral would be released to JCC.

    The amount held by Norwest, less amounts dedicated to payment of professional fees, would be returned to JCC on the Effective Date.

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                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
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             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3. LIABILITIES SUBJECT TO COMPROMISE

    Even though the Bankruptcy Court has approved the Confirmed Plan, payment or other disposition of most secured and unsecured liabilities of HJC existing as of the Petition Date continues to be deferred until on or after the Effective Date. As of June 30, 1998, HJC's books and records reflected unsecured and undersecured liabilities subject to compromise in the Chapter 11 proceedings as follows (in thousands):

First Mortgage Notes..............................................  $ 435,000
Construction Accounts Payable.....................................     37,039
Due to Manager....................................................     29,513
Consulting fees payable to related parties........................      2,128
WARN Act Settlement...............................................      2,265
Harrah's Entertainment, Inc., and affiliates (other than
  Manager)........................................................      2,281
Others, individually less than $1,000,000.........................     15,242
                                                                    ---------
                                                                    $ 523,468
                                                                    ---------
                                                                    ---------

    The full amount of the Old Bonds has been included in liabilities subject to compromise since they are an undersecured liability and the ultimate value of the security is dependent upon future events, the outcome of which is uncertain at this time. See Part II, Item 5. "Other Information--Conditions Precedent to the Effective Date" and "--Other Potential Obstacles to Consummation and Implementation of the Proposed Plan" in HJC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

    As part of the bankruptcy process, creditors were allowed until the claims bar date set by the Bankruptcy Court to file proofs of claim with the Bankruptcy Court specifying their positions on amounts owed to them. Creditors often include estimates of penalties, interest and damages in proofs of claim. These amounts are subject to upward or downward adjustments and approval by the Debtors and the Bankruptcy Court.

NOTE 4. DEBT

    As of June 30, 1998, HJC had borrowed an aggregate of $40.1 million in debtor-in-possession loans ("DIP Financing") from HET or one of its affiliates (the "DIP Lender"). Pursuant to the most recent order approving HJC's DIP Financing, entered by the Bankruptcy Court on June 17, 1998, HJC is authorized to borrow up to $46.0 million to fund its current reorganization efforts. All of these borrowings have been granted secured and administrative priority status. The DIP Lender has agreed to extend the maturity date of the DIP Financing until August 26, 1998, and HJC has filed a motion seeking an additional $14 million in DIP Financing (for a cumulative total of up to $60 million in DIP Financing) which is scheduled to be heard on August 25, 1998 and which contemplates a further extension of the maturity date for the DIP Financing until October 31, 1998. For more information on these borrowings, see Item 2. "Management's Discussion and Analysis of Financial Condition and Results of Operation-- Liquidity" in HJC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

NOTE 5. LEASES

    HJC entered into the City Agreement with the RDC, which agreement was declared effective by the Bankruptcy Court on September 12, 1996. The City Agreement provides for the amendment of the Canal Street Casino Lease and the General Development Agreement, and for the termination of the Basin Street

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
                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5. LEASES (CONTINUED)
Casino Lease, and also amends or provides for several additional agreements. These amendments and additional agreements include (i) modification of the rent and other amounts payable under the Canal Street Casino Lease, (ii) permission for an affiliate of JCC to develop the second floor of the Casino for non-gaming purposes, and (iii) adoption by the City of certain conditional use ordinances to permit the Casino, within defined limits, to offer food, entertainment, shuttle bus service, and certain other amenities previously not permitted. Each of the City, the RDC and HJC has the right to terminate the City Agreement, although no party has done so to date. In addition, the amendments to the Canal Street Casino Lease (as amended, the "Amended Canal Street Casino Lease") have not been approved by the City Council or the Mayor. For additional information regarding the status of the Amended Canal Street Casino Lease and the City Agreement, see Part II, Item 5. "Other Information--Other Potential Obstacles to Consummation and Implementation of the Proposed Plan--Agreements with City and RDC" in HJC's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998.

NOTE 6. COMMITMENTS AND CONTINGENCIES

LITIGATION

    DECLARATORY JUDGMENT ACTIONS. On March 18, 1998, two separate petitions were filed seeking declaratory judgments and injunctive relief in the wake of the State attorney general's opinion to the effect that the LGCB could execute the Amended and Renegotiated Casino Operating Contract without further action by the State legislature. In JORDAN V. LOUISIANA GAMING CONTROL BOARD AND MURPHY J. FOSTER, Case No. 448192 (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge), the plaintiff, a State senator, sought a declaratory judgment and injunctive relief to preclude the LGCB from executing a casino operating contract without the approval of the State legislature. Joseph
B. Boucree, Sr., former president of the LEDGC, filed a petition of intervention in the JORDAN litigation, alleging that the LEDGC (rather than the LGCB) retains the power to renegotiate HJC's Casino Operating Contract, and that the LGCB's actions in approving the Amended and Renegotiated Casino Operating Contract are invalid. That petition for intervention was denied on March 30, 1998, and Mr. Boucree was not permitted to intervene in the JORDAN litigation.

    In BEAN V. LOUISIANA GAMING CONTROL BOARD AND RIVERGATE DEVELOPMENT CORPORATION, Case No. 448218 (19th Judicial District Court, State of Louisiana, Parish of East Baton Rouge), the plaintiff, also a member of the State senate, sought declaratory and injunctive relief precluding the LGCB from entering into a casino operating contract with JCC without the approval of the State legislature. HJC and the Bondholders Committee filed separate petitions for intervention in that litigation. On March 25, 1998, plaintiff in JORDAN filed a petition for intervention and motion for consolidation of BEAN with JORDAN. On March 25, 1998, the district court hearing the BEAN litigation entered orders
(1) directing that applications for supervisory writs be filed in the Louisiana Supreme Court on or before March 26, 1998, and (2) staying all proceedings in BEAN pending action by the Louisiana Supreme Court on such writ applications. On March 25, 1998, HJC, Senator Bean, the LGCB and the RDC filed applications for supervisory writs in the Louisiana Supreme Court. On March 27, 1998, the Supreme Court entered an order denying all writ petitions to the extent they sought an immediate hearing before the Louisiana Supreme Court prior to a decision on the merits by the district court, and directed that the BEAN litigation be consolidated with the JORDAN litigation. The Louisiana Supreme Court also directed that the judge hearing the JORDAN litigation render judgment on the

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                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED) merits no later than Friday, April 3, 1998, and reserved for further consideration the applicants' requests that the intermediate court of appeal be bypassed until after judgment was rendered by the district court.

    On March 30, 1998, a trial was held in the consolidated BEAN and JORDAN cases, and on April 9, 1998, the district court entered judgment rejecting the plaintiffs' claims and declaring the rights of the parties as follows: (1) pursuant to La. R.S. 27:210B and 27:245A, the LGCB has independent authority to negotiate and execute the Amended and Renegotiated Casino Operating Contract, without the approval of the State legislature or the governor; (2) pursuant to La. R.S. 27:31 and effective May 1, 1996, the LGCB assumed all powers, duties, functions, responsibilities and obligations of the LEDGC; (3) the provisions of La. R.S. 27:245A have not been impliedly repealed by the enactment of La. R.S. 27:224D and E; (4) the State legislature is neither required nor authorized to approve the Amended and Renegotiated Casino Operating Contract, either prior or subsequent to its execution and implementation; (5) authority to execute a casino operating contract has specifically been delegated to the LGCB, and the governor has no authority to execute a casino operating contract independently; and (6) the Amended and Renegotiated Casino Operating Contract approved by the LGCB on March 20, 1998 is not a new contract within the meaning of La. R.S. 27:224E. In reaching its decision, the district court also made a number of written findings of fact and conclusions of law, including the conclusion that insofar as the provisions of La. R.S. 27:224D and E subject the acts of the LGCB or the governor to legislative approval or authorize the State legislature to take executive action, those provisions violate Article II, Section 2 of the Louisiana Constitution, which establishes the principle of separation of powers between the branches of government.

    Thereafter, Senator Bean, HJC and the Bondholders Committee filed supplemental writ applications in the Louisiana Supreme Court requesting that it directly hear their appeals. On April 9, 1998, the Louisiana Supreme Court denied the applicants' request to bypass the intermediate court of appeal, but ordered that the court of appeal hear the matter EN BANC within five days of the filing of the petition for appeal and that it decide the appeal within ten days thereafter. On April 22, 1998, the First Circuit Court of Appeal, sitting EN BANC, issued a decision affirming in part and reversing in part the judgment of the district court. The opinion of the court of appeals affirmed the district court's determination (1) that La. R.S. 27:31 transferred the power and authority of the LEDGC to the LGCB; (2) that La. R.S. 27:245A was not impliedly repealed by La. R.S. 27:224D and E; (3) that La. R.S. 27:224D and La. R.S. 27:245A can be read together harmoniously; (4) that the Amended and Renegotiated Casino Operating Contract approved by the LGCB on March 20, 1998 is a renegotiated contract; and (5) that the LGCB had the authority independently to renegotiate the Casino Operating Contract. The opinion reversed what it perceived to be the district court's conclusion that the legislature had no "right to participate in the process" of renegotiating the casino operating contract of a casino operator in bankruptcy, and concluded that the legislature may set aside or order that the LGCB renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy. The court of appeal reserved to the Louisiana Supreme Court any ruling on the constitutionality of La. R.S. 27:224D and La. R.S. 27:224E. There were a number of opinions, both concurring and dissenting, in addition to the opinion of the majority of the members of the court of appeal.

    The parties filed applications for various writs of review in the Louisiana Supreme Court, which were subsequently granted, and on May 15, 1998 the Louisiana Supreme Court issued a decision affirming in part and reversing in part the judgment of the court of appeal, a copy of which was attached to HJC's Current Report on Form 8-K filed on May 19, 1998. The opinion of the Louisiana Supreme Court affirmed

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                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED) the court of appeal's determination that the LGCB has the independent authority to renegotiate and execute the Casino Operating Contract without seeking gubernatorial or legislative approval, and reversed the portion of the court of appeal's decision that purported to interpret the State legislature's power under La. R.S. 27:224D to set aside or order the LGCB to renegotiate the provisions of the casino operating contract of a casino operator in bankruptcy on the basis that such holdings by the court of appeal and the district court were impermissible advisory opinions because the State legislature had not purported to take any such actions. The decision of the Louisiana Supreme Court has since become final and non-appealable.

    It is always possible that there may be other challenges to the process by which the Proponents seek to achieve consummation of the Proposed Plan, and completion and operation of the Casino. Such challenges could delay or prevent the occurrence of the Effective Date, or completion and operation of the Casino.

    WARN ACT LITIGATION. RUSSELL M. SWODY, ET AL. V. HARRAH'S NEW ORLEANS MANAGEMENT COMPANY AND HARRAH'S ENTERTAINMENT, INC., Civil No. 95-4118, was filed against HET on December 13, 1995, in the United States District Court for the Eastern District of Louisiana (the "Federal District Court") and subsequently amended. Swody is a class action under the Worker Adjustment and Retraining Notification Act. Early in 1996, SWODY was consolidated with SUSAN N. POIRIER, DARLENE A. MOSS, ET AL. V. HARRAH'S ENTERTAINMENT, INC., HARRAH'S NEW ORLEANS MANAGEMENT COMPANY, AND HARRAH'S OPERATING COMPANY, Civil No. 96-0215, which was filed in the Federal District Court on January 17, 1996, and subsequently amended. Similar complaints were filed by Ms. Poirier in the Bankruptcy Court in HJC, HNOIC and Finance Corp. bankruptcy cases (Adversary Nos. 96-1015, 96-1014, and 96-1013). In addition, proofs of claims, on behalf of individual, alleged, terminated employees and purportedly on behalf of all alleged former employees, were filed in the Bankruptcy Court in HJC's Chapter 11 case.

    This litigation and a compromise tentatively resolving this litigation are more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    MCCALL LITIGATION. On April 26, 1993, a lawsuit was filed in the Civil District Court for the Parish of Orleans (the "Civil District Court") captioned MCCALL V. MCCALL, ET AL. That litigation and a compromise tentatively resolving it are more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    TUCKER LITIGATION (CITY). On October 5, 1994, a lawsuit captioned TUCKER V. CITY OF NEW ORLEANS was filed by Thomas Tucker against the City in the Civil District Court. In addition, Mr. Tucker and the law firm of Tucker & West filed proofs of claims in HJC's Chapter 11 case for amounts which they allege were owed to them with respect to this and other litigation. This litigation and a compromise tentatively resolving it are more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    LANDMARKS LITIGATION (JOAN OF ARC). On December 6, 1994, a lawsuit captioned LOUISIANA LANDMARKS SOCIETY, INC. V. CITY OF NEW ORLEANS, RIVERGATE DEVELOPMENT CORPORATION, AND HARRAH'S JAZZ COMPANY was filed in Federal District Court. This litigation and a compromise tentatively resolving it are more fully

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED) described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    TUCKER LITIGATION (JOAN OF ARC). On July 24, 1996, Thomas Tucker filed another lawsuit entitled TUCKER V. CITY OF NEW ORLEANS AND RIVERGATE DEVELOPMENT CORPORATION in Federal District Court, seeking to enjoin alteration of the Place de France and the relocation of the statue of St. Joan of Arc absent the express written approval of the United States Secretary of the Interior. This litigation and a compromise tentatively resolving it are more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    HNOIC/NOLDC LITIGATION. On September 26, 1995, HNOIC brought a lawsuit against NOLDC in the Federal District Court seeking a declaratory judgment that
(i) HNOIC was a 52.93% owner of HJC, (ii) the 1994 option agreement with NOLDC had expired, and (iii) NOLDC was not a "material partner" of HJC. This lawsuit pends as Civil Action No. 95-3165. On September 28, 1995, NOLDC brought a lawsuit against, among other parties, HNOIC and HJC in the Civil District Court seeking (i) a temporary restraining order enjoining the expiration of the 1994 option agreement and removal of NOLDC from its status as a material partner of HJC, (ii) a rescission of the fourth amendment to HJC's partnership agreement (governing, among other matters, the dilution of the NOLDC interest in HJC and NOLDC's status as a material partner of HJC), (iii) restoration of NOLDC to a full 33.3% ownership in HJC, and (iv) unspecified damages against all defendants except HJC. On October 5, 1995, the defendants removed NOLDC's Civil District Court action to the Federal District Court, where it is now pending as Civil Action No. 95-3272.

    This litigation is more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

    SAPIR LITIGATION. On June 6, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST V. GRAND PALAIS ENTERPRISES, INC., in the Civil District Court. On November 21, 1997, Eddie L. Sapir and the Eddie L. Sapir Inter Vivos Trust filed a civil action captioned EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST V. BANKER'S TRUST COMPANY, CEZAR M. FROELICH, ABC INSURANCE COMPANY, FIRST NATIONAL BANK OF COMMERCE, HARRAH'S ENTERTAINMENT INCORPORATED, SHEFSKY & FROELICH, LTD., DEF INSURANCE COMPANY, GHI INSURANCE COMPANY, JKL INSURANCE COMPANY, THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, MERRILL LYNCH SENIOR HIGH INCOME FUND, MERRILL LYNCH SENIOR HIGH INCOME II FUND, MERRILL LYNCH SENIOR STRATEGIC FUND, PRIME INCOME TRUST, AND VAN KAMPEN MERITT PRIME RATE INCOME TRUST, No. 97-20643, in the Civil District Court. In addition, Christopher Hemmeter, the Chairman of Grand Palais, filed a voluntary petition for relief under Chapter 7 of the Bankruptcy Code, and a Chapter 7 trustee has been appointed in that bankruptcy case.

    On June 6, 1997, the Civil District Court entered an EX PARTE order in the EDDIE L. SAPIR AND THE EDDIE L. SAPIR INTER VIVOS TRUST V. GRAND PALAIS ENTERPRISES, INC. litigation appointing a receiver for Grand Palais, and also entered an EX PARTE restraining order prohibiting the disposition of any property of Grand Palais, including prohibition of Grand Palais's execution of the releases and other agreements among Grand Palais, HET and others contemplated under the Proposed Plan. Since that time, plaintiffs and/or the receiver have had the opportunity to participate in HJC's weekly Steering Committee meetings. It is

                      HARRAH'S JAZZ COMPANY AND SUBSIDIARY
                             (DEBTOR-IN-POSSESSION)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (CONTINUED) unclear who has the authority to take certain actions on behalf of Grand Palais and the impact the litigation might have on HJC's reorganization efforts. There can be no assurance that the litigation between plaintiffs and Grand Palais will not materially impair the Debtors' ability to consummate the Proposed Plan, or that the litigation will be resolved on terms that will permit consummation of the Proposed Plan.

    This litigation and its relevance to HJC is more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." HET, plaintiffs in the above-captioned litigation, Mr. Hemmeter and Mr. Hemmeter's Chapter 7 trustee presently are involved in settlement negotiations, but to date no compromise of the above-captioned litigation has been reached.

    BONDHOLDERS CLASS ACTION. Beginning on November 28, 1995, eight separate class action suits were filed against HET and various of its corporate affiliates, officers and directors. Pursuant to a Federal District Court order of January 26, 1996, plaintiffs filed a consolidated complaint in the Federal District Court entitled IN RE HARRAH'S ENTERTAINMENT, INC. SECURITIES LITIGATION (the "Bondholders Class Action"). Proofs of claim, purportedly on behalf of the plaintiffs in the Bondholders Class Action, have been filed in Bankruptcy Court in HJC's Chapter 11 case.

    This litigation and a compromise tentatively resolving this litigation are more fully described in HJC's 1997 Annual Report on Form 10-K, Item 3. "Legal Proceedings." There have been no material developments in this litigation since the filing of HJC's Annual Report.

STATUS OF LITIGATION IF NO REORGANIZATION

    The litigation settlements referred to above are contingent on the occurrence of the effective date of the Original Plan or, in some circumstances, an effective date of some other plan in the Chapter 11 case. Because none of the parties has notified HJC that it does not support, or will not be bound by, the Proposed Plan, HJC believes that these contingencies will be satisfied by the occurrence of the Effective Date of the Proposed Plan. If the required contingencies are not satisfied, the claimants are likely to proceed with their claims against HJC or its affiliates, or both.

OTHER CONTINGENCIES

    The enactment and implementation of gaming legislation in Louisiana and the development of the Gaming Facilities have been the subject of lawsuits, claims and delays brought about by various parties. Additional lawsuits and the uncertain political environment may result in further delays, all of which could have a material adverse effect on HJC or JCC as its successor and operator of the Casino. For additional information regarding the uncertain political environment, see Part II, Items 1 and 2. "Business and Properties--Risk Factors" in HJC's 1997 Annual Report on Form 10-K.

                              JCC HOLDING COMPANY
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

    The Unaudited Pro Forma Condensed Consolidated Financial Information of the Company has been prepared giving effect to the consummation of the Plan of Reorganization, including the costs thereto (collectively, the "Pro Forma Adjustments"), to AICPA Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code ("SOP 90-7"). Pursuant to SOP 90-7, the total reorganization value of the reorganized Company's assets was determined using several factors and by reliance on various valuation methods, including discounting cash flow, as well as by analyzing market cash flow multiples applied to the Company's pro forma cash flows. The factors considered by the Company included: (i) forecasted cash flow results which gave effect to the estimated impact of the restructuring; (ii) the discounted residual value at the end of the forecast period; (iii) competition and general economic considerations; and (iv) future potential profitability. Based on this analysis, the Company, after consultation with an independent firm specializing in reorganizations, established the Company's reorganization value. Such value is subject to potential further changes. Under the principles of "fresh start" accounting, the Company's total net assets were recorded at this assumed reorganization value, which was then allocated to identifiable tangible assets on the basis of their estimated fair value. In accordance with "fresh start" accounting, the difference between the assumed reorganization value and the aggregate fair value of the identifiable tangible assets resulted in a reduction in the value assigned to intangible deferred operating contract costs and prepaid lease costs.

    The unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 1998 was prepared as if the Pro Forma Adjustments had occurred on June 30, 1998. The unaudited Pro Forma Condensed Consolidated Statement of Operations for the six months ended June 30, 1998, and the unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997, were prepared as if the Pro Forma Adjustments had occurred January 1, 1997. The Pro Forma Adjustments are based upon available information and upon certain assumptions that the Company's management believes are reasonable in the circumstances.

    No changes in revenues or expenses have been made to reflect the results of any modifications to operations that might have been made had the Plan of Reorganization been confirmed on the assumed effective dates of the confirmation of the Plan of Reorganization for presenting pro forma results. The Pro Forma Condensed Consolidated Financial Data of the Company does not purport to represent what the financial position or results of operations of the Company would have been if the Plan of Reorganization had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period.

                              JCC HOLDING COMPANY

                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1998

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                          PRO FORMA       JCC
                                                                                HJC      ADJUSTMENTS    HOLDING
                                                                            HISTORICAL    (NOTE 2)     PRO FORMA
                                                                            -----------  -----------  -----------
                                  ASSETS
Current assets
  Cash and cash equivalents...............................................  $     3,724   $  34,899(c) $    65,413
                                                                                            (69,810)(e)
                                                                                             96,600(f)
  Other...................................................................          560      --               560
                                                                            -----------  -----------  -----------
      Total current assets................................................        4,284      61,689        65,973
Land, buildings and equipment.............................................      195,716      (8,964)(g)     186,752
Deferred operating contract costs.........................................      122,222     (61,152)(g)      61,070
Lease prepayments.........................................................       30,263     (15,142)(g)      15,121
Other.....................................................................        2,084      --             2,084
                                                                            -----------  -----------  -----------
                                                                            $   354,569   $ (23,569)  $   331,000
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------
                          LIABILITIES AND EQUITY
Liabilities not subject to compromise
  Accounts payable........................................................  $       374   $  54,546(b) $   --
                                                                                            (54,920)(e)     --
  Debtor-in-possession loans..............................................       40,101     (40,101)(c)     --
  Accrued expenses........................................................       14,890     (14,890)(e)     --
                                                                            -----------  -----------  -----------
                                                                                 55,365     (55,365)      --
                                                                            -----------  -----------  -----------
Liabilities subject to compromise.........................................      523,468    (523,468)(b)     --
                                                                            -----------  -----------  -----------
Long-term debt
  8% Senior Subordinated Notes with Contingent Payments due 2009..........      --          187,500(b)     187,500
    Discount on 8% Notes..................................................      --          (73,636)(b)     (73,636)
  Senior Subordinated Contingent Notes due 2009...........................      --                        --
  A Term Loan.............................................................      --           40,000(f)      40,000
  B Term Loan.............................................................      --           30,000(f)      30,000
  Convertible Junior Subordinated Debentures..............................      --           26,600(f)      26,600
                                                                            -----------  -----------  -----------
      Total long-term debt................................................      --          210,464       210,464
                                                                            -----------  -----------  -----------
Partners' capital/stockholders' equity
  Partners' capital contributions.........................................      167,000    (167,000)(a)     --
  Accumulated deficit.....................................................     (391,264)    167,000(a)     --
                                                                                            279,757(b)     --
                                                                                --          (55,493)(d)     --
                                                                            -----------  -----------  -----------
      Total partners' capital.............................................     (224,264)    224,264       --
                                                                            -----------  -----------  -----------
  Common stock
    Class A...............................................................      --           75,301(b)      75,301
    Class B...............................................................      --           75,000(c)      75,000
  Paid-in capital.........................................................      --           55,493(d)     (29,765)
                                                                                --          (85,258)(g)     --
                                                                            -----------  -----------  -----------
      Total stockholders' equity..........................................      --          120,536       120,536
                                                                            -----------  -----------  -----------
                                                                            $   354,569   $ (23,569)  $   331,000
                                                                            -----------  -----------  -----------
                                                                            -----------  -----------  -----------

SEE ACCOMPANYING NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                              JCC HOLDING COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                                             PRO FORMA       JCC
                                                                                                  HJC       ADJUSTMENTS    HOLDING
                                                                                               HISTORICAL    (NOTE 3)     PRO FORMA
                                                                                               ----------   -----------   ---------
Total revenues...............................................................................   $      50    $ --         $     50
                                                                                               ----------   -----------   ---------
Operating expenses
  Depreciation and amortization..............................................................         293      --              293
  General and administrative.................................................................       7,918      --            7,918
  Reorganization costs.......................................................................       2,535      (2,535)(a)    --
                                                                                               ----------   -----------   ---------
      Total operating expenses...............................................................      10,746      (2,535)       8,211
                                                                                               ----------   -----------   ---------
Operating loss...............................................................................     (10,696)      2,535       (8,161)
                                                                                               ----------   -----------   ---------
Other income (expenses)
  Interest expense...........................................................................      (1,437)      1,437(b)   (11,963)
                                                                                                               (5,949)(c)
                                                                                                               (2,100)(d)
                                                                                                               (3,914)(e)
  Interest and other income..................................................................          76      --               76
                                                                                               ----------   -----------   ---------
      Total other income (expenses)..........................................................      (1,361)    (10,526)     (11,887)
                                                                                               ----------   -----------   ---------
Loss before income taxes.....................................................................     (12,057)     (7,991)(f)  (20,048)
Income tax benefit...........................................................................      --          --    (f)        --
                                                                                               ----------   -----------   ---------
Net loss.....................................................................................   $ (12,057)   $ (7,991)    $(20,048)
                                                                                               ----------   -----------   ---------
                                                                                               ----------   -----------   ---------
Loss per common share........................................................................         N/A                 $  (2.00)
                                                                                               ----------                 ---------
                                                                                               ----------                 ---------

SEE ACCOMPANYING NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.

                              JCC HOLDING COMPANY

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              AS OF JUNE 30, 1998

NOTE 1. PRESENTATION

    The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Condensed Consolidated Financial Statements.

    JCC Holding is the successor to HJC, the prior owner of the Casino and the owner and operator of the Basin Street Temporary Casino. Upon the Effective Date of the Plan of Reorganization, except for certain property which will vest in CP Development and FP Development, all of the assets of HJC will vest in JCC.

    For purposes of the accompanying pro forma financial information, pursuant to SOP 90-7, the total reorganization value of the reorganized Company's assets was determined using several factors and by reliance on various valuation methods, including discounting cash flow, as well as by analyzing market cash flow multiples applied to the Company's pro forma cash flows. The factors considered by the Company included: (i) forecasted cash flow results which gave effect to the estimated impact of the restructuring; (ii) the discounted residual value at the end of the forecast period; (iii) competition and general economic considerations; and (iv) future potential profitability. Based on this analysis, the Company, after consultation with an independent firm specializing in reorganizations, established the Company's reorganization value. Under the principles of "fresh start" accounting, the Company's total net assets were recorded at this assumed reorganization value, which was then allocated to identifiable tangible assets on the basis of their estimated fair value. In accordance with "fresh start" accounting, the difference between the assumed reorganization value and the aggregate fair value of the identifiable tangible assets resulted in a reduction in the value assigned to intangible deferred operating contract costs and prepaid lease costs.

    Loss per common share was calculated using 10,000,000 shares of Common Stock, which represents the number of shares expected to be issued in connection with the Plan of Reorganization.

NOTE 2. BALANCE SHEET PRO FORMA ADJUSTMENTS

    (a) Records the offset of the partners' capital contributions balance against the accumulated deficit on the books of HJC.

    (b) Records the discharge of HJC's liabilities and debt upon the Effective Date of the Plan of Reorganization, including the exchange of HJC's $435 million of 14 1/4% First Mortgage Notes due 2001 for the following equity and debt securities to be issued by JCC Holding and its subsidiaries:

        1) Class A Common Stock of JCC Holding, representing a 50.1% ownership interest in JCC Holding at an estimated fair value of $75.3 million,

        2) $187.5 million of New Notes issued by JCC, discounted to net present value at a 16% discount rate, and

        3) New Contingent Notes.

    This transaction also records as accounts payable those liabilities subject to compromise which will be settled in cash on the Effective Date.

    The gain arising from the discharge of this debt of $279.7 million is recorded as a reduction of HJC's accumulated deficit.

    The stated interest rate on the New Notes is considered by the Company to be lower than prevailing interest rates for debt with similar terms and credit ratings. The New Notes were valued based on discounting concepts to approximate their fair value. No value was assigned the New Contingent Notes as their fair value is estimated to be nominal.

                              JCC HOLDING COMPANY

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

                              AS OF JUNE 30, 1998

NOTE 2. BALANCE SHEET PRO FORMA ADJUSTMENTS (CONTINUED)
    The following table reflects the effect on the pro forma balance sheet and results of operations of a 1% fluctuation in the 16% discount rate used in calculating the net present value of the New Notes: (in thousands)

DISCOUNT RATE   DISCOUNT ON 8% NOTES   PAID IN CAPITAL   INTEREST EXPENSE
-------------   --------------------   ---------------   ----------------
   15%                $72,075             $(31,326)           $3,363
   16%                $73,636             $(29,765)           $3,434
   17%                $76,363             $(27,038)           $3,563

    The Notes and the Convertible Junior Subordinated Debentures will have legal and other economic terms typically associated with indebtedness and have been intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC intends to treat the Notes and the Convertible Junior Subordinated Debentures as debt for federal income tax purposes, and the discussion herein assumes such treatment. The IRS may assert that the New Notes, the New Contingent Notes and the Convertible Junior Subordinated Debentures should be classified as equity rather than debt for federal income tax purposes. If it were determined that either the Notes or the Convertible Junior Subordinated Debentures constitutes equity for federal income tax purposes, or if JCC Holding is prohibited from deducting interest paid on the Convertible Junior Subordinated Debentures due to certain recent amendments to the Internal Revenue Code of 1986, as amended, such a recharacterization or treatment, as the case may be, would result in the loss of substantial interest deductions and other tax benefits for JCC. The Company believes that the New Notes are properly classified as debt for federal income tax purposes and that the recharacterization of the New Contingent Notes and/or the Convertible Junior Subordinated Debentures as equity for federal income tax purposes would not impact the pro forma balance sheet or the pro forma statement of operations.

    (c) Records the purchase for $75 million of a 49.9% equity interest in JCC Holding by the HJC Entities. A portion of the $75 million contribution is funded through the conversion to equity of debtor-in-possession loans previously extended to HJC by the HJC Entities.

    (d) Records the reduction of net partners' capital balance to zero in recognition of the vesting of the assets and business of HJC in JCC under the Plan of Reorganization. The Plan of Reorganization provides that, for federal income tax purposes, such vesting shall be deemed to have occurred as a deemed exchange by the Bondholders of the Old Bonds for such assets and business and deemed exchanges by the Bondholders of such assets and business for the Class A Common Stock, the New Notes and the New Contingent Notes. Also records the creation of paid-in capital on the books of the Company arising from JCC's assumption of the assets of HJC.

    (e) Records the payment of certain HJC liabilities pursuant to the terms of the Plan of Reorganization.

    (f) Records the funding of loans anticipated to be incurred on the Effective Date as follows: $40 million of the A Term Loan; $30 million of the B Term Loan; and $26.6 million of Convertible Junior Subordinated Debentures.

    (g) To record the adjustments to state assets and liabilities at fair value and adjust for the difference between the assumed reorganization value and fair value of the identifiable tangible assets by reducing the value assigned to intangible deferred operating contract costs and lease prepayments.

                              JCC HOLDING COMPANY

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (CONTINUED)

                              AS OF JUNE 30, 1998

NOTE 3. STATEMENT OF OPERATIONS PRO FORMA ADJUSTMENTS

    (a) To reverse expenses recorded during the period related to the bankruptcy filing and reorganization of HJC.

    (b) To reverse the interest expense incurred during the period in connection with debtor-in-possession financing obtained by HJC.

    (c) To record interest expense on the New Notes. This calculation does not include any contingent interest expense, nor do the financials include the pro forma effect on interest expense, net loss and related per share amounts.

    The Notes and the Convertible Junior Subordinated Debentures will have legal and other economic terms typically associated with indebtedness and have been intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC intends to treat the Notes and the Convertible Junior Subordinated Debentures as debt for federal income tax purposes, and the discussion herein assumes such treatment. The IRS may assert that the New Notes, the New Contingent Notes and the Convertible Junior Subordinated Debentures should be classified as equity rather than debt for federal income tax purposes. If it were determined that either the Notes or the Convertible Junior Subordinated Debentures constitutes equity for federal income tax purposes, or if JCC Holding is prohibited from deducting interest paid on the Convertible Junior Subordinated Debentures due to certain recent amendments to the Internal Revenue Code of 1986, as amended, such a recharacterization or treatment, as the case may be, would result in the loss of substantial interest deductions and other tax benefits for JCC. The Company believes that the New Notes are properly classified as debt for federal income tax purposes and that the recharacterization of the New Contingent Notes and/or the Convertible Junior Subordinated Debentures as equity for federal income tax purposes would not impact the pro forma balance sheet or the pro forma statement of operations.

    (d) To record as interest expense the amortization of the discount on the New Notes. This amortization is calculated using the interest method. Amortization for the first five years is as follows (in thousands):

Year 1......................................................................................................................  $3,434
Year 2......................................................................................................................  $4,198
Year 3......................................................................................................................  $5,298
Year 4......................................................................................................................  $6,596
Year 5......................................................................................................................  $6,596

    (e) To record interest expense on the loans anticipated to be funded on the Effective Date. This interest is calculated based on approximately $70 million in term loans at rates ranging between 7.5% and 9.0%, and approximately $26.6 million in Convertible Junior Subordinated Debentures at an 8% rate.

    (f) As a result of its structure as a partnership, no provisions for federal or state income taxes were made on the books of HJC, as such taxes were the responsibility of the individual partners. JCC Holding will be a corporation subject to the income taxes. However, no provision or benefit is provided for such taxes due to the incurrence of a pro forma net loss for the period and the uncertainty of the ability to utilize the net operating loss carry forward in future periods.

                              JCC HOLDING COMPANY

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                         PRO FORMA       JCC
                                                                               HJC      ADJUSTMENTS    HOLDING
                                                                            HISTORICAL   (NOTE 2)     PRO FORMA
                                                                            ----------  -----------  -----------
Total revenues............................................................  $    1,679   $  --        $   1,679
                                                                            ----------  -----------  -----------
Operating expenses
  Depreciation and amortization...........................................         610      --              610
  General and administrative..............................................      14,703      --           14,703
  Reorganization costs....................................................       5,886      (5,886)(a)     --
                                                                            ----------  -----------  -----------
      Total operating expenses............................................      21,199      (5,886)      15,313
                                                                            ----------  -----------  -----------
Operating loss............................................................     (19,520)      5,886      (13,634)
                                                                            ----------  -----------  -----------
Other income (expenses)
  Interest expense........................................................      (1,975)      1,975(b)    (22,398)
                                                                                           (11,220)(c)
                                                                                            (3,350)(d)
                                                                                            (7,828)(e)
  Interest and other income...............................................         251        (251)(b)     --
                                                                            ----------  -----------  -----------
      Total other income (expenses).......................................      (1,724)    (20,674)     (22,398)
                                                                            ----------  -----------  -----------
Loss before income taxes..................................................     (21,244)    (14,788)     (36,032)
Income tax benefit........................................................      --          --    (f)     --
                                                                            ----------  -----------  -----------
Net loss..................................................................  $  (21,244)  $ (14,788)   $ (36,032)
                                                                            ----------  -----------  -----------
                                                                            ----------  -----------  -----------
Loss per common share.....................................................         N/A                $   (3.60)
                                                                            ----------               -----------
                                                                            ----------               -----------

    SEE ACCOMPANYING NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
                                   OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997.

                              JCC HOLDING COMPANY

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

NOTE 1. PRESENTATION

    The following notes set forth the explanations and assumptions used in preparing the unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1997.

    JCC Holding is the successor to HJC, the prior owner of the Casino and the owner and operator of the Basino Street Temporary Casino. Upon the Effective Date of the Plan of Reorganization, except for certain property which will vest in CP Development and FP Development, all of the assets of HJC will vest in JCC.

    For purposes of the accompanying pro forma financial information, pursuant to SOP 90-7, the total reorganization value of the reorganized Company's assets was determined using several factors and by reliance on various valuation methods, including discounting cash flow, as well as by analyzing market cash flow multiples applied to the Company's pro forma cash flows. The factors considered by the Company included: (i) forecasted cash flow results which gave effect to the estimated impact of the restructuring; (ii) the discounted residual value at the end of the forecast period; (iii) competition and general economic considerations; and (iv) future potential profitability. Based on this analysis, the Company, after consultation with an independent firm specializing in reorganizations, established the Company's reorganization value. Under the principles of "fresh start" accounting, the Company's total net assets were recorded at this assumed reorganization value, which was then allocated to identifiable tangible assets on the basis of their estimated fair value. In accordance with "fresh start" accounting, the difference between the assumed reorganization value and the aggregate fair value of the identifiable tangible assets resulted in a reduction in the value assigned to intangible deferred Operating Contract Costs and prepaid lease costs.

    Loss per common share was calculated using 10,000,000 shares of Common Stock, the number of shares expected to be issued in connection with the Plan of Reorganization.

NOTE 2. PRO FORMA ADJUSTMENTS

    (a) To reverse expenses recorded during the period related to the bankruptcy filing and reorganization of HJC.

    (b) To reverse the interest expense incurred during the period in connection with debtor-in-possession financing obtained by HJC, and the recorded interest income earned on some required escrow accounts.

    (c) To record interest expense on the New Notes. This calculation does not include any contingent interest expense, nor do the financials include the pro forma effect on interest expense, net loss and related per share amounts.

    The Notes and the Convertible Junior Subordinated Debentures will have legal and other economic terms typically associated with indebtedness and have been intended to create a debtor-creditor relationship between JCC and the holders thereof. Consequently, JCC intends to treat the Notes and the Convertible Junior Subordinated Debentures as debt for federal income tax purposes, and the discussion herein assumes such treatment. The IRS may assert that the New Notes, the New Contingent Notes, and the Convertible Junior Subordinated Debentures should be classified as equity rather than debt for federal income tax purposes. If it were determined that either the Notes or the Convertible Junior Subordinated Debentures constitutes equity for federal income tax purposes, or if JCC Holding is prohibited from deducting interest paid on the Convertible Junior Subordinated Debentures due to certain recent amendments to the Internal Revenue Code of 1986, as amended, such a recharacterization or treatement,

                              JCC HOLDING COMPANY

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                  (CONTINUED)

                      FOR THE YEAR ENDED DECEMBER 31, 1997

as the case may be, would result in the loss of substantial interest deductions and other tax benefits for JCC. The Company believes that the New Notes are properly classified as debt for federal income tax purposes and that the recharacterization of the New Contingent Notes and/or the Convertible Junior Subordinated Debentures as equity for federal income tax purposes would not impact the pro forma balance sheet or the pro forma statement of operations.

    (d) To record as interest expense the amortization of the discount on the New Notes. This amortization is calculated using the interest method. Amortization for the first five years is as follows (in thousands):

Year 1..............................................  $   3,434
Year 2..............................................  $   4,198
Year 3..............................................  $   5,298
Year 4..............................................  $   6,596
Year 5..............................................  $   6,596

    (e) To record interest expense on the loans anticipated to be funded on the Effective Date. This interest is calculated based on approximately $70 million in term loans at rates ranging between 7.5% and 9.0%, and approximately $26.6 million in Convertible Junior Subordinated Debentures at an 8% rate.

    (f) As a result of its structure as a partnership, no provisions for federal or state income taxes were made on the books of HJC, as such taxes were the responsibility of the individual partners. JCC Holding will be a corporation subject to the income taxes. However, no provision or benefit is provided for such taxes due to the incurrence of a pro forma net loss for the period and the uncertainty of the ability to utilize the net operating loss carry forward in future periods.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

    None.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

    (a) FINANCIAL STATEMENTS OF HJC

    Report of Independent Public Accountants

       Consolidated Balance Sheets, As of December 31, 1997 and 1996

       Consolidated Statements of Operations For the Years Ended December 31, 1995, 1996 and 1997

       Consolidated Statements of Partners' Capital (Deficit) For the Years Ended December 31, 1995,
         1996 and 1997

       Consolidated Statements of Cash Flows For the Years Ended December 31, 1995, 1996 and 1997

       Notes to Consolidated Financial Statements

    Condensed Consolidated Balance Sheets as of June 30, 1998 and December 31, 1997

    Condensed Consolidated Statements of Operations for the Second Quarter Ended June 30, 1998 and
      June 30, 1997 and the Six Months Ended June 30, 1998 and June 30, 1997

    Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 1998 and
      June 30, 1997

    Notes to Condensed Consolidated Financial Statements

    FINANCIAL STATEMENTS OF JCC HOLDING

    Pro Forma Condensed Consolidated Balance Sheet As of June 30, 1998

    Pro Forma Condensed Consolidated Statement of Operations For the Six Months Ended June 30,
      1998

    Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements As of June 30, 1998

    Pro Forma Condensed Consolidated Statement of Operations For the Year Ended December 31, 1997

    Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year
      Ended December 31, 1997

    (b) Exhibits

 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------

     2.01     --      Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Harrah's Jazz Company,
                      Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company (collectively "Debtors"), dated April 3, 1996(1)

     2.02     --      First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated June 17,
                      1996(2)

     2.03     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated February 26,
                      1997(3)

     2.04     --      Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified and
                      Confirmed, dated as of February 26, 1997(4)

     2.05     --      Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified Pre-
                      and Post-Confirmation, dated as of July 24, 1997(5)

     2.06     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as Modified
                      Through November 14, 1997, dated November 14, 1997(6)

     2.07     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as Modified
                      Through January 29, 1998, dated January 29, 1998(3)

     2.08     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as Modified
                      Through April 6, 1998(7)

     2.09     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as Modified
                      Through August 12, 1998(8)

     2.10     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as Modified
                      Through September 3, 1998

    +3.01     --      Certificate of Incorporation of JCC Holding Company

    *3.02     --      Form of Restated Certificate of Incorporation of JCC Holding Company

    +3.03     --      Bylaws of JCC Holding Company

     3.04     --      Amended and Restated Bylaws of JCC Holding Company

    *3.05     --      Form of Second Amended and Restated Bylaws of JCC Holding Company

    *4.01     --      Form of Indenture, dated as of             , 1998, among Jazz Casino Company, L.L.C., as Issuer, JCC
                      Holding Company, JCC Development Company, L.L.C., CP Development, L.L.C. and FP Development L.L.C.,
                      as Guarantors and Norwest Bank Minnesota, National Association, as Trustee, with respect to the
                      Senior Subordinated Notes with Contingent Payments due 2009

    *4.02     --      Form of Indenture, dated as of             , 1998, among Jazz Casino Company, L.L.C., as Issuer, JCC
                      Holding Company, JCC Development Company, L.L.C., CP Development, L.L.C. and FP Development L.L.C.,
                      as Guarantors, and Norwest Bank Minnesota, National Association, as Trustee, with respect to the
                      Senior Subordinated Contingent Notes

    *4.03     --      Form of Notes Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating Company,
                      Inc. and Norwest Bank Minnesota, National Association, as Trustee, dated             , 1998

 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------
     4.04     --      Form of Indenture, dated as of             1998, among Jazz Casino Company, L.L.C., JCC Holding
                      Company and Norwest Bank Minnesota, National Association, as Trustee, with respect to the 8%
                      Convertible Junior Subordinated Debentures due 2009(9)

    *4.05     --      Form of Registration Rights Agreement among Jazz Casino Company, L.L.C., JCC Holding Company, Salomon
                      Smith Barney, Donaldson, Lufkin & Jenrette, BT Alex. Brown Incorporated and Bankers Trust Company,
                      dated             , 1998

    *4.06     --      Form of Registration Rights Agreement between JCC Holding Company and Harrah's Crescent City
                      Investment Company, dated             , 1998

    *4.07     --      Form of Warrant Agreement between JCC Holding Company and Harrah's Crescent City Investment Company,
                      dated             , 1998

    *4.08     --      Form of HET/JCC Agreement between Harrah's Entertainment, Inc., Harrah's Operating Company, Inc. and
                      Jazz Casino Company, L.L.C., dated             , 1998

    *4.09     --      Form of Intercreditor Agreement among Harrah's Entertainment, Inc., Harrah's Operating Company, Inc.,
                      Bankers Trust Company, as Administrative Agent, and Norwest Bank Minnesota, National Association, as
                      Trustee, dated             , 1998

    *4.10     --      Form of Credit Agreement among JCC Holding Company, Jazz Casino Company, L.L.C., and Bankers Trust
                      Company, as Administrative Agent, dated             , 1998

   *10.01     --      Form of Amended and Restated Lease Agreement between Rivergate Development Corporation, as Landlord, and Jazz Casino Company, L.L.C., as Tenant, and the City of New Orleans, as Intervenor, dated
                                  , 1998

   *10.02     --      Form of Amended and Restated General Development Agreement between Jazz Casino Company, L.L.C.,
                      Rivergate Development Corporation and the City of New Orleans, as Intervenor, dated             ,
                      1998

    10.03     --      Basin Street Casino Lease Termination Agreement between the City of New Orleans, the Rivergate
                      Development Corporation and Harrah's Jazz Company, dated January 15, 1997(3)

    10.04     --      Casino Operating Contract between the Louisiana Economic Development and Gaming Corporation and
                      Harrah's Jazz Company, dated March 14, 1994(10)

   *10.05     --      Form of Amended and Renegotiated Casino Operating Contract among the Louisiana Gaming Control Board,
                      Harrah's Jazz Company, and Jazz Casino Company, L.L.C., dated             , 1998

   *10.06     --      Form of Second Amended and Restated Management Agreement between Harrah's New Orleans Management
                      Company and Jazz Casino Company, L.L.C., dated             , 1998

   *10.07     --      Form of Second Floor Non-Gaming Sublease between Jazz Casino Company, L.L.C., as Sublessor, and JCC
                      Development Company, L.L.C., as Sublessee, dated             , 1998

   *10.08     --      Form of City/RDC Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating Company,
                      Inc., the Rivergate Development Corporation and the City of New Orleans, dated             , 1998

 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------
   *10.09     --      Form of LGCB Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating Company,
                      Inc., the State of Louisiana and the Louisiana Gaming Control Board, dated             , 1998

   *10.10     --      Form of Commitment for Owner's and Lender's Title Insurance Policies issued             , 1998 by
                      First American Title Company to Harrah's Jazz Company

   *10.11     --      Form of Amended and Restated Completion Loan Agreement among Jazz Casino Company, L.L.C., Harrah's
                      Entertainment, Inc. and Harrah's Operating Company, Inc., dated             , 1998

   *10.12     --      Form of Amended and Restated Construction Lien Indemnity Obligation Agreement between Jazz Casino
                      Company, L.L.C. and Harrah's Operating Company, Inc., dated             , 1998

   *10.13     --      Form of Bank Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating Company,
                      Inc. and the Bank Lenders, dated             , 1998

   *10.14     --      Form of Development Services Agreement between Jazz Casino Company, L.L.C., JCC Development Company,
                      L.L.C., CP Development, L.L.C., FP Development, L.L.C. and Harrah's Operating Company, Inc., dated
                                  , 1998

   *10.15     --      Form of Completion Guarantor Subordination Agreement among Jazz Casino Company, L.L.C., Harrah's
                      Entertainment, Inc. and Harrah's Operating Company, Inc., dated             , 1998

   *10.16     --      Form of Manager Subordination Agreement among Harrah's New Orleans Management Company and the
                      Rivergate Development Corporation, dated             , 1998

   *10.17     --      Form of Manager Subordination Agreement among Harrah's New Orleans Management Company and Bankers
                      Trust Company, dated             , 1998

   *10.18     --      Form of Manager Subordination Agreement among Jazz Casino Company, L.L.C., Harrah's New Orleans
                      Management Company, and Norwest Bank Minnesota, National Association, as Trustee, dated             ,
                      1998

   *10.19     --      Form of HET Subordinated Lender Subordination Agreement among Harrah's Entertainment, Inc., Harrah's
                      Operating Company, Inc. and Bankers Trust Company, as Administrative Agent under the Credit
                      Agreement, dated             , 1998

   *10.20     --      Form of Management Fee Guarantee Agreement among Harrah's Entertainment, Inc., Harrah's Operating
                      Company, Inc. and Jazz Casino Company, L.L.C., dated             , 1998

   *10.21     --      Form of Performance Bond among Jazz Casino Company, L.L.C. and Reliance Insurance Company and United
                      States Fidelity and Guarantee Company, as Sureties, dated             , 1998

   *10.22     --      Form of Licensing Agreement among Harrah's New Orleans Management Company and Harrah's Las Vegas,
                      Inc. dated             , 1998

    21.01     --      List of Subsidiaries of JCC Holding Company

    27.01     --      Financial Data Schedule(11)

    99.01     --      Opinion of New Orleans City Attorney regarding Home Rule Charter(12)

    99.02     --      Opinion of New Orleans City Attorney regarding Amusement Tax(12)

 EXHIBIT
   NO.                                                             DESCRIPTION
---------             -----------------------------------------------------------------------------------------------------
    99.03     --      Opinion of Richard P. Ieyoub, Louisiana State Attorney General, regarding the Powers of the Louisiana
                      Gaming Control Board(3)

    99.04     --      JORDAN VS. LOUISIANA GAMING CONTROL BOARD and MURPHY J. FOSTER AND BEAN VS. LOUISIANA GAMING CONTROL
                      BOARD AND RIVERGATE DEVELOPMENT CORPORATION, Nos. 98-C-1122, 98-C-1133 and 98-C-1134, (La. S. Ct.,
                      May 15, 1998)(13)

------------------------

+   Previously filed.

*   To be filed by amendment.

(1) Incorporated by reference to Harrah's Jazz Company Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-73370.

(2) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996, File No. 33-73370.

(3) Incorporated by reference to Harrah's Jazz Company Annual Report on Form 10-K for the year ended December 31, 1997, File No. 33-73370.

(4) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended March 30, 1997, filed May 15, 1997, File No. 33-73370.

(5) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997, File No. 33-73370.

(6) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed November 14, 1997, File No. 33-73370.

(7) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed May 15, 1998, File No. 33-73370.

(8) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998, File No. 33-73370.

(9) Incorporated by reference to the Form T-3 of the Jazz Casino company, L.L.C., filed December 16, 1997, File No. 022-22293.

(10) Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 of Harrah's Jazz Company and Harrah's Jazz Finance Corp., filed August 4, 1994, File No. 33-73370.

(11) Not required pursuant to Item 601(c)(1)(ii) of Regulation S-K.

(12) Incorporated by reference to Amendment No. 4 to the Registration Statement on Form S-1 of Harrah's Jazz Company and Harrah's Jazz Finance Corp., filed October 12, 1994, File No. 33-73370.

(13) Incorporated by reference to Harrah's Jazz Company Current Report on Form 8-K, filed May 19, 1998, File No. 33-73370.

                                     INDEX

    The following is an index of certain defined terms which are used in this Registration Statement on Form 10. The following index does not include those defined terms which are set forth in the financial statements included in this Registration Statement:

33 Act Registration Statement..........         112
3CP Property...........................           2
A Term Loan............................           5
Additional Class A Director............         107
Additional Class B Director............         108
Administrative Agent...................          75
Admission..............................          30
Affiliate..............................         113
Amended and Renegotiated Casino
  Operating Contract...................           4
Amended and Restated Construction Lien
  Indemnity Agreement..................          71
Amended Completion Loan Agreement......          68
Amended GDA............................          22
Amended Ground Lease...................           9
Amended Ground Lease Minimum
  Payments.............................          45
Amended Management Agreement...........          60
Amended Open Access Program and Plans..          35
Audubon Payment........................          46
B Term Loan............................           5
Bank Completion Guarantee..............          68
Bank Lenders...........................           5
Bank Lenders Subordination Agreement...          75
Bank Loans.............................           5
Bankruptcy Code........................           3
Bankruptcy Court.......................           3
Base Fee...............................          62
Basin Street Casino....................           2
Basin Street Casino Lease..............           5
Bean...................................          14
Beneficiaries..........................          20
Bondholders............................           4
Bondholders Class Action...............         102
Broadmoor Settlement Agreement.........           6
BTCo...................................           3
BTCo Credit Support Fee................          38
Carry Obligation Default...............          67
Carry Obligation Termination Date......          37
Carry Obligations......................          65
Casino.................................           1
Casino Construction....................           1
Casino Contracts.......................          32
Casino Development.....................          43
Casino Operating Contract..............           2
Casino Operating Contracts.............          77
Casino Premises........................          10
Centex.................................           6
Centex Settlement Agreement............           6
Change of Control......................         113
City...................................           1
City Lease.............................          34
City Payments..........................          46
Claims.................................          63
Class A Common Stock...................           4
Class A Directors......................          24
Class B Common Stock...................           4
Class B Directors......................          24
Class B Entities.......................         106
Class B Registration Rights
  Agreement............................         113
Class B Registration Statement.........         113
Cleanup Laws...........................           9
Closing Price..........................         113
COC Fiscal Year........................          54
Common Stock...........................           4
Company................................           1
Competing Casinos......................          33
Completion Guarantees..................          20
Completion Guarantors..................          20
Completion Loans.......................          68
Completion Obligation Default..........          67
Completion Obligations.................          65
Conflicted Entity......................         114
Consolidated EBITDA....................          41
Contingent Payment Measurement Amount..          41
Continuing Directors...................          63
Controlled Affiliate...................         114
Conversion Price.......................          40
Convertible Junior Subordinated
  Debentures...........................           5
CP Development.........................           1
Credit Agreement.......................          37
Cure Event.............................         114
Cure Period............................          76
Current Market Price...................          40
Debtors................................          18
Deferral Amount........................          62
Development Entities...................           1
Development Properties.................          23
Development Services...................          74

Development Services Agreement.........          74
Disqualified Holder....................         114
DLJ....................................           5
Effective Date.........................           1
Excluded Transactions..................         114
Excusable Temporary Cessation of
  Operations...........................          72
Extraordinary Flip Event...............         115
Fair Market Value......................         115
Favored Beneficiary....................          68
Finance Corp...........................           3
First American.........................          10
First American Settlement Agreement....          11
Fixed Interest.........................          41
Flip Event.............................         115
FNBC...................................           5
Force Majeure..........................          20
FP Development.........................           1
Froelich...............................         100
Fulton Property........................           2
Gaming Act.............................           1
Gaming Collateral......................          81
General Development Agreement..........           2
Grand Palais...........................           2
Grand Palais Family Members............         105
Grand Palais Shareholders..............         105
Gross Gaming Payments..................          45
Gross Gaming Percentage Amount.........          45
Gross Gaming Revenue Share Payments....          53
Gross Non-Gaming Payments..............          46
Ground Lease...........................           2
Harrah's Entities......................         105
Harrah's S&RP..........................          52
HCCIC..................................           4
Hemmeter...............................         100
HET....................................           2
HET interest rate......................          37
HET Loan Guaranty......................          38
HET or Manager Related Events..........         116
HET Warrant............................           5
HET/JCC Agreement......................          18
HJC....................................           1
HNOIC..................................           2
HOCI...................................           2
House Bank.............................          51
Impositions............................          53
Incentive Fee..........................          62
Indemnity Obligations..................          71
Indentures.............................          28
Initial Bonds..........................          44
Initial Casino Facilities..............           1
Initial Costs..........................          57
Initial Financing......................           2
Initial Payment........................          53
Intercreditor Agreement................          75
IRS....................................          30
JCC....................................           1
JCC Credit Support Fee.................          38
JCC Development........................           1
JCC Entities...........................           1
JCC Holding............................           1
JCC S&RP...............................          52
Jordan.................................          14
Junior Subordinated Credit Facility....           5
Key Casino Personnel...................          63
Landmarks Litigation...................          98
LEDGC..................................           2
LGCB...................................           1
LGCB Completion Guarantee..............          68
Local Option Election..................          12
Major Condemnation.....................          51
Management Fees........................          62
Manager................................           2
Manager Subordination Agreement (RDC/
  City)................................          51
Manager Subordination Agreements.......          75
MAR Exercise Notice....................          46
MAR Payment............................          46
Master Plan............................           1
McCall Claimants.......................          97
McCall Litigation......................          96
McCall Settlement Agreement............          97
Minimum Market Value...................         116
Minimum Payment Default................          54
Minimum Payment Guarantors.............          18
Minimum Payment Guaranty...............          18
Minimum Payments.......................          54
National Commission....................          17
Net Market Appreciation................          46
New Contingent Notes...................           5
New Equity Investment..................           4
New Notes..............................           5
NOLDC..................................           2
NOLDC Family Members...................         106
NOLDC Shareholders.....................         106
Non-Qualified Person...................          64
Notes..................................           5
Notes Completion Guarantee.............          68
Notes Obligations......................          75
Notes Subordination Agreement..........          75
Old Bank Credit Facilities.............           2
Old Bonds..............................           2

Open Access Program and Plans..........           2
Opening Date...........................           7
OTB....................................           9
Other Beneficiaries....................          68
Participating Banks....................          40
Partners...............................           2
PCB....................................          10
Permits................................          43
Permitted Amendment....................          55
Permitted Riverboat....................          55
Person.................................         116
Petition Date..........................           3
Plan of Reorganization.................           3
Poirier................................          99
Poydras Street Support Facility........          21
Poydras Tunnel Area....................           1
Pre-Opening Date Rent..................          45
Preferential re-employment.............         100
Preservation Obligation Default........          67
Preservation Obligations...............          66
Proponents.............................           3
Qualified Person.......................         116
Qualified Purchaser....................          64
RDC....................................           1
RDC Completion Guarantee...............          68
Receiver...............................          75
Redemption Date........................         116
Redemption Securities..................         116
Registrant.............................           1
Release Pool...........................         103
Rent...................................          45
Residency Requirement..................          98
Riverboat Act..........................           8
Rivergate..............................           1
Rules and Regulations..................           1
Salomon................................           5
School Board Payment...................          46
Second Floor Shell Construction........           1
Second Floor Sublease..................          69
Semiannual Period......................          41
Senior Indebtedness....................          75
Senior Permitted Refinancings..........          39
Senior Subordinated Permitted
  Refinancings.........................          39
Significant Transactions...............         116
Site Reactivation Date.................          44
SOP 90-7...............................          24
Speedy Arbitration.....................         117
State..................................           4
Subordinated Obligations...............          75
Subordination Beneficiaries............          75
Subsidiary.............................         117
Succession Date........................          75
Surety Bond............................          21
Swody..................................          99
Term Loans.............................           5
Termination Agreement..................          70
Termination Date.......................          75
Termination Event......................          59
Termination Fee........................          64
Termination Notice.....................          75
Termination of Construction Date.......          66
Tranche A-1............................          37
Tranche A-2............................          37
Tranche A-3............................          37
Tranche B-1............................          37
Tranche B-2............................          37
Transfer...............................         117
Transition Date........................         117
Transition Period......................          51
Trustee................................          41
Tucker Litigation......................          98
Unclassified Common Stock..............         105
Underwriters...........................          40
VDPs...................................           9
WARN Act Claimants.....................         100
Working Capital Facility...............           5
Working Capital Facility Maximum
  Amount...............................          66
Zoning Ordinance.......................          23

                                   SIGNATURES

    Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                JCC HOLDING COMPANY

                                By:           /s/ FREDERICK W. BURFORD
                                     -----------------------------------------

                                                              Title:  President
                                     ------------------------------------------

Date September 25, 1998

                                 EXHIBIT INDEX

                                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                                          NUMBERED
   NO.                                                      DESCRIPTION                                             PAGE
---------             ----------------------------------------------------------------------------------------  -------------

     2.01     --      Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code of Harrah's Jazz
                      Company, Harrah's Jazz Finance Corp. and Harrah's New Orleans Investment Company
                      (collectively "Debtors"), dated April 3, 1996(1)

     2.02     --      First Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated
                      June 17, 1996(2)

     2.03     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated
                      February 26, 1997(3)

     2.04     --      Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as
                      Modified and Confirmed, dated as of February 26, 1997(4)

     2.05     --      Third Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as
                      Modified Pre- and Post-Confirmation, dated as of July 24, 1997(5)

     2.06     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as
                      Modified Through November 14, 1997, dated November 14, 1997(6)

     2.07     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as
                      Modified Through January 29, 1998, dated January 29, 1998(3)

     2.08     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as
                      Modified Through April 6, 1998(7)

     2.09     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as
                      Modified Through August 12, 1998(8)

     2.10     --      Third Amended Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code as
                      Modified Through September 3, 1998

    +3.01     --      Certificate of Incorporation of JCC Holding Company

    *3.02     --      Form of Restated Certificate of Incorporation of JCC Holding Company

    +3.03     --      Bylaws of JCC Holding Company

     3.04     --      Amended and Restated Bylaws of JCC Holding Company

    *3.05     --      Form of Second Amended and Restated Bylaws of JCC Holding Company

    *4.01     --      Form of Indenture, dated as of             , 1998, among Jazz Casino Company, L.L.C., as
                      Issuer, JCC Holding Company, JCC Development Company, L.L.C., CP Development, L.L.C. and
                      FP Development L.L.C., as Guarantors and Norwest Bank Minnesota, National Association,
                      as Trustee, with respect to the Senior Subordinated Notes with Contingent Payments due
                      2009

    *4.02     --      Form of Indenture, dated as of             , 1998, among Jazz Casino Company, L.L.C., as
                      Issuer, JCC Holding Company, JCC Development Company, L.L.C., CP Development, L.L.C. and
                      FP Development L.L.C., as Guarantors, and Norwest Bank Minnesota, National Association,
                      as Trustee, with respect to the Senior Subordinated Contingent Notes

                                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                                          NUMBERED
   NO.                                                      DESCRIPTION                                             PAGE
---------             ----------------------------------------------------------------------------------------  -------------
    *4.03     --      Form of Notes Completion Guarantee among Harrah's Entertainment, Inc., Harrah's
                      Operating Company, Inc. and Norwest Bank Minnesota, National Association, as Trustee,
                      dated             , 1998

     4.04     --      Form of Indenture, dated as of             1998, among Jazz Casino Company, L.L.C., JCC
                      Holding Company and Norwest Bank Minnesota, National Association, as Trustee, with respect to the 8% Convertible Junior Subordinated Debentures due 2009(9)

    *4.05     --      Form of Registration Rights Agreement among Jazz Casino Company, L.L.C., JCC Holding
                      Company, Salomon Smith Barney, Donaldson, Lufkin & Jenrette, BT Alex. Brown Incorporated
                      and Bankers Trust Company, dated             , 1998

    *4.06     --      Form of Registration Rights Agreement between JCC Holding Company and Harrah's Crescent
                      City Investment Company, dated             , 1998

    *4.07     --      Form of Warrant Agreement between JCC Holding Company and Harrah's Crescent City
                      Investment Company, dated             , 1998

    *4.08     --      Form of HET/JCC Agreement between Harrah's Entertainment, Inc., Harrah's Operating
                      Company, Inc. and Jazz Casino Company, L.L.C., dated             , 1998

    *4.09     --      Form of Intercreditor Agreement among Harrah's Entertainment, Inc., Harrah's Operating
                      Company, Inc., Bankers Trust Company, as Administrative Agent, and Norwest Bank
                      Minnesota, National Association, as Trustee, dated             , 1998

    *4.10     --      Form of Credit Agreement among JCC Holding Company, Jazz Casino Company, L.L.C., and
                      Bankers Trust Company, as Administrative Agent, dated             , 1998

   *10.01     --      Form of Amended and Restated Lease Agreement between Rivergate Development Corporation, as Landlord, and Jazz Casino Company, L.L.C., as Tenant, and the City of New Orleans, as
                      Intervenor, dated             , 1998

   *10.02     --      Form of Amended and Restated General Development Agreement between Jazz Casino Company,
                      L.L.C., Rivergate Development Corporation and the City of New Orleans, as Intervenor,
                      dated             , 1998

    10.03     --      Basin Street Casino Lease Termination Agreement between the City of New Orleans, the
                      Rivergate Development Corporation and Harrah's Jazz Company, dated January 15, 1997(3)

    10.04     --      Casino Operating Contract between the Louisiana Economic Development and Gaming
                      Corporation and Harrah's Jazz Company, dated March 14, 1994(10)

   *10.05     --      Form of Amended and Renegotiated Casino Operating Contract among the Louisiana Gaming
                      Control Board, Harrah's Jazz Company, and Jazz Casino Company, L.L.C., dated
                                  , 1998

   *10.06     --      Form of Second Amended and Restated Management Agreement between Harrah's New Orleans
                      Management Company and Jazz Casino Company, L.L.C., dated             , 1998

                                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                                          NUMBERED
   NO.                                                      DESCRIPTION                                             PAGE
---------             ----------------------------------------------------------------------------------------  -------------
   *10.07     --      Form of Second Floor Non-Gaming Sublease between Jazz Casino Company, L.L.C., as
                      Sublessor, and JCC Development Company, L.L.C., as Sublessee, dated             , 1998

   *10.08     --      Form of City/RDC Completion Guarantee among Harrah's Entertainment, Inc., Harrah's
                      Operating Company, Inc., the Rivergate Development Corporation and the City of New
                      Orleans, dated             , 1998

   *10.09     --      Form of LGCB Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating
                      Company, Inc., the State of Louisiana and the Louisiana Gaming Control Board, dated
                                  , 1998

   *10.10     --      Form of Commitment for Owner's and Lender's Title Insurance Policies issued
                                  , 1998 by First American Title Company to Harrah's Jazz Company

   *10.11     --      Form of Amended and Restated Completion Loan Agreement among Jazz Casino Company,
                      L.L.C., Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc., dated
                                  , 1998

   *10.12     --      Form of Amended and Restated Construction Lien Indemnity Obligation Agreement between
                      Jazz Casino Company, L.L.C. and Harrah's Operating Company, Inc., dated             ,
                      1998

   *10.13     --      Form of Bank Completion Guarantee among Harrah's Entertainment, Inc., Harrah's Operating
                      Company, Inc. and the Bank Lenders, dated             , 1998

   *10.14     --      Form of Development Services Agreement between Jazz Casino Company, L.L.C., JCC
                      Development Company, L.L.C., CP Development, L.L.C., FP Development, L.L.C. and Harrah's
                      Operating Company, Inc., dated             , 1998

   *10.15     --      Form of Completion Guarantor Subordination Agreement among Jazz Casino Company, L.L.C.,
                      Harrah's Entertainment, Inc. and Harrah's Operating Company, Inc., dated             ,
                      1998

   *10.16     --      Form of Manager Subordination Agreement among Harrah's New Orleans Management Company
                      and the Rivergate Development Corporation, dated             , 1998

   *10.17     --      Form of Manager Subordination Agreement among Harrah's New Orleans Management Company
                      and Bankers Trust Company, dated             , 1998

   *10.18     --      Form of Manager Subordination Agreement among Jazz Casino Company, L.L.C., Harrah's New
                      Orleans Management Company, and Norwest Bank Minnesota, National Association, as
                      Trustee, dated             , 1998

   *10.19     --      Form of HET Subordinated Lender Subordination Agreement among Harrah's Entertainment,
                      Inc., Harrah's Operating Company, Inc. and Bankers Trust Company, as Administrative
                      Agent under the Credit Agreement, dated             , 1998

   *10.20     --      Form of Management Fee Guarantee Agreement among Harrah's Entertainment, Inc., Harrah's
                      Operating Company, Inc. and Jazz Casino Company, L.L.C., dated             , 1998

                                                                                                                SEQUENTIALLY
 EXHIBIT                                                                                                          NUMBERED
   NO.                                                      DESCRIPTION                                             PAGE
---------             ----------------------------------------------------------------------------------------  -------------
   *10.21     --      Form of Performance Bond among Jazz Casino Company, L.L.C. and Reliance Insurance
                      Company and United States Fidelity and Guarantee Company, as Sureties, dated
                                  , 1998

   *10.22     --      Form of Licensing Agreement among Harrah's New Orleans Management Company and Harrah's
                      Las Vegas, Inc. dated             , 1998

    21.01     --      List of Subsidiaries of JCC Holding Company

    27.01     --      Financial Data Schedule(11)

    99.01     --      Opinion of New Orleans City Attorney regarding Home Rule Charter(12)

    99.02     --      Opinion of New Orleans City Attorney regarding Amusement Tax(12)

    99.03     --      Opinion of Richard P. Ieyoub, Louisiana State Attorney General, regarding the Powers of the Louisiana Gaming Control Board(3)

    99.04     --      JORDAN VS. LOUISIANA GAMING CONTROL BOARD and MURPHY J. FOSTER AND BEAN VS. LOUISIANA
                      GAMING CONTROL BOARD AND RIVERGATE DEVELOPMENT CORPORATION, Nos. 98-C-1122, 98-C-1133
                      and 98-C-1134, (La. S. Ct., May 15, 1998)(13)

------------------------

+   Previously filed.

*   To be filed by amendment.

(1) Incorporated by reference to Harrah's Jazz Company Annual Report on Form 10-K for the year ended December 31, 1995, File No. 33-73370.

(2) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed August 14, 1996, File No. 33-73370.

(3) Incorporated by reference to Harrah's Jazz Company Annual Report on Form 10-K for the year ended December 31, 1997, File No. 33-73370.

(4) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended March 30, 1997, filed May 15, 1997, File No. 33-73370.

(5) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed August 14, 1997, File No. 33-73370.

(6) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended September 30, 1997, filed November 14, 1997, File No. 33-73370.

(7) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed May 15, 1998, File No. 33-73370.

(8) Incorporated by reference to Harrah's Jazz Company Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, filed August 14, 1998, File No. 33-73370.

(9) Incorporated by reference to the Form T-3 of the Jazz Casino company, L.L.C., filed December 16, 1997, File No. 022-22293.

(10) Incorporated by reference to Amendment No. 3 to the Registration Statement on Form S-1 of Harrah's Jazz Company and Harrah's Jazz Finance Corp., filed August 4, 1994, File No. 33-73370.

(11) Not required pursuant to Item 601(c)(1)(ii) of Regulation S-K.

(12) Incorporated by reference to Amendment No. 4 to the Registration Statement on Form S-1 of Harrah's Jazz Company and Harrah's Jazz Finance Corp., filed October 12, 1994, File No. 33-73370.

(13) Incorporated by reference to Harrah's Jazz Company Current Report on Form 8-K, filed May 19, 1998, File No. 33-73370.